Registration No.  333-152427
                                           1940 Act No. 811-05903

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                   Amendment No. 2 to Form S-6

 FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933 OF SECURITIES
       OF UNIT INVESTMENT TRUSTS REGISTERED ON FORM N-8B-2

A.   Exact name of trust:

                             FT 1812

B.   Name of depositor:

                     FIRST TRUST PORTFOLIOS L.P.

C.   Complete address of depositor's principal executive offices:

                      1001 Warrenville Road
                     Lisle, Illinois  60532

D.        Name and complete address of agents for service:

                                           Copy to:
     JAMES A. BOWEN                        ERIC F. FESS
     c/o First Trust Portfolios L.P.       c/o Chapman and Cutler LLP
     1001 Warrenville Road                 111 West Monroe Street
     Lisle, Illinois  60532                Chicago, Illinois 60603

E.   Title of Securities Being Registered:

     An indefinite number of Units pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended


F.   Approximate date of proposed sale to public:

     As soon as practicable after the effective date of the Registration Statement.

|XXX|Check box if it is proposed that this filing will become effective on September 30, 2008 at 2:00 p.m. pursuant to Rule 487.

                ________________________________



                 Dow(R) Target 5 4Q '08 - Term 12/31/09
                European Target 30 4Q '08 - Term 12/31/09
                 Global Target 15 4Q '08 - Term 12/31/09
               MSCI EAFE Target 20 4Q '08 - Term 12/31/09
               Nasdaq(R)  Target 15 4Q '08 - Term 12/31/09
             NYSE(R) Intl. Target 25 4Q '08 - Term 12/31/09
                  S&P Target 24 4Q '08 - Term 12/31/09
                S&P Target SMid 60 4Q '08 - Term 12/31/09
                   Target 50/50 4Q '08 - Term 12/31/09
                Target Divsd. Dvd. 4Q '08 - Term 12/31/09
             Target Dvd. Multi-Strat. 4Q '08 - Term 12/31/09
                  Target Growth 4Q '08 - Term 12/31/09
             Target Long-Term Growth 4Q '08 - Term 12/31/09
                 Target Mega-Cap 4Q '08 - Term 12/31/09
                 Target Small-Cap 4Q '08 - Term 12/31/09
              Target VIP Cons. Eqty. 4Q '08 - Term 12/31/09
          Value Line(R) Divsd. Target 40 4Q '08 - Term 12/31/09

                                 FT 1812

FT 1812 is a series of a unit investment trust, the FT Series. FT 1812 consists of 17 separate portfolios listed above (each, a "Trust," and collectively, the "Trusts"). Each Trust invests in a portfolio of common stocks ("Securities") selected by applying a specialized strategy. The objective of each Trust is to provide the potential for an above-average total return.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                 FIRST TRUST (R)

                                 1-800-621-1675


            The date of this prospectus is September 30, 2008

                                Table of Contents

Summary of Essential Information                                    3
Fee Table                                                           9
Report of Independent Registered Public Accounting Firm            13
Statements of Net Assets                                           14
Schedules of Investments                                           20
The FT Series                                                      47
Portfolios                                                         49
Risk Factors                                                       58
Hypothetical Performance Information                               61
Public Offering                                                    67
Distribution of Units                                              69
The Sponsor's Profits                                              71
The Secondary Market                                               71
How We Purchase Units                                              71
Expenses and Charges                                               71
Tax Status                                                         72
Retirement Plans                                                   75
Rights of Unit Holders                                             75
Income and Capital Distributions                                   76
Redeeming Your Units                                               77
Investing in a New Trust                                           78
Removing Securities from a Trust                                   78
Amending or Terminating the Indenture                              79
Information on the Sponsor, Trustee,
   FTPS Unit Servicing Agent and Evaluator                         79
Other Information                                                  81

                     Summary of Essential Information

                                 FT 1812


                    At the Opening of Business on the
               Initial Date of Deposit-September 30, 2008


                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon
 FTPS Unit Servicing Agent:   FTP Services LLC
                 Evaluator:   First Trust Advisors L.P.

                                                                The Dow(R)       European         Global           MSCI EAFE
                                                                Target 5         Target 30        Target 15        Target 20
                                                                Portfolio, 4th   Portfolio, 4th   Portfolio, 4th   Portfolio, 4th
                                                                Quarter 2008     Quarter 2008     Quarter 2008     Quarter 2008
                                                                Series           Series           Series           Series
                                                                ______________   ______________   ______________   ______________
Initial Number of Units (1)                                          15,599           46,443           16,804           41,603
Fractional Undivided Interest in the Trust per Unit (1)            1/15,599         1/46,443         1/16,804         1/41,603
Public Offering Price:
Public Offering Price per Unit (2)                               $   10.000       $   10.000       $   10.000       $   10.000
   Less Initial Sales Charge per Unit (3)                             (.100)           (.100)           (.100)           (.100)
                                                                 __________       __________       __________       __________
Aggregate Offering Price Evaluation of Securities per Unit (4)        9.900            9.900            9.900            9.900
   Less Deferred Sales Charge per Unit (3)                            (.145)           (.145)           (.145)           (.145)
                                                                 __________       __________       __________       __________
Redemption Price per Unit (5)                                         9.755            9.755            9.755            9.755
    Less Creation and Development Fee per Unit (3)(5)                 (.050)           (.050)           (.050)           (.050)
    Less Organization Costs per Unit (5)                              (.029)           (.029)           (.019)           (.029)
                                                                 __________       __________       __________       __________
Net Asset Value per Unit                                         $    9.676       $    9.676       $    9.686       $    9.676
                                                                 ==========       ==========       ==========       ==========
Estimated Net Annual Distribution per Unit (6)                   $    .5589       $    .4848       $    .5943       $    .3718
Cash CUSIP Number                                                30275M 106       30275M 155       30275M 205       30275M 254
Reinvestment CUSIP Number                                        30275M 114       30275M 163       30275M 213       30275M 262
Fee Accounts Cash CUSIP Number                                   30275M 122       30275M 171       30275M 221       30275M 270
Fee Accounts Reinvestment CUSIP Number                           30275M 130       30275M 189       30275M 239       30275M 288
FTPS CUSIP Number                                                30275M 148       30275M 197       30275M 247       30275M 296
Security Code                                                        052406           052410           052611           052414
Ticker Symbol                                                        FFIVEX           FEUPEX           FGLDMX           FMSCQX

First Settlement Date                                        October 3, 2008
Mandatory Termination Date (7)                               December 31, 2009
Rollover Notification Date (8)                               December 15, 2009
Special Redemption and Liquidation Period (8)                December 15, 2009 to December 31, 2009
Distribution Record Date                                     Tenth day of each month, commencing October 10, 2008.
Distribution Date (6)                                        Twenty-fifth day of each month, commencing October 25, 2008.

____________

See "Notes to Summary of Essential Information" on page 8.

                        Summary of Essential Information

                                 FT 1812


                    At the Opening of Business on the
               Initial Date of Deposit-September 30, 2008


                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon
 FTPS Unit Servicing Agent:   FTP Services LLC
                 Evaluator:   First Trust Advisors L.P.


                                                                                  NYSE (R)
                                                                 The Nasdaq (R)   International    The S&P          S&P
                                                                 Target 15        Target 25        Target 24        Target SMid 60
                                                                 Portfolio, 4th   Portfolio, 4th   Portfolio, 4th   Portfolio, 4th
                                                                 Quarter 2008     Quarter 2008     Quarter 2008     Quarter 2008
                                                                 Series           Series           Series           Series
                                                                 ______________   ______________   ______________   ______________
Initial Number of Units (1)                                          15,874           14,145           17,920           15,978
Fractional Undivided Interest in the Trust per Unit (1)            1/15,874         1/14,145         1/17,920         1/15,978
Public Offering Price:
Public Offering Price per Unit (2)                               $   10.000       $   10.000       $   10.000       $   10.000
   Less Initial Sales Charge per Unit (3)                             (.100)           (.100)           (.100)           (.100)
                                                                 __________       __________       __________       __________
Aggregate Offering Price Evaluation of Securities per Unit (4)        9.900            9.900            9.900            9.900
   Less Deferred Sales Charge per Unit (3)                            (.145)           (.145)           (.145)           (.145)
                                                                 __________       __________       __________       __________
Redemption Price per Unit (5)                                         9.755            9.755            9.755            9.755
    Less Creation and Development Fee per Unit (3)(5)                 (.050)           (.050)           (.050)           (.050)
    Less Organization Costs per Unit (5)                              (.029)           (.016)           (.029)           (.029)
                                                                 __________       __________       __________       __________
Net Asset Value per Unit                                         $    9.676       $    9.689       $    9.676       $    9.676
                                                                 ==========       ==========       ==========       ==========
Estimated Net Annual Distribution per Unit (6)                   $    .0172       $    .5289       $    .1314       $    .1358
Cash CUSIP Number                                                30275M 304       30275M 353       30275M 403       30275M 452
Reinvestment CUSIP Number                                        30275M 312       30275M 361       30275M 411       30275M 460
Fee Accounts Cash CUSIP Number                                   30275M 320       30275M 379       30275M 429       30275M 478
Fee Accounts Reinvestment CUSIP Number                           30275M 338       30275M 387       30275M 437       30275M 486
FTPS CUSIP Number                                                30275M 346       30275M 395       30275M 445       30275M 494
Security Code                                                        052522           052526           052530           052621
Ticker Symbol                                                        FNAQBX           FTINLX           FTWMSX           FSIXLX

First Settlement Date                                        October 3, 2008
Mandatory Termination Date (7)                               December 31, 2009
Rollover Notification Date (8)                               December 15, 2009
Special Redemption and Liquidation Period (8)                December 15, 2009 to December 31, 2009
Distribution Record Date                                     Tenth day of each month, commencing October 10, 2008.
Distribution Date (6)                                        Twenty-fifth day of each month, commencing October 25, 2008.

____________

See "Notes to Summary of Essential Information" on page 8.

                        Summary of Essential Information

                                 FT 1812



                    At the Opening of Business on the
               Initial Date of Deposit-September 30, 2008


                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon
 FTPS Unit Servicing Agent:   FTP Services LLC
                 Evaluator:   First Trust Advisors L.P.

                                                                                  Target           Target
                                                                                  Diversified      Dividend
                                                                 Target 50/50     Dividend         Multi-Strategy   Target Growth
                                                                 Portfolio, 4th   Portfolio, 4th   Portfolio, 4th   Portfolio, 4th
                                                                 Quarter 2008     Quarter 2008     Quarter 2008     Quarter 2008
                                                                 Series           Series           Series           Series
                                                                 ______________   ______________   _______________  ______________
Initial Number of Units (1)                                          39,679           14,377           47,896           14,383
Fractional Undivided Interest in the Trust per Unit (1)            1/39,679         1/14,377         1/47,896         1/14,383
Public Offering Price:
Public Offering Price per Unit (2)                               $   10.000       $   10.000       $   10.000       $   10.000
   Less Initial Sales Charge per Unit (3)                             (.100)           (.100)           (.100)           (.100)
                                                                 __________       __________       __________       __________
Aggregate Offering Price Evaluation of Securities per Unit (4)        9.900            9.900            9.900            9.900
   Less Deferred Sales Charge per Unit (3)                            (.145)           (.145)           (.145)           (.145)
                                                                 __________       __________       __________       __________
Redemption Price per Unit (5)                                         9.755            9.755            9.755            9.755
    Less Creation and Development Fee per Unit (3)(5)                 (.050)           (.050)           (.050)           (.050)
    Less Organization Costs per Unit (5)                              (.016)           (.021)           (.029)           (.029)
                                                                 __________       __________       __________       __________
Net Asset Value per Unit                                         $    9.689       $    9.684       $    9.676       $    9.676
                                                                 ==========       ==========       ==========       ==========
Estimated Net Annual Distribution per Unit (6)                   $    .3180       $    .4917       $    .5600       $    .1134
Cash CUSIP Number                                                30275M 502       30275M 551       30275M 601       30275M 650
Reinvestment CUSIP Number                                        30275M 510       30275M 569       30275M 619       30275M 668
Fee Accounts Cash CUSIP Number                                   30275M 528       30275M 577       30275M 627       30275M 676
Fee Accounts Reinvestment CUSIP Number                           30275M 536       30275M 585       30275M 635       30275M 684
FTPS CUSIP Number                                                30275M 544       30275M 593       30275M 643       30275M 692
Security Code                                                        052418           052422           052627           052426
Ticker Symbol                                                        FTFYOX           FDISVX           FTMSKX           FGROQX

First Settlement Date                                         October 3, 2008
Mandatory Termination Date (7)                                December 31, 2009
Rollover Notification Date (8)                                December 15, 2009
Special Redemption and Liquidation Period (8)                 December 15, 2009 to December 31, 2009
Distribution Record Date                                      Tenth day of each month, commencing October 10, 2008.
Distribution Date (6)                                         Twenty-fifth day of each month, commencing October 25, 2008.

____________

See "Notes to Summary of Essential Information" on page 8.

                        Summary of Essential Information

                                 FT 1812


                    At the Opening of Business on the
               Initial Date of Deposit-September 30, 2008


                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon
 FTPS Unit Servicing Agent:   FTP Services LLC
                 Evaluator:   First Trust Advisors L.P.

                                                                           Target Long-Term  Target
                                                                           Growth            Mega-Cap         Target Small-Cap
                                                                           Portfolio, 4th    Portfolio, 4th   Portfolio, 4th
                                                                           Quarter 2008      Quarter 2008     Quarter 2008
                                                                           Series            Series           Series
                                                                           ________________  ______________  _________________
Initial Number of Units (1)                                                   45,147             40,388           17,099
Fractional Undivided Interest in the Trust per Unit (1)                     1/45,147           1/40,388         1/17,099
Public Offering Price:
Public Offering Price per Unit (2)                                         $   10.000         $  10.000       $   10.000
   Less Initial Sales Charge per Unit (3)                                       (.100)            (.100)           (.100)
                                                                           __________        __________       __________
Aggregate Offering Price Evaluation of Securities per Unit (4)                  9.900             9.900            9.900
   Less Deferred Sales Charge per Unit (3)                                      (.145)            (.145)           (.145)
                                                                           __________        __________       __________
Redemption Price per Unit (5)                                                   9.755             9.755            9.755
    Less Creation and Development Fee per Unit (3)(5)                           (.050)            (.050)           (.050)
    Less Organization Costs per Unit (5)                                        (.029)            (.029)           (.029)
                                                                           __________        __________       __________
Net Asset Value per Unit                                                   $    9.676        $    9.676       $    9.676
                                                                           ==========        ==========       ==========
Estimated Net Annual Distribution per Unit (6)                             $    .1835        $    .1675       $    .0191
Cash CUSIP Number                                                          30275N 104        30275N 153       30275N 203
Reinvestment CUSIP Number                                                  30275N 112        30275N 161       30275N 211
Fee Accounts Cash CUSIP Number                                             30275N 120        30275N 179       30275N 229
Fee Accounts Reinvestment CUSIP Number                                     30275N 138        30275N 187       30275N 237
FTPS CUSIP Number                                                          30275N 146        30275N 195       30275N 245
Security Code                                                                  052395            052430           052633
Ticker Symbol                                                                  FLTGRX            FMGCQX           FSLRNX

First Settlement Date                                         October 3, 2008
Mandatory Termination Date (7)                                December 31, 2009
Rollover Notification Date (8)                                December 15, 2009
Special Redemption and Liquidation Period (8)                 December 15, 2009 to December 31, 2009
Distribution Record Date                                      Tenth day of each month, commencing October 10, 2008.
Distribution Date (6)                                         Twenty-fifth day of each month, commencing October 25, 2008.

____________

See "Notes to Summary of Essential Information" on page 8.

                        Summary of Essential Information

                                 FT 1812


                    At the Opening of Business on the
               Initial Date of Deposit-September 30, 2008



                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon
 FTPS Unit Servicing Agent:   FTP Services LLC
                 Evaluator:   First Trust Advisors L.P.


                                                                                  Target VIP           Value Line(R)
                                                                                  Conservative Equity  Diversified Target 40
                                                                                  Portfolio, 4th       Portfolio, 4th
                                                                                  Quarter 2008 Series  Quarter 2008 Series
                                                                                  ___________________  _____________________
Initial Number of Units (1)                                                            41,521              15,197
Fractional Undivided Interest in the Trust per Unit (1)                              1/41,521            1/15,197
Public Offering Price:
Public Offering Price per Unit (2)                                                $    10.000          $   10.000
   Less Initial Sales Charge per Unit (3)                                               (.100)              (.100)
                                                                                  ___________          __________
Aggregate Offering Price Evaluation of Securities per Unit (4)                          9.900               9.900
   Less Deferred Sales Charge per Unit (3)                                              (.145)              (.145)
                                                                                  ___________          __________
Redemption Price per Unit (5)                                                           9.755               9.755
    Less Creation and Development Fee per Unit (3)(5)                                   (.050)              (.050)
    Less Organization Costs per Unit (5)                                                (.029)              (.029)
                                                                                  ___________          __________
Net Asset Value per Unit                                                          $     9.676          $    9.676
                                                                                  ===========          ==========
Estimated Net Annual Distribution per Unit (6)                                    $     .2380          $    .0595
Cash CUSIP Number                                                                  30275N 252          30275N 302
Reinvestment CUSIP Number                                                          30275N 260          30275N 310
Fee Accounts Cash CUSIP Number                                                     30275N 278          30275N 328
Fee Accounts Reinvestment CUSIP Number                                             30275N 286          30275N 336
FTPS CUSIP Number                                                                  30275N 294          30275N 344
Security Code                                                                          052672              052638
Ticker Symbol                                                                          FCEQTX              FDFYRX

First Settlement Date                                         October 3, 2008
Mandatory Termination Date (7)                                December 31, 2009
Rollover Notification Date (8)                                December 15, 2009
Special Redemption and Liquidation Period (8)                 December 15, 2009 to December 31, 2009
Distribution Record Date                                      Tenth day of each month, commencing October 10, 2008.
Distribution Date (6)                                         Twenty-fifth day of each month, commencing October 25, 2008.

____________

See "Notes to Summary of Essential Information" on page 8.

Page 7


                NOTES TO SUMMARY OF ESSENTIAL INFORMATION

(1) As of the close of business on October 1, 2008, we may adjust the number of Units of a Trust so that the Public Offering Price per Unit will equal approximately $10.00. If we make such an adjustment, the fractional undivided interest per Unit will vary from the amounts indicated above.

(2) The Public Offering Price shown above reflects the value of the Securities on the business day prior to the Initial Date of Deposit. No investor will purchase Units at this price. The price you pay for your Units will be based on their valuation at the Evaluation Time on the date you purchase your Units. On the Initial Date of Deposit, the Public Offering Price per Unit will not include any accumulated dividends on the Securities. After this date, a pro rata share of any accumulated dividends on the Securities will be included.

(3) You will pay a maximum sales charge of 2.95% of the Public Offering Price per Unit (equivalent to 2.98% of the net amount invested) which consists of an initial sales charge, a deferred sales charge and a creation and development fee. The sales charges are described in the "Fee Table."

(4) Each listed Security is valued at its last closing sale price on the relevant stock exchange at the Evaluation Time on the business day prior to the Initial Date of Deposit. If a Security is not listed, or if no closing sale price exists, it is generally valued at its closing ask price on such date. See "Public Offering-The Value of the Securities." The value of foreign Securities trading in non-U.S. currencies is determined by converting the value of such Securities to their U.S. dollar equivalent based on the currency exchange rate for the currency in which a Security is generally denominated at the Evaluation Time on the business day prior to the Initial Date of Deposit. Evaluations for purposes of determining the purchase, sale or redemption price of Units are made as of the close of trading on the New York Stock Exchange ("NYSE") (generally 4:00 p.m. Eastern time) on each day on which it is open (the "Evaluation Time").

(5) The creation and development fee and estimated organization costs per Unit will be deducted from the assets of a Trust at the end of the initial offering period. If Units are redeemed prior to the close of the initial offering period, these fees will not be deducted from the redemption proceeds. See "Redeeming Your Units."

(6) We base our estimate of the dividends a Trust will receive from the Securities by annualizing the most recent dividends declared by the issuers of the Securities (such figure adjusted to reflect any change in dividend policy announced subsequent to the most recently declared dividend). There is no guarantee that the issuers of the Securities will declare dividends in the future or that if declared they will either remain at current levels or increase over time. Due to this, and various other factors, actual dividends received from the Securities may be less than their most recent annualized dividends. In this case, the actual net annual distribution you receive will be less than the estimated amount set forth above. The actual net annual distribution per Unit you receive will also vary from that set forth above with changes in a Trust's fees and expenses, currency exchange rates, foreign withholding and with the sale of Securities. See "Fee Table" and "Expenses and Charges." The Trustee will distribute money from the Income and Capital Accounts, as determined at the monthly Record Date, monthly on the twenty-fifth day of each month to Unit holders of record on the tenth day of such month provided the aggregate amount, exclusive of sale proceeds, in the Income and Capital Accounts available for distribution equals at least 0.1% of the net asset value of a Trust. Undistributed money in the Income and Capital Accounts will be distributed in the next month in which the aggregate amount available for distribution, exclusive of sale proceeds, equals or exceeds 0.1% of the net asset value of a Trust. Distributions of sale proceeds from the Capital Account will be made monthly on the twenty-fifth day of the month to Unit holders of record on the tenth day of such month if the amount available for distribution equals at least $1.00 per 100 Units. See "Income and Capital Distributions." At the rollover date for Rollover Unit holders or upon termination of a Trust for remaining Unit holders, amounts in the Income Account (which consist of dividends on the Securities) will be included in amounts distributed to Unit holders.

(7) See "Amending or Terminating the Indenture."

(8) See "Investing in a New Trust."

                                    Fee Table

This Fee Table describes the fees and expenses that you may, directly or indirectly, pay if you buy and hold Units of a Trust. See "Public
Offering" and "Expenses and Charges." Although the Trusts have a term of approximately 15 months and are unit investment trusts rather than mutual funds, this information allows you to compare fees.

                                                          The Dow(R)                  European                      Global
                                                      Target 5 Portfolio          Target 30 Portfolio         Target 15 Portfolio
                                                    4th Quarter 2008 Series     4th Quarter 2008 Series     4th Quarter 2008 Series
                                                    -----------------------     -----------------------     -----------------------
                                                                Amount                      Amount                      Amount
                                                                per Unit                    per Unit                    per Unit
                                                                --------                    --------                    --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
Initial sales charge                               1.00%(a)     $.100          1.00%(a)     $.100          1.00%(a)     $.100
Deferred sales charge                              1.45%(b)     $.145          1.45%(b)     $.145          1.45%(b)     $.145
Creation and development fee                       0.50%(c)     $.050          0.50%(c)     $.050          0.50%(c)     $.050
                                                   -----        ------         -----        ------         -----        ------
Maximum sales charge
(including creation and development fee)           2.95%        $.295          2.95%        $.295          2.95%        $.295
                                                   =====        ======         =====        ======         =====        ======

ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
Estimated organization costs                       .290%(d)     $.0290         .290%(d)     $.0290         .190%(d)     $.0190
                                                   =====        ======         =====        ======         =====        ======

ESTIMATED ANNUAL TRUST OPERATING EXPENSES(E)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
Portfolio supervision, bookkeeping,
    administrative, evaluation and
    FTPS Unit servicing fees                       .060%        $.0060         .060%        $.0060         .060%        $.0060
Trustee's fee and other operating expenses         .144%(f)     $.0144         .370%(f)     $.0370         .203%(f)     $.0203
                                                   -----        ------         -----        ------         -----        ------
Total                                              .204%        $.0204         .430%        $.0430         .263%        $.0263
                                                   =====        ======         =====        ======         =====        ======

                                                           MSCI EAFE                 The Nasdaq(R)           NYSE(R) International
                                                      Target 20 Portfolio         Target 15 Portfolio         Target 25 Portfolio
                                                    4th Quarter 2008 Series     4th Quarter 2008 Series     4th Quarter 2008 Serie
                                                    -----------------------     -----------------------     ----------------------
                                                                Amount                      Amount                      Amount
                                                                per Unit                    per Unit                    per Unit
                                                                --------                    --------                    --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
Initial sales charge                               1.00%(a)     $.100          1.00%(a)     $.100          1.00%(a)     $.100
Deferred sales charge                              1.45%(b)     $.145          1.45%(b)     $.145          1.45%(b)     $.145
Creation and development fee                       0.50%(c)     $.050          0.50%(c)     $.050          0.50%(c)     $.050
                                                   -----        ------         -----        ------         -----        ------
Maximum sales charge
(including creation and development fee)           2.95%        $.295          2.95%        $.295          2.95%        $.295
                                                   =====        ======         =====        ======         =====        ======

ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
Estimated organization costs                       .290%(d)     $.0290         .290%(d)     $.0290         .160%(d)     $.0160
                                                   =====        ======         =====        ======         ======       ======

ESTIMATED ANNUAL TRUST OPERATING EXPENSES(E)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
Portfolio supervision, bookkeeping,
    administrative, evaluation and
    FTPS Unit servicing fees                       .060%        $.0060         .060%        $.0060         .060%        $.0060
Trustee's fee and other operating expenses         .384%(f)     $.0384         .154%(f)     $.0154         .154%(f)     $.0154
                                                   -----        ------         -----        ------         -----        ------
Total                                              .444%        $.0444         .214%        $.0214         .214%        $.0214
                                                   =====        ======         =====        ======         =====        ======

                                                      The S&P Target 24           S&P Target SMid 60            Target 50/50
                                                           Portfolio                  Portfolio                   Portfolio
                                                    4th Quarter 2008 Series     4th Quarter 2008 Series     4th Quarter 2008 Series
                                                    -----------------------     -----------------------     -----------------------
                                                                Amount                      Amount                      Amount
                                                                per Unit                    per Unit                    per Unit
                                                                --------                    --------                    --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
Initial sales charge                               1.00%(a)     $.100          1.00%(a)     $.100          1.00%(a)     $.100
Deferred sales charge                              1.45%(b)     $.145          1.45%(b)     $.145          1.45%(b)     $.145
Creation and development fee                       0.50%(c)     $.050          0.50%(c)     $.050          0.50%(c)     $.050
                                                   -----        ------         -----        ------         -----        ------
Maximum sales charge
(including creation and development fee)           2.95%        $.295          2.95%        $.295          2.95%        $.295
                                                   =====        ======         =====        ======         =====        ======

ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
Estimated organization costs                       .290%(d)     $.0290         .290%(d)     $.0290         .160%(d)     $.0160
                                                   =====        ======         =====        ======         =====        ======

ESTIMATED ANNUAL TRUST OPERATING EXPENSES(E)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
Portfolio supervision, bookkeeping,
    administrative, evaluation and
    FTPS Unit servicing fees                       .060%        $.0060         .060%        $.0060         .060%        $.0060
Trustee's fee and other operating expenses         .164%(f)     $.0164         .149%(f)     $.0149         .305%(f)      .0305
                                                   -----        ------         -----        ------         -----        ------
Total                                              .224%        $.0224         .209%        $.0209         .365%        $.0365
                                                   =====        ======         =====        ======         =====        ======


                                                      Target Diversified           Target Dividend               Target Growth
                                                       Dividend Portfolio       Multi-Strategy Portfolio          Portfolio
                                                    4th Quarter 2008 Series     4th Quarter 2008 Series     4th Quarter 2008 Series
                                                    -----------------------     -----------------------     -----------------------
                                                                Amount                      Amount                      Amount
                                                                per Unit                    per Unit                    per Unit
                                                                --------                    --------                    --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
Initial sales charge                               1.00%(a)     $.100          1.00%(a)     $.100          1.00%(a)     $.100
Deferred sales charge                              1.45%(b)     $.145          1.45%(b)     $.145          1.45%(b)     $.145
Creation and development fee                       0.50%(c)     $.050          0.50%(c)     $.050          0.50%(c)     $.050
                                                   -----        ------         -----        ------         -----        ------
Maximum sales charge
(including creation and development fee)           2.95%        $.295          2.95%        $.295          2.95%        $.295
                                                   =====        ======         =====        ======         =====        ======

ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
Estimated organization costs                       .210%(d)     $.0210         .290%(d)     $.0290         .290%(d)     $.0290
                                                   =====        ======         =====        ======         =====        ======

ESTIMATED ANNUAL TRUST OPERATING EXPENSES(E)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
Portfolio supervision, bookkeeping,
    administrative, evaluation and
    FTPS Unit servicing fees                       .060%        $.0060         .060%        $.0060         .060%        $.0060
Trustee's fee and other operating expenses         .114%(f)     $.0114         .392%(f)     $.0392         .114%(f)     $.0114
                                                   -----        ------         -----        ------         -----        ------
Total                                              .174%        $.0174         .452%        $.0452         .174%        $.0174
                                                   =====        ======         =====        ======         =====        ======


                                                       Target Long-Term         Target Mega-Cap               Target Small-Cap
                                                       Growth Portfolio             Portfolio                    Portfolio
                                                   4th Quarter 2008 Series   4th Quarter 2008 Series       4th Quarter 2008 Series
                                                   -----------------------   -----------------------       -----------------------
                                                                Amount                   Amount                         Amount
                                                                per Unit                 per Unit                       per Unit
                                                                --------                 --------                       --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
Initial sales charge                               1.00%(a)     $.100          1.00%(a)     $.100          1.00%(a)     $.100
Deferred sales charge                              1.45%(b)     $.145          1.45%(b)     $.145          1.45%(b)     $.145
Creation and development fee                       0.50%(c)     $.050          0.50%(c)     $.050          0.50%(c)     $.050
                                                   -----        ------         -----        ------         -----        ------
Maximum sales charge
(including creation and development fee)           2.95%        $.295          2.95%        $.295          2.95%        $.295
                                                   =====        ======         =====        ======         =====        ======

ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
Estimated organization costs                       .290%(d)     $.0290         .290%(d)     $.0290         .290%(d)     $.0290
                                                   =====        ======         =====        ======         =====        ======

ESTIMATED ANNUAL TRUST OPERATING EXPENSES(E)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
Portfolio supervision, bookkeeping,
    administrative, evaluation and
    FTPS Unit servicing fees                       .060%         $.0060        .060%        $.0060         .060%        $.0060
Trustee's fee and other operating expenses         .145%(f)      $.0145        .114%(f)     $.0114         .114%(f)     $.0114
                                                   -----         ------        -----        ------         -----        ------
Total                                              .205%         $.0205        .174%        $.0174         .174%        $.0174
                                                   =====         ======        =====        ======         =====        ======

                                                         Target VIP                Value Line(R)
                                                     Conservative Equity            Diversified
                                                          Portfolio              Target 40 Portfolio
                                                   4th Quarter 2008 Series     4th Quarter 2008 Series
                                                   -----------------------     -----------------------
                                                               Amount                      Amount
                                                               per Unit                    per Unit
                                                               --------                    --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
Initial sales charge                               1.00%(a)     $.100          1.00%(a)     $.100
Deferred sales charge                              1.45%(b)     $.145          1.45%(b)     $.145
Creation and development fee                       0.50%(c)     $.050          0.50%(c)     $.050
                                                   -----        ------         -----        ------
Maximum sales charge
(including creation and development fee)           2.95%        $.295          2.95%        $.295
                                                   =====        ======         =====        ======

ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
Estimated organization costs                       .290%(d)     $.0290         .290%(d)     $.0290
                                                   =====        ======         =====        ======

ESTIMATED ANNUAL TRUST OPERATING EXPENSES(E)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
Portfolio supervision, bookkeeping,
    administrative, evaluation and
    FTPS Unit servicing fees                       .060%        $.0060         .060%        $.0060
Trustee's fee and other operating expenses         .268%(f)     $.0268         .264%(f)     $.0264
                                                   -----        ------         -----        ------
Total                                              .328%        $.0328         .324%        $.0324
                                                   =====        ======         =====        ======

                                 Example

This example is intended to help you compare the cost of investing in a Trust with the cost of investing in other investment products. The example assumes that you invest $10,000 in a Trust, the principal amount and distributions are rolled every 15 months into a New Trust, you are subject to a reduced transactional sales charge, and you sell your Units at the end of the periods shown. The example also assumes a 5% return on your investment each year and that a Trust's operating expenses stay the same. The example does not take into consideration transaction fees which may be charged by certain broker/dealers for processing redemption requests. Although your actual costs may vary, based on these assumptions your costs, assuming you held your Units for the periods shown, would be:

                                                                            1 Year     3 Years    5 Years    10 Years
                                                                            ______     _______    _______    ________
The Dow (R)Target 5Portfolio, 4th Quarter 2008 Series                       $344       $847       $1,131     $2,322
European Target 30 Portfolio, 4th Quarter 2008 Series                        367        914        1,244      2,554
Global Target 15 Portfolio, 4th Quarter 2008 Series                          340        835        1,121      2,303
MSCI EAFE Target 20 Portfolio, 4th Quarter 2008 Series                       368        919        1,251      2,568
The Nasdaq (R) Target 15 Portfolio, 4th Quarter 2008 Series                  345        850        1,136      2,333
NYSE (R) International Target 25 Portfolio, 4th Quarter 2008 Series          332        811        1,084      2,227
The S&P Target 24 Portfolio, 4th Quarter 2008 Series                         346        853        1,141      2,343
S&P Target SMid 60 Portfolio, 4th Quarter 2008 Series                        345        849        1,133      2,328
Target 50/50 Portfolio, 4th Quarter 2008 Series                              348        856        1,160      2,384
Target Diversified Dividend Portfolio, 4th Quarter 2008 Series               333        814        1,084      2,226
Target Dividend Multi-Strategy Portfolio, 4th Quarter 2008 Series            369        921        1,255      2,576
Target Growth Portfolio, 4th Quarter 2008 Series                             341        838        1,115      2,291
Target Long-Term Growth Portfolio, 4th Quarter 2008 Series                   345        847        1,131      2,324
Target Mega-Cap Portfolio, 4th Quarter 2008 Series                           341        838        1,115      2,291
Target Small-Cap Portfolio, 4th Quarter 2008 Series                          341        838        1,115      2,291
Target VIP Conservative Equity Portfolio, 4th Quarter 2008 Series            357        884        1,193      2,450
Value Line(R) Diversified Target 40 Portfolio, 4th Quarter 2008 Series       356        883        1,191      2,446

_____________

(a) The combination of the initial and deferred sales charge comprises what we refer to as the "transactional sales charge." The initial sales charge is actually equal to the difference between the maximum sales charge of 2.95% and the sum of any remaining deferred sales charge and creation and development fee.

(b) The deferred sales charge is a fixed dollar amount equal to $.145 per Unit which, as a percentage of the Public Offering Price, will vary over time. The deferred sales charge will be deducted in three monthly installments commencing January 20, 2009.

(c) The creation and development fee compensates the Sponsor for creating and developing the Trusts. The creation and development fee is a charge of $.050 per Unit collected at the end of the initial offering period which is expected to be approximately three months from the Initial Date of Deposit. If the price you pay for your Units exceeds $10 per Unit, the creation and development fee will be less than 0.50%; if the price you pay for your Units is less than $10 per Unit, the creation and development fee will exceed 0.50%.

(d) Estimated organization costs will be deducted from the assets of each Trust at the end of the initial offering period. Estimated organization costs are assessed on a fixed dollar amount per Unit basis which, as a percentage of average net assets, will vary over time.

(e) Each of the fees listed herein is assessed on a fixed dollar amount per Unit basis which, as a percentage of average net assets, will vary over time.

(f) Other operating expenses for certain Trusts include estimated per Unit costs associated with a license fee as described in "Expenses and Charges," but do not include brokerage costs and other portfolio transaction fees for any of the Trusts. In certain circumstances the Trusts may incur additional expenses not set forth above. See "Expenses and Charges."

                              Report of Independent
                        Registered Public Accounting Firm


The Sponsor, First Trust Portfolios L.P., and Unit Holders
FT 1812

We have audited the accompanying statements of net assets, including the schedules of investments, of FT 1812, comprising Dow(R) Target 5 4Q '08 - Term 12/31/09 (The Dow(R) Target 5 Portfolio, 4th Quarter 2008 Series); European Target 30 4Q '08 - Term 12/31/09 (European Target 30
Portfolio, 4th Quarter 2008 Series); Global Target 15 4Q '08 - Term 12/31/09 (Global Target 15 Portfolio, 4th Quarter 2008 Series); MSCI
EAFE Target 20 4Q '08 - Term 12/31/09 (MSCI EAFE Target 20 Portfolio,
4th Quarter 2008 Series); Nasdaq(R) Target 15 4Q '08 - Term 12/31/09
(The Nasdaq(R) Target 15 Portfolio, 4th Quarter 2008 Series); NYSE(R) Intl. Target 25 4Q '08 - Term 12/31/09 (NYSE(R) International Target 25 Portfolio, 4th Quarter 2008 Series); S&P Target 24 4Q '08 - Term
12/31/09 (The S&P Target 24 Portfolio, 4th Quarter 2008 Series); S&P Target SMid 60 4Q '08 - Term 12/31/09 (S&P Target SMid 60 Portfolio, 4th Quarter 2008 Series); Target 50/50 4Q '08 - Term 12/31/09 (Target 50/50 Portfolio, 4th Quarter 2008 Series); Target Divsd. Dvd. 4Q '08 - Term 12/31/09 (Target Diversified Dividend Portfolio, 4th Quarter 2008 Series); Target Dvd. Multi-Strat. 4Q '08 - Term 12/31/09 (Target
Dividend Multi-Strategy Portfolio, 4th Quarter 2008 Series); Target Growth 4Q '08 - Term 12/31/09 (Target Growth Portfolio, 4th Quarter 2008 Series); Target Long-Term Growth 4Q '08 - Term 12/31/09 (Target Long-Term Growth Portfolio, 4th Quarter 2008 Series); Target Mega-Cap 4Q '08 -
 Term 12/31/09 (Target Mega-Cap Portfolio, 4th Quarter 2008 Series); Target Small-Cap 4Q '08 - Term 12/31/09 (Target Small-Cap Portfolio, 4th Quarter 2008 Series); Target VIP Cons. Eqty. 4Q '08 - Term 12/31/09 (Target VIP Conservative Equity Portfolio, 4th Quarter 2008 Series); and Value Line(R) Divsd. Target 40 4Q '08 - Term 12/31/09 (Value Line(R) Diversified Target 40 Portfolio, 4th Quarter 2008 Series) (collectively, the "Trusts"), as of the opening of business on September 30, 2008 (Initial Date of Deposit). These statements of net assets are the responsibility of the Trusts' Sponsor. Our responsibility is to express an opinion on these statements of net assets based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of net assets are free of material misstatement. The Trusts are not required to have, nor were we engaged to perform, an audit of the Trusts' internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing opinions on the effectiveness of the Trusts' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of net assets, assessing the accounting principles used and significant estimates made by the Trusts' Sponsor, as well as evaluating the overall presentation of the statements of net assets. Our procedures included confirmation of the irrevocable letter of credit held by The Bank of New York Mellon, the Trustee, and allocated among the Trusts for the purchase of Securities, as shown in the statements of net assets, as of the opening of business on September 30, 2008, by correspondence with the Trustee. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the statements of net assets referred to above present fairly, in all material respects, the financial position of FT 1812, comprising the above-mentioned Trusts, as of the opening of business on September 30, 2008 (Initial Date of Deposit) in conformity with accounting principles generally accepted in the United States of America.


DELOITTE & TOUCHE LLP


Chicago, Illinois
September 30, 2008

                            Statements of Net Assets

                                 FT 1812


                    At the Opening of Business on the
               Initial Date of Deposit-September 30, 2008



                                                      The Dow(R)          European           Global             MSCI EAFE
                                                      Target 5            Target 30          Target 15          Target 20
                                                      Portfolio           Portfolio          Portfolio          Portfolio
                                                      4th Quarter         4th Quarter        4th Quarter        4th Quarter
                                                      2008 Series         2008 Series        2008 Series        2008 Series
                                                      ___________         ___________        ___________        ___________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                      $154,428            $459,789           $166,357           $411,870
Less liability for reimbursement to Sponsor
   for organization costs (3)                             (452)             (1,347)              (319)            (1,206)
Less liability for deferred sales charge (4)            (2,262)             (6,734)            (2,437)            (6,032)
Less liability for creation and development fee (5)       (780)             (2,322)              (840)            (2,080)
                                                      ________            ________           ________           ________
Net assets                                            $150,934            $449,386           $162,761           $402,552
                                                      ========            ========           ========           ========
Units outstanding                                       15,599              46,443             16,804             41,603
Net asset value per Unit (6)                          $  9.676            $  9.676           $  9.686           $  9.676

ANALYSIS OF NET ASSETS
Cost to investors (7)                                 $155,988            $464,434           $168,037           $416,031
Less maximum sales charge (7)                           (4,602)            (13,701)            (4,957)           (12,273)
Less estimated reimbursement to Sponsor
   for organization costs (3)                             (452)             (1,347)              (319)            (1,206)
                                                      ________            ________           ________           ________
Net assets                                            $150,934            $449,386           $162,761           $402,552
                                                      ========            ========           ========           ========

__________

See "Notes to Statements of Net Assets" on page 19.

                            Statements of Net Assets

                                 FT 1812


                    At the Opening of Business on the
               Initial Date of Deposit-September 30, 2008



                                                      The Nasdaq(R)      NYSE(R)              The S&P            S&P Target
                                                      Target 15          International        Target 24          SMid 60
                                                      Portfolio          Target 25            Portfolio          Portfolio
                                                      4th Quarter        Portfolio, 4th       4th Quarter        4th Quarter
                                                      2008 Series        Quarter 2008 Series  2008 Series        2008 Series
                                                      _____________      ___________________  ___________        ___________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                      $157,152           $140,033             $177,410           $158,184
Less liability for reimbursement to Sponsor
   for organization costs (3)                             (460)              (226)                (520)              (463)
Less liability for deferred sales charge (4)            (2,302)            (2,051)              (2,598)            (2,317)
Less liability for creation and development fee (5)       (794)              (707)                (896)              (799)
                                                      ________           ________             ________           ________
Net assets                                            $153,596           $137,049             $173,396           $154,605
                                                      ========           ========             ========           ========
Units outstanding                                       15,874             14,145               17,920             15,978
Net asset value per Unit (6)                          $  9.676           $  9.689             $  9.676           $  9.676

ANALYSIS OF NET ASSETS
Cost to investors (7)                                 $158,739           $141,448             $179,202           $159,782
Less maximum sales charge (7)                           (4,683)            (4,173)              (5,286)            (4,714)
Less estimated reimbursement to Sponsor
   for organization costs (3)                             (460)              (226)                (520)              (463)
                                                      ________           ________             ________           ________
Net assets                                            $153,596           $137,049             $173,396           $154,605
                                                      ========           ========             ========           ========
__________

See "Notes to Statements of Net Assets" on page 19.

                            Statements of Net Assets

                                 FT 1812


                    At the Opening of Business on the
               Initial Date of Deposit-September 30, 2008


                                                                                              Target Dividend
                                                      Target 50/50       Target Diversified   Multi-Strategy     Target Growth
                                                      Portfolio          Dividend Portfolio   Portfolio          Portfolio
                                                      4th Quarter        4th Quarter          4th Quarter        4th Quarter
                                                      2008 Series        2008 Series          2008 Series        2008 Series
                                                      ____________       __________________   _______________   ______________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                      $392,824           $142,332             $474,169           $142,395
Less liability for reimbursement to Sponsor
   for organization costs (3)                             (635)              (302)              (1,389)              (417)
Less liability for deferred sales charge (4)            (5,753)            (2,085)              (6,945)            (2,086)
Less liability for creation and development fee (5)     (1,984)              (719)              (2,395)              (719)
                                                      ________           ________             ________           ________
Net assets                                            $384,452           $139,226             $463,440           $139,173
                                                      ========           ========             ========           ========
Units outstanding                                       39,679             14,377               47,896             14,383
Net asset value per Unit (6)                          $  9.689           $  9.684             $  9.676           $  9.676

ANALYSIS OF NET ASSETS
Cost to investors (7)                                 $396,792           $143,769             $478,958           $143,833
Less maximum sales charge (7)                          (11,705)            (4,241)             (14,129)            (4,243)
Less estimated reimbursement to Sponsor
   for organization costs (3)                             (635)              (302)              (1,389)              (417)
                                                      ________           ________             ________           ________
Net assets                                            $384,452           $139,226             $463,440           $139,173
                                                      ========           ========             ========           ========
__________

See "Notes to Statements of Net Assets" on page 19.

                            Statements of Net Assets

                                 FT 1812


                    At the Opening of Business on the
               Initial Date of Deposit-September 30, 2008


                                                                         Target Long-Term    Target Mega-Cap  Target Small-Cap
                                                                         Growth Portfolio    Portfolio        Portfolio
                                                                         4th Quarter         4th Quarter      4th Quarter
                                                                         2008 Series         2008 Series      2008 Series
                                                                         ________________    _______________  ________________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                                         $446,960            $399,839         $169,278
Less liability for reimbursement to Sponsor
   for organization costs (3)                                              (1,309)             (1,171)            (496)
Less liability for deferred sales charge (4)                               (6,546)             (5,856)          (2,479)
Less liability for creation and development fee (5)                        (2,257)             (2,019)            (855)
                                                                         ________            ________         ________
Net assets                                                               $436,848            $390,793         $165,448
                                                                         ========            ========         ========
Units outstanding                                                          45,147              40,388           17,099
Net asset value per Unit (6)                                             $  9.676              $9.676           $9.676

ANALYSIS OF NET ASSETS
Cost to investors (7)                                                    $451,475            $403,878         $170,988
Less maximum sales charge (7)                                             (13,318)            (11,914)          (5,044)
Less estimated reimbursement to Sponsor for organization costs (3)         (1,309)             (1,171)            (496)
                                                                         ________            ________         ________
Net assets                                                               $436,848            $390,793         $165,448
                                                                         ========            ========         ========
__________

See "Notes to Statements of Net Assets" on page 19.

                            Statements of Net Assets

                                 FT 1812


                    At the Opening of Business on the
               Initial Date of Deposit-September 30, 2008


                                                                                  Target VIP             Value Line(R)
                                                                                  Conservative Equity    Diversified Target 40
                                                                                  Portfolio, 4th         Portfolio, 4th
                                                                                  Quarter 2008 Series    Quarter 2008 Series
                                                                                  ___________________    _____________________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                                                  $411,056               $150,449
Less liability for reimbursement to Sponsor
   for organization costs (3)                                                       (1,204)                  (441)
Less liability for deferred sales charge (4)                                        (6,021)                (2,204)
Less liability for creation and development fee (5)                                 (2,076)                  (760)
                                                                                  ________               ________
Net assets                                                                        $401,755               $147,044
                                                                                  ========               ========
Units outstanding                                                                   41,521                 15,197
Net asset value per Unit (6)                                                      $  9.676               $  9.676

ANALYSIS OF NET ASSETS
Cost to investors (7)                                                             $415,208               $151,968
Less maximum sales charge (7)                                                      (12,249)                (4,483)
Less estimated reimbursement to Sponsor for organization costs (3)                  (1,204)                  (441)
                                                                                  ________               ________
Net assets                                                                        $401,755               $147,044
                                                                                  ========               ========
__________

See "Notes to Statements of Net Assets" on page 19.

                    NOTES TO STATEMENTS OF NET ASSETS

The Sponsor is responsible for the preparation of financial statements in accordance with accounting principles generally accepted in the United States which require the Sponsor to make estimates and assumptions that affect amounts reported herein. Actual results could differ from those estimates.

(1) Each Trust invests in a diversified portfolio of common stocks. Aggregate cost of the Securities listed under "Schedule of Investments" for each Trust is based on their aggregate underlying value. Each Trust has a Mandatory Termination Date of December 31, 2009.

(2) An irrevocable letter of credit for approximately $5,500,000, issued by The Bank of New York Mellon (approximately $200,000 will be allocated to each of The Dow(R) Target 5 Portfolio, 4th Quarter 2008 Series; Global Target 15 Portfolio, 4th Quarter 2008 Series; The Nasdaq(R) Target 15 Portfolio, 4th Quarter 2008 Series; NYSE(R) International Target 25 Portfolio, 4th Quarter 2008 Series; The S&P Target 24 Portfolio, 4th Quarter 2008 Series; S&P Target SMid 60 Portfolio, 4th Quarter 2008 Series; Target Diversified Dividend Portfolio, 4th Quarter 2008 Series; Target Growth Portfolio, 4th Quarter 2008 Series; Target Small-Cap Portfolio, 4th Quarter 2008 Series and Value Line(R) Diversified Target 40 Portfolio, 4th Quarter 2008 Series; and approximately $500,000 will be allocated to each of European Target 30 Portfolio, 4th Quarter 2008 Series; MSCI EAFE Target 20 Portfolio, 4th Quarter 2008 Series; Target 50/50 Portfolio, 4th Quarter 2008 Series; Target Dividend Multi-Strategy Portfolio, 4th Quarter 2008 Series; Target Long-Term Growth Portfolio, 4th Quarter 2008 Series; Target Mega-Cap Portfolio, 4th Quarter 2008 Series and Target VIP Conservative Equity Portfolio, 4th Quarter 2008 Series), has been deposited with the Trustee as collateral, covering the monies necessary for the purchase of the Securities according to their purchase contracts.

(3) A portion of the Public Offering Price consists of an amount sufficient to reimburse the Sponsor for all or a portion of the costs of establishing the Trusts. The per Unit costs have been estimated as set forth in the Fee Table. A payment will be made at the end of the initial offering period to an account maintained by the Trustee from which the obligation of the investors to the Sponsor will be satisfied. To the extent that actual organization costs of a Trust are greater than the estimated amount, only the estimated organization costs added to the Public Offering Price will be reimbursed to the Sponsor and deducted from the assets of such Trust.

(4) Represents the amount of mandatory deferred sales charge distributions of $.145 per Unit, payable to the Sponsor in three approximately equal monthly installments beginning on January 20, 2009 and on the twentieth day of each month thereafter (or if such date is not a business day, on the preceding business day) through March 20, 2009. If Unit holders redeem Units before March 20, 2009 they will have to pay the remaining amount of the deferred sales charge applicable to such Units when they redeem them.

(5) The creation and development fee ($.050 per Unit for each Trust) is payable by a Trust on behalf of Unit holders out of assets of a Trust at the end of a Trust's initial offering period. If Units are redeemed prior to the close of the initial offering period, the fee will not be deducted from the proceeds.

(6) Net asset value per Unit is calculated by dividing a Trust's net assets by the number of Units outstanding. This figure includes organization costs and the creation and development fee, which will only be assessed to Units outstanding at the close of the initial offering period.

(7) The aggregate cost to investors in a Trust includes a maximum sales charge (comprised of an initial and a deferred sales charge and the creation and development fee) computed at the rate of 2.95% of the Public Offering Price (equivalent to 2.98% of the net amount invested, exclusive of the deferred sales charge and the creation and development fee), assuming no reduction of the maximum sales charge as set forth under "Public Offering."

                             Schedule of Investments

         The Dow (R) Target 5 Portfolio, 4th Quarter 2008 Series
                                 FT 1812


                    At the Opening of Business on the
               Initial Date of Deposit-September 30, 2008


                                                               Percentage
                                                               of Aggregate   Number     Market      Cost of        Current
Ticker Symbol and                                              Offering       of         Value per   Securities to  Dividend
Name of Issuer of Securities (1)                               Price          Shares     Share       the Trust (2)  Yield (3)
_______________________________                                ____________   ______     _________   _____________  _________
COMMON STOCKS (100%):
Financials (40%):
BAC      Bank of America Corporation                             20%          1,021      $ 30.25     $ 30,885       8.46%
C        Citigroup Inc.                                          20%          1,740        17.75       30,885       3.61%
Health Care (20%):
PFE      Pfizer Inc.                                             20%          1,750        17.65       30,887       7.25%
Industrials (20%):
GE       General Electric Company                                20%          1,337        23.10       30,885       5.37%
Telecommunication Services (20%):
T        AT&T Inc.                                               20%          1,113        27.75       30,886       5.77%
                                                               _____                                 ________
              Total Investments                                 100%                                 $154,428
                                                               =====                                 ========
___________

See "Notes to Schedules of Investments" on page 47.

                             Schedule of Investments

          European Target 30 Portfolio, 4th Quarter 2008 Series
                                 FT 1812


 At the Opening of Business on the Initial Date of Deposit-September 30, 2008


                                                               Percentage
                                                               of Aggregate   Number     Market      Cost of
Ticker Symbol and                                              Offering       of         Value per   Securities to
Name of Issuer of Securities (1)(4)(5)#                        Price          Shares     Share       the Trust (2)
_______________________________________                        ____________   ______     _________   _____________
COMMON STOCKS (100.00%):

Austria (6.67%):
OMV AV       OMV AG                                              3.33%           371      $ 41.27    $ 15,310
TKA AV       Telekom Austria AG                                  3.34%           870        17.62      15,330

Belgium (6.68%):
BELG BB      Belgacom S.A.                                       3.34%           417        36.76      15,330
SOLB BB      Solvay SA                                           3.34%           130       118.07      15,350

Finland  (3.33%):
UPM1V FH     UPM-Kymmene Oyj                                     3.33%         1,016        15.08      15,319

France (16.66%):
FTE FP       France Telecom S.A.                                 3.33%           547        28.01      15,322
BN FP        Groupe Danone S.A.                                  3.33%           227        67.45      15,311
SAN FP       Sanofi-Aventis                                      3.34%           242        63.42      15,348
FP FP        Total S.A.                                          3.33%           262        58.50      15,328
VIV FP       Vivendi S.A.                                        3.33%           499        30.71      15,325

Germany (13.34%):
BAS GY       BASF AG                                             3.34%           316        48.56      15,346
BMW GY       Bayerische Motoren Werke (BMW) AG                   3.33%           389        39.40      15,328
LHA GY       Deutsche Lufthansa AG                               3.33%           779        19.67      15,322
DTE GY       Deutsche Telekom AG                                 3.34%         1,031        14.87      15,330

Italy (10.00%):
ENI IM       Eni SpA                                             3.34%           596        25.73      15,336
SRG IM       Snam Rete Gas SpA                                   3.33%         2,594         5.91      15,324
TIT IM       Telecom Italia SpA                                  3.33%        10,249         1.50      15,325

Luxembourg (3.33%):
MT NA        ArcelorMittal                                       3.33%           327        46.84      15,315

The Netherlands (13.32%):
KPN NA       Koninklijke (Royal) KPN N.V.                        3.33%         1,045        14.67      15,326
PHIA NA      Koninklijke (Royal) Philips Electronics N.V.        3.33%           595        25.76      15,329
DSM NA       Koninklijke DSM N.V.                                3.33%           338        45.28      15,306
RDSA NA      Royal Dutch Shell (Class A)                         3.33%           533        28.74      15,318

Norway (3.33%):
STL NO       StatoilHydro ASA                                    3.33%           700        21.85      15,295

Spain (3.34%):
REP SM       Repsol YPF, S.A.                                    3.34%           533        28.77      15,336

Sweden (3.33%):
ERICB SS     Telefonaktiebolaget LM Ericsson (Class B)           3.33%         1,610         9.52      15,324

Switzerland (3.34%):
SCMN VX      Swisscom AG                                         3.34%            51       300.89      15,345

United Kingdom (13.33%):
BP/ LN       BP Plc                                              3.33%         1,849         8.29      15,327
CCL LN       Carnival Plc                                        3.34%           529        28.98      15,329
CNA LN       Centrica Plc                                        3.33%         2,694         5.69      15,328
VOD LN       Vodafone Group Plc                                  3.33%         7,172         2.14      15,327
                                                               _______                               ________
                  Total Investments                            100.00%                               $459,789
                                                               =======                               ========

_____________

See "Notes to Schedules of Investments" on page 47.

                             Schedule of Investments

           Global Target 15 Portfolio, 4th Quarter 2008 Series
                                 FT 1812


                    At the Opening of Business on the
               Initial Date of Deposit-September 30, 2008


                                                               Percentage
                                                               of Aggregate   Number     Market      Cost of        Current
Ticker Symbol and                                              Offering       of         Value per   Securities to  Dividend
Name of Issuer of Securities (1)(4)                            Price          Shares     Share       the Trust (2)  Yield (3)
___________________________________                            ____________   ______     _________   _____________  _________
COMMON STOCKS (100.00%):

Hong Kong (33.18%):
2388 HK       BOC Hong Kong (Holdings) Limited #                 6.65%         6,500     $  1.70     $ 11,059         7.00%
293 HK        Cathay Pacific Airways Limited #                   6.83%         7,000        1.62       11,357         4.92%
267 HK        CITIC Pacific Limited #                            6.50%         4,000        2.70       10,805         5.24%
1199 HK       Cosco Pacific Limited #                            6.59%        10,000        1.10       10,963         6.81%
17 HK         New World Development Company Limited #            6.61%        11,000        1.00       10,998         5.54%

United Kingdom (33.40%):
BT/A LN       BT Group Plc #                                     6.69%         3,977        2.80       11,133        11.33%
GKN LN        GKN Plc #                                          6.69%         3,218        3.46       11,133         7.95%
ITV LN        ITV Plc #                                          6.68%        15,129        0.73       11,118         6.76%
LAD LN        Ladbrokes Plc #                                    6.67%         3,460        3.21       11,091         8.86%
VOD LN        Vodafone Group Plc #                               6.67%         5,191        2.14       11,093         7.06%

United States (33.42%):
T             AT&T Inc.                                          6.69%           401       27.75       11,128         5.77%
BAC           Bank of America Corporation                        6.69%           368       30.25       11,132         8.46%
C             Citigroup Inc.                                     6.67%           625       17.75       11,094         3.61%
GE            General Electric Company                           6.69%           482       23.10       11,134         5.37%
PFE           Pfizer Inc.                                        6.68%           630       17.65       11,119         7.25%
                                                               _______                               ________
                      Total Investments                        100.00%                               $166,357
                                                               =======                               ========

_____________

See "Notes to Schedules of Investments" on page 47.

                             Schedule of Investments

         MSCI EAFE Target 20 Portfolio, 4th Quarter 2008 Series
                                 FT 1812


                    At the Opening of Business on the
               Initial Date of Deposit-September 30, 2008


                                                               Percentage
                                                               of Aggregate   Number     Market      Cost of
Ticker Symbol and                                              Offering       of         Value per   Securities to
Name of Issuer of Securities (1)(4)#                           Price          Shares     Share       the Trust (2)
____________________________________                           ____________   ______     _________   _____________
COMMON STOCKS (100.00%):

France (15.00%):
FTE FP        France Telecom S.A.                                5.01%          736      $ 28.01     $ 20,616
BN FP         Groupe Danone S.A.                                 5.00%          305        67.45       20,572
SAN FP        Sanofi-Aventis                                     4.99%          324        63.42       20,549

Germany (14.98%):
BAS GY        BASF AG                                            4.99%          423        48.56       20,542
BMW GY        Bayerische Motoren Werke (BMW) AG                  4.99%          522        39.40       20,569
PAH3 GY       Porsche Automobil Holding SE                       5.00%          184       111.88       20,586

Hong Kong (5.10%):
66 HK         MTR Corporation Limited                            5.10%        7,500         2.80       20,996

Italy (5.00%):
ENI IM        Eni SpA                                            5.00%          801        25.73       20,610

Japan (19.98%):
9502 JP       Chubu Electric Power Company, Incorporated         5.00%          875        23.55       20,603
6501 JP       Hitachi, Ltd.                                      5.03%        3,000         6.91       20,717
7267 JP       Honda Motor Co., Ltd.                              4.87%          700        28.67       20,069
7203 JP       Toyota Motor Corporation                           5.08%          500        41.84       20,920

The Netherlands (14.99%):
KPN NA        Koninklijke (Royal) KPN N.V.                       5.00%        1,405        14.67       20,605
PHIA NA       Koninklijke (Royal) Philips Electronics N.V.       5.00%          800        25.76       20,610
RDSB LN       Royal Dutch Shell Plc                              4.99%          743        27.68       20,568

Norway (4.99%):
TEL NO        Telenor ASA                                        4.99%        1,800        11.41       20,543

Spain (4.99%):
REP SM        Repsol YPF, S.A.                                   4.99%          714        28.77       20,544

United Kingdom (14.97%):
BP/ LN        BP Plc                                             4.99%        2,478         8.29       20,541
CNA LN        Centrica Plc                                       4.99%        3,615         5.69       20,569
VOD LN        Vodafone Group Plc                                 4.99%        9,612         2.14       20,541
                                                               _______                               ________
                   Total Investments                           100.00%                               $411,870
                                                               =======                               ========

______________________

See "Notes to Schedules of Investments" on page 47.

                             Schedule of Investments

       The Nasdaq (R) Target 15 Portfolio, 4th Quarter 2008 Series
                                 FT 1812


                    At the Opening of Business on the
               Initial Date of Deposit-September 30, 2008


                                                               Percentage
                                                               of Aggregate   Number     Market      Cost of
Ticker Symbol and                                              Offering       of         Value per   Securities to
Name of Issuer of Securities (1)(4)                            Price          Shares     Share       the Trust (2)
___________________________________                            ____________   ______     _________   _____________
COMMON STOCKS (100.00%):

Consumer Discretionary (14.19%):
BBBY       Bed Bath & Beyond Inc. *                               2.05%         104      $ 30.90     $   3,214
DTV        The DIRECTV Group, Inc. *                              7.16%         476        23.65        11,257
PETM       PetSmart, Inc.                                         1.00%          65        24.23         1,575
SPLS       Staples, Inc.                                          3.98%         288        21.74         6,261

Health Care (30.98%):
AMGN       Amgen Inc. *                                          15.61%         442        55.50        24,531
ESRX       Express Scripts, Inc. *                                4.49%         106        66.59         7,059
GILD       Gilead Sciences, Inc. *                               10.88%         403        42.44        17,103

Industrials (1.82%):
FAST       Fastenal Company                                       1.82%          61        46.85         2,858

Information Technology (51.39%):
ALTR       Altera Corporation                                     1.56%         123        19.96         2,455
CHKP       Check Point Software Technologies Ltd. +*              1.21%          88        21.55         1,896
FLIR       FLIR Systems, Inc. *                                   1.29%          57        35.51         2,024
ORCL       Oracle Corporation *                                  24.99%       2,092        18.77        39,267
QCOM       QUALCOMM Inc.                                         18.30%         721        39.88        28,754
SYMC       Symantec Corporation *                                 4.04%         341        18.62         6,349

Telecommunication Services (1.62%):
NIHD       NII Holdings Inc. *                                    1.62%          75        33.98         2,549
                                                               ________                               ________
                Total Investments                               100.00%                               $157,152
                                                               ========                               ========
___________

See "Notes to Schedules of Investments" on page 47.

                             Schedule of Investments

    NYSE(R) International Target 25 Portfolio, 4th Quarter 2008 Series
                                 FT 1812


  At the Opening of Business on the Initial Date of Deposit-September 30, 2008


                                                                          Percentage
                                                                          of Aggregate   Number     Market      Cost of
Ticker Symbol and                                                         Offering       of         Value per   Securities to
Name of Issuer of Securities (1)(4)(5)+                                   Price          Shares     Share       the Trust (2)
_______________________________________                                   ____________   ______     _________   _____________
COMMON STOCKS (100%):

Canada (4%):
PCZ         Petro-Canada                                                     4%          173        $ 32.35     $  5,597

France (12%):
AXA         AXA S.A. (ADR)                                                   4%          184          30.50        5,612
FTE         France Telecom S.A. (ADR)                                        4%          204          27.43        5,596
VE          Veolia Environnement (ADR)                                       4%          138          40.62        5,606

Germany (16%):
AZ          Allianz AG (ADR)                                                 4%          422          13.28        5,604
DAI         Daimler AG                                                       4%          110          50.84        5,592
DB          Deutsche Bank AG                                                 4%           82          68.20        5,592
DT          Deutsche Telekom AG (ADR)                                        4%          390          14.37        5,604

Ireland (4%):
AIB         Allied Irish Banks Plc (ADR)                                     4%          402          13.95        5,608

Italy (4%):
TI          Telecom Italia SpA (ADR)                                         4%          375          14.95        5,606

Japan (20%):
HIT         Hitachi, Ltd. (ADR)                                              4%           85          65.94        5,605
NTT         Nippon Telegraph & Telephone Corporation (ADR)                   4%          258          21.67        5,591
DCM         NTT DoCoMo, Inc. (ADR)                                           4%          362          15.49        5,607
SNE         Sony Corporation (ADR)                                           4%          182          30.76        5,598
TM          Toyota Motor Corporation (ADR)                                   4%           67          83.56        5,599

The Netherlands (8%):
AEG         Aegon N.V.                                                       4%          627           8.93        5,599
ING         ING Groep N.V. (ADR)                                             4%          273          20.50        5,597

South Korea (8%):
KEP         Korea Electric Power Corporation (ADR)                           4%          464          12.08        5,605
PKX         POSCO (ADR)                                                      4%           63          88.75        5,591

Spain (4%):
REP         Repsol YPF, S.A. (ADR)                                           4%          197          28.47        5,609

Switzerland (4%):
CS          Credit Suisse Group (ADR)                                        4%          125          44.86        5,607

United Kingdom (16%):
BCS         Barclays Plc (ADR)                                               4%          224          25.00        5,600
LYG         Lloyds TSB Group Plc (ADR)                                       4%          356          15.75        5,607
RBS         Royal Bank of Scotland Group Plc (ADR)                           4%        2,037           2.75        5,602
VOD         Vodafone Group Plc (ADR)                                         4%          263          21.29        5,599
                                                                           ____                                 ________
             Total Investments                                             100%                                 $140,033
                                                                           ====                                 ========
______________________

See "Notes to Schedules of Investments" on page 47.

                             Schedule of Investments

          The S&P Target 24 Portfolio, 4th Quarter 2008 Series
                                 FT 1812


                    At the Opening of Business on the
               Initial Date of Deposit-September 30, 2008


                                                               Percentage
                                                               of Aggregate   Number     Market      Cost of
Ticker Symbol and                                              Offering       of         Value per   Securities to
Name of Issuer of Securities (1)                               Price          Shares     Share       the Trust (2)
________________________________                               ____________   ______     _________   _____________
COMMON STOCKS (100.00%):

Consumer Discretionary (8.98%):
HOG       Harley-Davidson, Inc.                                  0.98%         46        $ 37.93     $  1,745
HAS       Hasbro, Inc.                                           0.54%         28          34.00          952
MCD       McDonald's Corporation                                 7.46%        220          60.16       13,235

Consumer Staples (13.65%):
BF/B      Brown-Forman Corporation                               0.51%         13          69.91          909
CLX       The Clorox Company                                     0.93%         27          60.96        1,646
PEP       PepsiCo, Inc.                                         12.21%        311          69.66       21,664

Energy (14.31%):
ESV       ENSCO International Incorporated                       2.37%         78          53.90        4,204
HAL       Halliburton Company                                    8.38%        491          30.29       14,872
NE        Noble Corporation +                                    3.56%        153          41.27        6,314

Financials (16.81%):
SCHW      The Charles Schwab Corporation                         7.58%        619          21.73       13,451
MCO       Moody's Corporation                                    2.19%        125          31.02        3,878
TRV       The Travelers Companies, Inc.                          7.04%        347          36.00       12,492

Health Care (13.66%):
BCR       C.R. Bard, Inc.                                        3.63%         68          94.77        6,444
ESRX      Express Scripts, Inc. *                                6.83%        182          66.59       12,119
FRX       Forest Laboratories, Inc. *                            3.20%        212          26.79        5,680

Industrials (11.44%):
EFX       Equifax Inc.                                           3.38%        183          32.76        5,995
RHI       Robert Half International Inc.                         2.98%        228          23.18        5,285
GWW       W.W. Grainger, Inc.                                    5.08%        108          83.36        9,003

Information Technology (17.45%):
ADBE      Adobe Systems Incorporated *                          11.13%        546          36.15       19,738
ALTR      Altera Corporation                                     3.36%        299          19.96        5,968
MCHP      Microchip Technology Incorporated                      2.96%        187          28.04        5,244

Utilities (3.70%):
D         Dominion Resources, Inc.                               1.49%         63          41.99        2,645
STR       Questar Corporation                                    0.45%         21          38.00          798
SO        The Southern Company                                   1.76%         84          37.25        3,129
                                                               _______                               ________
               Total Investments                               100.00%                               $177,410
                                                               =======                               ========

______________________

See "Notes to Schedules of Investments" on page 47.

Page 38


                             Schedule of Investments

          S&P Target SMid 60 Portfolio, 4th Quarter 2008 Series
                                 FT 1812


                    At the Opening of Business on the
               Initial Date of Deposit-September 30, 2008


                                                               Percentage
                                                               of Aggregate   Number     Market      Cost of
Ticker Symbol and                                              Offering       of         Value per   Securities to
Name of Issuer of Securities (1)                               Price          Shares     Share       the Trust (2)
_______________________________                                _________      ______     _______     _________
COMMON STOCKS (100.00%):

Consumer Discretionary (23.34%):
AM        American Greetings Corporation                         2.23%         215       $ 16.37     $  3,520
BGP       Borders Group, Inc.                                    2.22%         546          6.44        3,516
CAB       Cabela's Incorporated *                                1.11%         145         12.15        1,762
GPI       Group 1 Automotive, Inc.                               1.11%          84         20.85        1,751
JAKK      JAKKS Pacific, Inc. *                                  1.12%          72         24.50        1,764
LEA       Lear Corporation *                                     2.22%         333         10.55        3,513
MHK       Mohawk Industries, Inc. *                              2.21%          52         67.37        3,503
OXM       Oxford Industries, Inc.                                1.11%          70         25.17        1,762
RGS       Regis Corporation                                      2.23%         133         26.49        3,523
RT        Ruby Tuesday, Inc. *                                   1.11%         299          5.87        1,755
SKS       Saks, Inc. *                                           2.23%         415          8.48        3,519
SCHL      Scholastic Corporation                                 2.22%         138         25.43        3,509
SSI       Stage Stores, Inc.                                     1.11%         125         14.08        1,760
SUP       Superior Industries International, Inc.                1.11%          94         18.74        1,762

Energy (2.22%):
XEC       Cimarex Energy Co.                                     2.22%          80         43.95        3,516

Financials (27.79%):
AFG       American Financial Group, Inc.                         2.22%         129         27.25        3,515
ASBC      Associated Banc-Corp                                   2.22%         181         19.40        3,511
CATY      Cathay General Bancorp                                 2.22%         150         23.40        3,510
CNB       The Colonial BancGroup, Inc.                           2.22%         529          6.64        3,513
EWBC      East West Bancorp, Inc.                                1.12%         133         13.26        1,764
FNFG      First Niagara Financial Group, Inc.                    2.22%         251         14.00        3,514
THG       Hanover Insurance Group Inc.                           2.23%          83         42.52        3,529
HCC       HCC Insurance Holdings, Inc.                           2.22%         146         24.05        3,511
STSA      Sterling Financial Corporation                         1.11%         142         12.41        1,762
SUSQ      Susquehanna Bancshares, Inc.                           1.11%          97         18.12        1,758
UCBH      UCBH Holdings, Inc.                                    1.11%         281          6.25        1,756
UMPQ      Umpqua Holdings Corporation                            1.11%         126         13.93        1,755
UCBI      United Community Banks, Inc.                           1.11%         135         13.05        1,762
WRB       W.R. Berkley Corporation                               2.23%         153         23.00        3,519
WBS       Webster Financial Corporation                          2.22%         159         22.06        3,508
WTFC      Wintrust Financial Corporation                         1.12%          63         28.03        1,766

Health Care (5.56%):
AFFX      Affymetrix, Inc. *                                     2.22%         463          7.59        3,514
LPNT      LifePoint Hospitals, Inc. *                            2.23%         110         32.01        3,521
MDTH      MedCath Corporation *                                  1.11%         100         17.61        1,761

                        Schedule of Investments (cont'd.)

          S&P Target SMid 60 Portfolio, 4th Quarter 2008 Series
                                 FT 1812


                    At the Opening of Business on the
               Initial Date of Deposit-September 30, 2008


                                                               Percentage
                                                               of Aggregate   Number     Market      Cost of
Ticker Symbol and                                              Offering       of         Value per   Securities to
Name of Issuer of Securities (1)                               Price          Shares     Share       the Trust (2)
________________________________                               ____________   ______     _________   _____________
Industrials (19.98%):
AIR      AAR Corp. *                                            1.11%          113       $ 15.51     $  1,753
ALK      Alaska Air Group, Inc. *                               2.22%          185         18.98        3,511
BGG      Briggs & Stratton Corporation                          1.11%          103         17.00        1,751
ROCK     Gibraltar Industries Inc.                              1.11%           94         18.72        1,760
JBLU     JetBlue Airways Corporation *                          2.22%          768          4.58        3,518
MPS      MPS Group, Inc. *                                      2.22%          358          9.81        3,512
NCS      NCI Building Systems, Inc. *                           1.11%           56         31.21        1,748
SCHS     School Specialty, Inc. *                               1.11%           58         30.30        1,757
SKYW     SkyWest, Inc.                                          1.11%          109         16.14        1,759
SFN      Spherion Corporation *                                 1.11%          381          4.61        1,756
TKR      The Timken Company                                     2.22%          143         24.57        3,514
TRN      Trinity Industries, Inc.                               2.22%          133         26.36        3,506
TGI      Triumph Group, Inc.                                    1.11%           39         44.93        1,752

Information Technology (11.10%):
AVT      Avnet Inc. *                                           2.22%          147         23.90        3,513
BBOX     Black Box Corporation                                  1.11%           51         34.54        1,762
CBR      CIBER, Inc. *                                          1.11%          261          6.74        1,759
FCS      Fairchild Semiconductor International, Inc. *          2.22%          411          8.56        3,518
HTCH     Hutchinson Technology Incorporated *                   1.11%          162         10.86        1,759
IM       Ingram Micro Inc. *                                    2.22%          217         16.20        3,515
MEI      Methode Electronics, Inc.                              1.11%          201          8.76        1,761

Materials (3.34%):
BKI      Buckeye Technologies Inc. *                            1.11%          218          8.05        1,755
OMG      OM Group, Inc. *                                       1.11%           83         21.08        1,750
SWM      Schweitzer-Mauduit International, Inc.                 1.12%           92         19.16        1,763

Telecommunication Services (2.21%):
TDS      Telephone and Data Systems, Inc.                       2.21%          103         34.00        3,502

Utilities (4.46%):
LNT      Alliant Energy Corporation                             2.23%          110         32.00        3,520
WR       Westar Energy, Inc.                                    2.23%          151         23.35        3,526
                                                              _______                                ________
              Total Investments                               100.00%                                $158,184
                                                              =======                                ========
______________________

See "Notes to Schedules of Investments" on page 47.

                            Schedule of Investments

             Target 50/50 Portfolio, 4th Quarter 2008 Series
                                 FT 1812


 At the Opening of Business on the Initial Date of Deposit-September 30, 2008


                                                               Percentage
                                                               of Aggregate   Number     Market      Cost of
Ticker Symbol and                                              Offering       of         Value per   Securities to
Name of Issuer of Securities (1)(4)                            Price          Shares     Share       the Trust (2)
___________________________________                            ____________   ______     _________   _____________
COMMON STOCKS (100.00%):

Consumer Discretionary (10.04%):
ARO          Aeropostale, Inc. *                                 0.16%         21        $ 30.74     $   646
BBBY         Bed Bath & Beyond Inc. *                            0.17%         22          30.90         680
BIG          Big Lots, Inc. *                                    0.20%         28          28.68         803
BKE          The Buckle, Inc.                                    0.15%         10          57.01         570
DTV          The DIRECTV Group, Inc. *                           0.60%        100          23.65       2,365
FRED         Fred's, Inc.                                        0.16%         45          14.26         642
HOG          Harley-Davidson, Inc.                               0.09%          9          37.93         341
HAS          Hasbro, Inc.                                        0.04%          5          34.00         170
ESI          ITT Educational Services, Inc. *                    0.27%         13          81.37       1,058
MCD          McDonald's Corporation                              2.30%        150          60.16       9,024
NWY          New York & Company, Inc. *                          0.16%         66           9.23         609
PETM         PetSmart, Inc.                                      0.09%         14          24.23         339
RNO FP       Renault S.A. #                                      0.42%         27          60.89       1,644
ROST         Ross Stores, Inc.                                   0.41%         44          36.20       1,593
SPLS         Staples, Inc.                                       0.33%         60          21.74       1,304
SHOO         Steven Madden, Ltd. *                               0.12%         19          24.57         467
SUP          Superior Industries International, Inc.             2.51%        526          18.74       9,857
TRLG         True Religion Apparel, Inc. *                       0.19%         28          27.25         763
DIS          The Walt Disney Company                             1.67%        221          29.73       6,570

Consumer Staples (3.81%):
BF/B         Brown-Forman Corporation                            0.04%          2          69.91         140
CALM         Cal-Maine Foods, Inc.                               0.22%         33          26.36         870
CLX          The Clorox Company                                  0.08%          5          60.96         305
PEP          PepsiCo, Inc.                                       0.96%         54          69.66       3,762
UVV          Universal Corporation                               2.51%        202          48.72       9,841

Energy (4.54%):
BP/ LN       BP Plc #                                            0.42%        198           8.29       1,641
CPE          Callon Petroleum Company *                          0.11%         27          16.29         440
MCF          Contango Oil & Gas Company *                        0.25%         20          49.46         989
ENI IM       Eni SpA #                                           0.42%         64          25.73       1,647
ESV          ENSCO International Incorporated                    0.89%         65          53.90       3,504
GMXR         GMX Resources Inc. *                                0.27%         24          43.99       1,056
HAL          Halliburton Company                                 0.70%         91          30.29       2,756
HP           Helmerich & Payne, Inc.                             0.40%         39          40.41       1,576
LUFK         Lufkin Industries, Inc.                             0.30%         16          73.93       1,183
NR           Newpark Resources, Inc. *                           0.17%         99           6.70         663
NE           Noble Corporation +                                 0.29%         28          41.27       1,156
PQ           PetroQuest Energy, Inc. *                           0.21%         60          14.04         842
EGY          VAALCO Energy, Inc. *                               0.11%         71           6.25         444

Financials (33.79%):
ASBC         Associated Banc-Corp                                2.51%        508          19.40       9,855
AV/ LN       Aviva Plc #                                         0.42%        198           8.31       1,646
BBVA SM      Banco Bilbao Vizcaya Argentaria, S.A. #             0.42%        103          15.93       1,641
BARC LN      Barclays Plc #                                      0.42%        281           5.84       1,641

                        Schedule of Investments (cont'd.)

             Target 50/50 Portfolio, 4th Quarter 2008 Series
                                 FT 1812


                    At the Opening of Business on the
               Initial Date of Deposit-September 30, 2008


                                                               Percentage
                                                               of Aggregate   Number     Market      Cost of
Ticker Symbol and                                              Offering       of         Value per   Securities to
Name of Issuer of Securities (1)(4)                            Price          Shares     Share       the Trust (2)
___________________________________                            ____________   ______     _________   _____________
Financials (cont'd.):
SCHW         The Charles Schwab Corporation                      0.64%          115      $ 21.73     $  2,499
CNB          The Colonial BancGroup, Inc.                        2.51%        1,485         6.64        9,860
ACA FP       Credit Agricole S.A. #                              0.42%           92        17.91        1,648
DBK GY       Deutsche Bank AG #                                  0.39%           21        73.12        1,536
EZPW         EZCORP, Inc. *                                      0.18%           40        17.48          699
FBP          First BanCorp. +                                    2.51%          892        11.05        9,857
FNFG         First Niagara Financial Group, Inc.                 2.51%          704        14.00        9,856
HBAN         Huntington Bancshares Incorporated                  2.51%        1,323         7.45        9,856
INGA NA      ING Groep N.V. #                                    0.42%           82        20.12        1,650
ISP IM       Intesa Sanpaolo #                                   0.42%          308         5.33        1,642
LNC          Lincoln National Corporation                        2.51%          234        42.20        9,875
LLOY LN      Lloyds TSB Group Plc #                              0.42%          438         3.75        1,643
MCO          Moody's Corporation                                 0.18%           23        31.02          713
PBCT         People's United Financial Inc.                      2.51%          604        16.33        9,863
RF           Regions Financial Corporation                       2.51%        1,195         8.25        9,859
SAN SM       Santander Central Hispano S.A. #                    0.42%          113        14.52        1,641
RUKN VX      Swiss Re #                                          0.42%           32        51.72        1,655
TRV          The Travelers Companies, Inc.                       0.59%           64        36.00        2,304
UMPQ         Umpqua Holdings Corporation                         2.51%          708        13.93        9,862
UCG IM       UniCredito Italiano SpA #                           0.42%          400         4.11        1,643
WFSL         Washington Federal, Inc.                            2.51%          543        18.17        9,866
WBS          Webster Financial Corporation                       2.51%          447        22.06        9,861

Health Care (6.36%):
AMED         Amedisys, Inc. *                                    0.48%           39        47.88        1,867
AMGN         Amgen Inc. *                                        1.30%           92        55.50        5,106
BCR          C.R. Bard, Inc.                                     0.29%           12        94.77        1,137
CRY          CryoLife, Inc. *                                    0.08%           25        13.32          333
ESRX         Express Scripts, Inc. *                             0.95%           56        66.59        3,729
FRX          Forest Laboratories, Inc. *                         0.27%           39        26.79        1,045
GTIV         Gentiva Health Services, Inc. *                     0.21%           31        26.85          832
GILD         Gilead Sciences, Inc. *                             0.91%           84        42.44        3,565
KND          Kindred Healthcare, Inc. *                          0.30%           44        26.57        1,169
LHCG         LHC Group Inc. *                                    0.15%           20        28.82          576
LMNX         Luminex Corporation *                               0.29%           44        26.02        1,145
MMSI         Merit Medical Systems, Inc. *                       0.15%           32        18.97          607
BABY         Natus Medical Incorporated *                        0.16%           29        22.28          646
OSIP         OSI Pharmaceuticals, Inc. *                         0.23%           19        48.50          922
VPHM         ViroPharma Incorporated *                           0.24%           72        13.19          950
VVUS         VIVUS, Inc. *                                       0.16%           78         7.96          621
ZOLL         Zoll Medical Corporation *                          0.19%           24        31.85          764

                        Schedule of Investments (cont'd.)

             Target 50/50 Portfolio, 4th Quarter 2008 Series
                                 FT 1812


                    At the Opening of Business on the
               Initial Date of Deposit-September 30, 2008


                                                               Percentage
                                                               of Aggregate   Number     Market      Cost of
Ticker Symbol and                                              Offering       of         Value per   Securities to
Name of Issuer of Securities (1)(4)                            Price          Shares     Share       the Trust (2)
___________________________________                            ____________   ______     _________   _____________
Industrials (12.59%):
ECOL         American Ecology Corporation                        0.23%         33        $ 27.43     $    905
AXYS         Axsys Technologies, Inc. *                          0.09%          6          58.77          353
AZZ          AZZ Incorporated *                                  0.14%         14          39.72          556
BMI          Badger Meter, Inc.                                  0.18%         16          45.30          725
BECN         Beacon Roofing Supply, Inc. *                       0.18%         45          16.05          722
BA           The Boeing Company                                  1.57%        111          55.47        6,157
BGG          Briggs & Stratton Corporation                       2.51%        580          17.00        9,860
DXPE         DXP Enterprises, Inc. *                             0.10%          7          54.79          384
EFX          Equifax Inc.                                        0.28%         34          32.76        1,114
ESE          ESCO Technologies Inc. *                            0.35%         29          47.53        1,378
FAST         Fastenal Company                                    0.15%         13          46.85          609
GE           General Electric Company                            1.68%        285          23.10        6,584
GRC          The Gorman-Rupp Company                             0.09%         10          36.25          363
KTII         K-Tron International, Inc. *                        0.10%          3          127.12         381
KSU          Kansas City Southern *                              0.36%         33          42.79        1,412
LNN          Lindsay Corporation                                 0.22%         12          73.47          882
NCI          Navigant Consulting, Inc. *                         0.27%         54          19.43        1,049
NSC          Norfolk Southern Corporation                        2.07%        124          65.50        8,122
PPO          Polypore International, Inc. *                      0.28%         52          21.05        1,095
RHI          Robert Half International Inc.                      0.25%         42          23.18          974
SXE          Stanley Inc. *                                      0.21%         24          35.03          841
SYKE         Sykes Enterprises, Incorporated *                   0.24%         45          21.34          960
TISI         Team, Inc. *                                        0.19%         21          34.95          734
GWW          W.W. Grainger, Inc.                                 0.42%         20          83.36        1,667
WAB          Wabtec Corporation                                  0.21%         17          48.19          819
WGOV         Woodward Governor Company                           0.22%         25          34.32          858

Information Technology (6.26%):
ADBE         Adobe Systems Incorporated *                        0.93%        101          36.15        3,651
ALTR         Altera Corporation                                  0.41%         81          19.96        1,617
CHKP         Check Point Software Technologies Ltd. +*           0.10%         18          21.55          388
CYBS         CyberSource Corporation *                           0.32%         82          15.34        1,258
FLIR         FLIR Systems, Inc. *                                0.11%         12          35.51          426
ISYS         Integral Systems, Inc. *                            0.09%         19          18.90          359
MANT         ManTech International Corporation *                 0.10%          7          56.06          392
MCHP         Microchip Technology Incorporated                   0.25%         35          28.04          981
ORCL         Oracle Corporation *                                2.08%        435          18.77        8,165
QCOM         QUALCOMM Inc.                                       1.53%        151          39.88        6,022
SYMC         Symantec Corporation *                              0.34%         71          18.62        1,322

                        Schedule of Investments (cont'd.)

             Target 50/50 Portfolio, 4th Quarter 2008 Series
                                 FT 1812


                    At the Opening of Business on the
               Initial Date of Deposit-September 30, 2008


                                                               Percentage
                                                               of Aggregate   Number     Market      Cost of
Ticker Symbol and                                              Offering       of         Value per   Securities to
Name of Issuer of Securities (1)(4)                            Price          Shares     Share       the Trust (2)
___________________________________                            ____________   ______     _________   _____________
Materials (7.70%):
AGU          Agrium Inc. +                                       0.84%           61      $ 54.11     $  3,301
CCC          Calgon Carbon Corporation *                         0.23%           47        19.49          916
CF           CF Industries Holdings, Inc.                        0.43%           20        83.93        1,679
CLF          Cleveland-Cliffs Inc.                               0.53%           43        48.13        2,070
CMP          Compass Minerals International, Inc.                0.14%           12        47.06          565
IPHS         Innophos Holdings, Inc.                             0.15%           26        22.65          589
MWV          MeadWestvaco Corporation                            2.51%          437        22.57        9,863
RKT          Rock-Tenn Company (Class A)                         0.13%           13        38.48          500
SXT          Sensient Technologies Corporation                   2.51%          357        27.59        9,850
TRA          Terra Industries Inc.                               0.23%           34        26.63          905

Telecommunication Services (6.37%):
T            AT&T Inc.                                           4.18%          592        27.75       16,428
BT/A LN      BT Group Plc #                                      0.42%          587         2.80        1,643
DTE GY       Deutsche Telekom AG #                               0.42%          111        14.87        1,651
NIHD         NII Holdings Inc. *                                 0.14%           16        33.98          544
TIT IM       Telecom Italia SpA #                                0.42%         1,099        1.50        1,643
TLSN SS      TeliaSonera AB #                                    0.37%          250         5.82        1,454
VOD LN       Vodafone Group Plc #                                0.42%          769         2.14        1,643

Utilities (8.54%):
D            Dominion Resources, Inc.                            0.13%           12        41.99          504
ENEL IM      Enel SpA #                                          0.42%          200         8.20        1,641
LG           The Laclede Group, Inc.                             0.27%           24        44.93        1,078
NI           NiSource Inc.                                       2.51%          695        14.19        9,862
PNW          Pinnacle West Capital Corporation                   2.51%          285        34.57        9,852
STR          Questar Corporation                                 0.04%            4        38.00          152
SCG          SCANA Corporation                                   2.51%          253        38.99        9,865
SO           The Southern Company                                0.15%           16        37.25          596
                                                               _______                               ________
                  Total Investments                            100.00%                               $392,824
                                                               =======                               ========
______________________

See "Notes to Schedules of Investments" on page 47.

                             Schedule of Investments

     Target Diversified Dividend Portfolio, 4th Quarter 2008 Series
                                 FT 1812


                    At the Opening of Business on the
               Initial Date of Deposit-September 30, 2008


                                                               Percentage
                                                               of Aggregate   Number     Market      Cost of
Ticker Symbol and                                              Offering       of         Value per   Securities to
Name of Issuer of Securities (1)(4)                            Price          Shares     Share       the Trust (2)
___________________________________                            ____________   ______     _________   _____________
COMMON STOCKS (100.00%):

Consumer Discretionary (10.01%):
ALV         Autoliv, Inc. +                                      2.51%         105       $ 33.98     $  3,568
DAI         Daimler AG +                                         2.50%          70         50.84        3,559
GCI         Gannett Co., Inc.                                    2.50%         209         17.00        3,553
PAG         Penske Automotive Group, Inc.                        2.50%         305         11.66        3,556

Consumer Staples (10.01%):
ADM         Archer-Daniels-Midland Company                       2.51%         174         20.49        3,565
KFT         Kraft Foods Inc.                                     2.51%         112         31.86        3,568
RAI         Reynolds American Inc.                               2.50%          73         48.78        3,561
SVU         SUPERVALU INC.                                       2.49%         157         22.61        3,550

Energy (10.00%):
OSG         Overseas Shipholding Group, Inc.                     2.50%          67         53.20        3,564
PTEN        Patterson-UTI Energy, Inc.                           2.50%         195         18.26        3,561
TK          Teekay Corporation +                                 2.50%         150         23.75        3,563
TNP         Tsakos Energy Navigation Ltd. +                      2.50%         126         28.22        3,556

Financials (10.00%):
ADVNB       Advanta Corp. (Class B)                              2.50%         471          7.56        3,561
DB          Deutsche Bank AG +                                   2.49%          52         68.20        3,546
GNW         Genworth Financial Inc.                              2.50%         712          5.00        3,560
SAFT        Safety Insurance Group, Inc.                         2.51%          94         37.98        3,570

Health Care (10.00%):
BMY         Bristol-Myers Squibb Company                         2.50%         179         19.85        3,553
LLY         Eli Lilly and Company                                2.50%          81         43.92        3,558
PFE         Pfizer Inc.                                          2.51%         202         17.65        3,565
WYE         Wyeth                                                2.49%          97         36.59        3,549

Industrials (9.99%):
AP          Ampco-Pittsburgh Corporation                         2.50%         145         24.57        3,563
ETN         Eaton Corporation                                    2.49%          66         53.77        3,549
KELYA       Kelly Services, Inc.                                 2.50%         193         18.44        3,559
MIC         Macquarie Infrastructure Company LLC                 2.50%         282         12.63        3,562

Information Technology (10.00%):
ISIL        Intersil Corporation                                 2.50%         226         15.74        3,557
MOLX        Molex Incorporated                                   2.50%         162         22.00        3,564
MOT         Motorola, Inc.                                       2.50%         533          6.68        3,560
STX         Seagate Technology +                                 2.50%         303         11.74        3,557

                        Schedule of Investments (cont'd.)

     Target Diversified Dividend Portfolio, 4th Quarter 2008 Series
                                 FT 1812


                    At the Opening of Business on the
               Initial Date of Deposit-September 30, 2008


                                                               Percentage
                                                               of Aggregate   Number     Market      Cost of
Ticker Symbol and                                              Offering       of         Value per   Securities to
Name of Issuer of Securities (1)(4)                            Price          Shares     Share       the Trust (2)
___________________________________                            ____________   ______     _________   _____________
Materials (9.99%):
CMC         Commercial Metals Company                            2.50%        224        $ 15.88     $  3,557
DOW         The Dow Chemical Company                             2.50%        115          30.96        3,560
MEOH        Methanex Corporation +                               2.50%        185          19.23        3,558
NUE         Nucor Corporation                                    2.49%         96          36.98        3,550

Telecommunication Services (10.02%):
T           AT&T Inc.                                            2.50%        128          27.75        3,552
CTL         CenturyTel, Inc.                                     2.51%         96          37.13        3,565
TU          TELUS Corporation +                                  2.51%        103          34.68        3,572
VZ          Verizon Communications Inc.                          2.50%        116          30.62        3,552

Utilities (9.98%):
ED          Consolidated Edison, Inc. (Con Edison)               2.50%         83          42.80        3,552
DTE         DTE Energy Company                                   2.49%         90          39.41        3,547
PNW         Pinnacle West Capital Corporation                    2.50%        103          34.57        3,561
WR          Westar Energy, Inc.                                  2.49%        152          23.35        3,549
                                                               _______                               ________
                 Total Investments                             100.00%                               $142,332
                                                               =======                               ========
______________________

See "Notes to Schedules of Investments" on page 47.

                             Schedule of Investments

    Target Dividend Multi-Strategy Portfolio, 4th Quarter 2008 Series
                                 FT 1812


 At the Opening of Business on the Initial Date of Deposit-September 30, 2008


                                                                        Percentage
                                                                        of Aggregate   Number      Market      Cost of
Ticker Symbol and                                                       Offering       of          Value per   Securities to
Name of Issuer of Securities (1)(4)                                     Price          Shares      Share       the Trust (2)
___________________________________                                     ____________   ______      _________   _____________
COMMON STOCKS (100.00%):

Consumer Discretionary (9.98%):
ALV        Autoliv, Inc. +                                                0.62%            87      $ 33.98     $  2,956
DAI        Daimler AG +                                                   0.62%            58        50.84        2,949
GCI        Gannett Co., Inc.                                              0.62%           174        17.00        2,958
GKN LN     GKN Plc #                                                      1.67%         2,283         3.46        7,898
ITV LN     ITV Plc #                                                      1.66%        10,740         0.73        7,893
LAD LN     Ladbrokes Plc #                                                1.67%         2,466         3.21        7,905
PAG        Penske Automotive Group, Inc.                                  0.62%           254        11.66        2,962
RNO FP     Renault S.A. #                                                 1.25%            97        60.89        5,907
SUP        Superior Industries International, Inc.                        1.25%           316        18.74        5,922

Consumer Staples (3.73%):
ADM        Archer-Daniels-Midland Company                                 0.61%           142        20.49        2,910
KFT        Kraft Foods Inc.                                               0.62%            93        31.86        2,963
RAI        Reynolds American Inc.                                         0.63%            61        48.78        2,976
SVU        SUPERVALU INC.                                                 0.62%           131        22.61        2,962
UVV        Universal Corporation                                          1.25%           122        48.72        5,944

Energy (5.00%):
BP/ LN     BP Plc #                                                       1.25%           715         8.29        5,927
ENI IM     Eni SpA #                                                      1.25%           230        25.73        5,918
OSG        Overseas Shipholding Group, Inc.                               0.63%            56        53.20        2,979
PTEN       Patterson-UTI Energy, Inc.                                     0.62%           162        18.26        2,958
TK         Teekay Corporation +                                           0.63%           125        23.75        2,969
TNP        Tsakos Energy Navigation Ltd. +                                0.62%           105        28.22        2,963

Financials (36.56%):
ADVNB      Advanta Corp. (Class B)                                        0.63%           392         7.56        2,964
ASBC       Associated Banc-Corp                                           1.25%           305        19.40        5,917
AV/ LN     Aviva Plc #                                                    1.25%           713         8.31        5,926
BBVA SM    Banco Bilbao Vizcaya Argentaria, S.A. #                        1.25%           372        15.93        5,926
BAC        Bank of America Corporation                                    1.66%           261        30.25        7,895
BARC LN    Barclays Plc #                                                 1.25%         1,015         5.84        5,929
2388 HK    BOC Hong Kong (Holdings) Limited #                             1.61%         4,500         1.70        7,656
C          Citigroup Inc.                                                 1.67%           445        17.75        7,899
CNB        The Colonial BancGroup, Inc.                                   1.25%           893         6.64        5,930
ACA FP     Credit Agricole S.A. #                                         1.25%           331        17.91        5,930
DBK GY     Deutsche Bank AG #                                             1.25%            81        73.12        5,923
DB         Deutsche Bank AG +                                             0.62%            43        68.20        2,933
FBP        First BanCorp. +                                               1.25%           536        11.05        5,923
FNFG       First Niagara Financial Group, Inc.                            1.25%           423        14.00        5,922

                       Schedule of Investments (cont'd.)

    Target Dividend Multi-Strategy Portfolio, 4th Quarter 2008 Series
                                 FT 1812


                    At the Opening of Business on the
               Initial Date of Deposit-September 30, 2008


                                                                        Percentage
                                                                        of Aggregate   Number      Market      Cost of
Ticker Symbol and                                                       Offering       of          Value per   Securities to
Name of Issuer of Securities (1)(4)                                     Price          Shares      Share       the Trust (2)
___________________________________                                     ____________   ______      _________   _____________
Financials (cont'd.):
GNW         Genworth Financial Inc.                                       0.62%           592      $  5.00     $  2,960
HBAN        Huntington Bancshares Incorporated                            1.25%           795         7.45        5,923
INGA NA     ING Groep N.V. #                                              1.25%           294        20.12        5,916
ISP IM      Intesa Sanpaolo #                                             1.25%         1,112         5.33        5,928
LNC         Lincoln National Corporation                                  1.22%           137        42.20        5,781
LLOY LN     Lloyds TSB Group Plc #                                        1.25%         1,579         3.75        5,921
17 HK       New World Development Company Limited #                       1.69%         8,000         1.00        7,998
PBCT        People's United Financial Inc.                                1.25%           363        16.33        5,928
RF          Regions Financial Corporation                                 1.25%           718         8.25        5,924
SAFT        Safety Insurance Group, Inc.                                  0.62%            78        37.98        2,962
SAN SM      Santander Central Hispano S.A. #                              1.25%           408        14.52        5,926
RUKN VX     Swiss Re #                                                    1.22%           112        51.72        5,792
UMPQ        Umpqua Holdings Corporation                                   1.25%           425        13.93        5,920
UCG IM      UniCredito Italiano SpA #                                     1.25%         1,441         4.11        5,919
WFSL        Washington Federal, Inc.                                      1.25%           326        18.17        5,923
WBS         Webster Financial Corporation                                 1.25%           269        22.06        5,934

Health Care (4.15%):
BMY         Bristol-Myers Squibb Company                                  0.62%           149        19.85        2,958
LLY         Eli Lilly and Company                                         0.61%            66        43.92        2,899
PFE         Pfizer Inc.                                                   2.29%           615        17.65       10,855
WYE         Wyeth                                                         0.63%            81        36.59        2,964

Industrials (10.68%):
AP          Ampco-Pittsburgh Corporation                                  0.61%           118        24.57        2,899
BGG         Briggs & Stratton Corporation                                 1.25%           349        17.00        5,933
293 HK      Cathay Pacific Airways Limited #                              1.71%         5,000         1.62        8,112
267 HK      CITIC Pacific Limited #                                       1.71%         3,000         2.70        8,104
1199 HK     Cosco Pacific Limited #                                       1.85%         8,000         1.10        8,770
ETN         Eaton Corporation                                             0.62%            55        53.77        2,957
GE          General Electric Company                                      1.67%           342        23.10        7,900
KELYA       Kelly Services, Inc.                                          0.63%           161        18.44        2,969
MIC         Macquarie Infrastructure Company LLC                          0.63%           235        12.63        2,968

Information Technology (2.49%):
ISIL        Intersil Corporation                                          0.62%           188        15.74        2,959
MOLX        Molex Incorporated                                            0.63%           135        22.00        2,970
MOT         Motorola, Inc.                                                0.62%           443         6.68        2,959
STX         Seagate Technology +                                          0.62%           252        11.74        2,958

                        Schedule of Investments (cont'd.)

    Target Dividend Multi-Strategy Portfolio, 4th Quarter 2008 Series
                                 FT 1812


                    At the Opening of Business on the
               Initial Date of Deposit-September 30, 2008


                                                                        Percentage
                                                                        of Aggregate   Number      Market      Cost of
Ticker Symbol and                                                       Offering       of          Value per   Securities to
Name of Issuer of Securities (1)(4)                                     Price          Shares      Share       the Trust (2)
___________________________________                                     ____________   ______      _________   _____________
Materials (4.95%):
CMC         Commercial Metals Company                                     0.61%          183       $  15.88    $  2,906
DOW         The Dow Chemical Company                                      0.63%           96          30.96       2,972
MWV         MeadWestvaco Corporation                                      1.22%          257          22.57       5,801
MEOH        Methanex Corporation +                                        0.62%          154          19.23       2,961
NUE         Nucor Corporation                                             0.62%           80          36.98       2,958
SXT         Sensient Technologies Corporation                             1.25%          215          27.59       5,932

Telecommunication Services (14.96%):
T           AT&T Inc.                                                     3.52%          601          27.75      16,678
BT/A LN     BT Group Plc #                                                2.92%        4,938           2.80      13,823
CTL         CenturyTel, Inc.                                              0.63%           80          37.13       2,970
DTE GY      Deutsche Telekom AG #                                         1.25%          398          14.87       5,918
TIT IM      Telecom Italia SpA #                                          1.25%        3,959           1.50       5,920
TLSN SS     TeliaSonera AB #                                              1.23%        1,000           5.82       5,817
TU          TELUS Corporation +                                           0.61%           84          34.68       2,913
VZ          Verizon Communications Inc.                                   0.63%           97          30.62       2,970
VOD LN      Vodafone Group Plc #                                          2.92%        6,469           2.14      13,824

Utilities (7.50%):
ED          Consolidated Edison, Inc. (Con Edison)                        0.62%           69          42.80       2,953
DTE         DTE Energy Company                                            0.62%           75          39.41       2,956
ENEL IM     Enel SpA #                                                    1.25%          722           8.20       5,924
NI          NiSource Inc.                                                 1.25%          417          14.19       5,917
PNW         Pinnacle West Capital Corporation                             1.88%          257          34.57       8,884
SCG         SCANA Corporation                                             1.25%          152          38.99       5,926
WR          Westar Energy, Inc.                                           0.63%          127          23.35       2,965
                                                                         _______                               ________
                 Total Investments                                       100.00%                               $474,169
                                                                         =======                               ========
______________________

See "Notes to Schedules of Investments" on page 47.

                             Schedule of Investments

            Target Growth Portfolio, 4th Quarter 2008 Series
                                 FT 1812


 At the Opening of Business on the Initial Date of Deposit-September 30, 2008


                                                                        Percentage
                                                                        of Aggregate   Number      Market       Cost of
Ticker Symbol and                                                       Offering       of          Value per    Securities to
Name of Issuer of Securities (1)(4)                                     Price          Shares      Share        the Trust (2)
___________________________________                                     ____________   ______      _________    _____________
COMMON STOCKS (100.00%):

Consumer Discretionary (16.66%):
AMZN      Amazon.com, Inc. *                                              3.34%          75        $  63.35     $  4,751
AZO       AutoZone, Inc. *                                                3.32%          38          124.55        4,733
HRB       H&R Block, Inc.                                                 3.33%         211           22.49        4,745
MCD       McDonald's Corporation                                          3.34%          79           60.16        4,753
TJX       The TJX Companies, Inc.                                         3.33%         157           30.25        4,749

Consumer Staples (9.99%):
MO        Altria Group, Inc.                                              3.33%         245           19.35        4,741
AVP       Avon Products, Inc.                                             3.34%         120           39.65        4,758
LO        Lorillard, Inc.                                                 3.32%          69           68.49        4,726

Energy (13.33%):
CLR       Continental Resources, Inc. *                                   3.34%         133           35.75        4,755
HAL       Halliburton Company                                             3.34%         157           30.29        4,755
OXY       Occidental Petroleum Corporation                                3.33%          73           65.00        4,745
PXD       Pioneer Natural Resources Company                               3.32%          93           50.92        4,735

Financials (6.68%):
TROW      T. Rowe Price Group Inc.                                        3.34%          95           50.00        4,750
AMTD      TD Ameritrade Holding Corporation *                             3.34%         297           16.00        4,752

Health Care (20.01%):
ACL       Alcon, Inc. +                                                   3.35%          29          164.33        4,766
BAX       Baxter International Inc.                                       3.32%          73           64.84        4,733
COV       Covidien Limited +                                              3.34%          91           52.23        4,753
ESRX      Express Scripts, Inc. *                                         3.32%          71           66.59        4,728
GILD      Gilead Sciences, Inc. *                                         3.34%         112           42.44        4,753
STJ       St. Jude Medical, Inc. *                                        3.34%         115           41.42        4,763

Industrials (6.64%):
FAST      Fastenal Company                                                3.32%         101           46.85        4,732
LMT       Lockheed Martin Corporation                                     3.32%          43          109.98        4,729

Information Technology (20.02%):
ACN       Accenture Ltd. +                                                3.34%         125           38.00        4,750
ADBE      Adobe Systems Incorporated *                                    3.33%         131           36.15        4,736
ALTR      Altera Corporation                                              3.34%         238           19.96        4,750
APH       Amphenol Corporation                                            3.34%         118           40.27        4,752
MSFT      Microsoft Corporation                                           3.34%         190           25.01        4,752
QCOM      QUALCOMM Inc.                                                   3.33%         119           39.88        4,746

Materials (6.67%):
AGU       Agrium Inc. +                                                   3.34%          88           54.11        4,762
POT       Potash Corporation of Saskatchewan Inc. +                       3.33%          36          131.71        4,742
                                                                        _______                                 ________
                  Total Investments                                     100.00%                                 $142,395
                                                                        =======                                 ========
___________

See "Notes to Schedules of Investments" on page 47.

                             Schedule of Investments

       Target Long-Term Growth Portfolio, 4th Quarter 2008 Series
                                 FT 1812


At the Opening of Business on the Initial Date of Deposit-September 30, 2008


                                                                         Percentage       Number    Market      Cost of
Ticker Symbol and                                                        of Aggregate     of        Value       Securities to
Name of Issuer of Securities (1)(4)                                      Offering Price   Shares    per Share   the Trust (2)
___________________________________                                      ______________   ______    _________   _____________
COMMON STOCKS (100.00%):

Consumer Discretionary (18.61%):
AMZN          Amazon.com, Inc. *                                           1.50%           106      $ 63.35     $  6,715
AM            American Greetings Corporation                               0.89%           243        16.37        3,978
AZO           AutoZone, Inc. *                                             1.50%            54       124.55        6,726
BGP           Borders Group, Inc.                                          0.89%           617         6.44        3,973
CAB           Cabela's Incorporated *                                      0.45%           164        12.15        1,993
DAI           Daimler AG +                                                 0.60%            53        50.84        2,695
GPI           Group 1 Automotive, Inc.                                     0.44%            95        20.85        1,981
HRB           H&R Block, Inc.                                              1.50%           298        22.49        6,702
JAKK          JAKKS Pacific, Inc. *                                        0.44%            81        24.50        1,984
LEA           Lear Corporation *                                           0.89%           377        10.55        3,977
MCD           McDonald's Corporation                                       1.49%           111        60.16        6,678
MHK           Mohawk Industries, Inc. *                                    0.89%            59        67.37        3,975
OXM           Oxford Industries, Inc.                                      0.44%            79        25.17        1,988
RGS           Regis Corporation                                            0.89%           150        26.49        3,973
RT            Ruby Tuesday, Inc. *                                         0.44%           338         5.87        1,984
SKS           Saks, Inc. *                                                 0.89%           468         8.48        3,969
SCHL          Scholastic Corporation                                       0.89%           156        25.43        3,967
SNE           Sony Corporation (ADR) +                                     0.60%            87        30.76        2,676
SSI           Stage Stores, Inc.                                           0.44%           141        14.08        1,985
SUP           Superior Industries International, Inc.                      0.44%           106        18.74        1,986
TJX           The TJX Companies, Inc.                                      1.50%           222        30.25        6,716
TM            Toyota Motor Corporation (ADR) +                             0.60%            32        83.56        2,674

Consumer Staples (4.50%):
MO            Altria Group, Inc.                                           1.50%           346        19.35        6,695
AVP           Avon Products, Inc.                                          1.50%           169        39.65        6,701
LO            Lorillard, Inc.                                              1.50%            98        68.49        6,712

Energy (8.08%):
XEC           Cimarex Energy Co.                                           0.88%            90        43.95        3,955
CLR           Continental Resources, Inc. *                                1.50%           188        35.75        6,721
HAL           Halliburton Company                                          1.50%           221        30.29        6,694
OXY           Occidental Petroleum Corporation                             1.50%           103        65.00        6,695
PCZ           Petro-Canada +                                               0.60%            83        32.35        2,685
PXD           Pioneer Natural Resources Company                            1.50%           132        50.92        6,721
REP           Repsol YPF, S.A. (ADR) +                                     0.60%            94        28.47        2,676

Financials (20.12%):
AEG           Aegon N.V. +                                                 0.60%           300         8.93        2,679
AZ            Allianz AG (ADR) +                                           0.60%           202        13.28        2,683
AIB           Allied Irish Banks Plc (ADR) +                               0.60%           192        13.95        2,678

                        Schedule of Investments (cont'd.)

       Target Long-Term Growth Portfolio, 4th Quarter 2008 Series
                                 FT 1812


 At the Opening of Business on the Initial Date of Deposit-September 30, 2008


                                                                       Percentage       Number    Market      Cost of
Ticker Symbol and                                                      of Aggregate     of        Value       Securities to
Name of Issuer of Securities (1)(4)                                    Offering Price   Shares    per Share   the Trust (2)
___________________________________                                    ______________   ______    _________   _____________
Financials (cont'd.):
AFG         American Financial Group, Inc.                               0.89%           146      $ 27.25     $  3,979
ASBC        Associated Banc-Corp                                         0.89%           205        19.40        3,977
AXA         AXA S.A. (ADR) +                                             0.60%            88        30.50        2,684
BCS         Barclays Plc (ADR) +                                         0.60%           107        25.00        2,675
CATY        Cathay General Bancorp                                       0.89%           170        23.40        3,978
CNB         The Colonial BancGroup, Inc.                                 0.89%           598         6.64        3,971
CS          Credit Suisse Group (ADR) +                                  0.60%            60        44.86        2,692
DB          Deutsche Bank AG +                                           0.60%            39        68.20        2,660
EWBC        East West Bancorp, Inc.                                      0.45%           150        13.26        1,989
FNFG        First Niagara Financial Group, Inc.                          0.89%           284        14.00        3,976
THG         Hanover Insurance Group Inc.                                 0.88%            93        42.52        3,954
HCC         HCC Insurance Holdings, Inc.                                 0.89%           165        24.05        3,968
ING         ING Groep N.V. (ADR) +                                       0.60%           131        20.50        2,685
LYG         Lloyds TSB Group Plc (ADR) +                                 0.60%           170        15.75        2,677
RBS         Royal Bank of Scotland Group Plc (ADR) +                     0.60%           975         2.75        2,681
STSA        Sterling Financial Corporation                               0.44%           160        12.41        1,986
SUSQ        Susquehanna Bancshares, Inc.                                 0.45%           110        18.12        1,993
TROW        T. Rowe Price Group Inc.                                     1.50%           134        50.00        6,700
AMTD        TD Ameritrade Holding Corporation *                          1.50%           419        16.00        6,704
UCBH        UCBH Holdings, Inc.                                          0.44%           318         6.25        1,987
UMPQ        Umpqua Holdings Corporation                                  0.45%           143        13.93        1,992
UCBI        United Community Banks, Inc.                                 0.44%           152        13.05        1,984
WRB         W.R. Berkley Corporation                                     0.89%           173        23.00        3,979
WBS         Webster Financial Corporation                                0.89%           180        22.06        3,971
WTFC        Wintrust Financial Corporation                               0.45%            71        28.03        1,990

Health Care (11.23%):
AFFX        Affymetrix, Inc. *                                           0.89%           523         7.59        3,970
ACL         Alcon, Inc. +                                                1.51%            41       164.33        6,738
BAX         Baxter International Inc.                                    1.49%           103        64.84        6,679
COV         Covidien Limited +                                           1.50%           128        52.23        6,685
ESRX        Express Scripts, Inc. *                                      1.50%           101        66.59        6,726
GILD        Gilead Sciences, Inc. *                                      1.50%           158        42.44        6,706
LPNT        LifePoint Hospitals, Inc. *                                  0.89%           124        32.01        3,969
MDTH        MedCath Corporation *                                        0.45%           113        17.61        1,990
STJ         St. Jude Medical, Inc. *                                     1.50%           162        41.42        6,710

Industrials (11.00%):
AIR         AAR Corp. *                                                  0.44%           128        15.51        1,985
ALK         Alaska Air Group, Inc. *                                     0.89%           209        18.98        3,967
BGG         Briggs & Stratton Corporation                                0.45%           117        17.00        1,989
FAST        Fastenal Company                                             1.50%           143        46.85        6,700
ROCK        Gibraltar Industries Inc.                                    0.44%           106        18.72        1,984
JBLU        JetBlue Airways Corporation *                                0.89%           867         4.58        3,971
LMT         Lockheed Martin Corporation                                  1.50%            61       109.98        6,709
MPS         MPS Group, Inc. *                                            0.89%           405         9.81        3,973

                        Schedule of Investments (cont'd.)

       Target Long-Term Growth Portfolio, 4th Quarter 2008 Series
                                 FT 1812


  At the Opening of Business on the Initial Date of Deposit-September 30, 2008


                                                                       Percentage       Number    Market      Cost of
Ticker Symbol and                                                      of Aggregate     of        Value       Securities to
Name of Issuer of Securities (1)(4)                                    Offering Price   Shares    per Share   the Trust (2)
___________________________________                                    ______________   ______    _________   _____________
Industrials (cont'd.):
NCS         NCI Building Systems, Inc. *                                 0.45%            64      $ 31.21     $  1,997
SCHS        School Specialty, Inc. *                                     0.45%            66        30.30        2,000
SKYW        SkyWest, Inc.                                                0.44%           123        16.14        1,985
SFN         Spherion Corporation *                                       0.44%           431         4.61        1,987
TKR         The Timken Company                                           0.89%           162        24.57        3,980
TRN         Trinity Industries, Inc.                                     0.89%           151        26.36        3,980
TGI         Triumph Group, Inc.                                          0.44%            44        44.93        1,977

Information Technology (14.06%):
ACN         Accenture Ltd. +                                             1.50%           176        38.00        6,688
ADBE        Adobe Systems Incorporated *                                 1.50%           185        36.15        6,688
ALTR        Altera Corporation                                           1.50%           336        19.96        6,707
APH         Amphenol Corporation                                         1.50%           166        40.27        6,685
AVT         Avnet Inc. *                                                 0.89%           166        23.90        3,967
BBOX        Black Box Corporation                                        0.45%            58        34.54        2,003
CBR         CIBER, Inc. *                                                0.44%           295         6.74        1,988
FCS         Fairchild Semiconductor International, Inc. *                0.89%           464         8.56        3,972
HIT         Hitachi, Ltd. (ADR) +                                        0.61%            41        65.94        2,704
HTCH        Hutchinson Technology Incorporated *                         0.44%           183        10.86        1,987
IM          Ingram Micro Inc. *                                          0.89%           245        16.20        3,969
MEI         Methode Electronics, Inc.                                    0.45%           227         8.76        1,989
MSFT        Microsoft Corporation                                        1.50%           268        25.01        6,703
QCOM        QUALCOMM Inc.                                                1.50%           168        39.88        6,700

Materials (4.93%):
AGU         Agrium Inc. +                                                1.50%           124        54.11        6,710
BKI         Buckeye Technologies Inc. *                                  0.44%           247         8.05        1,988
OMG         OM Group, Inc. *                                             0.44%            94        21.08        1,982
PKX         POSCO (ADR) +                                                0.60%            30        88.75        2,662
POT         Potash Corporation of Saskatchewan Inc. +                    1.50%            51       131.71        6,717
SWM         Schweitzer-Mauduit International, Inc.                       0.45%           104        19.16        1,993

Telecommunication Services (4.49%):
DT          Deutsche Telekom AG (ADR) +                                  0.60%           187        14.37        2,687
FTE         France Telecom S.A. (ADR) +                                  0.60%            98        27.43        2,688
NTT         Nippon Telegraph & Telephone Corporation (ADR) +             0.60%           124        21.67        2,687
DCM         NTT DoCoMo, Inc. (ADR) +                                     0.60%           173        15.49        2,680
TI          Telecom Italia SpA (ADR) +                                   0.60%           179        14.95        2,676
TDS         Telephone and Data Systems, Inc.                             0.89%           117        34.00        3,978
VOD         Vodafone Group Plc (ADR) +                                   0.60%           126        21.29        2,683

Utilities (2.98%):
LNT         Alliant Energy Corporation                                   0.89%           124        32.00        3,968
KEP         Korea Electric Power Corporation (ADR) +                     0.60%           222        12.08        2,682
VE          Veolia Environnement (ADR) +                                 0.60%            66        40.62        2,681
WR          Westar Energy, Inc.                                          0.89%           170        23.35        3,969
                                                                       _______                                ________
                 Total Investments                                     100.00%                                $446,960
                                                                       =======                                ========
___________

See "Notes to Schedules of Investments" on page 47.

                             Schedule of Investments

           Target Mega-Cap Portfolio, 4th Quarter 2008 Series
                                 FT 1812


 At the Opening of Business on the Initial Date of Deposit-September 30, 2008


                                                                        Percentage
                                                                        of Aggregate   Number     Market       Cost of
Ticker Symbol and                                                       Offering       of         Value per    Securities to
Name of Issuer of Securities (1)(4)                                     Price          Shares     Share        the Trust (2)
___________________________________                                     ____________   ______     _________    _____________
Common Stocks (100.00%):

Consumer Discretionary (16.69%):
HMC         Honda Motor Co., Ltd. (ADR) +                                3.34%            461     $   28.93    $ 13,337
LOW         Lowe's Companies, Inc.                                       3.34%            581         22.96      13,340
MCD         McDonald's Corporation                                       3.34%            222         60.16      13,355
NKE         NIKE, Inc. (Class B)                                         3.34%            205         65.05      13,335
DIS         The Walt Disney Company                                      3.33%            448         29.73      13,319

Consumer Staples (3.33%):
WMT         Wal-Mart Stores, Inc.                                        3.33%            228         58.45      13,327

Energy (19.99%):
APA         Apache Corporation                                           3.34%            135         98.87      13,347
CVX         Chevron Corporation                                          3.33%            172         77.50      13,330
COP         ConocoPhillips                                               3.33%            192         69.31      13,308
LUKOY       LUKOIL (ADR) +                                               3.33%            237         56.20      13,319
OXY         Occidental Petroleum Corporation                             3.33%            205         65.00      13,325
RDS/A       Royal Dutch Shell Plc (ADR) +                                3.33%            233         57.20      13,328

Financials (10.01%):
BRK/B       Berkshire Hathaway Inc. (Class B) *                          3.35%              3      4,458.00      13,374
JPM         JPMorgan Chase & Co.                                         3.33%            325         41.00      13,325
PNC         PNC Financial Services Group, Inc.                           3.33%            196         68.00      13,328

Health Care (16.66%):
ACL         Alcon, Inc. +                                                3.33%             81        164.33      13,311
AMGN        Amgen Inc. *                                                 3.33%            240         55.50      13,320
BAX         Baxter International Inc.                                    3.34%            206         64.84      13,357
GILD        Gilead Sciences, Inc. *                                      3.33%            314         42.44      13,326
JNJ         Johnson & Johnson                                            3.33%            199         66.90      13,313

Industrials (10.00%):
LMT         Lockheed Martin Corporation                                  3.33%            121        109.98      13,308
NSC         Norfolk Southern Corporation                                 3.33%            203         65.50      13,296
UNP         Union Pacific Corporation                                    3.34%            193         69.15      13,346
Information Technology (16.66%):
GLW         Corning Incorporated                                         3.34%            899         14.83      13,332
HPQ         Hewlett-Packard Company                                      3.33%            299         44.55      13,320
ORCL        Oracle Corporation *                                         3.33%            710         18.77      13,327
QCOM        QUALCOMM Inc.                                                3.33%            334         39.88      13,320
TSM         Taiwan Semiconductor Manufacturing Company                   3.33%           1,532         8.70      13,328
             Ltd. (ADR) +
Telecommunication Services (3.33%):
NTT         Nippon Telegraph & Telephone Corporation (ADR) +             3.33%            615         21.67      13,327

Utilities (3.33%):
D           Dominion Resources, Inc.                                     3.33%            317         41.99      13,311
                                                                       _______                                 ________
                 Total Investments                                     100.00%                                 $399,839
                                                                       =======                                 ========
_____________

See "Notes to Schedules of Investments" on page 47.

                             Schedule of Investments

           Target Small-Cap Portfolio, 4th Quarter 2008 Series
                                 FT 1812


 At the Opening of Business on the Initial Date of Deposit-September 30, 2008


                                                                        Percentage
                                                                        of Aggregate   Number      Market      Cost of
Ticker Symbol and                                                       Offering       of          Value per   Securities to
Name of Issuer of Securities (1)                                        Price          Shares      Share       the Trust (2)
________________________________                                        ____________   ______      _________   _____________
COMMON STOCKS (100.00%):

Consumer Discretionary (7.59%):
FRED      Fred's, Inc.                                                    1.95%         231       $  14.26     $  3,294
NWY       New York & Company, Inc. *                                      1.86%         342           9.23        3,157
SHOO      Steven Madden, Ltd. *                                           1.45%         100          24.57        2,457
TRLG      True Religion Apparel, Inc. *                                   2.33%         145          27.25        3,951

Consumer Staples (2.62%):
CALM      Cal-Maine Foods, Inc.                                           2.62%         168          26.36        4,428

Energy (17.36%):
CPE       Callon Petroleum Company *                                      1.34%         139          16.29        2,264
MCF       Contango Oil & Gas Company *                                    2.98%         102          49.46        5,045
GMXR      GMX Resources Inc. *                                            3.17%         122          43.99        5,367
LUFK      Lufkin Industries, Inc.                                         3.93%          90          73.93        6,654
NR        Newpark Resources, Inc. *                                       2.01%         509           6.70        3,410
PQ        PetroQuest Energy, Inc. *                                       2.58%         311          14.04        4,366
EGY       VAALCO Energy, Inc. *                                           1.35%         366           6.25        2,287

Financials (2.13%):
EZPW      EZCORP, Inc. *                                                  2.13%         206          17.48        3,601

Health Care (26.84%):
AMED      Amedisys, Inc. *                                                4.41%         156          47.88        7,469
GTIV      Gentiva Health Services, Inc. *                                 2.51%         158          26.85        4,242
KND       Kindred Healthcare, Inc. *                                      3.56%         227          26.57        6,031
LHCG      LHC Group Inc. *                                                1.72%         101          28.82        2,911
LMNX      Luminex Corporation *                                           3.52%         229          26.02        5,959
MMSI      Merit Medical Systems, Inc. *                                   1.85%         165          18.97        3,130
BABY      Natus Medical Incorporated *                                    1.99%         151          22.28        3,364
VPHM      ViroPharma Incorporated *                                       3.11%         399          13.19        5,263
VVUS      VIVUS, Inc. *                                                   1.88%         400           7.96        3,184
ZOLL      Zoll Medical Corporation *                                      2.29%         122          31.85        3,886

Industrials (30.48%):
ECOL      American Ecology Corporation                                    1.72%         106         27.43         2,908
AZZ       AZZ Incorporated *                                              1.69%          72         39.72         2,860
BMI       Badger Meter, Inc.                                              2.25%          84         45.30         3,805
BECN      Beacon Roofing Supply, Inc. *                                   2.37%         250         16.05         4,012
DXPE      DXP Enterprises, Inc. *                                         1.23%          38         54.79         2,082
ESE       ESCO Technologies Inc. *                                        4.21%         150         47.53         7,129
LNN       Lindsay Corporation                                             2.78%          64         73.47         4,702
NCI       Navigant Consulting, Inc. *                                     3.17%         276         19.43         5,363
PPO       Polypore International, Inc. *                                  3.31%         266         21.05         5,599
SXE       Stanley Inc. *                                                  2.61%         126         35.03         4,414
SYKE      Sykes Enterprises, Incorporated *                               2.91%         231         21.34         4,930
TISI      Team, Inc. *                                                    2.23%         108         34.95         3,775

Information Technology (4.92%):
CYBS      CyberSource Corporation *                                       3.83%         423         15.34         6,489
ISYS      Integral Systems, Inc. *                                        1.09%          98         18.90         1,852

Materials (4.56%):
CCC       Calgon Carbon Corporation *                                     2.79%         242         19.49         4,717
IPHS      Innophos Holdings, Inc.                                         1.77%         132         22.65         2,990

Utilities (3.50%):
LG        The Laclede Group, Inc.                                         3.50%         132         44.93         5,931
                                                                        _______                                ________
                  Total Investments                                     100.00%                                $169,278
                                                                        =======                                ========
___________

See "Notes to Schedules of Investments" on page 47.

                             Schedule of Investments

    Target VIP Conservative Equity Portfolio, 4th Quarter 2008 Series
                                 FT 1812


                    At the Opening of Business on the
               Initial Date of Deposit-September 30, 2008


                                                                        Percentage
                                                                        of Aggregate   Number      Market      Cost of
Ticker Symbol and                                                       Offering       of          Value per   Securities to
Name of Issuer of Securities (1)(4)                                     Price          Shares      Share       the Trust (2)
___________________________________                                     ____________   ______      _________   _____________
COMMON STOCKS (100.00%):

Consumer Discretionary (16.97%):
ARO         Aeropostale, Inc. *                                            0.21%          28       $ 30.74     $    861
BIG         Big Lots, Inc. *                                               0.24%          35         28.68        1,004
BKE         The Buckle, Inc.                                               0.18%          13         57.01          741
GKN LN      GKN Plc #                                                      0.67%         792          3.46        2,740
HOG         Harley-Davidson, Inc.                                          0.50%          54         37.93        2,048
HAS         Hasbro, Inc.                                                   0.26%          32         34.00        1,088
HD          The Home Depot, Inc.                                           3.02%         496         24.99       12,395
ESI         ITT Educational Services, Inc. *                               0.34%          17         81.37        1,383
ITV LN      ITV Plc #                                                      0.67%       3,728         0.73         2,740
LAD LN      Ladbrokes Plc #                                                0.67%         855          3.21        2,741
MCD         McDonald's Corporation                                         6.73%         460         60.16       27,674
ROST        Ross Stores, Inc.                                              0.48%          55         36.20        1,991
DIS         The Walt Disney Company                                        3.00%         415         29.73       12,338

Consumer Staples (6.81%):
BF/B        Brown-Forman Corporation                                       0.25%          15         69.91        1,049
CLX         The Clorox Company                                             0.46%          31         60.96        1,890
PEP         PepsiCo, Inc.                                                  6.10%         360         69.66       25,078

Energy (11.42%):
ESV         ENSCO International Incorporated                               2.03%         155         53.90        8,355
XOM         Exxon Mobil Corporation                                        2.95%         164         74.06       12,146
HAL         Halliburton Company                                            4.19%         569         30.29       17,235
HP          Helmerich & Payne, Inc.                                        0.47%          48         40.41        1,940
NE          Noble Corporation +                                            1.78%         177         41.27        7,305

Financials (14.09%):
BAC         Bank of America Corporation                                    3.67%         499         30.25       15,095
2388 HK     BOC Hong Kong (Holdings) Limited #                             0.62%       1,500          1.70        2,552
SCHW        The Charles Schwab Corporation                                 3.79%         717         21.73       15,580
C           Citigroup Inc.                                                 0.67%         155         17.75        2,751
MCO         Moody's Corporation                                            1.09%         145         31.02        4,498
17 HK       New World Development Company Limited #                        0.73%       3,000          1.00        2,999
TRV         The Travelers Companies, Inc.                                  3.52%         402         36.00       14,472

Health Care (11.02%):
AMED        Amedisys, Inc. *                                               0.13%          11         47.88          527
BCR         C.R. Bard, Inc.                                                1.82%          79         94.77        7,487
CRY         CryoLife, Inc. *                                               0.10%          31         13.32          413
ESRX        Express Scripts, Inc. *                                        3.42%         211         66.59       14,051
FRX         Forest Laboratories, Inc. *                                    1.60%         246         26.79        6,590
OSIP        OSI Pharmaceuticals, Inc. *                                    0.28%          24         48.50        1,164
PFE         Pfizer Inc.                                                    3.67%         855         17.65       15,090

                        Schedule of Investments (cont'd.)

    Target VIP Conservative Equity Portfolio, 4th Quarter 2008 Series
                                 FT 1812


                    At the Opening of Business on the
               Initial Date of Deposit-September 30, 2008



                                                                          Percentage       Number    Market      Cost of
Ticker Symbol and                                                         of Aggregate     of        Value       Securities to
Name of Issuer of Securities (1)(4)                                       Offering Price   Shares    per Share   the Trust (2)
___________________________________                                       ______________   ______    _________   _____________
Industrials (18.21%):
ECOL        American Ecology Corporation                                    0.10%             15     $  27.43    $    411
AXYS        Axsys Technologies, Inc. *                                      0.10%              7        58.77         411
BA          The Boeing Company                                              2.96%            219        55.47      12,148
293 HK      Cathay Pacific Airways Limited #                                0.79%          2,000         1.62       3,245
267 HK      CITIC Pacific Limited #                                         0.66%          1,000         2.70       2,701
1199 HK     Cosco Pacific Limited #                                         0.53%          2,000         1.10       2,193
EFX         Equifax Inc.                                                    1.69%            212        32.76       6,945
GE          General Electric Company                                        3.67%            653        23.10      15,084
GRC         The Gorman-Rupp Company                                         0.11%             12        36.25         435
KTII        K-Tron International, Inc. *                                    0.12%              4       127.12         508
KSU         Kansas City Southern *                                          0.43%             41        42.79       1,754
NSC         Norfolk Southern Corporation                                    2.49%            156        65.50      10,218
RHI         Robert Half International Inc.                                  1.49%            264        23.18       6,120
GWW         W.W. Grainger, Inc.                                             2.55%            126        83.36      10,503
WAB         Wabtec Corporation                                              0.26%             22        48.19       1,060
WGOV        Woodward Governor Company                                       0.26%             31        34.32       1,064

Information Technology (8.86%):
ADBE        Adobe Systems Incorporated *                                    5.57%            633        36.15      22,883
ALTR        Altera Corporation                                              1.69%            348        19.96       6,946
MANT        ManTech International Corporation *                             0.12%              9        56.06         505
MCHP        Microchip Technology Incorporated                               1.48%            217        28.04       6,085

Materials (5.74%):
AGU         Agrium Inc. +                                                   1.00%             76        54.11       4,112
AA          Alcoa Inc.                                                      3.00%            577        21.38      12,336
CF          CF Industries Holdings, Inc.                                    0.51%             25        83.93       2,098
CLF         Cleveland-Cliffs Inc.                                           0.63%             54        48.13       2,599
CMP         Compass Minerals International, Inc.                            0.17%             15        47.06         706
RKT         Rock-Tenn Company (Class A)                                     0.15%             16        38.48         616
TRA         Terra Industries Inc.                                           0.28%             43        26.63       1,145

Telecommunication Services (5.01%):
T           AT&T Inc.                                                       3.67%            543        27.75      15,068
BT/A LN     BT Group Plc #                                                  0.67%            979         2.80       2,741
VOD LN      Vodafone Group Plc #                                            0.67%          1,282         2.14       2,740

Utilities (1.87%):
D           Dominion Resources, Inc.                                        0.75%             73        41.99       3,065
STR         Questar Corporation                                             0.23%             25        38.00         950
SO          The Southern Company                                            0.89%             98        37.25       3,650
                                                                          _______                                ________
                 Total Investments                                        100.00%                                $411,056
                                                                          =======                                ========
______________________

See "Notes to Schedules of Investments" on page 47.

                             Schedule of Investments

 Value Line(R) Diversified Target 40 Portfolio, 4th Quarter 2008 Series
                                 FT 1812


 At the Opening of Business on the Initial Date of Deposit-September 30, 2008


                                                                     Percentage       Number    Market      Cost of
Ticker Symbol and                                                    of Aggregate     of        Value       Securities to
Name of Issuer of Securities (1)                                     Offering Price   Shares    per Share   the Trust (2)
________________________________                                     ______________   ______    _________   _____________
COMMON STOCKS (100.00%):

Consumer Discretionary (19.95%):
AAP      Advance Auto Parts, Inc.                                      2.50%            97      $  38.83    $  3,767
ARO      Aeropostale, Inc. *                                           2.49%           122         30.74       3,750
AZO      AutoZone, Inc. *                                              2.48%            30        124.55       3,736
BIG      Big Lots, Inc. *                                              2.50%           131         28.68       3,757
DTV      The DIRECTV Group, Inc. *                                     2.50%           159         23.65       3,760
DLTR     Dollar Tree, Inc. *                                           2.49%           102         36.80       3,754
ROST     Ross Stores, Inc.                                             2.50%           104         36.20       3,765
TJX      The TJX Companies, Inc.                                       2.49%           124         30.25       3,751

Consumer Staples (7.52%):
BJ       BJ's Wholesale Club, Inc. *                                   2.51%            96         39.36       3,779
KR       The Kroger Co.                                                2.50%           140         26.83       3,756
SYY      SYSCO Corporation                                             2.51%           121         31.19       3,774

Energy (17.52%):
APA      Apache Corporation                                            2.50%            38         98.87       3,757
BHI      Baker Hughes Incorporated                                     2.51%            65         58.06       3,774
CVX      Chevron Corporation                                           2.52%            49         77.50       3,798
HAL      Halliburton Company                                           2.50%           124         30.29       3,756
HES      Hess Corporation                                              2.48%            49         76.11       3,729
MUR      Murphy Oil Corporation                                        2.50%            62         60.61       3,758
OXY      Occidental Petroleum Corporation                              2.51%            58         65.00       3,770

Health Care (2.49%):
DVA      DaVita, Inc. *                                                2.49%            68         55.00       3,740

Industrials (19.96%):
AG       AGCO Corporation *                                            2.51%            92         40.99       3,771
ATK      Alliant Techsystems Inc. *                                    2.49%            40         93.80       3,752
CAT      Caterpillar Inc.                                              2.51%            63         59.89       3,773
CMI      Cummins Inc.                                                  2.49%            90         41.69       3,752
FLR      Fluor Corporation                                             2.49%            77         48.72       3,751
JBHT     J.B. Hunt Transport Services, Inc.                            2.49%           120         31.25       3,750
LMT      Lockheed Martin Corporation                                   2.48%            34        109.98       3,739
TNB      Thomas & Betts Corporation *                                  2.50%           102         36.94       3,768

Information Technology (10.01%):
ACS      Affiliated Computer Services, Inc. (Class A) *                2.50%            74         50.88       3,765
AXE      Anixter International Inc. *                                  2.50%            67         56.06       3,756
IBM      International Business Machines Corporation                   2.51%            33        114.46       3,777
ONNN     ON Semiconductor Corporation *                                2.50%           612          6.15       3,764

Materials (20.04%):
ALB      Albemarle Corporation                                         2.51%           126         29.92       3,770
CF       CF Industries Holdings, Inc.                                  2.51%            45         83.93       3,777
CCK      Crown Holdings, Inc. *                                        2.51%           176         21.43       3,772
FMC      FMC Corporation                                               2.49%            75         49.86       3,740
GEF      Greif Inc.                                                    2.51%            60         63.04       3,782
RS       Reliance Steel & Aluminum Co.                                 2.51%           104         36.26       3,771
TRA      Terra Industries Inc.                                         2.50%           141         26.63       3,755
X        United States Steel Corporation                               2.50%            52         72.33       3,761

Telecommunication Services (2.51%):
NIHD     NII Holdings Inc. *                                           2.51%           111         33.98       3,772
                                                                     _______                                ________
              Total Investments                                      100.00%                                $150,449
                                                                     =======                                ========
______________________

See "Notes to Schedules of Investments" on page 47.

Page 46


                    NOTES TO SCHEDULES OF INVESTMENTS

(1) All Securities are represented by regular way contracts to purchase such Securities which are backed by an irrevocable letter of credit deposited with the Trustee. The Sponsor entered into purchase contracts for the Securities on September 30, 2008. Such purchase contracts are expected to settle within three business days.

(2) The cost of the Securities to a Trust represents the aggregate underlying value with respect to the Securities acquired--generally determined by the closing sale prices of the Securities on the applicable exchange
(where applicable, converted into U.S. dollars at the exchange rate at the Evaluation Time) at the Evaluation Time on the business day prior to the Initial Date of Deposit. The Evaluator, at its discretion, may make adjustments to the prices of Securities held by a Trust if an event occurs after the close of the market on which a Security normally trades but before the Evaluation Time, depending on the nature and significance of the event, consistent with applicable regulatory guidance relating to fair value pricing. The valuation of the Securities has been determined by the Evaluator, an affiliate of the Sponsor. In accordance with Statement of Financial Accounting Standards No. 157 "Fair Value Measurements," the Trusts classify their investments into Level 1, which refers to securities traded in an active market; Level 2, which refers to securities valued utilizing data points that are observable such as quoted prices, interest rates and yield curves; and Level 3, which refers to securities valued utilizing unobservable data points of the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability. Certain Securities in certain
Trusts, which are normally classified as Level 1, have been classified as Level 2 as of the opening of business on the Initial Date of Deposit. The prices for these Securities have been adjusted by the Evaluator due to events which occurred on September 29, 2008 after the close of the markets on which these Securities normally trade but before the Evaluation Time. Except as noted below, the Trusts contain only securities classified as Level 1. For Trusts which contain securities classified as Level 2 or Level 3, their composition is as follows:

                                                                         Level 1          Level 2          Level 3
                                                                         ________         ________         _______
European Target 30 Portfolio, 4th Quarter 2008 Series                    $ 61,326         $398,463         $ 0
Global Target 15 Portfolio, 4th Quarter 2008 Series                        55,607          110,750           0
MSCI EAFE Target 20 Portfolio, 4th Quarter 2008 Series                     82,414          329,456           0
Target 50/50 Portfolio, 4th Quarter 2008 Series                           363,418           29,406           0
Target Dividend Multi-Strategy Portfolio, 4th Quarter 2008 Series         287,660          186,509           0
Target VIP Conservative Equity Portfolio, 4th Quarter 2008 Series         383,664           27,392           0

The cost of the Securities to the Sponsor and the Sponsor's profit or loss (which is the difference between the cost of the Securities to the Sponsor and the cost of the Securities to a Trust) are set forth below:

                                                                            Cost of Securities   Profit
                                                                            to Sponsor           (Loss)
                                                                            __________________   _________
The Dow(R) Target 5 Portfolio, 4th Quarter 2008 Series                      $161,534             $ (7,106)
European Target 30 Portfolio, 4th Quarter 2008 Series                        459,913                 (124)
Global Target 15 Portfolio, 4th Quarter 2008 Series                          167,902               (1,545)
MSCI EAFE Target 20 Portfolio, 4th Quarter 2008 Series                       410,921                  949
The Nasdaq(R) Target 15 Portfolio, 4th Quarter 2008 Series                   163,002               (5,850)
NYSE(R) International Target 25 Portfolio, 4th Quarter 2008 Series           142,901               (2,868)
The S&P Target 24 Portfolio, 4th Quarter 2008 Series                         182,162               (4,752)
S&P Target SMid 60 Portfolio, 4th Quarter 2008 Series                        162,118               (3,934)
Target 50/50 Portfolio, 4th Quarter 2008 Series                              405,355              (12,531)
Target Diversified Dividend Portfolio, 4th Quarter 2008 Series               145,653               (3,321)
Target Dividend Multi-Strategy Portfolio, 4th Quarter 2008 Series            483,783               (9,614)
Target Growth Portfolio, 4th Quarter 2008 Series                             146,313               (3,918)
Target Long-Term Growth Portfolio, 4th Quarter 2008 Series                   458,315              (11,355)
Target Mega-Cap Portfolio, 4th Quarter 2008 Series                           409,531               (9,692)
Target Small-Cap Portfolio, 4th Quarter 2008 Series                          170,955               (1,677)
Target VIP Conservative Equity Portfolio, 4th Quarter 2008 Series            421,391              (10,335)
Value Line(R) Diversified Target 40 Portfolio, 4th Quarter 2008 Series       153,432               (2,983)

(3) Current Dividend Yield for each Security was calculated by dividing the most recent annualized ordinary dividend declared or paid on a Security (such figure adjusted to reflect any change in dividend policy announced subsequent to the most recently declared dividend) by that Security's closing sale price at the Evaluation Time on the business day prior to the Initial Date of Deposit, without consideration of foreign withholding or changes in currency exchange rates, if applicable.

(4) Common stocks of companies headquartered or incorporated outside the United States comprise the percentage of the investments of the Trusts as indicated:

    European Target 30 Portfolio, 4th Quarter 2008 Series, 100.00%
    Global Target 15 Portfolio, 4th Quarter 2008 Series, 66.58%
    MSCI EAFE Target 20 Portfolio, 4th Quarter 2008 Series, 100.00%
    The Nasdaq(R) Target 15 Portfolio, 4th Quarter 2008 Series, 1.21%
    NYSE(R) International Target 25 Portfolio, 4th Quarter 2008 Series, 100.00% Target 50/50 Portfolio, 4th Quarter 2008 Series, 12.06%
    Target Diversified Dividend Portfolio, 4th Quarter 2008 Series, 20.01% Target Dividend Multi-Strategy Portfolio, 4th Quarter 2008 Series, 48.07% Target Growth Portfolio, 4th Quarter 2008 Series, 16.70%
    Target Long-Term Growth Portfolio, 4th Quarter 2008 Series, 22.52%
    Target Mega-Cap Portfolio, 4th Quarter 2008 Series, 19.99%
    Target VIP Conservative Equity Portfolio, 4th Quarter 2008 Series, 9.46%

(5) Securities of companies in the following sectors comprise the percentage of the investments of the Trusts as indicated:

    European Target 30 Portfolio, 4th Quarter 2008 Series:
      Consumer Discretionary, 10.00%; Consumer Staples, 3.33%; Energy, 23.33%; Health Care, 3.34%; Industrials, 6.66%; Information Technology, 3.33%; Materials, 16.67%; Telecommunication Services, 26.68%; Utilities, 6.66%

    Global Target 15 Portfolio, 4th Quarter 2008 Series:
      Consumer Discretionary, 20.04%; Financials, 26.62%; Health Care, 6.68%; Industrials, 26.61%; Telecommunication Services, 20.05%

Page 47


    MSCI EAFE Target 20 Portfolio, 4th Quarter 2008 Series:
      Consumer Discretionary, 19.94%; Consumer Staples, 5.00%; Energy, 19.97%; Health Care, 4.99%; Industrials, 10.10%; Information Technology, 5.03%; Materials, 4.99%; Telecommunication Services, 19.99%; Utilities, 9.99%

    NYSE(R) International Target 25 Portfolio, 4th Quarter 2008 Series:
      Consumer Discretionary, 12.00%; Energy, 8.00%; Financials, 40.00%; Information Technology, 4.00%; Materials, 4.00%; Telecommunication Services, 24.00%; Utilities, 8.00%

+ Each Security represents the common stock of a foreign company which trades directly, or through an American Depositary Receipt ("ADR"), on a U.S. national securities exchange.

# Each Security represents the common stock of a foreign company which trades directly on a foreign securities exchange.

* This Security has not paid a cash dividend during the 12 months prior to the Initial Date of Deposit.

                       The FT Series

The FT Series Defined.

We, First Trust Portfolios L.P. (the "Sponsor"), have created hundreds of similar yet separate series of a unit investment trust which we have named the FT Series. The series to which this prospectus relates, FT 1812, consists of 17 separate portfolios set forth below:

- Dow(R) Target 5 4Q '08 - Term 12/31/09
  (The Dow(R) Target 5 Portfolio, 4th Quarter 2008 Series)
- European Target 30 4Q '08 - Term 12/31/09
  (European Target 30 Portfolio, 4th Quarter 2008 Series)
- Global Target 15 4Q '08 - Term 12/31/09
  (Global Target 15 Portfolio, 4th Quarter 2008 Series)
- MSCI EAFE Target 20 4Q '08 - Term 12/31/09
  (MSCI EAFE Target 20 Portfolio, 4th Quarter 2008 Series)
- Nasdaq(R)  Target 15 4Q '08 - Term 12/31/09
  (The Nasdaq(R) Target 15 Portfolio, 4th Quarter 2008 Series)
- NYSE(R) Intl. Target 25 4Q '08 - Term 12/31/09
  (NYSE (R) International Target 25 Portfolio, 4th Quarter
  2008 Series)
- S&P Target 24 4Q '08 - Term 12/31/09
  (The S&P Target 24 Portfolio, 4th Quarter 2008 Series)
- S&P Target SMid 60 4Q '08 - Term 12/31/09
  (S&P Target SMid 60 Portfolio, 4th Quarter 2008 Series)
- Target 50/50 4Q '08 - Term 12/31/09
  (Target 50/50 Portfolio, 4th Quarter 2008 Series)
- Target Divsd. Dvd. 4Q '08 - Term 12/31/09
  (Target Diversified Dividend Portfolio, 4th Quarter 2008
  Series)
- Target Dvd. Multi-Strat. 4Q '08 - Term 12/31/09
  (Target Dividend Multi-Strategy Portfolio, 4th Quarter
  2008 Series)
- Target Growth 4Q '08 - Term 12/31/09
  (Target Growth Portfolio, 4th Quarter 2008 Series)
- Target Long-Term Growth 4Q '08 - Term 12/31/09
  (Target Long-Term Growth Portfolio, 4th Quarter 2008 Series)
- Target Mega-Cap 4Q '08 - Term 12/31/09
  (Target Mega-Cap Portfolio, 4th Quarter 2008 Series)
- Target Small-Cap 4Q '08 - Term 12/31/09
  (Target Small-Cap Portfolio, 4th Quarter 2008 Series)
- Target VIP Cons. Eqty. 4Q '08 - Term 12/31/09
  (Target VIP Conservative Equity Portfolio, 4th Quarter
  2008 Series)
- Value Line(R) Divsd. Target 40 4Q '08 - Term 12/31/09
  (Value Line(R) Diversified Target 40 Portfolio, 4th
  Quarter 2008 Series)

Each Trust was created under the laws of the State of New York by a Trust Agreement (the "Indenture") dated the Initial Date of Deposit. This agreement, entered into among First Trust Portfolios L.P., as Sponsor, The Bank of New York Mellon as Trustee, FTP Services LLC ("FTPS") as FTPS Unit Servicing Agent and First Trust Advisors L.P. as Portfolio Supervisor and Evaluator, governs the operation of the Trusts.

YOU MAY GET MORE SPECIFIC DETAILS CONCERNING THE NATURE, STRUCTURE AND RISKS OF THIS PRODUCT IN AN "INFORMATION SUPPLEMENT" BY CALLING THE SPONSOR AT 1-800-621-1675, EXT. 1.

How We Created the Trusts.

On the Initial Date of Deposit, we deposited portfolios of common stocks with the Trustee and in turn, the Trustee delivered documents to us representing our ownership of the Trusts in the form of units ("Units").

After the Initial Date of Deposit, we may deposit additional Securities in a Trust, or cash (including a letter of credit or the equivalent) with instructions to buy more Securities, to create new Units for sale. If we create additional Units, we will attempt, to the extent practicable, to maintain the percentage relationship established among the Securities on the Initial Date of Deposit (as set forth in "Schedule of Investments" for each Trust), adjusted to reflect the sale, redemption or liquidation of any of the Securities or any stock split or a merger or other similar event affecting the issuer of the Securities.

Since the prices of the Securities will fluctuate daily, the ratio of Securities in a Trust, on a market value basis, will also change daily. The portion of Securities represented by each Unit will not change as a result of the deposit of additional Securities or cash in a Trust. If we deposit cash, you and new investors may experience a dilution of your investment. This is because prices of Securities will fluctuate between the time of the cash deposit and the purchase of the Securities, and because the Trusts pay the associated brokerage fees. To reduce this dilution, the Trusts will try to buy the Securities as close to the Evaluation Time and as close to the evaluation price as possible. In addition, because the Trusts pay the brokerage fees associated with the creation of new Units and with the sale of Securities to meet redemption and exchange requests, frequent redemption and exchange activity will likely result in higher brokerage expenses.

An affiliate of the Trustee may receive these brokerage fees or the Trustee may retain and pay us (or our affiliate) to act as agent for a Trust to buy Securities. If we or an affiliate of ours act as agent to a Trust we will be subject to the restrictions under the Investment
Company Act of 1940, as amended (the "1940 Act").

We cannot guarantee that a Trust will keep its present size and composition for any length of time. Securities may periodically be sold under certain circumstances to satisfy Trust obligations, to meet redemption requests and, as described in "Removing Securities from a Trust," to maintain the sound investment character of the Trusts, and the proceeds from these sales will be used to meet Trust obligations or distributed to Unit holders, but will not be reinvested. However, Securities will not be sold to take advantage of market fluctuations or changes in anticipated rates of appreciation or depreciation, or if they no longer meet the criteria by which they were selected. You will not be able to dispose of or vote any of the Securities in the Trusts. As the holder of the Securities, the Trustee will vote all of the Securities and will do so based on our instructions.

Neither we nor the Trustee will be liable for a failure in any of the Securities. However, if a contract for the purchase of any of the Securities initially deposited in a Trust fails, unless we can purchase substitute Securities ("Replacement Securities") we will refund to you that portion of the purchase price and transactional sales charge resulting from the failed contract on the next Distribution Date. Any Replacement Security a Trust acquires will be identical to those from the failed contract.

                        Portfolios

Objective.

When you invest in a Trust you are purchasing a quality portfolio of attractive common stocks in one convenient purchase. The objective of each Trust is to provide the potential for an above-average total return. To achieve this objective, each Trust will invest in the common stocks of companies which are selected by applying a unique specialized strategy. While the Trusts seek to provide the potential for above-average total return, each follows a different investment strategy. We cannot guarantee that a Trust will achieve its objective or that a Trust will make money once expenses are deducted.

               The Dow(R) Target 5 Portfolio

The Dow (R) Target 5 Portfolio invests in stocks with high dividend yields. By selecting stocks with the highest dividend yields, the Dow
(R) Target 5 Strategy seeks to uncover stocks that may be out of favor or undervalued. Investing in stocks with high dividend yields may be effective in achieving the investment objective of the Trust, because regular dividends are common for established companies, and dividends have historically accounted for a large portion of the total return on stocks. The Dow (R) Target 5 Strategy seeks to amplify this dividend yield strategy by selecting the five lowest priced stocks of the 10 highest dividend-yielding stocks in the Dow Jones Industrial Average(sm) ("DJIA(sm)").

The Dow (R) Target 5 Strategy stocks are determined as follows:

Step 1: We rank all 30 stocks contained in the DJIA(sm) by dividend yield as of the business day prior to the date of this prospectus.

Step 2: We then select the 10 highest dividend-yielding stocks from this group.

Step 3: From the 10 stocks selected in Step 2, we select an equally-weighted portfolio of the five stocks with the lowest per share stock price for The Dow(R) Target 5 Strategy.


Based on the composition of the portfolio on the Initial Date of Deposit, The Dow(R) Target 5 Portfolio is considered to be a
Large-Cap Value Trust.


               European Target 30 Portfolio

The European Target 30 Portfolio invests in stocks with high dividend yields. By selecting stocks with the highest dividend yields, the Portfolio seeks to uncover stocks that may be out of favor or undervalued. The European Target 30 Strategy stocks are determined as follows:

Step 1: We begin with all stocks headquartered in Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, the
Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom as of two business days prior to the date of this prospectus

Step 2: We identify the 250 largest companies, based on market capitalization, which also have a minimum three-month average daily trading volume of $1 million.

Step 3: We rank the stocks on four factors:
o Price-to-Book
o Price-to-Cash Flow
o Recent Price Appreciation
o Return on Assets

Step 4: We eliminate any stock with a three-month average daily trading volume of less than 20,000 shares. We then purchase an approximately equally-weighted portfolio of the 30 stocks with the best overall ranking on the four factors.


Based on the composition of the portfolio on the Initial Date of Deposit, the European Target 30 Portfolio is considered to be a Large-Cap Value Trust.

                Global Target 15 Portfolio

The Global Target 15 Portfolio invests in stocks with high dividend yields. By selecting stocks with the highest dividend yields, the Global Target 15 Strategy seeks to uncover stocks that may be out of favor or undervalued. The Trust seeks to amplify this dividend yield strategy by selecting the five lowest priced stocks of the 10 highest dividend-yielding stocks in a particular index. The Global Target 15 Strategy stocks are determined as follows:

Step 1: We rank all stocks contained in the DJIA(sm), the Financial Times Industrial Ordinary Share Index ("FT Index") and the Hang Seng Index by dividend yield as of the business day prior to the date of this prospectus in the case of DJIA(sm) stocks or two business days prior to the date of this prospectus in the case of FT Index and Hang Seng Index stocks.

Step 2: We select the 10 highest dividend-yielding stocks in each respective index.

Step 3: We select an approximately equally-weighted portfolio of the five stocks with the lowest per share stock price of the 10 highest-dividend yielding stocks in each respective index as of their respective selection date for the Global Target 15 Strategy.


Based on the composition of the portfolio on the Initial Date of Deposit, the Global Target 15 Portfolio is considered to be a Large-Cap Value Trust.


               MSCI EAFE Target 20 Portfolio

The MSCI EAFE Target 20 Strategy selects 20 common stocks from the MSCI EAFE Index(R). The MSCI EAFE Target 20 Strategy stocks are determined as follows:

Step 1: begin with the stocks that comprise the MSCI EAFE Index(R) as of two business days prior to the date of this prospectus.

Step 2: We then select the 200 largest by market capitalization that meet both of the following three-month average daily trading volume liquidity screens:
o Minimum of $5 million traded.
o Minimum of 100,000 shares traded.

Step 3: The remaining stocks are ranked on four factors:
o Price to cash flow.
o Price to book.
o Return on assets.
o Momentum.

Step 4: We purchase an approximately equally-weighted portfolio of the 20 stocks with the highest combined ranking on the four factors, subject to a maximum of four stocks from any one of the ten major market sectors and a maximum of four stocks from any single country.


Based on the composition of the portfolio on the Initial Date of Deposit, the MSCI EAFE Target 20 Portfolio is considered to be a Large-Cap Value Trust.


             The Nasdaq(R) Target 15 Portfolio

The Nasdaq(R) Target 15 Strategy selects a portfolio of the 15 Nasdaq-100 Index(R) stocks with the best overall ranking on both 12- and 6-month price appreciation, return on assets and price to cash flow as a means to achieving its investment objective. The Nasdaq(R) Target 15 Strategy stocks are determined as follows:

Step 1: We select stocks which are components of the Nasdaq-100 Index(R) as of two business days prior to the date of this prospectus and numerically rank them by 12-month price appreciation (best [1] to worst [100]).

Step 2: We then numerically rank the stocks by six-month price appreciation.

Step 3: The stocks are then numerically ranked by return on assets ratio.

Step 4: We then numerically rank the stocks by the ratio of cash flow per share to stock price.

Step 5: We add up the numerical ranks achieved by each company in the above steps and select the 15 stocks with the lowest sums for The
Nasdaq(R) Target 15 Strategy.

The Securities which comprise The Nasdaq(R) Target 15 Strategy are weighted by market capitalization subject to the restriction that only whole shares are purchased and that no stock will comprise less than approximately 1% or 25% or more of The Nasdaq(R) Target 15 Strategy portion of the portfolio on the date of this prospectus. The Securities will be adjusted on a proportionate basis to accommodate this constraint.


Based on the composition of the portfolio on the Initial Date of Deposit, the Nasdaq(R) Target 15 Portfolio is considered to be a Large-Cap Growth Trust.


        NYSE(R) International Target 25 Portfolio

Incorporating international investments into an overall portfolio can offer benefits such as diversification, reduced volatility and the potential for enhanced performance. The NYSE (R) International Target 25 Portfolio provides investors with a way to strategically invest in foreign companies. The NYSE (R) International Target 25 Strategy stocks are determined as follows:

Step 1: We begin with the stocks that comprise the NYSE International 100 Index(sm) as of two business days prior to the date of this prospectus.

The Index consists of the 100 largest non-U.S. stocks trading on the New York Stock Exchange.

Step 2: We screen for liquidity by eliminating companies with average daily trading volume below $300,000 for the prior three months.

Step 3: We rank each remaining stock on two factors:
o Price-to-Book
o Price-to-Cash Flow

Lower, but positive, price to book and price to cash flow ratios are generally used as an indication of value.

Step 4:We purchase an approximately equally-weighted portfolio of the 25 stocks with the best overall ranking on the two factors.


Based on the composition of the portfolio on the Initial Date of Deposit, the NYSE(R) International Target 25 Portfolio is considered to be a Large-Cap Value Trust.


                The S&P Target 24 Portfolio

The S&P Target 24 Strategy selects 24 common stocks from the Standard & Poor's 500 Composite Stock Price Index ("S&P 500") which are based on the following steps:

Step 1: All of the economic sectors in the S&P 500 are ranked by market capitalization as of two business days prior to the date of this prospectus and the eight largest sectors are selected.

Step 2: The stocks in each of those eight sectors are then ranked among their peers based on three distinct factors:

Factor 1:   Trailing four quarters' return on assets, which is net
income divided by average assets. Those stocks with high return on assets achieve better rankings.

Factor 2:   Buyback yield, which measures the percentage decrease in
common stock outstanding versus one year earlier. Those stocks with greater percentage decreases receive better rankings.

Factor 3:   Bullish interest indicator, which compares the number of
shares traded in months in which the stock price rose to the number of shares traded in months in which the stock price declined. Those stocks with a high bullish interest indicator achieve better rankings.

Step 3: The three stocks from each of the eight sectors with the highest combined ranking on these three factors are selected for The S&P Target 24 Strategy. In the event of a tie within a sector, the stock with the higher market capitalization is selected.

Each stock receives a weighting equivalent to its relative market value among the three stocks from the individual sector. The combined weight of the three stocks for a sector is equal to the sector's equivalent weighting among the eight sectors being selected from.

               S&P Target SMid 60 Portfolio

This small and mid-capitalization strategy is designed to identify stocks with improving fundamental performance and sentiment. The S&P Target SMid 60 Strategy focuses on small and mid-size companies because we believe they are more likely to be in an earlier stage of their economic life cycle than mature large-cap companies. In addition, the ability to take advantage of share price discrepancies is likely to be greater with smaller stocks than with more widely followed large-cap stocks. The S&P Target SMid 60 Strategy stocks are determined as follows:

Step 1: We begin with the stocks that comprise the Standard & Poor's MidCap 400 Index ("S&P MidCap 400") and the Standard & Poor's SmallCap 600 Index ("S&P SmallCap 600") (excluding Registered Investment
Companies, Limited Partnerships and Business Development Companies) as of two business days prior to the date of this prospectus.

Step 2: We rank the stocks in each index by price to book value and select the best quartile from each index-100 stocks from the S&P MidCap 400 and 150 stocks from the S&P SmallCap 600 with the lowest, but positive, price to book ratio.

Step 3: We rank each remaining stock on three factors:

- Price to cash flow;

- 12-month change in return on assets;

- 3-month price appreciation.

Step 4: We eliminate any stock with a market capitalization of less than $250 million and with average daily trading volume of less than $250,000.

Step 5: The 30 stocks from each index with the highest combined ranking on the three factors set forth in Step 3 are selected for the S&P Target SMid 60 Strategy.

Step 6: The stocks selected from the S&P MidCap 400 are given approximately twice the weight of the stocks selected from the S&P SmallCap 600.


Based on the composition of the portfolio on the Initial Date of Deposit, S&P Target SMid 60 Portfolio is considered to be a Small-Cap Value Trust.

                  Target 50/50 Portfolio

The composition of the Target 50/50 Portfolio on the Initial Date of Deposit is as follows:

Approximately 1/2 common stocks which comprise the Dow (R) Target
Dividend Strategy; and

Approximately 1/2 common stocks which comprise the Target VIP Strategy.

The Securities which comprise The Dow(R) Target Dividend Strategy and the Target VIP Strategy portions of the Trust were selected as follows:

The Dow(R) Target Dividend Strategy.

The Dow(R) Target Dividend Strategy selects a portfolio of the 20 stocks from the Dow Jones U.S. Select Dividend Index(sm) with the best overall ranking on both the change in return on assets over the last 12 months and price-to-book as a means to achieving its investment objective.

The Dow(R) Target Dividend Strategy stocks are determined as follows:

Step 1: We rank all 100 stocks contained in the Dow Jones U.S. Select Dividend Index(sm) as of two business days prior to the date of this prospectus (best [1] to worst [100]) by:

- Greatest change in return on assets over the last 12 months. An increase in return on assets generally indicates improving business fundamentals.

- Price-to-book. A lower, but positive, price-to-book ratio is generally used as an indication of value.

Step 2: We then select an approximately equally-weighted portfolio of the 20 stocks with the best overall ranking on the two factors for The Dow(R) Target Dividend Strategy.

Companies which, as of the selection date, Dow Jones has announced will be removed from the Dow Jones U.S. Select Dividend Index(sm), or that are likely to be removed, based on Dow Jones selection criteria, from the Dow Jones U.S. Select Dividend Index(sm) within thirty days from the selection date, have been removed from the universe of securities from which The Dow(R) Target Dividend Strategy stocks are selected.

Target VIP Strategy.

The Target VIP Strategy invests in the common stocks of companies which are selected by applying six separate uniquely specialized strategies. While each of the underlying strategies included in the Target VIP Strategy also seeks to provide an above-average total return, each follows a different investment strategy. The Target VIP Strategy seeks to outperform the S&P 500 Index. The Target VIP Strategy provides investors with exposure to both growth and value stocks, as well as several different sectors of the worldwide economy. We believe this approach offers investors a better opportunity for investment success regardless of which investment styles prevail in the market.

The composition of the Target VIP Strategy on the Initial Date of Deposit is as follows:

- Approximately 1/6 common stocks which comprise The Dow(R) DART 5
Strategy;

- Approximately 1/6 common stocks which comprise the European Target 20
Strategy;

- Approximately 1/6 common stocks which comprise The Nasdaq(R) Target 15
Strategy;

- Approximately 1/6 common stocks which comprise The S&P Target 24
Strategy;

- Approximately 1/6 common stocks which comprise the Target Small-Cap Strategy; and

- Approximately 1/6 common stocks which comprise the Value Line(R) Target 25 Strategy.

The Securities which comprise The Nasdaq(R) Target 15 Strategy and The S&P Target 24 Strategy portion of the Trust were chosen by applying the same selection criteria set forth above under the captions "The Nasdaq(R) Target 15 Portfolio" and "The S&P Target 24 Portfolio," respectively. The Securities which comprise The Dow(R) DART 5 Strategy, the European Target 20 Strategy, the Target Small-Cap Strategy and the Value Line(R) Target 25 Strategy portions of the Trust were selected as follows:

The Dow(R) Dividend and Repurchase Target ("DART") 5 Strategy.

The Dow(R) DART 5 Strategy selects a portfolio of DJIA(sm) stocks with high dividend yields and/or high buyback ratios and high return on assets, as a means to achieving the Dow(R) DART 5 Strategy's investment objective. By analyzing dividend yields, the Dow(R) DART 5 Strategy seeks to uncover stocks that may be out of favor or undervalued. More recently, many companies have turned to stock reduction programs as a tax efficient way to bolster their stock prices and reward shareholders. Companies which have reduced their shares through a share buyback program may provide a strong cash flow position and, in turn, high quality earnings. Buyback ratio is the ratio of a company's shares of common stock outstanding 12 months prior to the date of this prospectus divided by a company's shares outstanding as of the business day prior to the date of this prospectus, minus "1."

The Dow(R) DART 5 Strategy stocks are determined as follows:

Step 1: We rank all 30 stocks contained in the DJIA(sm) by the sum of their dividend yield and buyback ratio as of the business day prior to the date of this prospectus.

Step 2: We then select the 10 stocks with the highest combined dividend yields and buyback ratios.

Step 3: From the 10 stocks selected in Step 2, we select an approximately equally-weighted portfolio of the five stocks with the greatest change in return on assets in the most recent year as compared to the previous year for The Dow(R) DART 5 Strategy.

European Target 20 Strategy.

The European Target 20 Strategy invests in stocks with high dividend yields. By selecting stocks with the highest dividend yields, the European Target 20 Strategy seeks to uncover stocks that may be out of favor or undervalued. The European Target 20 Strategy stocks are determined as follows:

Step 1: We rank the 120 largest companies based on market capitalization which are headquartered in Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom by dividend yield as of two business days prior to the date of this prospectus.

Step 2: We select an approximately equally-weighted portfolio of the 20 highest dividend-yielding stocks for the European Target 20 Strategy.

During the initial offering period, no Trust will invest more than 5% of its portfolio in shares of any one securities-related issuer contained in the European Target 20 Strategy.

Target Small-Cap Strategy.

The Target Small-Cap Strategy invests in stocks with small market capitalizations which have recently exhibited certain positive financial attributes. The Target Small-Cap Strategy stocks are determined as follows:

Step 1: We select the stocks of all U.S. corporations which trade on the NYSE, the American Stock Exchange ("AMEX") or The NASDAQ Stock Market(R) ("Nasdaq") (excluding limited partnerships, American Depositary Receipts and mineral and oil royalty trusts) as of two business days prior to the date of this prospectus.

Step 2: We then select companies which have a market capitalization of between $150 million and $1 billion and whose stock has an average daily dollar trading volume of at least $500,000.

Step 3: We next select stocks with positive three-year sales growth.

Step 4: From there we select those stocks whose most recent annual earnings are positive.

Step 5: We eliminate any stock whose price has appreciated by more than 75% in the last 12 months.

Step 6: We select the 40 stocks with the greatest price appreciation in the last 12 months on a relative market capitalization basis (highest to lowest) for the Target Small-Cap Strategy.

For purposes of applying the Target Small-Cap Strategy, market capitalization and average trading volume are based on 1996 dollars which are periodically adjusted for inflation. All steps apply monthly and rolling quarterly data instead of annual figures where possible.

The Securities which comprise the Target Small-Cap Strategy are weighted by market capitalization.

Value Line(R) Target 25 Strategy.

The Value Line(R) Target 25 Strategy invests in 25 of the 100 stocks that Value Line(R) gives a #1 ranking for Timeliness(TM) which have recently exhibited certain positive financial attributes. Value Line(R) ranks 1,700 stocks which represent approximately 95% of the trading volume on all U.S. stock exchanges. Of these 1,700 stocks, only 100 are given their #1 ranking for Timeliness(TM), which measures Value Line's view of their probable price performance during the next six to 12 months relative to the others. Value Line(R) bases their rankings on various factors, including long-term trend of earnings, prices, recent earnings, price momentum, and earnings surprise. The Value Line(R) Target 25 Strategy stocks are determined as follows:

Step 1: We start with the 100 stocks which Value Line(R) as of the business day prior to the initial date of deposit gives their #1 ranking for Timeliness(TM), remove the stocks of financial companies and the stocks of companies whose shares are not listed on a U.S. securities exchange, and apply the following rankings as of the business day prior to the date of this prospectus.

Step 2: We rank these remaining stocks for consistent growth based on 12-month and 6-month price appreciation (best [1] to worst [100]).

Step 3: We then rank the stocks for profitability by their return on assets.

Step 4: Finally, we rank the stocks for value based on their price to cash flow.

Step 5: We add up the numerical ranks achieved by each company in the above steps and select the 25 stocks with the lowest sums for the Value Line Target 25 Strategy.

The Securities which comprise the Value Line(R) Target 25 Strategy are weighted by market capitalization subject to the restriction that no stock will comprise less than approximately 1% or 25% or more of the Value Line(R) Target 25 Strategy portion of the portfolio on the date of this prospectus. The Securities will be adjusted on a proportionate basis to accommodate this constraint.

           Target Diversified Dividend Portfolio

The Target Diversified Dividend Portfolio seeks to provide the potential for above-average total return through a combination of capital appreciation and dividend income by adhering to a simple investment strategy; however, there is no assurance the objective will be met. The Target Diversified Dividend Strategy stocks are determined as follows:

Step 1: We begin with all stocks traded on a U.S. exchange as of two business days prior to the date of this prospectus and screen for the following:

- Minimum market capitalization of $250 million;

- Minimum three-month average daily trading volume of $1.5 million; and

- Minimum stock price of $5.

Step 2: We eliminate Real Estate Investment Trusts ("REITs"), American Depositary Receipts, Registered Investment Companies and Limited
Partnerships.

Step 3: We select only those stocks with positive three-year dividend growth.

Step 4: We rank each remaining stock on three factors:

- Indicated dividend yield - 50%;

- Price to book - 25%; and

- Payout ratio - 25%.

Step 5: We purchase an approximately equally-weighted portfolio consisting of four stocks from each of the ten major market sectors with the highest combined ranking on the three factors.

         Target Dividend Multi-Strategy Portfolio

The composition of the Target Dividend Multi-Strategy Portfolio on the Initial Date of Deposit is as follows:

- Approximately 25% common stocks which comprise The Dow (R) Target Dividend Strategy;

- Approximately 25% common stocks which comprise the European Target 20
Strategy;

- Approximately 25% common stocks which comprise the Global Target 15 Strategy; and

- Approximately 25% common stocks which comprise the Target Diversified Dividend Strategy.

The Securities which comprise The Dow(R) Target Dividend Strategy, the European Target 20 Strategy, the Global Target 15 Strategy and the Target Diversified Dividend Strategy portions of the Trust were chosen by applying the same selection criteria set forth above under the captions "Target 50/50 Portfolio," "Target 50/50 Portfolio," "Global Target 15 Portfolio" and "Target Diversified Dividend Portfolio," respectively.

                  Target Growth Portfolio

The Target Growth Portfolio invests in stocks with large market capitalizations which have recently exhibited certain positive financial attributes. The Target Growth Strategy stocks are determined as follows:

Step 1: We begin with all stocks traded on a U.S. exchange as of two business days prior to the date of this prospectus and screen for the following:

-Minimum market capitalization of $6 billion;

- Minimum three month average daily trading volume of $5 million; and

- Minimum stock price of $5.

Step 2: We eliminate REITs, American Depositary Receipts, Registered Investment Companies and Limited Partnerships.

Step 3: We select only those stocks with positive one year sales growth.

Step 4: We rank the remaining stocks on three factors:

- Sustainable growth rate;

- Change in return on assets; and

- Recent price appreciation.

Step 5: We purchase an approximately equally-weighted portfolio of the 30 stocks with the highest combined ranking on the three factors, subject to a maximum of six stocks from any one of the ten major market sectors.


Based on the composition of the portfolio on the Initial Date of Deposit, the Target Growth Portfolio is considered to be a Large-Cap Growth Trust.


             Target Long-Term Growth Portfolio

The composition of the Target Long-Term Growth Portfolio on the Initial Date of Deposit is as follows:

- Approximately 45% common stocks which comprise the Target Growth
Strategy;

- Approximately 40% common stocks which comprise the S&P Target SMid 60 Strategy; and

- Approximately 15% common stocks which comprise the NYSE(R)
International Target 25 Strategy.

The Securities which comprise the Target Growth Strategy, the S&P Target SMid 60 Strategy, and the NYSE(R) International Target 25 Strategy portions of the Trust were chosen by applying the same selection criteria set forth above under the captions "Target Growth Portfolio," "S&P Target SMid 60 Portfolio" and "NYSE (R) International Target 25 Portfolio, " respectively.

                 Target Mega-Cap Portfolio

The Target Mega-Cap Portfolio invests in some of the largest companies in the world. These companies are well-known, blue-chip companies that are widely regarded as leaders in their respective industries.

Step 1: We begin with the largest 200 stocks traded on a U.S. exchange which have a minimum three-month average daily trading volume of $10 million (excluding Registered Investment Companies and Limited
Partnerships) as of two business days prior to the date of this prospectus.

Step 2: We rank the stocks on three factors:

o Price to book.
o Return on assets.
o Recent price appreciation.

Step 3: We purchase an approximately equally-weighted portfolio of the 30 stocks with the highest combined ranking on the three factors, subject to a maximum of six stocks from any one of the ten major market sectors and a maximum of six foreign companies.


Based on the composition of the portfolio on the Initial Date of Deposit, the Target Mega-Cap Portfolio is considered to be a Large-Cap Blend Trust.


                Target Small-Cap Portfolio

The Securities which comprise the Target Small-Cap Strategy were chosen by applying the same selection criteria set forth above under the caption "Target 50/50 Portfolio."


Based on the composition of the portfolio on the Initial Date of Deposit, the Target Small-Cap Portfolio is considered to be a Small Cap-Growth Trust.


         Target VIP Conservative Equity Portfolio

The Target VIP Conservative Equity Portfolio invests in the common stocks of companies which are selected by applying four separate uniquely specialized strategies. The Target VIP Conservative Equity Strategy seeks to outperform the S&P 500 Index. The Target VIP Conservative Equity Portfolio provides investors with exposure to both growth and value stocks, as well as several different sectors of the worldwide economy. We believe this approach offers investors a better opportunity for investment success regardless of which investment styles prevail in the market. The composition of the Target VIP Conservative Equity Portfolio on the Initial Date of Deposit is as follows:

- Approximately 30% common stocks which comprise The Dow(R) DART 10
Strategy;

- Approximately 10% common stocks which comprise the Global Target 15
Strategy;

- Approximately 50% common stocks which comprise The S&P Target 24
Strategy; and

- Approximately 10% common stocks which comprise the Value Line(R) Target 25 Strategy.

The Securities which comprise the Global Target 15 Strategy, The S&P Target 24 Strategy and the Value Line(R) Target 25 Strategy portions of the Trust were chosen by applying the same selection criteria set forth above under the captions "Global Target 15 Portfolio," "S&P Target 24 Portfolio" and "Target 50/50 Portfolio," respectively. The Securities which comprise The Dow (R) DART 10 Strategy portion of the Trust were selected as follows:

The Dow(R) DART 10 Strategy.

The Dow (R) DART 10 Strategy selects a portfolio of DJIA(sm) stocks with high dividend yields and/or high buyback ratios as a means to achieving the Strategy's investment objective. By analyzing dividend yields, the Strategy seeks to uncover stocks that may be out of favor or undervalued. More recently, many companies have turned to stock reduction programs as a tax efficient way to bolster their stock prices and reward shareholders. Companies which have reduced their shares through a share buyback program may provide a strong cash flow position and, in turn, high quality earnings. Buyback ratio is the ratio of a company's shares of common stock outstanding 12 months prior to the date of this prospectus divided by a company's shares outstanding as of the business day prior to the date of this prospectus, minus "1."

The Dow (R) DART 10 Strategy stocks are determined as follows:

Step 1: We rank all 30 stocks contained in the DJIA(sm) by the sum of their dividend yield and buyback ratio as of the business day prior to the date of this prospectus.

Step 2: We then select an approximately equally-weighted portfolio of the 10 stocks with the highest combined dividend yields and buyback ratios for The Dow (R) DART 10 Strategy.

       Value Line(R) Diversified Target 40 Portfolio

The Value Line(R) Diversified Target 40 Strategy invests in 40 of the 400 stocks that Value Line(R) gives a #1 or #2 ranking for Timeliness(TM) which have recently exhibited certain positive financial attributes. Value Line(R) ranks 1,700 stocks 400 of which are given their #1 or #2 ranking for Timeliness(TM). Value Line(R) bases their rankings on various factors, including long-term trend of earnings, prices, recent earnings, price momentum and earnings surprises. The Value Line(R) Diversified Target 40 Strategy stocks are determined as follows:

Step 1: We start with the 400 stocks which Value Line(R) as of the business day prior to the initial date of deposit gives their #1 or #2 ranking for Timeliness(TM), remove the stocks of foreign companies and the stocks of companies with market capitalizations of less than $2 billion, and apply the following rankings as of the business day prior to the date of this prospectus.

Step 2: We rank these remaining stocks for sustainable growth rate.

Step 3: We then rank the stocks for their price to sales ratios.

Step 4: Finally, we rank the stocks for value based on their price to cash flow.

Step 5: We add up the numerical ranks achieved by each company in the above steps and select an approximately equally weighted portfolio of the 40 stocks with the highest combined ranking on the three factors, subject to a maximum of eight stocks from any one of the ten major market sectors. For purposes of selecting stocks and weighting the market sectors, consumer-discretionary and consumer-staples are considered separate sectors.

Other Considerations.

Please note that we applied the strategy or strategies which make up the portfolio for each Trust at a particular time. If we create additional Units of a Trust after the Initial Date of Deposit we will deposit the Securities originally selected by applying the strategy at such time. This is true even if a later application of a strategy would have resulted in the selection of different securities. In addition, companies which, based on publicly available information as of two business days prior to the date of this prospectus, are the subject of an announced business combination which we expect will happen within six months of the date of this prospectus have been excluded from the universe of securities from which each Trust's Securities are selected.

Companies which, on or before their respective selection date, are subject to any of the limited circumstances which warrant removal of a Security from a Trust as described under "Removing Securities from a Trust" have been excluded from the universe of securities from which each Trust's Securities are selected.

From time to time in the prospectus or in marketing materials we may identify a portfolio's style and capitalization characteristics to describe a trust. These characteristics are designed to help you better understand how a Trust fits into your overall investment plan. These characteristics are determined by the Sponsor as of the Initial Date of Deposit and, due to changes in the value of the Securities, may vary thereafter. In addition, from time to time, analysts and research professionals may apply different criteria to determine a Security's style and capitalization characteristics, which may result in designations which differ from those arrived at by the Sponsor. In general, growth stocks are those with high relative price-to-book ratios while value stocks are those with low relative price-to-book ratios. At least 65% of the stocks in a trust on the trust's initial date of deposit must fall into either the growth or value category for a trust itself to receive the designation. Trusts that do not meet this criteria are designated as blend trusts. Both the weighted average market capitalization of a trust and at least half of the Securities in a trust must fall into the following ranges to determine its market capitalization designation: Small-Cap-less than $2.5 billion; Mid-Cap- $2.5 billion to $10 billion; Large-Cap-over $10 billion. Trusts, however, may contain individual stocks that do not fall into its stated style or market capitalization designation.

Of course, as with any similar investments, there can be no assurance that the objective of a Trust will be achieved. See "Risk Factors" for a discussion of the risks of investing in a Trust.

"Dow Jones Industrial Average(sm)," "Dow(R)," "DJIA(sm)," and "Dow Jones U.S. Select Dividend Index(sm)," are trademarks or service marks of Dow Jones & Company, Inc. ("Dow Jones") and have been licensed for use for certain purposes by First Trust Advisors L.P., an affiliate of ours. Dow Jones does not endorse, sell or promote any of the Trusts, in particular The Dow(R) Target 5 Portfolio, Global Target 15 Portfolio, Target 50/50 Portfolio, Target Dividend Multi-Strategy Portfolio and the Target VIP Conservative Equity Portfolio. Dow Jones makes no representation regarding the advisability of investing in such products. Except as noted herein, Dow Jones has not given us a license to use its indexes.

The MSCI EAFE Target 20 Portfolio is not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to the Trust, the Securities or the index on which such Trust or Securities are based. Except as noted herein, the publisher has not approved of any of the information in this prospectus.


"S&P(R)," "S&P 500(R)," "S&P MidCap 400(R)," "S&P SmallCap 600(R)," and
"Standard & Poor's(R)" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by us. The S&P Target 24 Portfolio, S&P Target SMid 60 Portfolio, Target 50/50 Portfolio, Target Long-Term
Growth Portfolio and Target VIP Conservative Equity Portfolio are not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in such Portfolios. Please see the Information Supplement which sets forth certain additional disclaimers and limitations of liabilities on behalf of Standard & Poor's.


"Value Line(R)," "The Value Line Investment Survey" and "Value Line Timeliness(TM) Ranking System" are registered trademarks of Value Line Securities, Inc. or Value Line Publishing, Inc. that have been licensed to First Trust Portfolios L.P. and/or First Trust Advisors L.P. The Target 50/50 Portfolio, Target VIP Conservative Equity Portfolio and Value Line(R) Diversified Target 40 Portfolio are not sponsored, recommended, sold or promoted by Value Line Publishing, Inc., Value Line, Inc. or Value Line Securities, Inc. ("Value Line"). Value Line makes no representation regarding the advisability of investing in a Trust.


"NYSE" is a registered trademark of, and "NYSE International 100 Index(sm)" is a service mark of, the New York Stock Exchange, Inc. ("NYSE") and have been licensed for use for certain purposes by First Trust Portfolios, L.P. The NYSE International Target 25 Portfolio and Target Long-Term Growth Portfolio, all or a portion of which are based on the NYSE International 100 Index(sm), are not sponsored, endorsed, sold or promoted by NYSE, and NYSE makes no representation regarding the advisability of investing in such products.


The publishers of the DJIA(sm), FT Index, Hang Seng Index, The Nasdaq-100 Index(R), the Russell 2000(R) Index, the Russell 3000(R) Index, S&P 500 Index, S&P 1000 Index, S&P MidCap 400 Index, S&P SmallCap 600 Index, MSCI Europe Index, MSCI EAFE Index(R), and the NYSE International 100 Index(sm) are not affiliated with us and have not participated in creating the Trusts or selecting the Securities for the Trusts. Except as noted herein, none of the index publishers have approved of any of the information in this prospectus.

                       Risk Factors

Price Volatility. The Trusts invest in common stocks. The value of a Trust's Units will fluctuate with changes in the value of these common stocks. Common stock prices fluctuate for several reasons including changes in investors' perceptions of the financial condition of an issuer or the general condition of the relevant stock market, such as the current market volatility, or when political or economic events affecting the issuers occur. In addition, common stock prices may be particularly sensitive to rising interest rates, as the cost of capital rises and borrowing costs increase.

Because the Trusts are not managed, the Trustee will not sell stocks in response to or in anticipation of market fluctuations, as is common in managed investments. As with any investment, we cannot guarantee that the performance of any Trust will be positive over any period of time, especially the relatively short 15-month life of the Trusts, or that you won't lose money. Units of the Trusts are not deposits of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Trusts which use dividend yield as a selection criterion employ a contrarian strategy in which the Securities selected share qualities that have caused them to have lower share prices or higher dividend yields than other common stocks in their peer group. There is no assurance that negative factors affecting the share price or dividend yield of these Securities will be overcome over the life of such Trusts or that these Securities will increase in value.

Four of the Securities in The Nasdaq (R) Target 15 Portfolio and two of the Securities in The S&P Target 24 Portfolio represent approximately 69.78% and 23.34%, respectively, of the value of such Trust. If these stocks decline in value you may lose a substantial portion of your investment.

Dividends. There is no guarantee that the issuers of the Securities will declare dividends in the future or that if declared they will either remain at current levels or increase over time.

Concentration Risk. When at least 25% of a Trust's portfolio is invested in securities issued by companies within a single sector, the Trust is considered to be concentrated in that particular sector. A portfolio concentrated in a single sector may present more risks than a portfolio broadly diversified over several sectors.

The Dow(R) Target 5 Portfolio is concentrated in stocks of financial companies. The European Target 30 Portfolio is concentrated in stocks of telecommunication services companies. The Global Target 15 Portfolio is concentrated in stocks of financial and industrial companies. The Nasdaq(R) Target 15 Portfolio is concentrated in stocks of health care and information technology companies. The NYSE(R) International Target 25 Portfolio is concentrated in stocks of financial companies. The S&P
Target SMid 60 Portfolio is concentrated in stocks of financial companies. The Target 50/50 Portfolio is concentrated in stocks of financial companies. The Target Dividend Multi-Strategy Portfolio is concentrated in stocks of financial companies. The Target Growth
Portfolio is concentrated in stocks of consumer products companies. The Target Small-Cap Portfolio is concentrated in stocks of health care and industrial companies. The Value Line(R) Diversified Target 40 Portfolio is concentrated in stocks of consumer products companies.

Consumer Products. Collectively, consumer discretionary companies and consumer staples companies are categorized as consumer products companies. General risks of these companies include cyclicality of revenues and earnings, economic recession, currency fluctuations, changing consumer tastes, extensive competition, product liability litigation and increased governmental regulation. Generally, spending on consumer products is affected by the economic health of consumers. A weak economy and its effect on consumer spending would adversely affect consumer products companies.

Financials. Banks, thrifts and their holding companies are especially subject to the adverse effects of economic recession; volatile interest rates; portfolio concentrations in geographic markets and in commercial and residential real estate loans; and competition from new entrants in their fields of business. Although recently-enacted legislation repealed most of the barriers which separated the banking, insurance and securities sectors, these sectors are still extensively regulated at both the federal and state level and may be adversely affected by increased regulations.

Banks and thrifts face increased competition from nontraditional lending sources as regulatory changes, such as the recently enacted financial-services overhaul legislation, permit new entrants to offer various financial products. Technological advances such as the Internet allow these nontraditional lending sources to cut overhead and permit the more efficient use of customer data.

Brokerage firms, broker/dealers, investment banks, finance companies and mutual fund companies are also financial services providers. These companies compete with banks and thrifts to provide traditional financial service products, in addition to their traditional services, such as brokerage and investment advice. In addition, all financial service companies face shrinking profit margins due to new competitors, the cost of new technology and the pressure to compete globally.

Companies involved in the insurance sector are engaged in underwriting, selling, distributing or placing of property and casualty, life or health insurance. Insurance company profits are affected by many factors, including interest rate movements, the imposition of premium rate caps, competition and pressure to compete globally. Property and casualty insurance profits may also be affected by weather catastrophes, acts of terrorism and other disasters. Life and health insurance profits may be affected by mortality rates. Already extensively regulated, insurance companies' profits may also be adversely affected by increased government regulations or tax law changes.

Health Care. General risks of health care companies involve extensive competition, generic drug sales or the loss of patent protection, product liability litigation and increased government regulation. Research and development costs of bringing new drugs to market are substantial, and there is no guarantee that the product will ever come to market. Health care facility operators may be affected by the demand for services, efforts by government or insurers to limit rates, restriction of government financial assistance and competition from other providers.

Industrials. General risks of industrial companies include the general state of the economy, intense competition, consolidation, domestic and international politics, excess capacity and consumer spending trends. In addition, they may also be significantly affected by overall capital spending levels, economic cycles, technical obsolescence, delays in modernization, labor relations, government regulations and e-commerce initiatives.

Industrial companies may also be affected by factors more specific to their individual industries. Industrial machinery manufacturers may be subject to declines in consumer demand and the need for modernization. Aerospace and defense companies may be influenced by decreased demand for new equipment, aircraft order cancellations, changes in aircraft-leasing contracts and cutbacks in profitable business travel. Agricultural equipment businesses may be influenced by fluctuations in farm income, farm commodity prices, government subsidies and weather conditions. The number of housing starts, levels of public and non-residential construction including weakening demand for new office and retail space, and overall construction spending may adversely affect construction equipment manufacturers, while overproduction, consolidation and weakening global economies may lead to deteriorating sales for auto and truck makers and their suppliers.

Information Technology. Technology companies are generally subject to the risks of rapidly changing technologies; short product life cycles; fierce competition; aggressive pricing; frequent introduction of new or enhanced products; the loss of patent, copyright and trademark protections; cyclical market patterns; evolving industry standards; and frequent new product introductions. Technology companies may be smaller and less experienced companies, with limited product lines, markets or financial resources. Technology company stocks have experienced extreme price and volume fluctuations that are often unrelated to their operating performance, and have lately experienced significant market declines in their share values. Also, the stocks of many Internet companies have exceptionally high price-to-earnings ratios with little or no earnings histories.

Telecommunication Services. The market for high technology communications products and services is characterized by rapidly changing technology, rapid product obsolescence or loss of patent protection, cyclical market patterns, evolving industry standards and frequent new product introductions. Certain communications/bandwidth companies are subject to substantial governmental regulation, which among other things, regulates permitted rates of return and the kinds of services that a company may offer. The communications industry has experienced substantial deregulation in recent years. Deregulation may lead to fierce competition for market share and can have a negative impact on certain companies. Competitive pressures are intense and communications stocks can experience rapid volatility.

Companies involved in the communications sector are currently in the midst of an industry-wide slowdown. Inability to secure additional customers, decreases in sales of network infrastructure, decreases in purchases from existing customers, overcapacity and oversupply in the industry, saturation of several key markets and weak subscriber growth have all contributed to the current industry weakness. Local phone markets have been pressured by a weak economy and by a shift to wireless phones and the Internet. In addition, sales of luxury items like second phone lines and high-speed Internet access have slowed, while pricing pressure and competition have intensified. To meet increasing competition, companies may have to commit substantial capital, particularly in the formulation of new products and services using new technology. As a result, many companies have been compelled to cut costs by reducing their workforce, outsourcing, consolidating and/or closing existing facilities and divesting low selling product lines.

Several recent high profile bankruptcies have called attention to the potentially unstable financial condition of communications companies. These bankruptcies have resulted at least in part from declines in revenues, increases in company debt and difficulties obtaining necessary capital. Certain companies involved in the industry have also faced scrutiny for overstating financial reports and the subsequent turnover of high ranking company officials.

Strategy. Please note that we applied the strategy or strategies which make up the portfolio for each Trust at a particular time. If we create additional Units of a Trust after the Initial Date of Deposit we will deposit the Securities originally selected by applying the strategy at such time. This is true even if a later application of a strategy would have resulted in the selection of different securities. There is no guarantee the investment objective of a Trust will be achieved. The actual performance of the Trusts will be different than the hypothetical returns of each Trust's strategy. Because the Trusts are unmanaged and follow a strategy, the Trustee will not buy or sell Securities in the event a strategy is not achieving the desired results.

Hong Kong. Approximately 33.18% of the Global Target 15 Portfolio consists of common stocks issued by companies headquartered in Hong Kong Special Administrative Region ("Hong Kong"). Certain of the Securities in certain other Trusts are also issued by companies headquartered in Hong Kong. Hong Kong issuers are subject to risks related to Hong Kong's political and economic environment, the volatility of the Hong Kong stock market, and the concentration of real estate companies in the Hang Seng Index. Hong Kong reverted to Chinese control on July 1, 1997 and any increase in uncertainty as to the future economic and political status of Hong Kong, or a deterioration of the relationship between China and the United States, could have negative implications on stocks listed on the Hong Kong stock market. Securities prices on the Hong Kong Stock Exchange, and specifically the Hang Seng Index, can be highly volatile and are sensitive to developments in Hong Kong and China, as well as other world markets.

United Kingdom. Approximately 33.40% of the Global Target 15 Portfolio consists of common stocks issued by companies headquartered in the United Kingdom. Certain of the Securities in certain other Trusts are also issued by companies headquartered in the United Kingdom. The United Kingdom is one of 25 members of the European Union ("EU") which was formed by the Maastricht Treaty on European Union. The Treaty has had the effect of eliminating most of the remaining trade barriers between the member nations and has made Europe one of the largest common markets in the world. However, the continued implementation of the Treaty provisions and recent rapid political and social change throughout Europe make the extent and nature of future economic development in the United Kingdom and Europe and their effect on Securities issued by U.K. issuers impossible to predict.

Unlike a majority of EU members, the United Kingdom did not convert its currency to the common European currency, the euro, on January 1, 1999. All companies with significant markets or operations in Europe face strategic challenges as these entities continue to adapt to a single currency. The ongoing euro conversion process, with or without the inclusion of the United Kingdom, may materially impact revenues, expenses or income; increase competition; affect issuers' currency exchange rate risk and derivatives exposure; cause issuers to increase spending on information technology updates; and result in potentially adverse tax consequences. We cannot predict when or if the United Kingdom will convert to the euro or what impact, if any, the adoption of the euro by the United Kingdom will have on any of the Securities issued by United Kingdom companies in the Trusts.

Foreign Securities. All of the Securities in the European Target 30 Portfolio, the MSCI EAFE Target 20 Portfolio and the NYSE(R) International Target 25 Portfolio and certain of the Securities in certain other Trusts are issued by foreign companies, which makes these Trusts subject to more risks than if they invested solely in domestic common stocks. These Securities are either directly listed on a U.S. securities exchange or a foreign securities exchange or are in the form of American Depositary Receipts ("ADRs") which are listed on a U.S. securities exchange. Risks of foreign common stocks include higher brokerage costs; different accounting standards; expropriation, nationalization or other adverse political or economic developments; currency devaluations, blockages or transfer restrictions; restrictions on foreign investments and exchange of securities; inadequate financial information; lack of liquidity of certain foreign markets; and less government supervision and regulation of exchanges, brokers, and issuers in foreign countries.


The purchase and sale of the foreign Securities not listed on a U.S. securities exchange will generally occur only in foreign securities markets. Because foreign securities exchanges may be open on different days than the days during which investors purchase or redeem Units, the value of a Trust's Securities may change on days when investors are not able to purchase or redeem Units. Although we do not believe that the Trusts will have problems buying and selling these Securities, certain of the factors stated above may make it impossible to buy or sell them in a timely manner. Custody of certain of the Securities in the European Target 30 Portfolio, Global Target 15 Portfolio, MSCI EAFE Target 20 Portfolio, Target 50/50 Portfolio, Target Dividend Multi-Strategy Portfolio and Target VIP Conservative Equity Portfolio is maintained by:
Hongkong and Shanghai Banking Corporation, Hong Kong for Hong Kong Securities; The Bank of Tokyo-Mitsubishi Ltd., Tokyo, Japan for Japanese Securities; and Euroclear Bank, a global custody and clearing institution for all other foreign Securities; each of which have entered into a sub-custodian relationship with the Trustee. In the event the Trustee informs the Sponsor of any material change in the custody risks associated with maintaining assets with any of the entities listed above, the Sponsor will instruct the Trustee to take such action as the Sponsor deems appropriate to minimize such risk.


Emerging Markets. Certain of the Securities in certain of the Trusts are issued by companies headquartered or incorporated in countries considered to be emerging markets. Risks of investing in developing or emerging countries are even greater than the risks associated with foreign investments in general. These increased risks include, among other risks, the possibility of investment and trading limitations, greater liquidity concerns, higher price volatility, greater delays and disruptions in settlement transactions, greater political uncertainties and greater dependence on international trade or development assistance. In addition, emerging market countries may be subject to overburdened infrastructures, obsolete financial systems and environmental problems. For these reasons, investments in emerging markets are often considered speculative.

Exchange Rates. Because securities of foreign issuers not listed on a U.S. securities exchange generally pay dividends and trade in foreign currencies, the U.S. dollar value of these Securities (and therefore Units of the Trusts containing securities of foreign issuers) will vary with fluctuations in foreign exchange rates. Most foreign currencies have fluctuated widely in value against the U.S. dollar for various economic and political reasons.

To determine the value of foreign Securities not listed on a U.S. securities exchange or their dividends, the Evaluator will estimate current exchange rates for the relevant currencies based on activity in the various currency exchange markets. However, these markets can be quite volatile, depending on the activity of the large international commercial banks, various central banks, large multi-national corporations, speculators, hedge funds and other buyers and sellers of foreign currencies. Since actual foreign currency transactions may not be instantly reported, the exchange rates estimated by the Evaluator may not reflect the amount the Trusts would receive, in U.S. dollars, had the Trustee sold any particular currency in the market.

Small Cap Companies. All of the Securities in the Target Small-Cap Portfolio and certain of the Securities in certain other Trusts are issued by companies with market capitalizations of less than $2.5 billion. Smaller companies present some unique investment risks. Small-caps may have limited product lines, as well as shorter operating histories, less experienced management and more limited financial resources than larger companies. Stocks of smaller companies may be less liquid than those of larger companies and may experience greater price fluctuations than larger companies. In addition, small-cap stocks may not be widely followed by the investment community, which may result in low demand.

Legislation/Litigation. From time to time, various legislative initiatives are proposed in the United States and abroad which may have a negative impact on certain of the companies represented in the Trusts. In addition, litigation regarding any of the issuers of the Securities, such as that concerning Microsoft Corporation or Altria Group, Inc., Lorillard, Inc. and Reynolds American Inc., or any of the industries represented by these issuers, may negatively impact the value of these Securities. We cannot predict what impact any pending or threatened litigation will have on the value of the Securities.

           Hypothetical Performance Information

The following tables compare hypothetical performance information for the strategies employed by each Trust and the actual performances of the DJIA(sm), Nasdaq-100 Index(R), NYSE International 100 Index(sm), S&P 500 Index, S&P 1000 Index, Russell 3000(R) Index, FT Index, Hang Seng Index, Russell 2000(R) Index, MSCI Europe Index, MSCI EAFE Index(R) and a combination of the DJIA(sm), FT Index and Hang Seng Index (the "Cumulative International Index Returns") in each of the full years listed below (and as of the most recent month).

These hypothetical returns should not be used to predict future performance of the Trusts. Returns from a Trust will differ from its strategy for several reasons, including the following:

- Total Return figures shown do not reflect commissions paid by a Trust on the purchase of Securities or taxes incurred by you.

- Strategy returns are for calendar years (and through the most recent quarter), while the Trusts begin and end on various dates.

- Trusts have a maturity longer than one year.

- Trusts may not be fully invested at all times or equally weighted in each of the strategies or the stocks comprising their respective strategy or strategies.

- Securities are often purchased or sold at prices different from the closing prices used in buying and selling Units.

- For Trusts investing in foreign Securities, currency exchange rates may differ.

You should note that the Trusts are not designed to parallel movements in any index and it is not expected that they will do so. In fact, each Trust's strategy underperformed its comparative index, or combination thereof, in certain years and we cannot guarantee that a Trust will outperform its respective index over the life of a Trust or over consecutive rollover periods, if available. Each index differs widely in size and focus, as described below.

DJIA(sm). The DJIA(sm) consists of 30 U.S. stocks chosen by the editors of The Wall Street Journal as being representative of the broad market and of American industry. Changes in the component stocks of the DJIA(sm) are made entirely by the editors of The Wall Street Journal without consulting the companies, the stock exchange or any official agency. For the sake of continuity, changes are made rarely.

Nasdaq-100 Index(R). The Nasdaq-100 Index(R) consists of the 100 largest and most active non-financial domestic and international companies listed on the Nasdaq National Market System.

NYSE International 100 Index(sm). The NYSE International 100 Index(sm) is an unmanaged index of the 100 largest non-U.S. stocks trading on the New York Stock Exchange. The NYSE International 100 Index(sm) assumes that all dividends received during a year are reinvested on a daily basis.

Russell 2000(R) Index. The Russell 2000(R) Index offers investors access to the small-cap segment of the U.S. equity universe. The Russell 2000(R) Index is constructed to provide a comprehensive, unbiased small-cap barometer and is completely reconstituted annually to ensure larger stocks do not distort the performance and characteristics of the true small-cap opportunity set. The Russell 2000(R) Index includes the smallest 2,000 securities in the Russell 3000(R) Index.

Russell 3000(R) Index. The Russell 3000(R) Index offers investors access to the broad U.S. equity universe representing approximately 98% of the U.S. market. The Russell 3000(R) Index is constructed to provide a comprehensive, unbiased and stable barometer of the broad market and is completely reconstituted annually to ensure new and growing equities are reflected.

S&P 500 Index. The S&P 500 Index consists of 500 stocks chosen by
Standard and Poor's to be representative of the leaders of various industries.

S&P 1000 Index. The S&P 1000 is a combination of the S&P MidCap 400 (the most widely used index for mid-size companies) and the S&P SmallCap 600 (an index of 600 U.S. small-cap companies), where the S&P MidCap 400 represents approximately 70% of the index and S&P SmallCap 600 represents approximately 30% of the index).

Financial Times Industrial Ordinary Share Index. The FT Index consists of 30 common stocks chosen by the editors of The Financial Times as being representative of British industry and commerce.

Hang Seng Index. The Hang Seng Index consists of a cross section of stocks currently listed on the Stock Exchange of Hong Kong Ltd. and is intended to represent four major market sectors: commerce and industry, finance, property and utilities.

MSCI Europe Index. The MSCI Europe Index is an equity market capitalization weighted index consisting of over 500 companies from all of the developed markets in Europe.

MSCI EAFE Index(R). The MSCI EAFE Index(R) (Europe, Australasia, Far
East) is an unmanaged float-adjusted market capitalization index that is designed to measure the equity market performance of developed markets, excluding the United States and Canada.

                          COMPARISON OF TOTAL RETURN(2)

  (Strategy figures reflect the deduction of sales charges and expenses but not brokerage commissions or taxes.)

                     Hypothetical Strategy Total Returns(1)

                                                      The         NYSE (R)                   S&P
       The Dow($)  European   Global     MSCI EAFE    Nasdaq(R)   International   The S&P    Target    Target
       Target 5    Target 30  Target 15  Target 20    Target 15   Target 25       Target 24  SMid 60   50/50
Year   Strategy    Strategy   Strategy   Strategy     Strategy    Strategy        Strategy   Strategy  Strategy
----   ----------  --------   --------   ---------    ---------   -------------   ---------  --------  --------
1972     18.96%
1973     17.58%
1974     -7.52%
1975     62.86%
1976     38.84%
1977      3.18%
1978     -1.30%
1979      7.39%
1980     38.69%
1981      1.22%
1982     40.99%
1983     34.21%
1984      8.55%
1985     35.96%
1986     28.26%                                         19.44%                     18.26%
1987      8.46%                15.03%                   11.92%                      1.85%
1988     18.90%                21.05%                   -1.46%                      4.40%
1989      7.97%                14.61%                   34.49%                     22.45%
1990    -17.94%                 0.76%                   -7.64%                      6.55%
1991     59.77%                40.05%                  105.93%                     40.45%
1992     20.63%                24.36%                   -2.91%                     -1.68%               15.84%
1993     31.38%                62.54%                   25.71%                      8.15%               20.18%
1994      5.43%                -9.91%                    7.78%                      4.90%               -3.21%
1995     28.02%                11.59%     14.67%        50.52%                     39.08%     24.38%    44.98%
1996     23.46%                19.59%     29.32%        56.87%     26.03%          31.37%     13.46%    27.51%
1997     17.13%     22.91%     -8.66%      6.62%        32.14%     23.39%          30.17%     42.49%    33.21%
1998      9.90%     28.00%     11.23%     32.19%       119.13%     12.64%          39.92%      5.02%    27.27%
1999     -9.46%     14.67%      6.28%     53.83%        96.57%     64.44%          41.23%     24.11%    21.36%
2000      8.26%    -16.94%      2.41%     -2.62%       -16.37%     10.98%           3.95%     14.25%    10.33%
2001     -5.01%     -8.25%     -0.92%    -16.37%       -27.11%    -14.03%         -10.94%     32.26%    14.56%
2002    -12.86%     -3.43%    -14.22%     -2.90%       -26.35%    -20.60%         -19.15%     -5.23%   -11.16%
2003     20.20%     46.71%     36.12%     37.97%        34.81%     39.68%          23.24%     45.73%    33.57%
2004      9.61%     23.78%     29.36%     23.21%        -3.58%     23.79%          13.65%     23.71%    16.02%
2005     -2.41%     15.27%     11.64%      6.11%         1.28%     13.81%           3.73%      3.16%     4.54%
2006     39.57%     47.30%     40.19%     33.33%         1.64%     28.66%           1.52%     19.78%    14.73%
2007      2.25%     18.69%     14.39%     24.35%        18.93%     24.81%           3.27%     -9.71%     5.20%
2008    -26.24%    -18.83%    -15.42%    -19.39%       -22.38%    -23.23%         -12.57%    -11.08%   -17.67%
(thru 8/29)

                          COMPARISON OF TOTAL RETURN(2)

  (Strategy figures reflect the deduction of sales charges and expenses but not brokerage commissions or taxes.)

                     Hypothetical Strategy Total Returns(1)

                       Target
          Target       Dividend               Target                             Target VIP    Value Line(R)
          Diversified  Multi-       Target    Long-Term   Target     Target      Conservative  Diversified
          Dividend     Strategy     Growth    Growth      Mega-Cap   Small-Cap   Equity        Target 40
Year      Strategy     Strategy     Strategy  Strategy    Strategy   Strategy    Strategy      Strategy
----      -----------  --------     --------- -------     ---------  ---------   ------------  --------------
1972
1973
1974
1975
1976
1977
1978
1979                                                                  37.16%
1980                                                                  58.26%
1981                                                                 -11.60%
1982                                                                  47.88%
1983                                                                  28.53%
1984                                                                  -3.79%
1985                                                                  48.06%
1986                                                                  20.92%
1987                                                                  12.27%         3.95%
1988                                                                  20.35%         8.18%
1989                                                                  23.48%        25.00%
1990                                                                  -1.22%         3.27%
1991                                                                  56.64%        44.91%
1992                                                                  25.87%         3.08%
1993                                                                  19.69%        18.22%
1994                                                                  -0.49%         1.83%
1995        26.90%      28.62%       29.86%                35.56%     38.50%        36.45%      30.10%
1996        14.99%      18.52%       25.20%    19.57%      17.73%     32.64%        32.63%      26.60%
1997        25.99%      20.81%       41.38%    39.10%      41.00%     14.24%        24.37%      38.75%
1998        12.96%      14.79%       37.34%    20.79%      44.63%     -0.38%        35.39%      15.97%
1999        17.57%       7.76%       33.94%    34.50%      41.14%     10.88%        37.22%      64.51%
2000        19.84%      13.02%        8.47%    11.07%     -16.60%      2.86%         3.30%       0.38%
2001        29.65%      14.37%       -4.04%     8.93%     -11.97%     -3.93%       -10.42%       0.69%
2002       -10.39%     -10.58%      -10.72%   -10.02%     -22.84%    -16.15%       -18.87%      -8.95%
2003        47.10%      37.02%       34.20%    39.57%      17.89%     53.12%        24.61%      25.41%
2004        20.54%      24.03%       16.88%    20.59%      13.15%     19.39%        12.82%      31.09%
2005         1.98%       5.73%       17.26%    11.06%      24.57%     12.55%         3.57%      19.59%
2006        15.43%      26.64%       16.99%    19.80%      14.58%     21.60%        12.05%      15.31%
2007        -3.84%       5.46%       20.08%     8.82%      20.10%     -6.80%         5.60%       1.17%
2008        -8.12%     -17.72%      -12.46%   -13.52%     -15.93%    -13.90%       -12.72%     -18.25%
(thru 8/29)

                            Comparison of Total Return (2)

                                   Index Total Returns

                    Nasdaq-    NYSE                      S&P       Russell                Hang       Russell
                    100        International  S&P 500    1000      3000(R)   FT           Seng       2000(R)
Year      DJIA(sm)  Index(R)   100 Index(sm)  Index      Index     Index     Index        Index      Index
----      --------  ---------  -------------  -------    ------    ------    -----        -----      ---------
1972       18.48%                              19.00%
1973      -13.28%                             -14.69%
1974      -23.57%                             -26.47%
1975       44.75%                              37.23%
1976       22.82%                              23.93%
1977      -12.84%                              -7.16%
1978        2.79%                               6.57%
1979       10.55%                              18.61%                                                 43.07%
1980       22.16%                              32.50%                                                 38.60%
1981       -3.57%                              -4.92%                                                  2.03%
1982       27.11%                              21.55%                                                 24.95%
1983       25.96%                              22.56%                                                 29.13%
1984        1.30%                               6.27%                                                 -7.30%
1985       33.55%                              31.72%                                                 31.05%
1986       27.10%     6.89%                    18.67%                                                  5.68%
1987        5.48%    10.49%                     5.25%                         38.32%      -10.02%     -8.80%
1988       16.14%    13.54%                    16.56%                          7.03%       16.05%     25.02%
1989       32.19%    26.17%                    31.62%                         24.53%        5.53%     16.26%
1990       -0.56%   -10.41%                    -3.10%                         10.36%        6.74%    -19.48%
1991       24.19%    64.99%                    30.40%                         14.88%       42.46%     46.04%
1992        7.41%     8.87%                     7.61%                         -2.18%       28.89%     18.41%
1993       16.93%    11.76%                    10.04%                         20.25%      123.35%     18.88%
1994        5.01%     1.76%                     1.32%                          1.19%      -29.98%     -1.82%
1995       36.87%    43.06%                    37.54%     30.69%    35.81%    17.83%       27.28%     28.45%
1996       28.89%    42.78%     18.50%         22.94%     19.85%    21.51%    20.55%       37.47%     16.49%
1997       24.94%    20.77%     19.20%         33.35%     30.26%    31.70%    16.44%      -17.68%     22.36%
1998       18.15%    85.48%     22.64%         28.58%     13.20%    23.94%    12.20%       -2.68%     -2.55%
1999       27.21%   102.10%     41.93%         21.04%     14.11%    20.90%    17.44%       73.42%     21.26%
2000       -4.71%   -36.83%    -20.67%         -9.10%     15.86%    -7.47%   -18.58%       -9.35%     -3.02%
2001       -5.43%   -32.62%    -21.13%        -11.88%      1.45%   -11.40%   -23.67%      -22.40%      2.49%
2002      -15.01%   -37.52%    -19.14%        -22.09%    -14.54%   -21.53%   -29.52%      -15.60%    -20.48%
2003       28.26%    49.48%     37.58%         28.67%     36.61%    31.04%    26.27%       41.79%     47.25%
2004        5.30%    10.75%     16.25%         10.87%     18.39%    11.94%    20.80%       16.96%     18.33%
2005        1.72%     1.90%     11.22%          4.91%     10.93%     6.15%    12.45%        8.67%      4.55%
2006       19.03%     7.28%     24.49%         15.78%     11.89%    15.80%    40.25%       38.60%     18.37%
2007        8.87%    19.42%     16.43%          5.49%      5.18%     5.24%     0.13%       42.88%     -1.57%
2008      -11.41%    -9.88%    -16.00%        -11.38%     -3.22%   -10.37%   -21.29%      -21.94%     -2.62%
(thru 8/29)

                                    Cumulative
           MSCI         MSCI        International
           Europe       EAFE        Index
Year       Index        Index(R)    Returns(3)
----       ------       --------    -------------
1972
1973
1974
1975
1976
1977
1978
1979
1980
1981
1982
1983
1984
1985
1986
1987                                 11.26%
1988                                 13.07%
1989                                 20.75%
1990                                  5.51%
1991                                 27.17%
1992                                 11.37%
1993                                 53.51%
1994                                 -7.93%
1995                     11.21%      27.33%
1996                      6.05%      28.97%
1997      24.20%          1.78%       7.90%
1998      28.91%         19.94%       9.22%
1999      16.24%         27.02%      39.36%
2000      -8.15%        -14.17%     -10.88%
2001     -19.64%        -21.44%     -17.17%
2002     -18.09%        -15.94%     -20.04%
2003      39.14%         38.59%      32.11%
2004      21.39%         20.25%      14.35%
2005       9.93%         13.54%       7.61%
2006      34.36%         26.34%      32.62%
2007      14.39%         11.17%      17.29%
2008     -17.83%        -17.31%     -18.21%
(thru 8/29)


______________________

See "Notes to Comparison of Total Return" on page 66.

Page 65


                   NOTES TO COMPARISON OF TOTAL RETURN

(1) The Strategy stocks for each Strategy for a given year consist of the common stocks selected by applying the respective Strategy as of the beginning of the period (and not the date the Trusts actually sell Units).

(2) With the exception of the Hang Seng Index for the periods 12/31/1986 through 12/31/1992, Total Return represents the sum of the change in market value of each group of stocks between the first and last trading day of a period plus the total dividends paid on each group of stocks during such period divided by the opening market value of each group of stocks as of the first trading day of a period. Total Return figures assume that all dividends are reinvested monthly (except for the NYSE International 100 Index(sm); the MSCI Europe Index, which until 12/29/2000 assumed monthly reinvestment of dividends, and since 1/01/2001 assumes daily reinvestment of dividends; the S&P 1000 Index; and the Russell 2000(R) Index, which assume daily reinvestment of dividends) and all returns are stated in terms of U.S. dollars. For the periods 12/31/1986 through 12/31/1992, Total Return on the Hang Seng Index does not include any dividends paid. Strategy figures reflect the deduction of sales charges and expenses but have not been reduced by estimated brokerage commissions paid by Trusts in acquiring Securities or any taxes incurred by investors. Based on the year-by-year returns contained in the tables, over the full years as listed above, each Strategy achieved a greater average annual total return than that of its corresponding index:


                                              Average Annual                                                        Index
Strategy                                      Total Return      Corresponding Index                                 Return
________                                      ______________    ___________________                                 ______
The Dow(R) Target 5 Strategy                  14.90%            DJIA(sm) (from 01/01/72 through 12/31/07)           11.68%
European Target 30 Strategy                   15.33%            MSCI Europe Index                                   11.19%
Global Target 15 Strategy                     14.19%            Cumulative International Index                      12.96%
MSCI EAFE Target 20 Strategy                  16.89%            MSCI EAFE Index(R)                                   8.11%
The Nasdaq(R) Target 15 Strategy              18.59%            Nasdaq-100 Index(R)                                 13.57%
NYSE(R) International Target 25 Strategy      17.46%            NYSE International 100 Index(sm)                    10.20%
The S&P Target 24 Strategy                    12.66%            S&P 500 Index (from 01/01/86 through 12/31/07)      11.80%
S&P Target SMid 60 Strategy                   16.82%            S&P 1000 Index                                      14.15%
Target 50/50 Strategy                         16.33%            S&P 500 Index (from 01/01/92 through 12/31/07)      10.30%
Target Diversified Dividend Strategy          15.92%            Russell 3000(R) Index                               11.20%
Target Dividend Multi-Strategy                15.24%            S&P 500 Index (from 01/01/95 through 12/31/07)      11.26%
Target Growth Strategy                        19.52%            S&P 500 Index (from 01/01/95 through 12/31/07)      11.26%
Target Long-Term Growth Strategy              17.84%            S&P 500 Index (from 01/01/96 through 12/31/07)       9.31%
Target Mega-Cap Strategy                      14.70%            S&P 500 Index (from 01/01/95 through 12/31/07)      11.26%
Target Small-Cap Strategy                     17.56%            Russell 2000(R) Index                               12.79%
Target VIP Conservative Equity Strategy       13.44%            S&P 500 Index (from 01/01/87 through 12/31/07)      11.48%
Value Line(R) Diversified Target 40 Strategy  18.62%            S&P 500 Index (from 01/01/95 through 12/31/07)      11.26%

(3) The combination of the DJIA(sm), the FT Index and the Hang Seng Index (the "Cumulative International Index") Returns represent the weighted average of the annual returns of the stocks contained in the FT Index, Hang Seng Index and DJIA(sm). The Cumulative International Index Returns are weighted in the same proportions as the index components appear in the Global Target 15 Portfolio. For instance, the Cumulative International Index is weighted as follows: DJIA(sm), 33-1/3%; FT Index, 33-1/3%; Hang Seng Index, 33-1/3%. Cumulative International Index Returns do not represent an actual index.

           PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

Page 6


                      Public Offering

The Public Offering Price.

You may buy Units at the Public Offering Price, the price per Unit of which is comprised of the following:

- The aggregate underlying value of the Securities;

- The amount of any cash in the Income and Capital Accounts;

- Dividends receivable on Securities; and

- The maximum sales charge (which combines an initial upfront sales charge, a deferred sales charge and the creation and development fee).

The price you pay for your Units will differ from the amount stated under "Summary of Essential Information" due to various factors, including fluctuations in the prices of the Securities, changes in the relevant currency exchange rates, changes in the applicable commissions, stamp taxes, custodial fees and other costs associated with foreign trading, and changes in the value of the Income and/or Capital Accounts.

Although you are not required to pay for your Units until three business days following your order (the "date of settlement"), you may pay before then. You will become the owner of Units ("Record Owner") on the date of settlement if payment has been received. If you pay for your Units before the date of settlement, we may use your payment during this time and it may be considered a benefit to us, subject to the limitations of the Securities Exchange Act of 1934, as amended.

Organization Costs. Securities purchased with the portion of the Public Offering Price intended to be used to reimburse the Sponsor for a Trust's organization costs (including costs of preparing the registration statement, the Indenture and other closing documents, registering Units with the Securities and Exchange Commission ("SEC") and states, the initial audit of each Trust's statement of net assets, legal fees and the initial fees and expenses of the Trustee) will be purchased in the same proportionate relationship as all the Securities contained in a Trust. Securities will be sold to reimburse the Sponsor for a Trust's organization costs at the end of the initial offering period (a significantly shorter time period than the life of the Trusts). During the initial offering period, there may be a decrease in the value of the Securities. To the extent the proceeds from the sale of these Securities are insufficient to repay the Sponsor for Trust organization costs, the Trustee will sell additional Securities to allow a Trust to fully reimburse the Sponsor. In that event, the net asset value per Unit of a Trust will be reduced by the amount of additional Securities sold. Although the dollar amount of the reimbursement due to the Sponsor will remain fixed and will never exceed the per Unit amount set forth for a Trust in "Notes to Statements of Net Assets," this will result in a greater effective cost per Unit to Unit holders for the reimbursement to the Sponsor. To the extent actual organization costs are less than the estimated amount, only the actual organization costs will ultimately be charged to a Trust. When Securities are sold to reimburse the Sponsor for organization costs, the Trustee will sell Securities, to the extent practicable, which will maintain the same proportionate relationship among the Securities contained in a Trust as existed prior to such sale.

Minimum Purchase.

The minimum amount you can purchase of a Trust is generally $1,000 worth of Units ($500 if you are purchasing Units for your Individual
Retirement Account or any other qualified retirement plan), but such amounts may vary depending on your selling firm.

Maximum Sales Charge.

The maximum sales charge is comprised of a transactional sales charge and a creation and development fee. After the initial offering period the maximum sales charge will be reduced by 0.50%, to reflect the amount of the previously charged creation and development fee.

Transactional Sales Charge.

The transactional sales charge you will pay has both an initial and a deferred component.

Initial Sales Charge. The initial sales charge, which you will pay at the time of purchase, is equal to the difference between the maximum sales charge of 2.95% of the Public Offering Price and the sum of the maximum remaining deferred sales charge and creation and development fee (initially $.195 per Unit). This initial sales charge is equal to approximately 1.00% of the Public Offering Price of a Unit, but will vary from 1.00% depending on the purchase price of your Units and as deferred sales charge and creation and development fee payments are made. When the Public Offering Price per Unit exceeds $10.00, the initial sales charge will exceed 1.00% of the Public Offering Price.

Monthly Deferred Sales Charge. In addition, three monthly deferred sales charges of approximately $.0484 per Unit will be deducted from a Trust's assets on approximately the twentieth day of each month from January 20, 2009 through March 20, 2009. If you buy Units at a price of less than $10.00 per Unit, the dollar amount of the deferred sales charge will not change, but the deferred sales charge on a percentage basis will be more than 1.45% of the Public Offering Price.

Creation and Development Fee.

As Sponsor, we will also receive, and the Unit holders will pay, a creation and development fee. See "Expenses and Charges" for a description of the services provided for this fee. The creation and development fee is a charge of $.050 per Unit collected at the end of

Page 67

the initial offering period. If you buy Units at a price of less than $10.00 per Unit, the dollar amount of the creation and development fee will not change, but the creation and development fee on a percentage basis will be more than 0.50% of the Public Offering Price.

Discounts for Certain Persons.

If you invest at least $50,000 (except if you are purchasing for "Fee Accounts" as described below) the maximum sales charge is reduced, as follows:

                             Your maximum     Dealer
If you invest                sales charge     concession
(in thousands)*:             will be:         will be:
________________             ___________      __________
$50 but less than $100       2.70%              2.00%
$100 but less than $250      2.45%              1.75%
$250 but less than $500      2.20%              1.50%
$500 but less than $1,000    1.95%              1.25%
$1,000 or more               1.40%              0.75%

*The breakpoints will be adjusted to take into consideration purchase orders stated in dollars which cannot be completely fulfilled due to the requirement that only whole Units be issued.

The reduced sales charge for quantity purchases will apply only to purchases made by the same person on any one day from any one dealer. To help you reach the above levels, you can combine the Units you purchase of a Trust with any other same day purchases of other trusts for which we are Principal Underwriter and are currently in the initial offering period. In addition, we will also consider Units you purchase in the name of your spouse or child under 21 years of age to be purchases by you. The reduced sales charges will also apply to a trustee or other fiduciary purchasing Units for a single trust estate or single fiduciary account. You must inform your dealer of any combined purchases before the sale in order to be eligible for the reduced sales charge.

You may use your Rollover proceeds from a previous series of a Trust, termination proceeds from other unit investment trusts with a similar strategy as a Trust, or redemption or termination proceeds from any unit investment trust we sponsor to purchase Units of a Trust during the initial offering period at the Public Offering Price less 1.00% (for purchases of $1,000,000 or more, the maximum sales charge will be limited to 1.40% of the Public Offering Price), but you will not be eligible to receive the reduced sales charges described in the above table. Please note that if you purchase Units of a Trust in this manner using redemption proceeds from trusts which assess the amount of any remaining deferred sales charge at redemption, you should be aware that any deferred sales charge remaining on these units will be deducted from those redemption proceeds. In order to be eligible for this reduced sales charge program, the termination or redemption proceeds used to purchase Units must be derived from a transaction that occurred within 30 days of your Unit purchase. In addition, this program will only be available for investors that utilize the same broker/dealer (or a different broker/dealer with appropriate notification) for both the Unit purchase and the transaction resulting in the receipt of the termination or redemption proceeds used for the Unit purchase. You may be required to provide appropriate documentation or other information to your broker/dealer to evidence your eligibility for this reduced sales charge program.

Investors purchasing Units through registered broker/dealers who charge periodic fees in lieu of commissions or who charge for financial planning, investment advisory or asset management services or provide these or comparable services as part of an investment account where a comprehensive "wrap fee" or similar charge is imposed ("Fee Accounts") will not be assessed the transactional sales charge described in this section on the purchase of Units in the primary market. Certain Fee Accounts Unit holders may be assessed transaction or other account fees on the purchase and/or redemption of such Units by their broker/dealer or other processing organizations for providing certain transaction or account activities. Fee Accounts Units are not available for purchase in the secondary market. We reserve the right to limit or deny purchases of Units not subject to the transactional sales charge by investors whose frequent trading activity we determine to be detrimental to the Trusts.

Employees, officers and directors (and immediate family members) of the Sponsor, our related companies and dealers may purchase Units at the Public Offering Price less the applicable dealer concession. Immediate family members include spouses, children, grandchildren, parents, grandparents, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, and trustees, custodians or fiduciaries for the benefit of such persons.

The Sponsor and certain dealers may establish a schedule where employees, officers and directors of such dealers can purchase Units of a Trust at the Public Offering Price less the established schedule amount, which is designed to compensate such dealers for activities relating to the sale of Units (the "Employee Dealer Concession").

You will be charged the deferred sales charge per Unit regardless of any discounts. However, if you are eligible to receive a discount such that the maximum sales charge you must pay is less than the applicable maximum deferred sales charge, including Fee Accounts Units, you will be credited additional Units with a dollar value equal to the difference between your maximum sales charge and the maximum deferred sales charge at the time you buy your Units. If you elect to have distributions reinvested into additional Units of your Trust, in addition to the

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reinvestment Units you receive you will also be credited additional
Units with a dollar value at the time of reinvestment sufficient to cover the amount of any remaining deferred sales charge and creation and development fee to be collected on such reinvestment Units. The dollar value of these additional credited Units (as with all Units) will fluctuate over time, and may be less on the dates deferred sales charges or the creation and development fee are collected than their value at the time they were issued.

The Value of the Securities.

The Evaluator will determine the aggregate underlying value of the Securities in a Trust as of the Evaluation Time on each business day and will adjust the Public Offering Price of the Units according to this valuation. This Public Offering Price will be effective for all orders received before the Evaluation Time on each such day. If we or the Trustee receive orders for purchases, sales or redemptions after that time, or on a day which is not a business day, they will be held until the next determination of price. The term "business day" as used in this prospectus will exclude Saturdays, Sundays and certain national holidays on which the NYSE is closed.

The aggregate underlying value of the Securities in a Trust will be determined as follows: if the Securities are listed on a securities exchange or The NASDAQ Stock Market(R), their value is generally based on the closing sale prices on that exchange or system (unless it is determined that these prices are not appropriate as a basis for valuation, as may be the case with certain foreign Securities listed on a foreign securities exchange). For purposes of valuing Securities traded on The NASDAQ Stock Market(R), closing sale price shall mean the NASDAQ(R) Official Closing Price as determined by The NASDAQ Stock Market LLC. However, if there is no closing sale price on that exchange or system, they are valued based on the closing ask prices. If the Securities are not so listed, or, if so listed and the principal market for them is other than on that exchange or system, their value will generally be based on the current ask prices on the over-the-counter market (unless it is determined that these prices are not appropriate as a basis for valuation). The Evaluator, at its discretion, may make adjustments to the prices of Securities held by a Trust if an event occurs after publication of the market values normally used by such Trust but before the Evaluation Time, depending on the nature and significance of the event, consistent with applicable regulatory guidance relating to fair value pricing. This may occur particularly with respect to foreign securities held by a Trust in which case the Trust may make adjustments to the last closing sales price to reflect more accurately the fair value of the Securities as of the Evaluation Time. If current ask prices are unavailable, or if available but determined by the Evaluator to not be appropriate, the valuation is generally determined:

a) On the basis of current ask prices for comparable securities;

b) By appraising the value of the Securities on the ask side of the market; or

c) By any combination of the above.

After the initial offering period is over, the aggregate underlying value of the Securities will be determined as set forth above, except that bid prices are used instead of ask prices when necessary. The aggregate underlying value of non-U.S. listed Securities is computed on the basis of the relevant currency exchange rate expressed in U.S. dollars as of the Evaluation Time.

                   Distribution of Units

We intend to qualify Units of the Trusts for sale in a number of states. All Units will be sold at the then current Public Offering Price.

The Sponsor compensates intermediaries, such as broker/dealers and banks, for their activities that are intended to result in sales of Units of the Trusts. This compensation includes dealer concessions described in the following section and may include additional concessions and other compensation and benefits to broker/dealers and other intermediaries.

Dealer Concessions.

Dealers and other selling agents can purchase Units at prices which reflect a concession or agency commission of 2.25% of the Public Offering Price per Unit, subject to the reduced concession applicable to volume purchases as set forth in "Public Offering-Discounts for Certain Persons." However, for Units subject to a transactional sales charge which are purchased using redemption or termination proceeds or on purchases by Rollover Unit holders, this amount will be reduced to 1.3% of the sales price of these Units (0.75% for purchases of $1,000,000 or more).

Eligible dealer firms and other selling agents who, during the previous consecutive 12-month period through the end of the most recent month, sold primary market units of unit investment trusts sponsored by us in the dollar amounts shown below will be entitled to the following additional sales concession on primary market sales of units during the current month of unit investment trusts sponsored by us:

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Total sales                               Additional
(in millions)                             Concession
_____________________                     __________
$25 but less than $100                    0.050%
$100 but less than $150                   0.075%
$150 but less than $250                   0.100%
$250 but less than $500                   0.115%
$500 but less than $750                   0.125%
$750 but less than $1,000                 0.130%
$1,000 but less than $1,500               0.135%
$1,500 but less than $2,000               0.140%
$2,000 but less than $3,000               0.150%
$3,000 but less than $4,000               0.160%
$4,000 but less than $5,000               0.170%
$5,000 or more                            0.175%

Dealers and other selling agents will not receive a concession on the sale of Units which are not subject to a transactional sales charge, but such Units will be included in determining whether the above volume sales levels are met. Eligible dealer firms and other selling agents include clearing firms that place orders with First Trust and provide First Trust with information with respect to the representatives who initiated such transactions. Eligible dealer firms and other selling agents will not include firms that solely provide clearing services to other broker/dealer firms or firms who place orders through clearing firms that are eligible dealers. We reserve the right to change the amount of concessions or agency commissions from time to time. Certain commercial banks may be making Units of the Trusts available to their customers on an agency basis. A portion of the transactional sales charge paid by these customers is kept by or given to the banks in the amounts shown above.

Other Compensation and Benefits to Broker/Dealers.

The Sponsor, at its own expense and out of its own profits, currently provides additional compensation and benefits to broker/dealers who sell shares of Units of this Trust and other First Trust products. This compensation is intended to result in additional sales of First Trust products and/or compensate broker/dealers and financial advisors for past sales. A number of factors are considered in determining whether to pay these additional amounts. Such factors may include, but are not limited to, the level or type of services provided by the intermediary, the level or expected level of sales of First Trust products by the intermediary or its agents, the placing of First Trust products on a preferred or recommended product list, access to an intermediary's personnel, and other factors. The Sponsor makes these payments for marketing, promotional or related expenses, including, but not limited to, expenses of entertaining retail customers and financial advisers, advertising, sponsorship of events or seminars, obtaining information about the breakdown of unit sales among an intermediary's representatives or offices, obtaining shelf space in broker/dealer firms and similar activities designed to promote the sale of the Sponsor's products. The Sponsor makes such payments to a substantial majority of intermediaries that sell First Trust products. The Sponsor may also make certain payments to, or on behalf of, intermediaries to defray a portion of their costs incurred for the purpose of facilitating Unit sales, such as the costs of developing or purchasing trading systems to process Unit trades. Payments of such additional compensation described in this and the preceding paragraph, some of which may be characterized as "revenue sharing," may create an incentive for financial intermediaries and their agents to sell or recommend a First Trust product, including these Trusts, over products offered by other sponsors or fund companies. These arrangements will not change the price you pay for your Units. In addition, as compensation for purchasing a portion of the unit investment trust business of Citigroup Global Markets Inc. ("CGMI"), we will pay CGMI a fee based on the dollar amount of proceeds from unit investment trusts formerly sponsored by CGMI which are invested in trusts sponsored by us which equates to $3.50 per $1,000 invested. This payment will be made out of our profits and not from assets of a Trust.

Advertising and Investment Comparisons.

Advertising materials regarding a Trust may discuss several topics, including: developing a long-term financial plan; working with your financial professional; the nature and risks of various investment strategies and unit investment trusts that could help you reach your financial goals; the importance of discipline; how a Trust operates; how securities are selected; various unit investment trust features such as convenience and costs; and options available for certain types of unit investment trusts. These materials may include descriptions of the principal businesses of the companies represented in each Trust, research analysis of why they were selected and information relating to the qualifications of the persons or entities providing the research analysis. In addition, they may include research opinions on the economy and industry sectors included and a list of investment products generally appropriate for pursuing those recommendations.

From time to time we may compare the estimated returns of a Trust (which may show performance net of the expenses and charges a Trust would have incurred) and returns over specified periods of other similar trusts we sponsor in our advertising and sales materials, with (1) returns on

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other taxable investments such as the common stocks comprising various market indexes, corporate or U.S. Government bonds, bank CDs and money market accounts or funds, (2) performance data from Morningstar Publications, Inc. or (3) information from publications such as Money, The New York Times, U.S. News and World Report, BusinessWeek, Forbes or Fortune. The investment characteristics of each Trust differ from other comparative investments. You should not assume that these performance comparisons will be representative of a Trust's future performance. We may also, from time to time, use advertising which classifies trusts or portfolio securities according to capitalization and/or investment style.

                   The Sponsor's Profits

We will receive a gross sales commission equal to the maximum transactional sales charge per Unit for each Trust less any reduction as stated in "Public Offering." We will also receive the amount of any collected creation and development fee. Also, any difference between our cost to purchase the Securities and the price at which we sell them to a Trust is considered a profit or loss (see Note 2 of "Notes to Schedules of Investments"). During the initial offering period, dealers and others may also realize profits or sustain losses as a result of fluctuations in the Public Offering Price they receive when they sell the Units.

In maintaining a market for the Units, any difference between the price at which we purchase Units and the price at which we sell or redeem them will be a profit or loss to us.

                   The Secondary Market

Although not obligated, we intend to maintain a market for the Units after the initial offering period and continuously offer to purchase Units at prices based on the Redemption Price per Unit.

We will pay all expenses to maintain a secondary market, except the Evaluator fees and Trustee costs to transfer and record the ownership of Units. We may discontinue purchases of Units at any time. IF YOU WISH TO DISPOSE OF YOUR UNITS, YOU SHOULD ASK US FOR THE CURRENT MARKET PRICES BEFORE MAKING A TENDER FOR REDEMPTION TO THE TRUSTEE. If you sell or redeem your Units before you have paid the total deferred sales charge on your Units, you will have to pay the remainder at that time.

                   How We Purchase Units

The Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) will notify us of any tender of Units for redemption. If our bid at that time is equal to or greater than the Redemption Price per Unit, we may purchase the Units. You will receive your proceeds from the sale no later than if they were redeemed by the Trustee. We may tender Units we hold to the Trustee for redemption as any other Units. If we elect not to purchase Units, the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) may sell tendered Units in the over-the-counter market, if any. However, the amount you will receive is the same as you would have received on redemption of the Units.

                   Expenses and Charges

The estimated annual expenses of each Trust are listed under "Fee Table." If actual expenses of a Trust exceed the estimate, that Trust will bear the excess. The Trustee will pay operating expenses of the Trusts from the Income Account of such Trust if funds are available, and then from the Capital Account. The Income and Capital Accounts are noninterest-bearing to Unit holders, so the Trustee may earn interest on these funds, thus benefiting from their use.

First Trust Advisors L.P., an affiliate of ours, acts as both Portfolio Supervisor and Evaluator to the Trusts, and will be compensated for providing portfolio supervisory services and evaluation services as well as bookkeeping and other administrative services to the Trusts. In providing portfolio supervisory services, the Portfolio Supervisor may purchase research services from a number of sources, which may include underwriters or dealers of the Trusts. As Sponsor, we will receive brokerage fees when the Trusts use us (or an affiliate of ours) as agent in buying or selling Securities. As authorized by the Indenture, the Trustee may employ a subsidiary or affiliate of the Trustee to act as broker to execute certain transactions for a Trust. Each Trust will pay for such services at standard commission rates.

FTP Services LLC, an affiliate of ours, acts as FTPS Unit Servicing Agent to the Trusts with respect to the Trusts' FTPS Units. FTPS Units are Units which are purchased and sold through the Fund/SERV(R) trading system or on a manual basis through FTP Services LLC. In all other respects, FTPS Units are identical to other Units. FTP Services LLC will be compensated for providing shareholder services to the FTPS Units.

The fees payable to First Trust Advisors L.P., FTP Services LLC and the Trustee are based on the largest aggregate number of Units of a Trust outstanding at any time during the calendar year, except during the initial offering period, in which case these fees are calculated based on the largest number of Units outstanding during the period for which compensation is paid. These fees may be adjusted for inflation without Unit holders' approval, but in no case will the annual fee paid to us or our affiliates for providing a given service to all unit investment trusts for which we provide such services be more than the actual cost of providing such services in such year.

As Sponsor, we will receive a fee from each Trust for creating and developing the Trusts, including determining each Trust's objectives, policies, composition and size, selecting service providers and information services and for providing other similar administrative and ministerial functions. The "creation and development fee" is a charge of $.050 per Unit outstanding at the end of the initial offering period. The Trustee will deduct this amount from a Trust's assets as of the close of the initial offering period. We do not use this fee to pay distribution expenses or as compensation for sales efforts. This fee will not be deducted from your proceeds if you sell or redeem your Units before the end of the initial offering period.

In addition to a Trust's operating expenses and those fees described above, the Trusts may also incur the following charges:

- A quarterly license fee (which will fluctuate with a Trust's net asset value) payable by certain of the Trusts for the use of certain trademarks and trade names of Dow Jones, MSCI Barra, Standard & Poor's, The NASDAQ Stock Market LLC, the NYSE and/or Value Line(R).

- All legal expenses of the Trustee according to its responsibilities under the Indenture;

- The expenses and costs incurred by the Trustee to protect a Trust and your rights and interests;

- Fees for any extraordinary services the Trustee performed under the Indenture;

- Payment for any loss, liability or expense the Trustee incurred without negligence, bad faith or willful misconduct on its part, in connection with its acceptance or administration of a Trust;

- Payment for any loss, liability or expenses we incurred without negligence, bad faith or willful misconduct in acting as Sponsor of a Trust;

- Foreign custodial and transaction fees (which may include compensation paid to the Trustee or its subsidiaries or affiliates), if any; and/or

- All taxes and other government charges imposed upon the Securities or any part of a Trust.

The above expenses and the Trustee's annual fee are secured by a lien on the Trusts. Since the Securities are all common stocks and dividend income is unpredictable, we cannot guarantee that dividends will be sufficient to meet any or all expenses of the Trusts. If there is not enough cash in the Income or Capital Accounts, the Trustee has the power to sell Securities in a Trust to make cash available to pay these charges which may result in capital gains or losses to you. See "Tax Status."

                        Tax Status

United States Taxation.

This section summarizes some of the main U.S. federal income tax consequences of owning Units of a Trust. This section is current as of the date of this prospectus. Tax laws and interpretations change frequently, and these summaries do not describe all of the tax consequences to all taxpayers. For example, these summaries generally do not describe your situation if you are a corporation, a non-U.S. person, a broker/dealer, or other investor with special circumstances. In addition, this section does not describe your state, local or foreign tax consequences.

This federal income tax summary is based in part on the advice and opinion of counsel to the Sponsor. The Internal Revenue Service could disagree with any conclusions set forth in this section. In addition, our counsel was not asked to review, and has not reached a conclusion with respect to the federal income tax treatment of the assets to be deposited in the Trusts. This may not be sufficient for you to use for the purpose of avoiding penalties under federal tax law.

As with any investment, you should seek advice based on your individual circumstances from your own tax advisor.

Assets of the Trusts.

Each Trust is expected to hold shares of stock in corporations (the "Stocks") that are treated as equity for federal income tax purposes. It is possible that a Trust will also hold other assets, including assets that are treated differently for federal income tax purposes from those described above, in which case you will have federal income tax consequences different from or in addition to those described in this section. All of the assets held by a Trust constitute the "Trust Assets." Neither our counsel nor we have analyzed the proper federal income tax treatment of a Trust's Assets and thus neither our counsel nor we have reached a conclusion regarding the federal income tax treatment of a Trust's Assets.

Trust Status.

If a Trust is at all times operated in accordance with the documents establishing the Trust and certain requirements of federal income tax law are met, the Trust will not be taxed as a corporation for federal income tax purposes. As a Unit owner, you will be treated as the owner of a pro rata portion of each of the Trust Assets, and as such you will be considered to have received a pro rata share of income (e.g., dividends and capital gains, if any) from each Trust Asset when such income would be considered to be received by you if you directly owned the Trust Assets. This is true even if you elect to have your distributions reinvested into additional Units. In addition, the income from Trust Assets that you must take into account for federal income tax purposes is not reduced by amounts used to pay sales charges or Trust expenses.

Your Tax Basis and Income or Loss upon Disposition.

If your Trust disposes of Trust Assets, you will generally recognize gain or loss. If you dispose of your Units or redeem your Units for cash, you will also generally recognize gain or loss. To determine the amount of this gain or loss, you must subtract your tax basis in the related Trust Assets from your share of the total amount received in the transaction. You can generally determine your initial tax basis in each Trust Asset by apportioning the cost of your Units, including sales charges, among the Trust Assets ratably according to their values on the date you acquire your Units. In certain circumstances, however, you may have to adjust your tax basis after you acquire your Units (for example, in the case of certain dividends that exceed a corporation's accumulated earnings and profits, as discussed below).

If you are an individual, the maximum marginal federal tax rate for net capital gain is generally 15% (generally 5% for certain taxpayers in the 10% and 15% tax brackets). These capital gains rates are generally effective for taxable years beginning before January 1, 2011.

Net capital gain equals net long-term capital gain minus net short-term capital loss for the taxable year. Capital gain or loss is long-term if the holding period for the asset is more than one year and is short-term if the holding period for the asset is one year or less. You must exclude the date you purchase your Units to determine your holding period. The tax rates for capital gains realized from assets held for one year or less are generally the same as for ordinary income. The Internal Revenue Code, however, treats certain capital gains as ordinary income in special situations.

Dividends from Stocks.

Certain dividends received with respect to the Stocks may qualify to be taxed at the same rates that apply to net capital gain (as discussed above), provided certain holding period requirements are satisfied. These special rules relating to the taxation of dividends at capital gains rates generally apply to taxable years beginning before January 1, 2011.

Dividends Received Deduction.

Generally, a domestic corporation owning Units in a Trust may be eligible for the dividends received deduction with respect to such Unit owner's pro rata portion of certain types of dividends received by a Trust. However, a corporation generally will not be entitled to the dividends received deduction with respect to dividends from most foreign corporations.

Rollovers.

If you elect to be a Rollover Unit holder and have your proceeds from your Trust rolled over into a future series of such Trust, it is considered a sale for federal income tax purposes and any gain on the sale will be treated as a capital gain, and any loss will be treated as a capital loss. However, any loss you incur in connection with the exchange of your Units of the Trusts for units of the next series will generally be disallowed with respect to this deemed sale and subsequent deemed repurchase, to the extent the two trusts have substantially identical Trust Assets under the wash sale provisions of the Internal Revenue Code.

In-Kind Distributions.

Under certain circumstances as described in this prospectus, you may request an In-Kind Distribution of Trust Assets when you redeem your Units at any time prior to 30 business days before a Trust's Mandatory Termination Date. However, this ability to request an In-Kind Distribution will terminate at any time that the number of outstanding Units has been reduced to 10% or less of the highest number of Units issued by a Trust. By electing to receive an In-Kind Distribution, you will receive Trust Assets plus, possibly, cash. You will not recognize gain or loss if you only receive whole Trust Assets in exchange for the identical amount of your pro rata portion of the same Trust Assets held by a Trust. However, if you also receive cash in exchange for a Trust Asset or a fractional portion of a Trust Asset, you will generally recognize gain or loss based on the difference between the amount of cash you receive and your tax basis in such Trust Asset or fractional portion.

Limitations on the Deductibility of Trust Expenses.

Generally, for federal income tax purposes, you must take into account your full pro rata share of your Trust's income, even if some of that income is used to pay Trust expenses. You may deduct your pro rata share of each expense paid by your Trust to the same extent as if you directly paid the expense. You may be required to treat some or all of the expenses of your Trust as miscellaneous itemized deductions. Individuals may only deduct certain miscellaneous itemized deductions to the extent they exceed 2% of adjusted gross income.

Foreign, State and Local Taxes.

Distributions by your Trust that are treated as U.S. source income (e.g., dividends received on Stocks of domestic corporations) will generally be subject to U.S. income taxation and withholding in the case of Units held by nonresident alien individuals, foreign corporations or other non-U.S. persons, subject to any applicable treaty. If you are a foreign investor (i.e., an investor other than a U.S. citizen or resident or a U.S. corporation, partnership, estate or trust), you may not be subject to U.S. federal income taxes, including withholding taxes, on some or all of the income from your Trust or on any gain from the sale or redemption of your Units, provided that certain conditions are met. You should consult your tax advisor with respect to the conditions you must meet in order to be exempt for U.S. tax purposes. You should also consult your tax advisor with respect to other U.S. tax withholding and reporting requirements.

Some distributions by your Trust may be subject to foreign withholding taxes. Any income withheld will still be treated as income to you. Under the grantor trust rules, you are considered to have paid directly your share of any foreign taxes that are paid. Therefore, for U.S. tax purposes, you may be entitled to a foreign tax credit or deduction for those foreign taxes.

If any U.S. investor is treated as owning directly or indirectly 10% or more of the combined voting power of the stock of a foreign corporation, and all U.S. shareholders of that corporation collectively own more than 50% of the vote or value of the stock of that corporation, the foreign corporation may be treated as a controlled foreign corporation (a "CFC"). If you own 10% or more of a CFC (through a Trust and in combination with your other investments) you will be required to include certain types of the CFC's income in your taxable income for federal income tax purposes whether or not such income is distributed to your Trust or to you.

Based on the advice of Carter Ledyard & Milburn, LLP, special counsel to the Trusts for New York tax matters, under the existing income tax laws of the State and City of New York, assuming that the Trusts are not treated as corporations for federal income tax purposes, the Trusts will not be taxed as corporations for New York State and New York City tax purposes, and the income of the Trusts will be treated as the income of the Unit holders in the same manner as for federal income tax purposes. You should consult your tax advisor regarding potential foreign, state or local taxation with respect to your Units.

United Kingdom Taxation.

The following summary describes certain important U.K. tax consequences for certain U.S. resident Unit holders who hold Units in the European Target 30 Portfolio, the Global Target 15 Portfolio, the MSCI EAFE Target 20 Portfolio, the Target Dividend Multi-Strategy Portfolio or the Target VIP Conservative Equity Portfolio as capital assets. This summary is intended to be a general guide only and is subject to any changes in law interpretation or practice occurring after the date of this prospectus. You should consult your own tax advisor about your particular circumstances.

Taxation of Dividends. A U.K. resident individual who receives a dividend from a U.K. company is generally entitled to a tax credit which is offset against U.K. income tax liabilities.

As a U.S. resident Unit holder, you will not be able to claim any refund of the tax credit for dividends paid by U.K. companies.

Taxation of Capital Gains. U.S. investors who are neither resident nor ordinarily resident for U.K. tax purposes in the United Kingdom will not generally be liable for U.K. tax on gains arising on the disposal of Units in the European Target 30 Portfolio, the Global Target 15 Portfolio, the MSCI EAFE Target 20 Portfolio, the Target Dividend Multi-Strategy Portfolio or the Target VIP Conservative Equity Portfolio. However, they may be liable if, in the case of corporate holders, such persons carry on a trade in the U.K. through a permanent establishment, or in the case of individual holders, such persons carry on a trade, profession or vocation in the U.K. through a branch or agency and the Units are used, held or acquired for the purposes of such a trade, profession or vocation or such branch or agency or permanent establishment as the case may be. Individual U.S. investors may also be liable if they have previously been resident or ordinarily resident in the United Kingdom and become resident or ordinarily resident in the United Kingdom in the future.

Inheritance Tax. Individual U.S. investors who, for the purposes of the Estate and Gift Tax Convention between the United States and the United Kingdom, are domiciled in the United States and who are not U.K. nationals will generally not be subject to U.K. inheritance tax on death or on gifts of the Units made during their lifetimes, provided any applicable U.S. federal gift or estate tax is paid. They may be subject to U.K. inheritance tax if the Units form part of the business property of a U.K. permanent establishment of an enterprise or pertain to a U.K. fixed base used for the performance of personal services in the United Kingdom.

Where the Units are held on trust, the Units will generally not be subject to U.K. inheritance tax if at the time of settlement, the settlor was domiciled in the United States and was not a national of the United Kingdom.

Where the Units are subject to both U.K. inheritance tax and U.S.
federal gift or estate tax, one of the taxes could generally be credited against the other.

Stamp Tax. A sale of Securities listed in the FT Index will generally result in either U.K. stamp duty or stamp duty reserve tax ("SDRT") being payable by the purchaser. The European Target 30 Portfolio, the Global Target 15 Portfolio, the MSCI EAFE Target 20 Portfolio, the

Target Dividend Multi-Strategy Portfolio and the Target VIP Conservative Equity Portfolio each paid this tax when they acquired Securities. When the European Target 30 Portfolio, the Global Target 15 Portfolio, the MSCI EAFE Target 20 Portfolio, the Target Dividend Multi-Strategy Portfolio or the Target VIP Conservative Equity Portfolio sell Securities, it is anticipated that any U.K. stamp duty or SDRT will be paid by the purchaser.

Hong Kong Taxation.

The following summary describes certain important Hong Kong tax consequences to certain U.S. Unit holders who hold Units in the Global Target 15 Portfolio, the MSCI EAFE Target 20 Portfolio, the Target Dividend Multi-Strategy Portfolio or the Target VIP Conservative Equity Portfolio as capital assets. This summary assumes that you are not carrying on a trade, profession or business in Hong Kong and that you have no profits sourced in Hong Kong arising from the carrying on of such trade, profession or business. This summary is intended to be a general guide only and is subject to any changes in Hong Kong or U.S. law occurring after the date of this prospectus and you should consult your own tax advisor about your particular circumstances.

Taxation of Dividends. Dividends you receive from the Global Target 15 Portfolio, the MSCI EAFE Target 20 Portfolio, the Target Dividend Multi-Strategy Portfolio or the Target VIP Conservative Equity Portfolio relating to Hong Kong issuers are not taxable and therefore will not be subject to the deduction of any withholding tax.

Profits Tax. Unless you are carrying on a trade, profession or business in Hong Kong you will not be subject to profits tax imposed by Hong Kong on any gain or profits made on the realization or other disposal of your Units.

Estate Duty. Units of the Global Target 15 Portfolio, the MSCI EAFE Target 20 Portfolio, the Target Dividend Multi-Strategy Portfolio or the Target VIP Conservative Equity Portfolio do not give rise to Hong Kong estate duty liability.

                     Retirement Plans

You may purchase Units of the Trusts for:

- Individual Retirement Accounts;

- Keogh Plans;

- Pension funds; and

- Other tax-deferred retirement plans.

Generally, the federal income tax on capital gains and income received in each of the above plans is deferred until you receive distributions. These distributions are generally treated as ordinary income but may, in some cases, be eligible for special averaging or tax-deferred rollover treatment. Before participating in a plan like this, you should review the tax laws regarding these plans and consult your attorney or tax advisor. Brokerage firms and other financial institutions offer these plans with varying fees and charges.

                  Rights of Unit Holders

Unit Ownership.

The Trustee will treat as Record Owner of Units persons registered as such on its books. For purposes of record-keeping, the Trustee will treat the FTPS Unit Servicing Agent as sole Record Owner of FTPS Units on its books. The FTPS Unit Servicing Agent will keep a record of all individual FTPS Unit holders, the actual Record Owners of such Units, on its books. It is your responsibility to notify the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) when you become Record Owner, but normally your broker/dealer provides this notice. You may elect to hold your Units in either certificated or uncertificated form. All Fee Accounts Units and FTPS Units, however, will be held in uncertificated form.

Certificated Units. When you purchase your Units you can request that they be evidenced by certificates, which will be delivered shortly after your order. Certificates will be issued in fully registered form, transferable only on the books of the Trustee in denominations of one Unit or any multiple thereof. You can transfer or redeem your certificated Units by endorsing and surrendering the certificate to the Trustee, along with a written instrument of transfer. You must sign your name exactly as it appears on the face of the certificate with signature guaranteed by an eligible institution. In certain cases the Trustee may require additional documentation before they will transfer or redeem your Units.

You may be required to pay a nominal fee to the Trustee for each certificate reissued or transferred, and to pay any government charge that may be imposed for each transfer or exchange. If a certificate gets lost, stolen or destroyed, you may be required to furnish indemnity to the Trustee to receive replacement certificates. You must surrender mutilated certificates to the Trustee for replacement.

Uncertificated Units. You may also choose to hold your Units in uncertificated form. If you choose this option, the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) will establish an account for you and credit your account with the number of Units you purchase. Within two business days of the issuance or transfer of Units held in uncertificated form, the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) will send you:

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- A written initial transaction statement containing a description of your Trust;

- A list of the number of Units issued or transferred;

- Your name, address and Taxpayer Identification Number ("TIN");

- A notation of any liens or restrictions of the issuer and any adverse claims; and

- The date the transfer was registered.

Uncertificated Units may be transferred the same way as certificated Units, except that no certificate needs to be presented to the Trustee. Also, no certificate will be issued when the transfer takes place unless you request it. You may at any time request that the Trustee issue certificates for your Units.

Unit Holder Reports.

In connection with each distribution, the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) will provide you with a statement detailing the per Unit amount of income (if any) distributed. After the end of each calendar year, the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) will provide you with the following information:

- A summary of transactions in your Trust for the year;

- A list of any Securities sold during the year and the Securities held at the end of that year by your Trust;

- The Redemption Price per Unit, computed on the 31st day of December of such year (or the last business day before); and

- Amounts of income and capital distributed during the year.

You may request from the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) copies of the evaluations of the Securities as prepared by the Evaluator to enable you to comply with federal and state tax reporting requirements.

             Income and Capital Distributions

You will begin receiving distributions on your Units only after you become a Record Owner. The Trustee will credit dividends received on a Trust's Securities to the Income Account of such Trust. All other receipts, such as return of capital or capital gain dividends, are credited to the Capital Account of such Trust. Dividends received on foreign Securities, if any, are converted into U.S. dollars at the applicable exchange rate.

The Trustee will distribute money from the Income and Capital Accounts, as determined at the monthly Record Date, monthly on the twenty-fifth day of each month to Unit holders of record on the tenth day of such month provided the aggregate amount, exclusive of sale proceeds, available for distribution in the Income and Capital Accounts equals at least 0.1% of the net asset value of the Trust. Undistributed money in the Income and Capital Accounts will be distributed in the next month in which the aggregate amount available for distribution, exclusive of sale proceeds, equals or exceeds 0.1% of the net asset value of a Trust. See "Summary of Essential Information." No income distribution will be paid if accrued expenses of a Trust exceed amounts in the Income Account on the Distribution Dates. Distribution amounts will vary with changes in a Trust's fees and expenses, in dividends received and with the sale of Securities. The Trustee will distribute sale proceeds in the Capital Account, net of amounts designated to meet redemptions, pay the deferred sales charge and creation and development fee or pay expenses, on the twenty-fifth day of each month to Unit holders of record on the tenth day of such month provided the amount equals at least $1.00 per 100 Units. If the Trustee does not have your TIN, it is required to withhold a certain percentage of your distribution and deliver such amount to the IRS. You may recover this amount by giving your TIN to the Trustee, or when you file a tax return. However, you should check your statements to make sure the Trustee has your TIN to avoid this "back-up withholding."

We anticipate that there will be enough money in the Capital Account of a Trust to pay the deferred sales charge. If not, the Trustee may sell Securities to meet the shortfall.

Within a reasonable time after a Trust is terminated, unless you are a Rollover Unit holder, you will receive the pro rata share of the money from the sale of the Securities. All Unit holders will receive a pro rata share of any other assets remaining in their Trust, after deducting any unpaid expenses.

The Trustee may establish reserves (the "Reserve Account") within a Trust to cover anticipated state and local taxes or any governmental charges to be paid out of that Trust.

Distribution Reinvestment Option. You may elect to have each distribution of income and/or capital reinvested into additional Units of a Trust by notifying the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) at least 10 days before any Record Date. Each later distribution of income and/or capital on your Units will be reinvested by the Trustee into additional Units of a Trust. There is no sales charge on Units acquired through the Distribution Reinvestment Option, as discussed under "Public Offering." This option may not be available in all states. Each reinvestment plan is subject to availability or limitation by the Sponsor and each broker/dealer or selling firm. The Sponsor or broker/dealers may suspend or terminate the offering of a reinvestment plan at any time. Please contact your financial professional for additional information. PLEASE NOTE THAT EVEN

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IF YOU REINVEST DISTRIBUTIONS, THEY ARE STILL CONSIDERED DISTRIBUTIONS
FOR INCOME TAX PURPOSES.

                   Redeeming Your Units

You may redeem all or a portion of your Units at any time by sending the certificates representing the Units you want to redeem to the Trustee at the address set forth on the back cover of this prospectus. If your Units are uncertificated, you need only deliver a request for redemption to the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units). In either case, the certificates or the redemption request must be properly endorsed with proper instruments of transfer and signature guarantees as explained in "Rights of Unit Holders-Unit Ownership" (or by providing satisfactory indemnity if the certificates were lost, stolen, or destroyed). No redemption fee will be charged, but you are responsible for any governmental charges that apply. Certain broker/dealers may charge a transaction fee for processing redemption requests. Units redeemed directly through the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) are not subject to such transaction fees. Three business days after the day you tender your Units (the "Date of Tender") you will receive cash in an amount for each Unit equal to the Redemption Price per Unit calculated at the Evaluation Time on the Date of Tender.

The Date of Tender is considered to be the date on which the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) receives your certificates or redemption request (if such day is a day the NYSE is open for trading). However, if your certificates or redemption request are received after 4:00 p.m. Eastern time (or after any earlier closing time on a day on which the NYSE is scheduled in advance to close at such earlier time), the Date of Tender is the next day the NYSE is open for trading.

Any amounts paid on redemption representing income will be withdrawn from the Income Account of a Trust if funds are available for that purpose, or from the Capital Account. All other amounts paid on redemption will be taken from the Capital Account of a Trust. The IRS will require the Trustee to withhold a portion of your redemption proceeds if the Trustee does not have your TIN as generally discussed under "Income and Capital Distributions."

If you tender at least 2,500 Units of The Dow(R) Target 5 Portfolio, The Nasdaq (R) Target 15 Portfolio, NYSE(R) International Target 25 Portfolio, The S&P Target 24 Portfolio, S&P Target SMid 60 Portfolio, Target Diversified Dividend Portfolio, Target Growth Portfolio, Target Mega-Cap Portfolio, Target Small-Cap Portfolio or Value Line(R) Diversified Target 40 Portfolio; or 5,000 Units of Target 50/50 Portfolio, Target Dividend Multi-Strategy Portfolio, Target Long-Term Growth Portfolio or Target VIP Conservative Equity Portfolio or such other amount as required by your broker/dealer, for redemption, rather than receiving cash, you may elect to receive an In-Kind Distribution in an amount equal to the Redemption Price per Unit by making this request in writing to the Trustee at the time of tender. However, to be eligible to participate in the In-Kind Distribution option at redemption, Fee Accounts Unit holders must hold their Units through the end of the initial offering period. The In-Kind Distribution option is generally not available to FTPS Unit holders. No In-Kind Distribution requests submitted during the 30 business days prior to a Trust's Mandatory Termination Date will be honored. Where possible, the Trustee will make an In-Kind Distribution by distributing each of the Securities in book-entry form to your bank or broker/dealer account at the Depository Trust Company. This option is generally eligible only for stocks traded and held in the United States, thus excluding most foreign Securities. The Trustee will subtract any customary transfer and registration charges from your In-Kind Distribution. As a tendering Unit holder, you will receive your pro rata number of whole shares of the eligible Securities that make up the portfolio, and cash from the Capital Account equal to the non-eligible Securities and fractional shares to which you are entitled.

The Trustee may sell Securities to make funds available for redemption. If Securities are sold, the size and diversification of a Trust will be reduced. These sales may result in lower prices than if the Securities were sold at a different time.

Your right to redeem Units (and therefore, your right to receive payment) may be delayed:

- If the NYSE is closed (other than customary weekend and holiday closings);

- If the SEC determines that trading on the NYSE is restricted or that an emergency exists making sale or evaluation of the Securities not reasonably practical; or

- For any other period permitted by SEC order.

The Trustee is not liable to any person for any loss or damage which may result from such a suspension or postponement.

The Redemption Price.

The Redemption Price per Unit is determined by the Trustee by:

adding

1. cash in the Income and Capital Accounts of a Trust not designated to purchase Securities;

2. the aggregate underlying value of the Securities held in that Trust;
and

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3. dividends receivable on the Securities trading ex-dividend as of the date of computation; and

deducting

1. any applicable taxes or governmental charges that need to be paid out of such Trust;

2. any amounts owed to the Trustee for its advances;

3. estimated accrued expenses of such Trust, if any;

4. cash held for distribution to Unit holders of record of such Trust as of the business day before the evaluation being made;

5. liquidation costs for foreign Securities, if any; and

6. other liabilities incurred by such Trust; and

dividing

1. the result by the number of outstanding Units of such Trust.

Any remaining deferred sales charge on the Units when you redeem them will be deducted from your redemption proceeds. In addition, during the initial offering period, the Redemption Price per Unit will include estimated organization costs as set forth under "Fee Table."

                 Investing in a New Trust

Each Trust's portfolio has been selected on the basis of capital appreciation potential for a limited time period. When each Trust is about to terminate, you may have the option to roll your proceeds into the next series of a Trust (the "New Trusts") if one is available. We intend to create the New Trusts in conjunction with the termination of the Trusts and plan to apply the same strategy we used to select the portfolio for the Trusts to the New Trusts.

If you wish to have the proceeds from your Units rolled into a New Trust you must notify the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) in writing of your election by the "Rollover Notification Date" stated in the "Summary of Essential Information." If you make this election you will be considered a "Rollover Unit holder," and your Units will be redeemed and the underlying Securities sold by the Trustee, in its capacity as "Distribution Agent," during the "Special Redemption and Liquidation Period" set forth in the "Summary of Essential Information." The Distribution Agent may engage us or other brokers as its agent to sell the Securities.

Once all of the Securities are sold, your proceeds, less any brokerage fees, governmental charges or other expenses involved in the sales, will be used to buy units of a New Trust or trust with a similar investment strategy that you have selected, provided such trusts are registered and being offered. Accordingly, proceeds may be uninvested for up to several days. Units purchased with rollover proceeds will generally be purchased subject to the maximum remaining deferred sales charge and creation and development fee on such units (currently expected to be $.195 per unit), but not the initial sales charge. Units purchased using proceeds from Fee Accounts Units will generally not be subject to any transactional sales charge.

We intend to create New Trust units as quickly as possible, depending on the availability of the securities contained in a New Trust's portfolio. Rollover Unit holders will be given first priority to purchase New Trust units. We cannot, however, assure the exact timing of the creation of New Trust units or the total number of New Trust units we will create. Any proceeds not invested on behalf of Rollover Unit holders in New Trust units will be distributed within a reasonable time after such occurrence. Although we believe that enough New Trust units can be created, monies in a New Trust may not be fully invested on the next business day.

Please note that there are certain tax consequences associated with becoming a Rollover Unit holder. See "Tax Status." We may modify, amend or terminate this rollover option upon 60 days notice.

             Removing Securities from a Trust

The portfolios of the Trusts are not managed. However, we may, but are not required to, direct the Trustee to dispose of a Security in certain limited circumstances, including situations in which:

- The issuer of the Security defaults in the payment of a declared dividend;

- Any action or proceeding prevents the payment of dividends;

- There is any legal question or impediment affecting the Security;

- The issuer of the Security has breached a covenant which would affect the payment of dividends, the issuer's credit standing, or otherwise damage the sound investment character of the Security;

- The issuer has defaulted on the payment of any other of its outstanding obligations;

- There has been a public tender offer made for a Security or a merger or acquisition is announced affecting a Security, and that in our opinion the sale or tender of the Security is in the best interest of Unit holders;

- The sale of Securities is necessary or advisable in order to maintain the qualification of a Trust as a "regulated investment company" in the case of a Trust which has elected to qualify as such;

- The price of the Security has declined to such an extent, or such other credit factors exist, that in our opinion keeping the Security would be harmful to a Trust; or

Page 78


- As a result of the ownership of the Security, a Trust or its Unit holders would be a direct or indirect shareholder of a passive foreign investment company.

Except in the limited instance in which a Trust acquires Replacement Securities, as described in "The FT Series," a Trust may not acquire any securities or other property other than the Securities. The Trustee, on behalf of a Trust, will reject any offer for new or exchanged securities or property in exchange for a Security, such as those acquired in a merger or other transaction. If such exchanged securities or property are nevertheless acquired by a Trust, at our instruction they will either be sold or held in such Trust. In making the determination as to whether to sell or hold the exchanged securities or property we may get advice from the Portfolio Supervisor. Any proceeds received from the sale of Securities, exchanged securities or property will be credited to the Capital Account of a Trust for distribution to Unit holders or to meet redemption requests. The Trustee may retain and pay us or an affiliate of ours to act as agent for the Trusts to facilitate selling Securities, exchanged securities or property from the Trusts. If we or our affiliate act in this capacity, we will be held subject to the restrictions under the 1940 Act.

The Trustee may sell Securities designated by us, or, absent our direction, at its own discretion, in order to meet redemption requests or pay expenses. In designating Securities to be sold, we will try to maintain the proportionate relationship among the Securities. If this is not possible, the composition and diversification of a Trust may be changed.

           Amending or Terminating the Indenture

Amendments. The Indenture may be amended by us and the Trustee without your consent:

- To cure ambiguities;

- To correct or supplement any defective or inconsistent provision;

- To make any amendment required by any governmental agency; or

- To make other changes determined not to be adverse to your best interests (as determined by us and the Trustee).

Termination. As provided by the Indenture, each Trust will terminate on the Mandatory Termination Date as stated in the "Summary of Essential Information." The Trusts may be terminated earlier:

- Upon the consent of 100% of the Unit holders of a Trust;

- If the value of the Securities owned by such Trust as shown by any evaluation is less than the lower of $2,000,000 or 20% of the total value of Securities deposited in such Trust during the initial offering period ("Discretionary Liquidation Amount"); or

- In the event that Units of a Trust not yet sold aggregating more than 60% of the Units of such Trust are tendered for redemption by underwriters, including the Sponsor.

Prior to termination, the Trustee will send written notice to all Unit holders which will specify how you should tender your certificates, if any, to the Trustee. If a Trust is terminated due to this last reason, we will refund your entire sales charge; however, termination of a Trust before the Mandatory Termination Date for any other stated reason will result in all remaining unpaid deferred sales charges on your Units being deducted from your termination proceeds. For various reasons, including Unit holders' participation as Rollover Unit holders, a Trust may be reduced below the Discretionary Liquidation Amount and could therefore be terminated before the Mandatory Termination Date.

Unless terminated earlier, the Trustee will begin to sell Securities in connection with the termination of a Trust during the period beginning nine business days prior to, and no later than, the Mandatory Termination Date. We will determine the manner and timing of the sale of Securities. Because the Trustee must sell the Securities within a relatively short period of time, the sale of Securities as part of the termination process may result in a lower sales price than might otherwise be realized if such sale were not required at this time.

If you do not elect to participate in the Rollover Option, you will receive a cash distribution from the sale of the remaining Securities, along with your interest in the Income and Capital Accounts, within a reasonable time after your Trust is terminated. The Trustee will deduct from a Trust any accrued costs, expenses, advances or indemnities provided for by the Indenture, including estimated compensation of the Trustee and costs of liquidation and any amounts required as a reserve to pay any taxes or other governmental charges.

           Information on the Sponsor, Trustee,
          FTPS Unit Servicing Agent and Evaluator

The Sponsor.

We, First Trust Portfolios L.P., specialize in the underwriting, trading and wholesale distribution of unit investment trusts under the "First Trust" brand name and other securities. An Illinois limited partnership formed in 1991, we took over the First Trust Product line and act as Sponsor for successive series of:

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- The First Trust Combined Series

- FT Series (formerly known as The First Trust Special Situations Trust)

- The First Trust Insured Corporate Trust

- The First Trust of Insured Municipal Bonds

- The First Trust GNMA

The First Trust product line commenced with the first insured unit investment trust in 1974. To date we have deposited more than $105 billion in First Trust unit investment trusts. Our employees include a team of professionals with many years of experience in the unit investment trust industry.

We are a member of FINRA and the Securities Investor Protection Corporation. Our principal offices are at 1001 Warrenville Road, Lisle, Illinois 60532; telephone number (800) 621-1675. On or about November 1, 2008, our principal offices will be at 120 East Liberty Drive, Wheaton, Illinois 60187. As of December 31, 2007, the total consolidated partners' capital of First Trust Portfolios L.P. and subsidiaries was $56,998,038 (audited).

This information refers only to us and not to the Trusts or to any series of the Trusts or to any other dealer. We are including this information only to inform you of our financial responsibility and our ability to carry out our contractual obligations. We will provide more detailed financial information on request.

Code of Ethics. The Sponsor and the Trusts have adopted a code of ethics requiring the Sponsor's employees who have access to information on Trust transactions to report personal securities transactions. The purpose of the code is to avoid potential conflicts of interest and to prevent fraud, deception or misconduct with respect to the Trusts.

The Trustee.

The Trustee is The Bank of New York Mellon, a trust company organized under the laws of New York. The Bank of New York Mellon has its unit investment trust division offices at 101 Barclay Street, New York, New York 10286, telephone (800) 813-3074. If you have questions regarding your account or your Trust, please contact the Trustee at its unit investment trust division offices or your financial adviser. The Sponsor does not have access to individual account information. The Bank of New York Mellon is subject to supervision and examination by the Superintendent of Banks of the State of New York and the Board of Governors of the Federal Reserve System, and its deposits are insured by the Federal Deposit Insurance Corporation to the extent permitted by law.

The Trustee has not participated in selecting the Securities; it only provides administrative services.

The FTPS Unit Servicing Agent.

The FTPS Unit Servicing Agent is FTP Services LLC, an Illinois limited liability company formed in 2005 and an affiliate of the Sponsor. FTP Services LLC acts as record keeper, shareholder servicing agent and distribution agent for Units which are purchased and sold through the Fund/SERV(R) trading system or on a manual basis through FTP Services LLC. FTP Services LLC provides FTPS Units with administrative and distribution related services as described in this prospectus. The FTPS Unit Servicing Agent's address is 1001 Warrenville Road, Lisle, Illinois 60532. On or about November 1, 2008, the FTPS Unit Servicing Agent's address will be 120 East Liberty Drive, Wheaton, Illinois 60187. If you have questions regarding the FTPS Units, you may call the FTPS Unit Servicing Agent at (866) 514-7768. The FTPS Unit Servicing Agent has not participated in selecting the Securities; it only provides administrative services to the FTPS Units. Fund/SERV(R) is a service of National Securities Clearing Corporation, a subsidiary of The Depository Trust & Clearing Corporation.

Limitations of Liabilities of Sponsor, FTPS Unit Servicing Agent and
Trustee.

Neither we, the FTPS Unit Servicing Agent nor the Trustee will be liable for taking any action or for not taking any action in good faith according to the Indenture. We will also not be accountable for errors in judgment. We will only be liable for our own willful misfeasance, bad faith, gross negligence (ordinary negligence in the FTPS Unit Servicing Agent and Trustee's case) or reckless disregard of our obligations and duties. The Trustee is not liable for any loss or depreciation when the Securities are sold. If we fail to act under the Indenture, the Trustee may do so, and the Trustee will not be liable for any action it takes in good faith under the Indenture.

The Trustee will not be liable for any taxes or other governmental charges or interest on the Securities which the Trustee may be required to pay under any present or future law of the United States or of any other taxing authority with jurisdiction. Also, the Indenture states other provisions regarding the liability of the Trustee.

If we do not perform any of our duties under the Indenture or are not able to act or become bankrupt, or if our affairs are taken over by public authorities, then the Trustee may:

- Appoint a successor sponsor, paying them a reasonable rate not more than that stated by the SEC;

- Terminate the Indenture and liquidate the Trusts; or

- Continue to act as Trustee without terminating the Indenture.

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The Evaluator.

The Evaluator is First Trust Advisors L.P., an Illinois limited partnership formed in 1991 and an affiliate of the Sponsor. The
Evaluator's address is 1001 Warrenville Road, Lisle, Illinois 60532. On or about November 1, 2008, the Evaluator's address will be 120 East Liberty Drive, Wheaton, Illinois 60187.

The Trustee, Sponsor, FTPS Unit Servicing Agent and Unit holders may rely on the accuracy of any evaluation prepared by the Evaluator. The Evaluator will make determinations in good faith based upon the best available information, but will not be liable to the Trustee, Sponsor, FTPS Unit Servicing Agent or Unit holders for errors in judgment.

                     Other Information

Legal Opinions.

Our counsel is Chapman and Cutler LLP, 111 W. Monroe St., Chicago, Illinois, 60603. They have passed upon the legality of the Units offered hereby and certain matters relating to federal tax law. Carter Ledyard & Milburn LLP acts as the Trustee's counsel, as well as special New York tax counsel for the Trusts. Linklaters LLP acts as special United Kingdom tax counsel for the Global Target 15 Portfolio.

Experts.

The Trusts' statements of net assets, including the schedules of investments, as of the opening of business on the Initial Date of Deposit included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Supplemental Information.

If you write or call the Sponsor, you will receive free of charge supplemental information about this Series, which has been filed with the SEC and to which we have referred throughout. This information states more specific details concerning the nature, structure and risks of this product.

The NASDAQ Stock Market LLC.

Neither The Nasdaq(R) Target 15 Portfolio nor the Target 50/50 Portfolio is sponsored, endorsed, sold or promoted by The NASDAQ Stock Market LLC (including its affiliates) (Nasdaq, with its affiliates, is referred to as the "Corporations"). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to The Nasdaq(R) Target 15 Portfolio or the Target 50/50 Portfolio. The Corporations make no representation or warranty, express or implied, to the owners of Units of The Nasdaq(R) Target 15 Portfolio or the Target 50/50 Portfolio or any member of the public regarding the advisability of investing in securities generally or in The Nasdaq(R) Target 15 Portfolio or the Target 50/50 Portfolio particularly, or the ability of the Nasdaq-100 Index(R) to track general stock market performance. The Corporations' only relationship to the Sponsor ("Licensee") is in the licensing of the Nasdaq 100(R), Nasdaq-100 Index(R) and Nasdaq(R) trademarks or service marks, and certain trade names of the Corporations and the use of the Nasdaq-100 Index(R) which is determined, composed and calculated by Nasdaq without regard to Licensee, The Nasdaq(R) Target 15 Portfolio or the Target 50/50 Portfolio. Nasdaq has no obligation to take the needs of the Licensee, the owners of Units of The Nasdaq(R) Target 15 Portfolio or the Target 50/50 Portfolio into consideration in determining, composing or calculating the Nasdaq-100 Index(R). The Corporations are not responsible for and have not participated in the determination of the timing of, prices at or quantities of The Nasdaq(R) Target 15 Portfolio or the Target 50/50 Portfolio to be issued or in the determination or calculation of the equation by which The Nasdaq(R) Target 15 Portfolio or the Target 50/50 Portfolio is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of The Nasdaq(R) Target 15 Portfolio or the Target 50/50 Portfolio.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE TARGET VIP AGGRESSIVE EQUITY PORTFOLIO OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

MSCI EAFE Index(R).

THE MSCI EAFE TARGET 20 PORTFOLIO IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI INC. ("MSCI"), ANY OF ITS AFFILIATES, ANY OF ITS

Page 81

INFORMATION PROVIDERS OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE "MSCI PARTIES"). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY FIRST TRUST PORTFOLIOS L.P. NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR OWNERS OF THIS TRUST OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN TRUSTS GENERALLY OR IN THIS TRUST PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THIS TRUST OR THE ISSUER OR OWNERS OF THIS TRUST OR ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR OWNERS OF THIS TRUST OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THIS TRUST TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE CONSIDERATION INTO WHICH THE UNITS OF THIS TRUST ARE REDEEMABLE. FURTHER, NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER OR OWNERS OF THIS TRUST OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THIS TRUST.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER OF THIS TRUST, OWNERS OF THIS TRUST, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO EACH MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Page 82


                 This page is intentionally left blank.



Page 83


                             First Trust(R)

                 Dow(R) Target 5 4Q '08 - Term 12/31/09
                European Target 30 4Q '08 - Term 12/31/09
                 Global Target 15 4Q '08 - Term 12/31/09
               MSCI EAFE Target 20 4Q '08 - Term 12/31/09
               Nasdaq(R)  Target 15 4Q '08 - Term 12/31/09
             NYSE(R) Intl. Target 25 4Q '08 - Term 12/31/09
                  S&P Target 24 4Q '08 - Term 12/31/09
                S&P Target SMid 60 4Q '08 - Term 12/31/09
                   Target 50/50 4Q '08 - Term 12/31/09
                Target Divsd. Dvd. 4Q '08 - Term 12/31/09
             Target Dvd. Multi-Strat. 4Q '08 - Term 12/31/09
                  Target Growth 4Q '08 - Term 12/31/09
             Target Long-Term Growth 4Q '08 - Term 12/31/09
                 Target Mega-Cap 4Q '08 - Term 12/31/09
                 Target Small-Cap 4Q '08 - Term 12/31/09
              Target VIP Cons. Eqty. 4Q '08 - Term 12/31/09
          Value Line(R) Divsd. Target 40 4Q '08 - Term 12/31/09
                                 FT 1812

                                Sponsor:

                       First Trust Portfolios L.P.
                       Member SIPC o Member FINRA
                          1001 Warrenville Road
                          Lisle, Illinois 60532
                             1-800-621-1675

   FTPS Unit Servicing Agent:                     Trustee:

        FTP Services LLC                 The Bank of New York Mellon

      1001 Warrenville Road                  101 Barclay Street
      Lisle, Illinois 60532               New York, New York 10286
         1-866-514-7768                        1-800-813-3074
                                      24-Hour Pricing Line:1-800-446-0132

                        ________________________

When Units of the Trusts are no longer available, this prospectus may be used as a preliminary prospectus for a future series, in which case you should note the following:

THE INFORMATION IN THE PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE
  MAY NOT SELL, OR ACCEPT OFFERS TO BUY, SECURITIES OF A FUTURE SERIES UNTIL THAT SERIES HAS BECOME EFFECTIVE WITH THE SECURITIES AND EXCHANGE
COMMISSION. NO SECURITIES CAN BE SOLD IN ANY STATE WHERE A SALE WOULD BE
                                ILLEGAL.
                        ________________________

  This prospectus contains information relating to the above-mentioned unit investment trusts, but does not contain all of the information about this investment company as filed with the SEC in Washington, D.C.
                               under the:

-  Securities Act of 1933 (file no. 333-152427) and

-  Investment Company Act of 1940 (file no. 811-05903)

  Information about the Trusts, including their Codes of Ethics, can be reviewed and copied at the SEC's Public Reference Room in Washington
 D.C. Information regarding the operation of the SEC's Public Reference
               Room may be obtained by calling the SEC at
                             1-202-942-8090.

 Information about the Trusts is available on the EDGAR Database on the
                         SEC's Internet site at
                           http://www.sec.gov.

                 To obtain copies at prescribed rates -

              Write: Public Reference Section of the SEC
                     100 F Street, N.E.; Washington, D.C. 20549 e-mail address: publicinfo@sec.gov


                           September 30, 2008


           PLEASE RETAIN THIS PROSPECTUS FOR FUTURE REFERENCE


Page 84


                              First Trust(R)

                              The FT Series

                          Information Supplement

This Information Supplement provides additional information concerning the structure, operations and risks of the unit investment trust contained in FT 1812 not found in the prospectus for the Trusts. This Information Supplement is not a prospectus and does not include all of the information you should consider before investing in the Trusts. This Information Supplement should be read in conjunction with the prospectus for the Trust in which you are considering investing.


This Information Supplement is dated September 30, 2008. Capitalized terms have been defined in the prospectus.


                            Table of Contents

Dow Jones & Company, Inc.                                       2
Standard & Poor's                                               2
The NASDAQ Stock Market LLC                                     3
Value Line Publishing, Inc.                                     3
New York Stock Exchange                                         3
Risk Factors
   Securities                                                   4
   Dividends                                                    4
   Hong Kong                                                    4
   United Kingdom                                               5
   Foreign Issuers                                              6
   Emerging Markets                                             6
   Exchange Rates                                               7
   Small-Cap Companies                                         11
Litigation
   Microsoft Corporation                                       11
   Tobacco Industry                                            12
Concentrations
   Consumer Products                                           12
   Financials                                                  13
   Health Care                                                 13
   Industrials                                                 16
   Information Technology                                      16
   Telecommunication Services                                  17
Securities
   The Dow(R) DART 5 Strategy Stocks                           18
   The Dow(R) DART 10 Strategy Stocks                          18
   The Dow(R) Target 5 Strategy Stocks                         19
   The Dow(R) Target Dividend Strategy Stocks                  19
   European Target 20 Strategy Stocks                          20
   European Target 30 Strategy Stocks                          21
   Global Target 15 Strategy Stocks                            23
   MSCI EAFE Target 20 Strategy Stocks                         24
   The Nasdaq(R) Target 15 Strategy Stocks                     26
   NYSE(R) International Target 25 Strategy Stocks             27
   The S&P Target 24 Strategy Stocks                           28
   S&P Target SMid 60 Strategy Stocks                          30
   Target Diversified Dividend Strategy Stocks                 33
   Target Growth Strategy Stocks                               35
   Target Mega-Cap Strategy Stocks                             37
   Target Small-Cap Strategy Stocks                            39
   Value Line(R) Target 25 Strategy Stocks                     41
   Value Line(R) Diversified Target 40 Strategy Stocks         42

Dow Jones & Company, Inc.

The Trusts are not sponsored, endorsed, sold or promoted by Dow Jones & Company, Inc. ("Dow Jones"). Dow Jones makes no representation or warranty, express or implied, to the owners of the Trusts or any member of the public regarding the advisability of investing in securities generally or in the Trusts particularly. Dow Jones' only relationship to the Sponsor is the licensing of certain trademarks, trade names and service marks of Dow Jones, the Dow Jones Industrial Average(sm) and the Dow Jones U.S. Select Dividend Index(sm), which are determined, composed and calculated by Dow Jones without regard to the Sponsor or the Trusts. Dow Jones has no obligation to take the needs of the Sponsor or the owners of the Trusts into consideration in determining, composing or calculating the Dow Jones Industrial Average(sm) and the Dow Jones U.S. Select Dividend Index(sm). Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Trusts to be issued or in the determination or calculation of the equation by which the Trusts are to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the Trusts.

DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGE(SM), THE DOW JONES U.S. SELECT DIVIDEND INDEX(sm) OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE SPONSOR, OWNERS OF THE TRUSTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGE(SM), THE DOW JONES U.S. SELECT DIVIDEND INDEX(sm) OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGE(SM), THE DOW JONES U.S. SELECT DIVIDEND INDEX(sm) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

Standard & Poor's

The Trusts are not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). S&P makes no representation or warranty, express or implied, to the owners of the Trusts or any member of the public regarding the advisability of investing in securities generally or in the Trusts particularly or the ability of either the S&P 500 Index, the S&P MidCap 400 Index or the S&P SmallCap 600 Index to track general stock market performance. S&P's only relationship to the licensee is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, the S&P MidCap 400 Index and the S&P SmallCap 600 Index, which are determined, composed and calculated by S&P without regard to the licensee or the Trusts. S&P has no obligation to take the needs of the licensee or the owners of the Trusts into consideration in determining, composing or calculating the S&P 500 Index, the S&P MidCap 400 Index or the S&P SmallCap 600 Index. S&P is not responsible for and has not participated in the determination of the prices and amount of the Trusts or the timing of the issuance or sale of the Trusts or in the determination or calculation of the equation by which the Trusts are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Trusts.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX, THE S&P MIDCAP 400 INDEX OR THE S&P SMALL CAP 600 INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE TRUSTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX, THE S&P MIDCAP 400 INDEX OR THE S&P SMALL CAP 600 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX, THE S&P MIDCAP 400 INDEX OR THE S&P SMALL CAP 600 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

The NASDAQ Stock Market LLC.

The "Nasdaq 100(R)," "Nasdaq-100 Index(R)," and "Nasdaq(R)" are trade or service marks of The NASDAQ Stock Market LLC (which with its affiliates is the "Corporations") and are licensed for use by us. Neither The Nasdaq(R) Target 15 Portfolio nor the Target 50/50 Portfolio have been passed on by the Corporations as to its legality or suitability. Neither The Nasdaq(R) Target 15 Portfolio nor the Target 50/50 Portfolio are issued, endorsed, sold, or promoted by the Corporations. The Corporations make no warranties and bear no liability with respect to The Nasdaq(R) Target 15 Portfolio or the Target 50/50 Portfolio.

Value Line Publishing, Inc.

Value Line Publishing, Inc.'s ("VLPI") only relationship to First Trust Portfolios L.P. and/or First Trust Advisors L.P. is VLPI's licensing to First Trust Portfolios L.P. and/or First Trust Advisors L.P. of certain VLPI trademarks and trade names and the Value Line(R) Timeliness(TM) Ranking System (the "System"), which is composed by VLPI without regard to First Trust Portfolios L.P. or First Trust Advisors L.P., this Product or any investor. VLPI has no obligation to take the needs of First Trust Portfolios L.P. and/or First Trust Advisors L.P. or any investor in the Product into consideration in composing the System. The Product results may differ from the hypothetical or published results of the Value Line(R) Timeliness(TM) Ranking System. VLPI is not responsible for and has not participated in the determination of the prices and composition of the Product or the timing of the issuance for sale of the Product or in the calculation of the equations by which the Product is to be converted into cash.

VLPI MAKES NO WARRANTY CONCERNING THE SYSTEM, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY IMPLIED WARRANTIES ARISING FROM USAGE OF TRADE, COURSE OF DEALING OR COURSE OF PERFORMANCE, AND VLPI MAKES NO WARRANTY AS TO THE POTENTIAL PROFITS OR ANY OTHER BENEFITS THAT MAY BE ACHIEVED BY USING THE SYSTEM OR ANY INFORMATION OR MATERIALS GENERATED THEREFROM. VLPI DOES NOT WARRANT THAT THE SYSTEM WILL MEET ANY REQUIREMENTS OR THAT IT WILL BE ACCURATE OR ERROR-FREE. VLPI ALSO DOES NOT GUARANTEE ANY USES, INFORMATION, DATA OR OTHER RESULTS GENERATED FROM THE SYSTEM. VLPI HAS NO OBLIGATION OR LIABILITY (I) IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR TRADING OF THE PRODUCT; OR (II) FOR ANY LOSS, DAMAGE, COST OR EXPENSE SUFFERED OR INCURRED BY ANY INVESTOR OR OTHER PERSON OR ENTITY IN CONNECTION WITH THIS PRODUCT, AND IN NO EVENT SHALL VLPI BE LIABLE FOR ANY LOST PROFITS OR OTHER CONSEQUENTIAL, SPECIAL, PUNITIVE, INCIDENTAL, INDIRECT OR EXEMPLARY DAMAGES IN CONNECTION WITH THE PRODUCT.

New York Stock Exchange


"NYSE(R)" is a registered trademark of, and "NYSE International 100 Index(SM)" is a service mark of, New York Stock Exchange, Inc. ("NYSE"). NYSE has no relationship to First Trust Portfolios L.P. other than the licensing of the "NYSE International 100 Index(SM)" and the trademark and service mark referenced above for use in connection with the NYSE(R) International Target 25 Portfolio and the Target Long-Term Growth Portfolio.

NYSE does not: sponsor, endorse, sell or promote the NYSE(R) International Target 25 Portfolio or the Target Long-Term Growth Portfolio; recommend that any person invest in the NYSE(R) International Target 25 Portfolio or the Target Long-Term Growth Portfolio or any other securities; have any responsibility or liability for or make any decision about the timing, amount or pricing of the NYSE(R) International Target 25 Portfolio or the Target Long-Term Growth Portfolio; have any responsibility or liability for the administration, management or marketing of the NYSE(R) International Target 25 Portfolio or the Target Long-Term Growth Portfolio; consider the needs of the NYSE(R) International Target 25 Portfolio or the Target Long-Term Growth Portfolio or the owners of the NYSE(R) International Target 25 Portfolio or the Target Long-Term Growth Portfolio in determining, composing or calculating the NYSE International 100 Index(SM) or have any obligation to do so.

NYSE will not have any liability in connection with the NYSE(R) International Target 25 Portfolio or the Target Long-Term Growth Portfolio. Specifically, NYSE does not make any warranty, express or implied, and NYSE disclaims any warranty about: the results to be obtained by the NYSE(R) International Target 25 Portfolio or the Target Long-Term Growth Portfolio, the owners of the NYSE(R) International Target 25 Portfolio or the Target Long-Term Growth Portfolio, or any other relevant person in connection with the use of the Index and the data included in the Index; the accuracy or completeness of the Index and its data; the merchantability or fitness for a particular purpose or use of the Index and its data. NYSE will have no liability for any errors, omissions or interruptions in the Index or its data. Under no circumstances will NYSE be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if NYSE knows that they might occur. The licensing agreement between First Trust

Portfolios L.P. and NYSE is solely for their benefit and not for the benefit of the owners of the NYSE(R) International Target 25 Portfolio or the Target Long-Term Growth Portfolio or any other third parties.


Risk Factors

Securities. An investment in Units should be made with an understanding of the risks which an investment in common stocks entails, including the risk that the financial condition of the issuers of the Securities or the general condition of the relevant stock market may worsen, and the value of the Securities and therefore the value of the Units may decline. Common stocks are especially susceptible to general stock market movements and to volatile increases and decreases of value, as market confidence in and perceptions of the issuers change. These perceptions are based on unpredictable factors, including expectations regarding government, economic, monetary and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic or banking crises. Both U.S. and foreign markets have experienced substantial volatility and significant declines recently as a result of certain or all of these factors.

Dividends. Shareholders of common stocks have rights to receive payments from the issuers of those common stocks that are generally subordinate to those of creditors of, or holders of debt obligations or preferred stocks of, such issuers. Shareholders of common stocks of the type held by the Trusts have a right to receive dividends only when and if, and in the amounts, declared by the issuer's board of directors and have a right to participate in amounts available for distribution by the issuer only after all other claims on the issuer have been paid or provided for. Common stocks do not represent an obligation of the issuer and, therefore, do not offer any assurance of income or provide the same degree of protection of capital as do debt securities. The issuance of additional debt securities or preferred stock will create prior claims for payment of principal, interest and dividends which could adversely affect the ability and inclination of the issuer to declare or pay dividends on its common stock or the rights of holders of common stock with respect to assets of the issuer upon liquidation or bankruptcy. Cumulative preferred stock dividends must be paid before common stock dividends, and any cumulative preferred stock dividend omitted is added to future dividends payable to the holders of cumulative preferred stock. Preferred stockholders are also generally entitled to rights on liquidation which are senior to those of common stockholders.

Hong Kong. Hong Kong, established as a British colony in the 1840's, reverted to Chinese sovereignty effective July 1, 1997. On such date, Hong Kong became a Special Administrative Region ("SAR") of China under the "one country, two systems" principle. Hong Kong's new constitution became the Basic Law (promulgated by China in 1990). Prior to July 1, 1997, the Hong Kong government followed a laissez-faire policy toward industry. There were no major import, export or foreign exchange restrictions. Regulation of business was generally minimal with certain exceptions, including regulated entry into certain sectors of the economy and a fixed exchange rate regime by which the Hong Kong dollar has been pegged to the U.S. dollar. Over the two decades leading up to and through 1996, the gross domestic product (GDP) tripled in real terms, equivalent to an average annual growth rate of 6%. However, Hong Kong's recent economic data has not been as encouraging. The economy grew only 0.6% in 2001 because of the world economic downturn, the September 11 events, and sluggish domestic demand. Economic performance improved only gradually in 2002, with real GDP expanding by a mere 2.3%. Hong Kong has been undergoing a painful economic adjustment process in the years following the Asian financial crisis. The economy suffered seriously along with the collapse of an overheated property market in the years following 1997, which resulted in the deflation that has persisted for several years since November 1998, dampening investment and consumption. However, in the years following 2002, Hong Kong has enjoyed strong economic growth. Real GDP expanded by 8.6% in 2004, 7.5% in 2005 and 6.8% in 2006. Additionally, the unemployment rate fell in 2006 to 5.6%. This economic growth is the result of an increase in private domestic consumption, an increase in fixed asset and infrastructure spending and continued strong exports of goods and services. Despite this recent positive performance, the lasting impact of the Asian financial crisis, as well as current international economic instability, remains unknown.

Although China committed by treaty to preserve for 50 years the economic and social freedoms enjoyed in Hong Kong prior to the reversion, the continuation of the economic system in Hong Kong going forward will be dependent on the Chinese government, and there can be no assurances that the commitment made by China regarding Hong Kong will be maintained. Prior to the reversion, legislation was enacted in Hong Kong designed to extend democratic voting procedures for Hong Kong's legislature. The Basic Law stipulates that, after a review in 2007, elections for Chief Executive and all members of the Legislative Council may be held by universal suffrage, which is the "ultimate aim" set by the Basic Law. However, China's current administration has taken a hard line on such steps that it thinks may lead to the democratization of Hong Kong, calling into question China's commitment to the "one country, two systems" model and to reform in general. Additionally, Hong Kong recently proposed legislation to implement Article 23 of the Basic Law, which stipulates that Hong Kong should enact laws on its own to prohibit any act of treason, secession, sedition or subversion against the central government of China. The draft legislation has since been withdrawn due to local and international concerns, most notably a mass protest rally on July 1st, 2003, organized in an effort to protect Hong Kong's rights and freedoms as guaranteed in the Basic Law and to uphold the "one country, two systems" principle. Any increase in uncertainty as to the future economic and political status of Hong Kong could have a materially adverse effect on the value of the Trust. The Sponsor is unable to predict the level of market liquidity or volatility which may occur as a result of a change in Hong Kong's economic or political status, both of which may negatively impact such Trust and the value of the Units.

The currency crisis which affected a majority of Asian markets in mid-1997 and beyond has forced Hong Kong leaders to address whether to devalue the Hong Kong dollar or maintain its peg to the U.S. dollar. During the volatile markets of 1998, the Hong Kong Monetary Authority (the "HKMA") acquired the common stock of certain Hong Kong issuers listed on the Hong Kong Stock Exchange in an effort to stabilize the Hong Kong dollar and thwart currency speculators. Government intervention may hurt Hong Kong's reputation as a free market and increases concerns that authorities are not willing to let Hong Kong's currency system function autonomously. This may undermine confidence in the Hong Kong dollar's peg to the U.S. dollar. Any downturn in economic growth or increase in the rate of inflation in China or Hong Kong could have a materially adverse effect on the value of the Trust.

Securities prices on the Hong Kong Stock Exchange, and specifically the Hang Seng Index, can be highly volatile and are sensitive to developments in Hong Kong and China, as well as other world markets. For example, the Hang Seng Index declined by approximately 31% in October, 1997 as a result of speculation that the Hong Kong dollar would become the next victim of the Asian currency crisis, and in 1989, the Hang Seng Index dropped 1,216 points (approximately 58%) in early June following the events at Tiananmen Square. During 1994, the Hang Seng Index lost approximately 31% of its value. From January through August of 1998, during a period marked by international economic instability and a global currency crisis, the Hang Seng Index declined by nearly 27%. Due to the outbreak of the Severe Acute Respiratory Syndrome (SARS) during March to May of 2003, the Hang Seng Index suffered a significant decrease. Also, the Hang Seng Index rose approximately 27% from June 2006 until the end of November 2006, at which time it suffered its largest one-day loss in five years. The Hang Seng Index is subject to change, and de-listing of any issues may have an adverse impact on the performance of the Trust, although de-listing would not necessarily result in the disposal of the stock of these companies, nor would it prevent the Trust from purchasing additional de-listed Securities. In recent years, a number of companies have de-listed from the Hang Seng Index. In addition, as a result of Hong Kong's reversion to Chinese sovereignty, an increased number of Chinese companies could become listed on the Hong Kong Stock Exchange, thereby changing the composition of the stock market and, potentially, the composition of the Hang Seng Index.

United Kingdom. The emphasis of the United Kingdom's economy is in the private services sector, which includes the wholesale and retail sector, banking, finance, insurance and tourism. Services as a whole account for a majority of the United Kingdom's gross national product and makes a significant contribution to the country's balance of payments. The portfolios of the Trusts may contain common stocks of British companies engaged in such industries as banking, chemicals, building and construction, transportation, telecommunications and insurance. Many of these industries may be subject to government regulation, which may have a materially adverse effect on the performance of their stock. Gross domestic product (GDP) growth slipped in 2001-03 as the global downturn, the high value of the pound, and the bursting of the "new economy" bubble hurt manufacturing and exports. Still, the economy is one of the strongest in Europe with low inflation, interest rates and unemployment. The United Kingdom is a member of the European Union (the "EU") which was created through the formation of the Maastricht Treaty on European Union in late 1993. The Treaty has had the effect of eliminating most remaining trade barriers between the 15 member nations and has made Europe one of the largest common markets in the world. However, the effective implementation of the Treaty provisions is an ongoing process, and the rate at which trade barriers continue to be eliminated is uncertain at this time. Furthermore, the recent rapid political and social change throughout Europe make the extent and nature of future economic development in the United Kingdom and Europe and the impact of such development upon the value of Securities issued by United Kingdom companies impossible to predict.

A majority of the EU members converted their existing sovereign currencies to a common currency (the "euro") on January 1, 1999. The United Kingdom did not participate in this conversion on January 1, 1999 and the Sponsor is unable to predict if or when the United Kingdom will convert to the euro. The relatively good economic performance as of late has complicated the current regime's efforts to make a case for the

United Kingdom to join the European Economic and Monetary Union (EMU), although the government has stipulated that a public referendum on adopting the euro will occur only after five economic tests are met. The five tests are concerned with the compatibility of the United Kingdom's business cycles and economic structures with EMU membership, the sufficiency of flexibility to react to potential shocks after accession, the creation of better conditions for firms looking to make long-term investments in the United Kingdom, the maintenance of the United Kingdom's competitive position and, finally, the promotion of higher growth, stability and lasting job creation. Most expect that a referendum will not take place until after the next general election. The Sponsor is unable to predict what impact, if any, adoption of the euro by the United Kingdom will have on any of the Securities issued by United Kingdom companies in the Trusts.

Foreign Issuers. Since all of the Securities in the European Target 30 Portfolio, the Global Target 15 Portfolio, the MSCI EAFE Target 20 Portfolio and the NYSE (R) International Target 25 Portfolio and certain of the Securities in certain other Trusts consist of securities of foreign issuers, an investment in these Trusts involves certain investment risks that are different in some respects from an investment in a trust which invests entirely in the securities of domestic issuers. These investment risks include future political or governmental restrictions which might adversely affect the payment or receipt of payment of dividends on the relevant Securities, the possibility that the financial condition of the issuers of the Securities may become impaired or that the general condition of the relevant stock market may worsen (both of which would contribute directly to a decrease in the value of the Securities and thus in the value of the Units), the limited liquidity and relatively small market capitalization of the relevant securities market, expropriation or confiscatory taxation, economic uncertainties and foreign currency devaluations and fluctuations. In addition, for foreign issuers that are not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, there may be less publicly available information than is available from a domestic issuer. Also, foreign issuers are not necessarily subject to uniform accounting, auditing and financial reporting standards, practices and requirements comparable to those applicable to domestic issuers. The securities of many foreign issuers are less liquid and their prices more volatile than securities of comparable domestic issuers. In addition, fixed brokerage commissions and other transaction costs on foreign securities exchanges are generally higher than in the United States and there is generally less government supervision and regulation of exchanges, brokers and issuers in foreign countries than there is in the United States. However, due to the nature of the issuers of the Securities selected for the Trusts, the Sponsor believes that adequate information will be available to allow the Supervisor to provide portfolio surveillance for such Trusts.

Securities issued by non-U.S. issuers generally pay dividends in foreign currencies and are principally traded in foreign currencies. Therefore, there is a risk that the United States dollar value of these securities will vary with fluctuations in the U.S. dollar foreign exchange rates for the various Securities. See "Exchange Rates" below.

On the basis of the best information available to the Sponsor at the present time, none of the Securities in the Trusts are subject to exchange control restrictions under existing law which would materially interfere with payment to such Trusts of dividends due on, or proceeds from the sale of, the Securities. However, there can be no assurance that exchange control regulations might not be adopted in the future which might adversely affect payment to such Trusts. The adoption of exchange control regulations and other legal restrictions could have an adverse impact on the marketability of international securities in the Trusts and on the ability of such Trusts to satisfy their obligation to redeem Units tendered to the Trustee for redemption. In addition, restrictions on the settlement of transactions on either the purchase or sale side, or both, could cause delays or increase the costs associated with the purchase and sale of the foreign Securities and correspondingly could affect the price of the Units.

Investors should be aware that it may not be possible to buy all Securities at the same time because of the unavailability of any Security, and restrictions applicable to a Trust relating to the purchase of a Security by reason of the federal securities laws or otherwise.

Foreign securities generally have not been registered under the Securities Act of 1933 and may not be exempt from the registration requirements of such Act. Sales of non-exempt Securities by a Trust in the United States securities markets are subject to severe restrictions and may not be practicable. Accordingly, sales of these Securities by a Trust will generally be effected only in foreign securities markets. Although the Sponsor does not believe that the Trusts will encounter obstacles in disposing of the Securities, investors should realize that the Securities may be traded in foreign countries where the securities markets are not as developed or efficient and may not be as liquid as those in the United States. The value of the Securities will be adversely affected if trading markets for the Securities are limited or absent.

Emerging Markets. An investment in Units of certain of the Trusts should be made with an understanding of the risks inherent with investing in certain smaller and emerging markets.

Compared to more mature markets, some emerging markets may have a low level of regulation, enforcement of regulations and monitoring of investors' activities. Those activities may include practices such as trading on material non-public information. The securities markets of developing countries are not as large as the more established securities markets and have substantially less trading volume, resulting in a lack of liquidity and high price volatility. There may be a high concentration of market capitalization and trading volume in a small number of issuers representing a limited number of industries as well as a high concentration of investors and financial intermediaries. These factors may adversely affect the timing and pricing of the acquisition or disposal of securities.

In certain emerging markets, registrars are not subject to effective government supervision nor are they always independent from issuers. The possibility of fraud, negligence, undue influence being exerted by the issuer or refusal to recognize ownership exists, which, along with other factors, could result in the registration of a shareholding being completely lost. Investors should therefore be aware that the Trust could suffer loss arising from these registration problems. In addition, the legal remedies in emerging markets are often more limited than the remedies available in the United States.

Practices pertaining to the settlement of securities transactions in emerging markets involve higher risks than those in developed markets, in large part because of the need to use brokers and counterparties who are less well capitalized, and custody and registration of assets in some countries may be unreliable. As a result, brokerage commissions and other fees are generally higher in emerging markets and the procedures and rules governing foreign transactions and custody may involve delays in payment, delivery or recovery of money or investments. Delays in settlement could result in investment opportunities being missed if the Trust is unable to acquire or dispose of a security. Certain foreign investments may also be less liquid and more volatile than U.S. investments, which may mean at times that such investments are unable to be sold at desirable prices.

Political and economic structures in emerging markets often change rapidly, which may cause instability. In adverse social and political circumstances, governments have been involved in policies of expropriation, confiscatory taxation, nationalization, intervention in the securities market and trade settlement, and imposition of foreign investment restrictions and exchange controls, and these could be repeated in the future. In addition to withholding taxes on investment income, some governments in emerging markets may impose different capital gains taxes on foreign investors. Foreign investments may also be subject to the risks of seizure by a foreign government and the imposition of restrictions on the exchange or export of foreign currency. Additionally, some governments exercise substantial influence over the private economic sector and the political and social uncertainties that exist for many developing countries are considerable.

Another risk common to most developing countries is that the economy is heavily export oriented and, accordingly, is dependent upon international trade. The existence of overburdened infrastructures and obsolete financial systems also presents risks in certain countries, as do environmental problems. Certain economies also depend to a large degree upon exports of primary commodities and, therefore, are vulnerable to changes in commodity prices which, in turn, may be affected by a variety of factors.

Exchange Rates. The European Target 30 Portfolio, the Global Target 15 Portfolio, the MSCI EAFE Target 20 Portfolio, the Target 50/50 Portfolio, the Target Dividend Multi-Strategy Portfolio and the Target VIP Conservative Equity Portfolio contain Securities that are principally traded in foreign currencies and as such, involve investment risks that are substantially different from an investment in a fund which invests in securities that are principally traded in United States dollars. The United States dollar value of the portfolio (and hence of the Units) and of the distributions from the portfolio will vary with fluctuations in the United States dollar foreign exchange rates for the relevant currencies. Most foreign currencies have fluctuated widely in value against the United States dollar for many reasons, including supply and demand of the respective currency, the rate of inflation in the respective economies compared to the United States, the impact of interest rate differentials between different currencies on the movement of foreign currency rates, the balance of imports and exports goods and services, the soundness of the world economy and the strength of the respective economy as compared to the economies of the United States and other countries.

The post-World War II international monetary system was, until 1973, dominated by the Bretton Woods Treaty which established a system of fixed exchange rates and the convertibility of the United States dollar into gold through foreign central banks. Starting in 1971, growing volatility in the foreign exchange markets caused the United States to abandon gold convertibility and to effect a small devaluation of the United States dollar. In 1973, the system of fixed exchange rates between a number of the most important industrial countries of the world, among them the United States and most Western European countries, was completely abandoned. Subsequently, major industrialized countries have adopted "floating" exchange rates, under which daily currency valuations depend on supply and demand in a freely fluctuating international market. Many smaller or developing countries have continued to "peg" their currencies to the United States dollar although there has been some interest in recent years in "pegging" currencies to "baskets" of other currencies or to a Special Drawing Right administered by the International Monetary Fund. In Europe, the euro has been developed. Currencies are generally traded by leading international commercial banks and institutional investors (including corporate treasurers, money managers, pension funds and insurance companies). From time to time, central banks in a number of countries also are major buyers and sellers of foreign currencies, mostly for the purpose of preventing or reducing substantial exchange rate fluctuations.

Exchange rate fluctuations are partly dependent on a number of economic factors including economic conditions within countries, the impact of actual and proposed government policies on the value of currencies, interest rate differentials between the currencies and the balance of imports and exports of goods and services and transfers of income and capital from one country to another. These economic factors are influenced primarily by a particular country's monetary and fiscal policies (although the perceived political situation in a particular country may have an influence as well-particularly with respect to transfers of capital). Investor psychology may also be an important determinant of currency fluctuations in the short run. Moreover, institutional investors trying to anticipate the future relative strength or weakness of a particular currency may sometimes exercise considerable speculative influence on currency exchange rates by purchasing or selling large amounts of the same currency or currencies. However, over the long term, the currency of a country with a low rate of inflation and a favorable balance of trade should increase in value relative to the currency of a country with a high rate of inflation and deficits in the balance of trade.

The following tables set forth, for the periods indicated, the range of fluctuation concerning the equivalent U.S. dollar rates of exchange and end-of-month equivalent U.S. dollar rates of exchange for the United Kingdom pound sterling, the Hong Kong dollar, the euro, the Japanese Yen, the Singapore dollar and the Australian dollar:

                          Foreign Exchange Rates

               Range of Fluctuations in Foreign Currencies

           United Kingdom
Annual     Pound Sterling/        Hong Kong/        Euro/           Japanese Yen/          Singapore/        Australia/
Period     U.S. Dollar            U.S. Dollar       U.S. Dollar     U.S. Dollar            U.S. Dollar       U.S. Dollar
______     _______________        ___________       ___________     _____________          ___________       ___________
1983       0.616-0.707            6.480-8.700
1984       0.670-0.864            7.774-8.050
1985       0.672-0.951            7.729-7.990
1986       0.643-0.726            7.768-7.819
1987       0.530-0.680            7.751-7.822
1988       0.525-0.601            7.764-7.912
1989       0.548-0.661            7.775-7.817
1990       0.504-0.627            7.740-7.817
1991       0.499-0.624            7.716-7.803
1992       0.499-0.667            7.697-7.781
1993       0.630-0.705            7.722-7.766
1994       0.610-0.684            7.723-7.750
1995       0.610-0.653            7.726-7.763                        80.630-104.550        1.389-1.466       1.289-1.411
1996       0.583-0.670            7.732-7.742                       103.450-116.210        1.394-1.426       1.225-1.363
1997       0.584-0.633            7.708-7.751                       111.260-130.880        1.399-1.699       1.253-1.538
1998       0.584-0.620            7.735-7.749                       113.600-147.260        1.584-1.792       1.456-1.797
1999       0.597-0.646            7.746-7.775       0.845-0.999     101.640-124.320        1.654-1.736       1.488-1.639
2000       0.605-0.715            7.774-7.800       0.968-1.209     101.450-114.410        1.656-1.759       1.499-1.961
2001       0.678-0.707            7.798-7.800       1.045-1.194     113.570-131.790        1.727-1.856       1.749-2.087
2002       0.621-0.709            7.799-7.800       0.953-1.164     115.810-134.710        1.733-1.852       1.737-1.974
2003       0.560-0.636            7.742-7.800       0.794-0.929     106.970-121.690        1.700-1.784       1.330-1.779
2004       0.514-0.568            7.763-7.800       0.738-0.844     102.080-114.510        1.631-1.728       1.253-1.465
2005       0.518-0.583            7.752-7.800       0.743-0.857     102.050-121.040        1.619-1.706       1.252-1.381
2006       0.509-0.576            7.753-7.792       0.755-0.839     109.760-119.780        1.534-1.661       1.264-1.419
2007       0.481-0.509            7.750-7.826       0.683-0.767     107.410-123.900        1.440-1.545       1.071-1.298

Source: Bloomberg L.P.

                       End of Month Exchange Rates
                          for Foreign Currencies

                  United Kingdom                                        Japanese
                  Pound Sterling/   Hong Kong/        Euro/             Yen/              Singapore/        Australia/
Monthly Period    U.S. Dollar       U.S.Dollar        U.S. Dollar       U.S. Dollar       U.S. Dollar       U.S. Dollar
______________    ______________    __________        ___________       ___________       ___________       ___________
2005:
 January          .531              7.800             .767              103.700           1.638             1.289
 February         .521              7.799             .756              104.630           1.622             1.263
 March            .529              7.799             .771              107.150           1.651             1.294
 April            .524              7.794             .777              104.750           1.638             1.280
 May              .550              7.780             .813              108.570           1.667             1.323
 June             .558              7.771             .827              110.920           1.686             1.312
 July             .569              7.774             .825              112.500           1.663             1.322
 August           .555              7.772             .811              110.600           1.681             1.324
 September        .567              7.758             .832              113.510           1.692             1.312
 October          .565              7.752             .834              116.400           1.693             1.337
 November         .578              7.755             .848              119.810           1.692             1.356
 December         .580              7.755             .844              117.750           1.663             1.362
2006:
 January          .562              7.757             .823              117.200           1.622             1.319
 February         .570              7.758             .839              115.770           1.622             1.347
 March            .576              7.760             .825              117.780           1.616             1.396
 April            .548              7.753             .792              113.830           1.581             1.317
 May              .535              7.758             .781              112.650           1.580             1.329
 June             .541              7.766             .782              114.420           1.583             1.345
 July             .535              7.771             .783              114.670           1.579             1.305
 August           .525              7.777             .780              117.400           1.573             1.309
 September        .534              7.792             .789              118.180           1.588             1.340
 October          .524              7.778             .784              116.980           1.556             1.292
 November         .509              7.778             .755              115.800           1.541             1.267
 December         .510              7.778             .758              119.070           1.534             1.268
2007:
 January          .509              7.808             .767              120.690           1.536             1.287
 February         .509              7.813             .756              118.560           1.529             1.269
 March            .508              7.814             .749              117.830           1.517             1.237
 April            .500              7.823             .733              119.520           1.520             1.205
 May              .505              7.808             .743              121.730           1.529             1.208
 June             .498              7.818             .738              123.180           1.530             1.177
 July             .492              7.826             .731              118.600           1.517             1.174
 August           .496              7.796             .734              115.780           1.526             1.223
 September        .488              7.775             .701              114.800           1.485             1.126
 October          .481              7.750             .690              115.430           1.447             1.071
 November         .486              7.787             .683              111.230           1.449             1.131
 December         .504              7.799             .685              111.710           1.440             1.143
2008:
 January          .503              7.797             .673              106.450           1.417             1.116
 February         .505              7.782             .659              103.740           1.395             1.074
 March            .504              7.783             .633               99.690           1.376             1.095
 April            .503              7.794             .640              103.910           1.356             1.060
 May              .505              7.804             .643              105.510           1.362             1.046
 June             .502              7.797             .635              106.210           1.360             1.043
 July             .504              7.802             .641              107.910           1.367             1.061
 August           .549              7.804             .682              108.800           1.416             1.166

Source: Bloomberg L.P.

The Evaluator will estimate current exchange rates for the relevant currencies based on activity in the various currency exchange markets. However, since these markets are volatile and are constantly changing, depending on the activity at any particular time of the large international commercial banks, various central banks, large multi-national corporations, speculators and other buyers and sellers of foreign currencies, and since actual foreign currency transactions may not be instantly reported, the exchange rates estimated by the Evaluator may not be indicative of the amount in United States dollars the Trusts would receive had the Trustee sold any particular currency in the market. The foreign exchange transactions of the Trusts will be conducted by the Trustee with foreign exchange dealers acting as principals on a spot (i.e., cash) buying basis. Although foreign exchange dealers trade on a net basis, they do realize a profit based upon the difference between the price at which they are willing to buy a particular currency (bid price) and the price at which they are willing to sell the currency (offer price).

Small-Cap Companies. While historically small-cap company stocks have outperformed the stocks of large companies, the former have customarily involved more investment risk as well. Small-cap companies may have limited product lines, markets or financial resources; may lack management depth or experience; and may be more vulnerable to adverse general market or economic developments than large companies. Some of these companies may distribute, sell or produce products which have recently been brought to market and may be dependent on key personnel.

The prices of small company securities are often more volatile than prices associated with large company issues, and can display abrupt or erratic movements at times, due to limited trading volumes and less publicly available information. Also, because small cap companies normally have fewer shares outstanding and these shares trade less frequently than large companies, it may be more difficult for the Trusts which contain these Securities to buy and sell significant amounts of such shares without an unfavorable impact on prevailing market prices.

Litigation

Microsoft Corporation. Microsoft Corporation has been engaged in antitrust and unfair competition litigation with the U.S. Department of Justice, the District of Columbia, and several states. Microsoft reached a settlement in 2001 with the U.S. Department of Justice which was joined by nineteen states, while three other states reached separate settlements.

Microsoft is also involved in class action lawsuits alleging unfair competition and monopolization of markets for operating systems and certain software. The classes have consisted of both direct and indirect purchasers of Microsoft products. As of February 14, 2007, damages claims brought in class action cases by indirect purchasers have been dismissed under federal law and in 16 states. Additionally, two states have refused to certify these classes. However, classes have been certified in several states, and Microsoft has reached settlement agreements with many of these classes. The settlement agreements have received final approval in 17 states and the District of Columbia. Two other states have granted preliminary approval of settlements. The settlement agreements generally grant the class members vouchers entitling the holder to reimbursement.

Microsoft also faces antitrust and unfair competition litigation in Europe and Asia. On March 24, 2004, the European Commission (the "Commission") found that Microsoft violated the European Union Treaty's competition rules by abusing its market power. The Commission found that Microsoft abused its power by deliberately limiting the interoperability between PCs and non-Microsoft servers and bundling Windows Media Player with its Windows operating system. As remedial measures, Microsoft was ordered to disclose certain interface documentation to allow non-Microsoft servers to interact with Windows PCs and servers, and it was ordered to develop a new version of its Windows operating system without Windows Media Player. Microsoft was also fined $605 million by the Commission, and it was fined $351 million in 2006 for failure to comply with the Commission's disclosure order of 2004. Microsoft was fined again in February 2008, in the amount of $1.35 billion, for failure to comply with the 2004 order. Additionally, the Commission initiated two other formal investigations regarding Microsoft's alleged abuse of a dominant market position in January 2008. These investigations again involve the interoperability and the bundling of Microsoft products.

The Korean Fair Trade Commission ("KFTC") made similar anti-competitive findings regarding the bundling of instant messaging software and Windows Media Player with Microsoft's Windows operating systems. The KFTC issued an order in December 2005 which imposed a fine of $35 million and required a modified version of Windows be made available. On August 23, 2006, versions of Microsoft Windows mandated by the KFTC were released.

Microsoft is involved in several other lawsuits arising from both intellectual property issues and the normal operations of business. It is impossible to predict what impact any future litigation or settlement will have on Microsoft or the value of its stock.

Tobacco Industry. Certain of the issuers of Securities in certain Trusts may be involved in the manufacture, distribution and sale of tobacco products. Pending litigation proceedings against such issuers in the United States and abroad cover a wide range of matters including product liability and consumer protection. Damages claimed in such litigation alleging personal injury (both individual and class actions), and in health cost recovery cases brought by governments, labor unions and similar entities seeking reimbursement for healthcare expenditures, aggregate many billions of dollars.

In November 1998, five of the largest tobacco companies in the United States entered into the Tobacco Master Settlement Agreement ("MSA") with 46 states to settle state lawsuits to recover costs associated with treating smoking-related illnesses. According to the MSA, the tobacco industry is projected to pay the settling states in excess of $200 billion over the next 25 years. Four states settled their tobacco cases separately from the MSA.

In March 2001, five states initiated court proceedings to stop R.J. Reynolds Tobacco Company ("R.J. Reynolds") from violating provisions of the MSA. The lawsuits, filed in state courts of Arizona, California, New York, Ohio and Washington, seek enforcement of restrictions on marketing, advertising and promotional activities that R.J. Reynolds agreed to under the terms of the MSA. In June 2002, a California court ruled that R.J. Reynolds unlawfully placed cigarette ads in magazines with a large percentage of readers aged 12-17, in violation of the MSA. As a result, R.J. Reynolds was ordered to pay $20 million in sanctions plus attorneys' fees and costs. An Arizona court also found R.J. Reynolds had violated the MSA. In July 2004, R.J. Reynolds and Brown & Williamson Tobacco Corporation ("B&W") combined R.J. Reynolds and the U.S. assets, liabilities and operations of B&W to form Reynolds American Inc.

On December 15, 2005, the Illinois Supreme Court reversed a $10.1 billion verdict against Altria Group's Philip Morris USA division ("Philip Morris") in what is known as the Price case, ordering a lower court to dismiss the case in which the company was accused of defrauding customers into thinking "light" cigarettes were safer than regular ones. The Court held that the Federal Trade Commission specifically authorized the use of "light" and "low tar" to describe the cigarettes, and, therefore, Philip Morris is not liable under Illinois law. The initial $10.1 billion judgment in the Price case was handed down against Philip Morris by a trial court judge in March 2003. The Illinois Supreme Court took the unusual step of bypassing the appellate court in hearing the case on appeal directly from the trial court. The size of the original award put the company at risk for filing bankruptcy protection. In addition, because Philip Morris accounts for more than half of the annual tobacco-settlement payments to the states under the 1998 MSA, such payments could have been in jeopardy. On May 5, 2006 the Illinois Supreme Court denied the plaintiff's motion for a rehearing.

In a suit brought by the Department of Justice against Altria and other cigarette companies, a U.S. District Court ruled on August 17, 2006, that the defendants violated the Racketeer Influenced and Corrupt Organizations Act ("RICO"). However, the court refused to grant the $10 billion smoking cessation campaign and $4 billion youth counter-marketing campaign remedies requested by the government. The court did rule that Philip Morris must remove "light" and "ultra light" from its packaging. Altria is appealing this verdict.

On July 6, 2006, the Florida Supreme Court decertified a class and overturned a trial court's $145 billion punitive damages award against Philip Morris as excessive and improper as a matter of law. However, Philip Morris also faces several other potential class actions claiming that the marketing of "light" cigarettes deceived people into believing they are healthier, although those cases are not now perceived as a threat given the Price decision.

Additional pending and future litigation and/or legislation could adversely affect the value, operating revenues, financial position and sustainability of tobacco companies. The Sponsor is unable to predict the outcome of litigation pending against tobacco companies or how the current uncertainty concerning regulatory and legislative measures will ultimately be resolved. These and other possible developments may have a significant impact upon both the price of such Securities and the value of Units of Trusts containing such Securities.

Concentrations

Consumer Products. An investment in Units of the Target Growth Portfolio and the Value Line(R) Diversified Target 40 Portfolio should be made with an understanding of the problems and risks inherent in an investment in the consumer products sector in general. These include the cyclicality of revenues and earnings, changing consumer demands, regulatory restrictions, product liability litigation and other litigation resulting from accidents, extensive competition (including that of low-cost foreign competition), unfunded pension fund liabilities and employee and retiree benefit costs and financial deterioration resulting from leveraged buy-outs, takeovers or acquisitions. In general, expenditures on consumer products will be affected by the economic health of consumers. A weak economy with its consequent effect on consumer spending would have an adverse effect on consumer products companies. Other factors of particular relevance to the profitability of the sector are the effects of increasing environmental regulation on packaging and on waste disposal, the continuing need to conform with foreign regulations governing packaging and the environment, the outcome of trade negotiations and the effect on foreign subsidies and tariffs, foreign exchange rates, the price of oil and its effect on energy costs, inventory cutbacks by retailers, transportation and distribution costs, health concerns relating to the consumption of certain products, the effect of demographics on consumer demand, the availability and cost of raw materials and the ongoing need to develop new products and to improve productivity.

Financials. An investment in Units of The Dow Target 5 Portfolio, the Global Target 15 Portfolio, the NYSE(R) International Target 25 Portfolio, the S&P SMid 60 Portfolio, the Target 50/50 Portfolio and the Target Dividend Multi- Strategy Portfolio should be made with an understanding of the problems and risks inherent in the bank and financial services sector in general. Banks, thrifts and their holding companies are especially subject to the adverse effects of economic recession, volatile interest rates, portfolio concentrations in geographic markets and in commercial and residential real estate loans, and competition from new entrants in their fields of business. Banks and thrifts are highly dependent on net interest margin. Recently, bank profits have come under pressure as net interest margins have contracted, but volume gains have been strong in both commercial and consumer products. There is no certainty that such conditions will continue. Bank and thrift institutions had received significant consumer mortgage fee income as a result of activity in mortgage and refinance markets. As initial home purchasing and refinancing activity subsided, this income diminished. Economic conditions in the real estate markets, which have been weak in the past, can have a substantial effect upon banks and thrifts because they generally have a portion of their assets invested in loans secured by real estate. Banks, thrifts and their holding companies are subject to extensive federal regulation and, when such institutions are state- chartered, to state regulation as well. Such regulations impose strict capital requirements and limitations on the nature and extent of business activities that banks and thrifts may pursue. Furthermore, bank regulators have a wide range of discretion in connection with their supervisory and enforcement authority and may substantially restrict the permissible activities of a particular institution if deemed to pose significant risks to the soundness of such institution or the safety of the federal deposit insurance fund. Regulatory actions, such as increases in the minimum capital requirements applicable to banks and thrifts and increases in deposit insurance premiums required to be paid by banks and thrifts to the Federal Deposit Insurance Corporation ("FDIC"), can negatively impact earnings and the ability of a company to pay dividends. Neither federal insurance of deposits nor governmental regulations, however, insures the solvency or profitability of banks or their holding companies, or insures against any risk of investment in the securities issued by such institutions.

The statutory requirements applicable to and regulatory supervision of banks, thrifts and their holding companies have increased significantly and have undergone substantial change in recent years. To a great extent, these changes are embodied in the Financial Institutions Reform, Recovery and Enforcement Act; enacted in August 1989, the Federal Deposit Insurance Corporation Improvement Act of 1991, the Resolution Trust Corporation Refinancing, Restructuring, and Improvement Act of 1991 and the regulations promulgated under these laws. Many of the regulations promulgated pursuant to these laws have only recently been finalized and their impact on the business, financial condition and prospects of the Securities in a Trust's portfolio cannot be predicted with certainty. The Gramm-Leach-Bliley Act repealed most of the barriers set up by the 1933 Glass-Steagall Act which separated the banking, insurance and securities sectors. Now banks, insurance companies and securities firms can merge to form one-stop financial conglomerates marketing a wide range of financial service products to investors. This legislation will likely result in increased merger activity and heightened competition among existing and new participants in the field. Efforts to expand the ability of federal thrifts to branch on an interstate basis have been initially successful through promulgation of regulations, and legislation to liberalize interstate banking has recently been signed into law. Under the legislation, banks will be able to purchase or establish subsidiary banks in any state, one year after the legislation's enactment. Since mid-1997, banks have been allowed to turn existing banks into branches. Consolidation is likely to continue. The Securities and Exchange Commission and the Financial Accounting Standards Board require the expanded use of market value accounting by banks and have imposed rules requiring market accounting for investment securities held in trading accounts or available for sale. Adoption of additional such rules may result in increased volatility in the reported health of the sector, and mandated regulatory intervention to correct such problems. Additional legislative and regulatory changes may be forthcoming. For example, the bank regulatory authorities have proposed substantial changes to the Community Reinvestment Act and fair lending laws, rules and regulations, and there can be no certainty as to the effect, if any, that such changes would have on the Securities in a Trust's portfolio. In addition, from time to time the deposit insurance system is reviewed by Congress and federal regulators, and proposed reforms of that system could, among other things, further restrict the ways in which deposited moneys can be used by banks or reduce the dollar amount or number of deposits insured for any depositor. Such reforms could reduce profitability as investment opportunities available to bank institutions become more limited and as consumers look for savings vehicles other than bank deposits. Banks and thrifts face significant competition from other financial institutions such as mutual funds, credit unions, mortgage banking companies and insurance companies, and increased competition may result from legislative broadening of regional and national interstate banking powers as has been recently enacted. Among other benefits, the legislation allows banks and bank holding companies to acquire across previously prohibited state lines and to consolidate their various bank subsidiaries into one unit. The Sponsor makes no prediction as to what, if any, manner of bank and thrift regulatory actions might ultimately be adopted or what ultimate effect such actions might have on a Trust's portfolio.

The Federal Bank Holding Company Act of 1956 generally prohibits a bank holding company from (1) acquiring, directly or indirectly, more than 5% of the outstanding shares of any class of voting securities of a bank or bank holding company, (2) acquiring control of a bank or another bank holding company, (3) acquiring all or substantially all the assets of a bank, or (4) merging or consolidating with another bank holding company, without first obtaining Federal Reserve Board ("FRB") approval. In considering an application with respect to any such transaction, the FRB is required to consider a variety of factors, including the potential anti-competitive effects of the transaction, the financial condition and future prospects of the combining and resulting institutions, the managerial resources of the resulting institution, the convenience and needs of the communities the combined organization would serve, the record of performance of each combining organization under the Community Reinvestment Act and the Equal Credit Opportunity Act, and the prospective availability to the FRB of information appropriate to determine ongoing regulatory compliance with applicable banking laws. In addition, the federal Change In Bank Control Act and various state laws impose limitations on the ability of one or more individuals or other entities to acquire control of banks or bank holding companies.

The FRB has issued a policy statement on the payment of cash dividends by bank holding companies. In the policy statement, the FRB expressed its view that a bank holding company experiencing earnings weaknesses should not pay cash dividends which exceed its net income or which could only be funded in ways that would weaken its financial health, such as by borrowing. The FRB also may impose limitations on the payment of dividends as a condition to its approval of certain applications, including applications for approval of mergers and acquisitions. The Sponsor makes no prediction as to the effect, if any, such laws will have on the Securities or whether such approvals, if necessary, will be obtained.

Companies involved in the insurance sector are engaged in underwriting, reinsuring, selling, distributing or placing of property and casualty, life or health insurance. Other growth areas within the insurance sector include brokerage, reciprocals, claims processors and multiline insurance companies. Insurance company profits are affected by interest rate levels, general economic conditions, and price and marketing competition. Property and casualty insurance profits may also be affected by weather catastrophes and other disasters. Life and health insurance profits may be affected by mortality and morbidity rates. Individual companies may be exposed to material risks including reserve inadequacy and the inability to collect from reinsurance carriers. Insurance companies are subject to extensive governmental regulation, including the imposition of maximum rate levels, which may not be adequate for some lines of business. Proposed or potential tax law changes may also adversely affect insurance companies' policy sales, tax obligations, and profitability. In addition to the foregoing, profit margins of these companies continue to shrink due to the commoditization of traditional businesses, new competitors, capital expenditures on new technology and the pressures to compete globally.

In addition to the normal risks of business, companies involved in the insurance sector are subject to significant risk factors, including those applicable to regulated insurance companies, such as: (i) the inherent uncertainty in the process of establishing property-liability loss reserves, particularly reserves for the cost of environmental, asbestos and mass tort claims, and the fact that ultimate losses could materially exceed established loss reserves which could have a material adverse effect on results of operations and financial condition; (ii) the fact that insurance companies have experienced, and can be expected in the future to experience, catastrophe losses which could have a material adverse impact on their financial condition, results of operations and cash flow; (iii) the inherent uncertainty in the process of establishing property-liability loss reserves due to changes in loss payment patterns caused by new claims settlement practices; (iv) the need for insurance companies and their subsidiaries to maintain appropriate levels of statutory capital and surplus, particularly in light of continuing scrutiny by rating organizations and state insurance regulatory authorities, and in order to maintain acceptable financial strength or claims-paying ability rating; (v) the extensive regulation and supervision to which insurance companies' subsidiaries are subject, various regulatory initiatives that may affect insurance companies, and regulatory and other legal actions; (vi) the adverse impact that increases in interest rates could have on the value of an insurance company's investment portfolio and on the attractiveness of certain of its products; (vii) the need to adjust the effective duration of the assets and liabilities of life insurance operations in order to meet the anticipated cash flow requirements of its policyholder obligations; and
(viii) the uncertainty involved in estimating the availability of reinsurance and the collectibility of reinsurance recoverables.

The state insurance regulatory framework has, during recent years, come under increased federal scrutiny, and certain state legislatures have considered or enacted laws that alter and, in many cases, increase state authority to regulate insurance companies and insurance holding company systems. Further, the National Association of Insurance Commissioners ("NAIC") and state insurance regulators are re-examining existing laws and regulations, specifically focusing on insurance companies, interpretations of existing laws and the development of new laws. In addition, Congress and certain federal agencies have investigated the condition of the insurance sector in the United States to determine whether to promulgate additional federal regulation. The Sponsor is unable to predict whether any state or federal legislation will be enacted to change the nature or scope of regulation of the insurance sector, or what effect, if any, such legislation would have on the sector.

All insurance companies are subject to state laws and regulations that require diversification of their investment portfolios and limit the amount of investments in certain investment categories. Failure to comply with these laws and regulations would cause non-conforming investments to be treated as non-admitted assets for purposes of measuring statutory surplus and, in some instances, would require divestiture.

Environmental pollution clean-up is the subject of both federal and state regulation. By some estimates, there are thousands of potential waste sites subject to clean up. The insurance sector is involved in extensive litigation regarding coverage issues. The Comprehensive Environmental Response Compensation and Liability Act of 1980 ("Superfund") and comparable state statutes ("mini-Superfund") govern the clean-up and restoration by "Potentially Responsible Parties" ("PRPs"). Superfund and the mini-Superfunds ("Environmental Clean-up Laws or "ECLs") establish a mechanism to pay for clean-up of waste sites if PRPs fail to do so, and to assign liability to PRPs. The extent of liability to be allocated to a PRP is dependent on a variety of factors. The extent of clean-up necessary and the assignment of liability has not been fully established. The insurance sector is disputing many such claims. Key coverage issues include whether Superfund response costs are considered damages under the policies, when and how coverage is triggered, applicability of pollution exclusions, the potential for joint and several liability and definition of an occurrence. Similar coverage issues exist for clean up and waste sites not covered under Superfund. To date, courts have been inconsistent in their rulings on these issues. An insurer's exposure to liability with regard to its insureds which have been, or may be, named as PRPs is uncertain. Superfund reform proposals have been introduced in Congress, but none have been enacted. There can be no assurance that any Superfund reform legislation will be enacted or that any such legislation will provide for a fair, effective and cost-efficient system for settlement of Superfund related claims.

While current federal income tax law permits the tax-deferred accumulation of earnings on the premiums paid by an annuity owner and holders of certain savings-oriented life insurance products, no assurance can be given that future tax law will continue to allow such tax deferrals. If such deferrals were not allowed, consumer demand for the affected products would be substantially reduced. In addition, proposals to lower the federal income tax rates through a form of flat tax or otherwise could have, if enacted, a negative impact on the demand for such products.

Companies engaged in investment banking/brokerage and investment management include brokerage firms, broker/dealers, investment banks, finance companies and mutual fund companies. Earnings and share prices of companies in this sector are quite volatile, and often exceed the volatility levels of the market as a whole. Recently, ongoing consolidation in the sector and the strong stock market has benefited stocks which investors believe will benefit from greater investor and issuer activity. Major determinants of future earnings of these companies are the direction of the stock market, investor confidence, equity transaction volume, the level and direction of long-term and short-term interest rates, and the outlook for emerging markets. Negative trends in any of these earnings determinants could have a serious adverse effect on the financial stability, as well as the stock prices, of these companies. Furthermore, there can be no assurance that the issuers of the Securities included in the Trust will be able to respond in a timely manner to compete in the rapidly developing marketplace. In addition to the foregoing, profit margins of these companies continue to shrink due to the commoditization of traditional businesses, new competitors, capital expenditures on new technology and the pressures to compete globally.

Health Care. An investment in Units of The Nasdaq(R) Target 15
Portfolio and the Target Small-Cap Portfolio should be made with an understanding of the problems and risks inherent in the health care sector. These companies are subject to governmental regulation of their products and services, a factor which could have a significant and possibly unfavorable effect on the price and availability of such products or services. Furthermore, such companies face the risk of increasing competition from new products or services, generic drug sales, the termination of patent protection for drug or medical supply products and the risk that technological advances will render their products obsolete. The research and development costs of bringing a drug to market are substantial, and include lengthy governmental review processes with no guarantee that the product will ever come to market. Many of these companies may have losses and may not offer certain products for several years. Such companies may also have persistent losses during a new product's transition from development to production, and revenue patterns may be erratic. In addition, health care facility operators may be affected by events and conditions including among other things, demand for services, the ability of the facility to provide the services required, physicians' confidence in the facility, management capabilities, competition with other hospitals, efforts by insurers and governmental agencies to limit rates, legislation establishing state rate-setting agencies, expenses, government regulation, the cost and possible unavailability of malpractice insurance and the termination or restriction of governmental financial assistance, including that associated with Medicare, Medicaid and other similar third party payor programs.

As the population of the United States ages, the companies involved in the health care field will continue to search for and develop new drugs, medical products and medical services through advanced technologies and diagnostics. On a worldwide basis, such companies are involved in the development and distributions of drugs, vaccines, medical products and medical services. These activities may make the health care and medical services sector very attractive for investors seeking the potential for growth in their investment portfolio. However, there are no assurances that the Trust's objective will be met.

Legislative proposals concerning health care are proposed in Congress from time to time. These proposals span a wide range of topics, including cost and price controls (which might include a freeze on the prices of prescription drugs), national health insurance, incentives for competition in the provision of health care services, tax incentives and penalties related to health care insurance premiums and promotion of pre-paid health care plans. The Sponsor is unable to predict the effect of any of these proposals, if enacted, on the issuers of Securities in the Trust.

Industrials. An investment in Units of the Global Target 15
Portfolio and the Target Small-Cap Portfolio should be made with an understanding of the problems and risks inherent in the industrials sector. The profitability of industrial companies will be affected by various factors including the general state of the economy, intense competition, domestic and international politics, excess capacity and spending trends.

The Internet may also influence the industrial market. Customers' desire for better pricing and convenience, as well as manufacturers' desire to boost profitability by finding new avenues of sales growth and productivity gains, may drive many industrial manufacturers to invest heavily in Internet hardware and software. Because the Internet allows manufacturers to take orders directly from customers, thus eliminating the middlemen from both supply chains and distributors, industrial makers may no longer need traditional third-party outfits to distribute their products. In addition, the Internet may also allow industrial manufacturers to cut inventory levels, by enabling customers to tailor their orders to their specific needs.

Industrial companies may also be affected by factors more specific to their individual industries. Industrial machinery manufacturers may be subject to declines in consumer demand and the need for modernization. Agricultural equipment businesses may be influenced by fluctuations in farm income, farm commodity prices, government subsidies and weather conditions. The number of housing starts, levels of public and non-residential construction including weakening demand for new office and retail space, and overall construction spending may adversely affect construction equipment manufacturers, while overproduction, consolidation and weakening global economies may lead to deteriorating sales for truck makers.

Information Technology. An investment in Units of The Nasdaq (R) Target 15 Portfolio should be made with an understanding of the problems and risks inherent in the technology sector. Technology companies generally include companies involved in the development, design, manufacture and sale of computers and peripherals, software and services, data networking/communications equipment, internet access/information providers, semiconductors and semiconductor equipment and other related products, systems and services. The market for these products, especially those specifically related to the Internet, is characterized by rapidly changing technology, rapid product obsolescence, cyclical market patterns, evolving industry standards and frequent new product introductions. The success of the issuers of the Securities depends in substantial part on the timely and successful introduction of new products. An unexpected change in one or more of the technologies affecting an issuer's products or in the market for products based on a particular technology could have a material adverse effect on an issuer's operating results. Furthermore, there can be no assurance that the issuers of the Securities will be able to respond in a timely manner to compete in the rapidly developing marketplace.

Based on trading history of common stock, factors such as announcements of new products or development of new technologies and general conditions of the industry have caused and are likely to cause the market price of high-technology common stocks to fluctuate substantially. In addition, technology company stocks have experienced extreme price and volume fluctuations that often have been unrelated to the operating performance of such companies. This market volatility may adversely affect the market price of the Securities and therefore the ability of a Unit holder to redeem Units at a price equal to or greater than the original price paid for such Units.

Some key components of certain products of technology issuers are currently available only from single sources. There can be no assurance that in the future suppliers will be able to meet the demand for components in a timely and cost effective manner. Accordingly, an issuer's operating results and customer relationships could be adversely affected by either an increase in price for, or an interruption or reduction in supply of, any key components. Additionally, many technology issuers are characterized by a highly concentrated customer base consisting of a limited number of large customers who may require product vendors to comply with rigorous industry standards. Any failure to comply with such standards may result in a significant loss or reduction of sales. Because many products and technologies of technology companies are incorporated into other related products, such companies are often highly dependent on the performance of the personal computer, electronics and telecommunications industries. There can be no assurance that these customers will place additional orders, or that an issuer of Securities will obtain orders of similar magnitude as past orders from other customers. Similarly, the success of certain technology companies is tied to a relatively small concentration of products or technologies. Accordingly, a decline in demand of such products, technologies or from such customers could have a material adverse impact on issuers of the Securities.

Many technology companies rely on a combination of patents, copyrights, trademarks and trade secret laws to establish and protect their proprietary rights in their products and technologies. There can be no assurance that the steps taken by the issuers of the Securities to protect their proprietary rights will be adequate to prevent misappropriation of their technology or that competitors will not independently develop technologies that are substantially equivalent or superior to such issuers' technology. In addition, due to the increasing public use of the Internet, it is possible that other laws and regulations may be adopted to address issues such as privacy, pricing, characteristics, and quality of Internet products and services. The adoption of any such laws could have a material adverse impact on the Securities in the Trust.

Like many areas of technology, the semiconductor business environment is highly competitive, notoriously cyclical and subject to rapid and often unanticipated change. Recent industry downturns have resulted, in part, from weak pricing, persistent overcapacity, slowdown in Asian demand and a shift in retail personal computer sales toward the low end, or "sub- $1,000" segment. Industry growth is dependent upon several factors, including: the rate of global economic expansion; demand for products such as personal computers and networking and communications equipment; excess productive capacity and the resultant effect on pricing; and the rate of growth in the market for low-priced personal computers.

Telecommunication Services. An investment in Units of the European Target 30 Portfolio should be made with an understanding of the problems and risks inherent in an investment in the telecommunications sector in general. The market for high-technology communications products and services is characterized by rapidly changing technology, rapid product obsolescence, cyclical market patterns, evolving industry standards and frequent new product introductions. The success of the issuers of the Securities depends in substantial part on the timely and successful introduction of new products and services. An unexpected change in one or more of the technologies affecting an issuer's products or in the market for products based on a particular technology could have a material adverse affect on an issuer's operating results. Furthermore, there can be no assurance that the issuers of the Securities will be able to respond in a timely manner to compete in the rapidly developing marketplace.

The telecommunications industry is subject to governmental regulation. However, as market forces develop, the government will continue to deregulate the communications industry, promoting vigorous economic competition and resulting in the rapid development of new communications technologies. The products and services of communications companies may be subject to rapid obsolescence. These factors could affect the value of the Trusts' Units. For example, while telephone companies in the United States are subject to both state and federal regulations affecting permitted rates of returns and the kinds of services that may be offered, the prohibition against phone companies delivering video services has been lifted. This creates competition between phone companies and cable operators and encourages phone companies to modernize their communications infrastructure. Certain types of companies represented in the Trust's portfolio are engaged in fierce competition for a share of the market for their products. As a result, competitive pressures are intense and the stocks are subject to rapid price volatility.

Many communications companies rely on a combination of patents, copyrights, trademarks and trade secret laws to establish and protect their proprietary rights in their products and technologies. There can be no assurance that the steps taken by the issuers of the Securities to protect their proprietary rights will be adequate to prevent misappropriation of their technology or that competitors will not independently develop technologies that are substantially equivalent or superior to such issuers' technology.

Companies involved in the telecommunications sector are currently in the midst of a period of modest growth, with changes in regulation and technology responsible. Worldwide telecommunications are expected to grow approximately 6% from 2005 through 2010 with wireless technology making up half of the revenue. However, growth will not be consistent among all product types. Local phone markets have been pressured by a shift to wireless phones, the Internet, and cable television providers now competing directly with telephone companies. Additionally, pricing pressure and competition have intensified. To meet increasing competition, companies may have to commit substantial capital, particularly in the formulation of new products and services using new technology. As a result, many companies have been compelled to cut costs by reducing their workforce, outsourcing, consolidating and/or closing existing facilities and divesting low selling product lines.

Several high profile bankruptcies in the recent past have called attention to the potentially unstable financial condition of communications companies. These bankruptcies resulted at least in part from declines in revenues, increases in company debt and difficulties obtaining necessary capital. Certain companies involved in the industry have also faced scrutiny for overstating financial reports and the subsequent turnover of high ranking company officials.


Securities

The following information describes the common stocks selected through the application of each of the Strategies which comprise the various Trusts described in the prospectus.

                   The Dow (R) DART 5 Strategy Stocks


AT&T Inc., headquartered in San Antonio, Texas, is the largest telecommunications holding company in the United States. The company is a worldwide provider of IP-based communications services to business and a leading U.S. provider of high-speed DSL Internet, local and long-distance voice services, wireless services, and directory publishing and advertising services.

The Boeing Company, headquartered in Chicago, Illinois, produces and markets commercial jet transports and provides related support services, principally to commercial customers. The company also develops, produces, modifies and supports military aircraft and helicopters and related systems, and electronic, space and missile systems.

General Electric Company, headquartered in Fairfield, Connecticut, manufactures major appliances, industrial and power systems, aircraft engines, turbines and generators, and equipment used in medical imaging. The company owns NBC Universal, which develops, produces and markets films, television, news, sports and special events programming to a global audience. In addition, a variety of financial services are offered through GE Commercial Finance.

McDonald's Corporation, headquartered in Oak Brook, Illinois, develops, franchises, operates and services a worldwide system of quick-service restaurants under the name "McDonald's." The company's restaurants prepare, assemble, package and sell a limited menu of moderately-priced foods including hamburgers, chicken, salads, breakfast foods and beverages.

The Walt Disney Company, headquartered in Burbank, California, operates as a diversified international entertainment company with operations consisting of filmed entertainment, theme parks and resorts and consumer products. The company also has broadcasting (including Capital
Cities/ABC, Inc.) and publishing operations.

                   The Dow (R) DART 10 Strategy Stocks


Alcoa Inc., headquartered in Pittsburgh, Pennsylvania, makes primary aluminum and fabricated products for the transportation, construction, packaging and other markets.

AT&T Inc., headquartered in San Antonio, Texas, is the largest telecommunications holding company in the United States. The company is a worldwide provider of IP-based communications services to business and a leading U.S. provider of high-speed DSL Internet, local and long-distance voice services, wireless services, and directory publishing and advertising services.

Bank of America Corporation, headquartered in Charlotte, North Carolina, is the holding company for Bank of America and NationsBank and conducts a general banking business in the United States and internationally.

The Boeing Company, headquartered in Chicago, Illinois, produces and markets commercial jet transports and provides related support services, principally to commercial customers. The company also develops, produces, modifies and supports military aircraft and helicopters and related systems, and electronic, space and missile systems.

Exxon Mobil Corporation, headquartered in Irving, Texas, explores for, produces, transports and sells crude oil and natural gas petroleum products. The company also explores for and mines coal and other minerals properties; makes and sells petrochemicals; and owns interests in electrical power generation facilities.

General Electric Company, headquartered in Fairfield, Connecticut, manufactures major appliances, industrial and power systems, aircraft engines, turbines and generators, and equipment used in medical imaging. The company owns NBC Universal, which develops, produces and markets films, television, news, sports and special events programming to a global audience. In addition, a variety of financial services are offered through GE Commercial Finance.

The Home Depot, Inc., headquartered in Atlanta, Georgia, operates do-it-yourself warehouse stores in the United States, Canada and Mexico. These stores sell a wide assortment of building material, home improvement, and lawn and garden products. The company also operates EXPO Design Centers in several states which offer interior design and renovation products.

McDonald's Corporation, headquartered in Oak Brook, Illinois, develops, franchises, operates and services a worldwide system of quick-service restaurants under the name "McDonald's." The company's restaurants prepare, assemble, package and sell a limited menu of moderately-priced foods including hamburgers, chicken, salads, breakfast foods and beverages.

Pfizer Inc., headquartered in New York, New York, produces and distributes anti-infectives, anti-inflammatory agents, cardiovascular agents, antifungal drugs, central nervous system agents, orthopedic implants, food science products, animal health products, toiletries, baby care products, dental rinse and other proprietary health items.

The Walt Disney Company, headquartered in Burbank, California, operates as a diversified international entertainment company with operations consisting of filmed entertainment, theme parks and resorts and consumer products. The company also has broadcasting (including Capital
Cities/ABC, Inc.) and publishing operations.


                  The Dow (R) Target 5 Strategy Stocks


AT&T Inc., headquartered in San Antonio, Texas, is the largest telecommunications holding company in the United States. The company is a worldwide provider of IP-based communications services to business and a leading U.S. provider of high-speed DSL Internet, local and long-distance voice services, wireless services, and directory publishing and advertising services.

Bank of America Corporation, headquartered in Charlotte, North Carolina, is the holding company for Bank of America and NationsBank and conducts a general banking business in the United States and internationally.

Citigroup Inc., headquartered in New York, New York, operates one of the largest financial services companies in the United States. The company offers consumer, investment and private banking, life insurance and consumer finance products.

General Electric Company, headquartered in Fairfield, Connecticut, manufactures major appliances, industrial and power systems, aircraft engines, turbines and generators, and equipment used in medical imaging. The company owns NBC Universal, which develops, produces and markets films, television, news, sports and special events programming to a global audience. In addition, a variety of financial services are offered through GE Commercial Finance.

Pfizer Inc., headquartered in New York, New York, produces and distributes anti-infectives, anti-inflammatory agents, cardiovascular agents, antifungal drugs, central nervous system agents, orthopedic implants, food science products, animal health products, toiletries, baby care products, dental rinse and other proprietary health items.

               The Dow (R) Target Dividend Strategy Stocks


Associated Banc-Corp, headquartered in Green Bay, Wisconsin, is a bank holding company whose subsidiaries provide services through locations in Wisconsin, Illinois and Minnesota.

AT&T Inc., headquartered in San Antonio, Texas, is the largest telecommunications holding company in the United States. The company is a worldwide provider of IP-based communications services to business and a leading U.S. provider of high-speed DSL Internet, local and long-distance voice services, wireless services, and directory publishing and advertising services.

Briggs & Stratton Corporation, headquartered in Wauwatosa, Wisconsin, is a producer of air-cooled gasoline engines and other gasoline engine powered equipment which are sold to manufacturers of lawn and garden equipment worldwide.

The Colonial BancGroup, Inc., headquartered in Montgomery, Alabama, conducts a general commercial banking business through offices in six states and operates a retail and wholesale mortgage banking business. The company, through its wholly-owned banking subsidiary, Colonial Bank, conducts a general commercial banking business in its respective service areas.

First BanCorp., headquartered in Santurce, Puerto Rico, is the holding company for FirstBank Puerto Rico, the second largest locally owned commercial bank in Puerto Rico. The bank specializes in consumer lending in the Puerto Rican market, offering an array of financial services to a growing number of consumer and commercial customers.

First Niagara Financial Group, Inc., headquartered in Lockport, New York, is a bank holding company. The banks provide an array of deposit products and loans, as well as insurance, leasing, investment advisory services, insurance agency services and trust services.

Huntington Bancshares Incorporated, headquartered in Columbus, Ohio, is a bank holding company engaged in retail and corporate banking, dealer sales, and private financials.

Lincoln National Corporation, headquartered in Philadelphia,
Pennsylvania, is a holding company that, through subsidiary companies, operates multiple insurance and investment management businesses.

MeadWestvaco Corporation, headquartered in Stamford, Connecticut, is a global company engaged in packaging, coated and specialty papers, consumer and office products, and specialty chemicals businesses.

NiSource Inc., headquartered in Merrillville, Indiana, is an energy and utility-based holding company that provides natural gas, electricity and water to the public for residential, commercial and industrial uses. The company's business is comprised primarily of regulated gas utilities that operate throughout northern Indiana and New England.

People's United Financial Inc., headquartered in Bridgeport,
Connecticut, is a stock savings bank, offering services to individual, corporate and municipal customers.

Pinnacle West Capital Corporation, headquartered in Phoenix, Arizona, owns Arizona Public Service Company, an electric utility that provides retail and wholesale electric service to substantially all of Arizona, with the major exceptions of the Tucson metropolitan area and approximately one-half of the Phoenix metropolitan area.

Regions Financial Corporation, headquartered in Birmingham, Alabama, is a regional bank holding company operating full-service banking offices in Alabama, Arkansas, Florida, Georgia, Louisiana, South Carolina, Tennessee and Texas.

SCANA Corporation, headquartered in Columbia, South Carolina, is a public utility holding company engaged in the generation and sale of electricity, as well as in the purchase, sale and transportation of natural gas to wholesale and retail customers in South Carolina.

Sensient Technologies Corporation, headquartered in Milwaukee,
Wisconsin, supplies colors, flavors, and fragrances. The company manufactures a variety of cosmetic and pharmaceutical additives, ink-jet inks, and food and beverage flavors.

Superior Industries International, Inc., headquartered in Van Nuys, California, designs and manufactures motor vehicle parts and accessories. The company's products are sold to original equipment manufacturers and the automotive aftermarket. Their products include vehicle aluminum road wheels, as well as custom road wheels and accessories.

Umpqua Holdings Corporation, headquartered in Portland, Oregon, offers commercial and retail banking services, and retail brokerage services through its wholly-owned subsidiary, Umpqua Bank.

Universal Corporation, headquartered in Richmond, Virginia, is an independent leaf tobacco merchant with additional operations in agri-products and the distribution of lumber and building products. The company markets its products globally.

Washington Federal, Inc., headquartered in Seattle, Washington, is a non-diversified unitary savings and loan holding company that conducts its operations through a federally insured savings and loan association subsidiary, Washington Federal Savings and Loan Association.

Webster Financial Corporation, headquartered in Waterbury, Connecticut, delivers financial services to individuals, families and businesses located primarily in Connecticut and delivers equipment financing, mortgage origination and financial advisory services to individuals and companies located primarily in the Northeast and throughout the United States.


                   European Target 20 Strategy Stocks


Aviva Plc, headquartered in London, England, is a leading insurance firm throughout Europe, offering both life and general insurance. The company's life and savings segments focus on life insurance, pensions, unit trusts and other investment products while its general insurance segment includes home, auto and fire coverage. Financial services include investment management, stock brokerage and trustee services. The company operates in more than 50 countries worldwide.

Banco Bilbao Vizcaya Argentaria, S.A., headquartered in Bilbao, Spain, engages in the retail banking, asset management, private banking, and wholesale banking businesses worldwide.

Barclays Plc, headquartered in London, England, provides investment and commercial banking, insurance, financial and related services. The company's subsidiary, Barclays Bank, Plc, operates branches throughout the United Kingdom and over 60 countries.

BP Plc, headquartered in London, England, produces and markets crude oil and petroleum products worldwide, is engaged in exploration and field development throughout the world, and is engaged in the manufacture and sale of various petroleum-based chemical products.

BT Group Plc, headquartered in London, England, provides telecommunication services, principally in the United Kingdom. The company's main services and products are fixed voice and data calls, the provision of fixed exchange lines to homes and businesses, the provision of communication services to other operators, the provision of private services to businesses, and the supply of telecommunication equipment for customers' premises.

Credit Agricole S.A., headquartered in Paris, France, is the lead bank of the Credit Agricole Group. The company acts as the central bank of the Credit Agricole Group, coordinates its sales and marketing strategy and ensures the liquidity and solvency of each of the Caisses Regionales. The company, through its subsidiaries, designs and manages specialized financial products that are distributed primarily by the Caisses Regionales.

Deutsche Bank AG, headquartered in Frankfurt, Germany, provides a broad range of banking, investment, fund management, securities, credit card, mortgage leasing and insurance services worldwide. The company provides its services to retailers and private clients, corporations and financial institutions, as well as multi-national conglomerates. The company also offers a variety of financial consulting and advisory services.

Deutsche Telekom AG, headquartered in Bonn, Germany, provides public fixed-network voice telephony, mobile communications, cable TV and radio programming in Germany. The company also provides leased lines, text and data services, corporate networks and on-line services.

Enel SpA, headquartered in Rome, Italy, generates, transmits and distributes electricity throughout Italy. The company's subsidiaries also provide fixed-line and mobile telephone services, install public lighting systems, and operate real estate, telecommunications and Internet service provider businesses.

Eni SpA, headquartered in Rome, Italy, operates in the oil and natural gas, petrochemicals, and oil field services industries. The company is currently expanding into power generation.

ING Groep N.V., headquartered in Amsterdam, the Netherlands, offers a comprehensive range of financial services worldwide, including life and non-life insurance, commercial and investment banking, asset management and related products.

Intesa Sanpaolo, headquartered in Milan, Italy, offers banking and financial services throughout Italy, with offices elsewhere in Europe, Asia and the United States.

Lloyds TSB Group Plc, headquartered in London, England, through subsidiaries and associated companies, offers a wide range of banking and financial services throughout the United Kingdom and a number of other countries.

Renault S.A., headquartered in Boulogne-Billancourt, France, designs, produces, and markets passenger cars and light commercial vehicles. The company also manufactures "Dacia" automobiles in Romania, and "Samsung" cars in South Korea and finances vehicles for dealers and customers.

Santander Central Hispano S.A., headquartered in Madrid, Spain, is a leader in the running of Spanish banks. It offers domestic retail banking, as well as in other European countries and in Latin America.

Swiss Re, headquartered in Zurich, Switzerland, provides insurance, reinsurance and insurance-linked financial market products. Company products include automobile, liability, accident, health insurance, life, engineering, marine, and aviation. The company also manages equity and fixed-income investments for itself and other insurance companies.

Telecom Italia SpA, headquartered in Milan, Italy, through subsidiaries, offers fixed line and mobile telephone and data transmission services in Italy and abroad. The company offers local and long-distance telephone, satellite communications, Internet access and teleconferencing services.

TeliaSonera AB, headquartered in Stockholm, Sweden, offers telecommunication services. The company offers mobile communications services in Europe and the United States, as well as operating fixed networks in Northern Europe.

UniCredito Italiano SpA, headquartered in Milan, Italy, one of Italy's largest banking groups, offers asset management; life and property/casualty insurance; and leasing services. The company also underwrites and trades corporate debt and stock internationally and has ownership in several Eastern European banks.

Vodafone Group Plc, headquartered in Newbury, Berkshire, England, provides mobile telecommunication services, supplying its customers with digital and analog cellular telephone, paging and personal communications services. The company offers its services in many countries, including Australia, Egypt, Fiji, France, Germany, Greece, Malta, the Netherlands, New Zealand, South Africa, Sweden, Uganda and the United States.


                   European Target 30 Strategy Stocks


Austria
_______

OMV AG, headquartered in Vienna, Austria, sells refined oil and natural gas products through gas stations and distributors.

Telekom Austria AG, headquartered in Vienna, Austria, offers telecommunications services. In Austria, the company offers fixed-line and mobile telephone, Internet access, and data transmission services. The company also offers Internet access and mobile services in Liechtenstein, Slovenia and Croatia.

Belgium
_______

Belgacom S.A., headquartered in Brussels, Belgium, provides communication services and products to residential, business and corporate customers in Belgium and internationally.

Solvay SA, headquartered in Brussels, Belgium, is a manufacturer of pharmaceuticals, chemicals, and plastics. The company produces medicines for various medical specialities. Products include fluorinated products, sodium bicarbonate, disinfectants, hydrogen peroxide, polymers, vinyls, high density polyethylene, polyvinyl chloride, fuel systems, and pipes and fittings.

Finland
_______

UPM-Kymmene Oyj, headquartered in Helsinki, Finland, is engaged in the manufacture of magazine papers, newsprint, and fine and specialty papers, including self-adhesive labels, siliconized papers, industrial wrappings, and packaging papers. The company also operates a wood products division which produces plywood and other building materials.

France
______

France Telecom S.A., headquartered in Paris, France, through its subsidiaries, offers various telecommunications services, which include fixed line telephony, wireless telephony, multimedia, Internet, data transmission, cable television and other services to consumers, businesses, and telecommunications operators worldwide.

Groupe Danone S.A., headquartered in Paris, France, together with its subsidiaries, produces fresh dairy products, biscuits and cereal products, and packaged water worldwide.

Sanofi-Aventis, headquartered in Paris, France, is engaged in the development and manufacture of prescription pharmaceuticals in four main therapeutic categories: Cardiovascular/Thrombosis, Central Nervous System, Internal Medicine and Oncology.

Total S.A., headquartered in Courbevoie, France, is an international integrated oil and gas and specialty chemical company with operations in approximately 80 countries. The company engages in all areas of the petroleum industry, from exploration and production to refining and shipping.

Vivendi S.A., headquartered in Paris, France, through its subsidiaries, conducts operations ranging from music, games and television to film and telecommunications.

Germany
_______

BASF AG, headquartered in Ludwigshafen, Germany, is a chemical producing group. The company's main fields of business are health and nutrition, colorants and finishing products, chemicals, plastics and fibers, and oil and gas.

Bayerische Motoren Werke (BMW) AG, headquartered in Munich, Germany, manufactures and sells luxury cars and motorcycles worldwide.

Deutsche Lufthansa AG, headquartered in Cologne, Germany, provides passenger and cargo air transportation services worldwide.

Deutsche Telekom AG, headquartered in Bonn, Germany, provides public fixed-network voice telephony, mobile communications, cable TV and radio programming in Germany. The company also provides leased lines, text and data services, corporate networks and on-line services.

Italy
_____

Eni SpA, headquartered in Rome, Italy, operates in the oil and natural gas, petrochemicals, and oil field services industries. The company is currently expanding into power generation.

Snam Rete Gas SpA, headquartered in San Donato Milanese, Italy, owns and operates Italy's natural-gas distribution network. The company transports gas on and owns a network of high-pressure and medium-pressure pipes, including trunklines connected to production and importsites in Italy.

Telecom Italia SpA, headquartered in Milan, Italy, through subsidiaries, offers fixed line and mobile telephone and data transmission services in Italy and abroad. The company offers local and long-distance telephone, satellite communications, Internet access and teleconferencing services.

The Netherlands
_______________

ArcelorMittal, headquartered in Rotterdam, the Netherlands, through its subsidiaries, operates as a global steel company. The company produces a range of finished and semifinished steel products that include hot-rolled sheets, cold-rolled sheets, electro-galvanized and coated steel, bars, wire-rods, wire-products, pipes, billets and slabs.

Koninklijke (Royal) KPN N.V., headquartered in The Hague, the
Netherlands, provides telecommunications services throughout the Netherlands. The company provides local, long distance, international, and mobile telecommunications services, voice-mail, call forwarding, ISDN Internet lines, faxing, and communications services for businesses and individuals.

Koninklijke (Royal) Philips Electronics N.V., headquartered in
Amsterdam, the Netherlands, makes lighting products; consumer electronics; components and sub-systems; music and films, integrated circuits and discrete semiconductors; and medical systems and business electronics. The company markets its products worldwide.

Koninklijke DSM N.V., headquartered in Te Heerlen, the Netherlands, develops and produces chemicals, resins and plastics and sells them to customers worldwide.

Royal Dutch Shell (Class A), headquartered in The Hague, the
Netherlands, produces crude oil, natural gas, chemicals, coal and metals worldwide; and it provides integrated petroleum services in the United States.

Norway
______

StatoilHydro ASA, headquartered in Stavanger, Norway, is the largest integrated oil and gas company in Scandinavia, producing oil and gas from the Norwegian Continental Shelf and other regions.

Spain
_____

Repsol YPF, S.A., headquartered in Madrid, Spain, explores for and produces crude oil and natural gas. Through its subsidiaries, the company also refines petroleum and transports petroleum products. Gasoline and other products are retailed through its chain of gasoline filling stations. Petroleum reserves are maintained in Spain, Asia, Latin America, the Middle East, North Africa and the United States.

Sweden
______

Telefonaktiebolaget LM Ericsson (Class B), headquartered in Stockholm, Sweden, is engaged in the development and manufacture of wired and mobile communications products for use in public and private networks. The company manufactures mobile telephones through its joint venture Sony Ericsson. The company also installs communications systems, call center equipment, wireless microwave links, and radar systems.

Switzerland
___________

Swisscom AG, headquartered in Worblaufen, Switzerland, operates public telecommunications networks and offers network application services. The company provides local, long-distance, and mobile telephone services, integrated voice and data digital services, network solutions to national and international telecommunications operators, and Internet access services, and owns and operates pay telephones.

United Kingdom
______________

BP Plc, headquartered in London, England, produces and markets crude oil and petroleum products worldwide, is engaged in exploration and field development throughout the world, and is engaged in the manufacture and sale of various petroleum-based chemical products.

Carnival Plc, headquartered in Southampton, England, owns and operates cruise lines. Cruise vacations are available under the names "Carnival Cruise Lines," "Holland America Line," "Windstar Cruises," "Cunard Line," "Seabourn Cruise Line" and "Costa Crociere SpA."

Centrica Plc, headquartered in Windsor, England, through various subsidiaries, provides gas and energy related products and services to residential and business customers throughout Great Britain.

Vodafone Group Plc, headquartered in Newbury, Berkshire, England, provides mobile telecommunication services, supplying its customers with digital and analog cellular telephone, paging and personal communications services. The company offers its services in many countries, including Australia, Egypt, Fiji, France, Germany, Greece, Malta, the Netherlands, New Zealand, South Africa, Sweden, Uganda and the United States.


                     Global Target 15 Strategy Stocks

Dow Jones Industrial Average(sm) Companies
__________________________________________


AT&T Inc., headquartered in San Antonio, Texas, is the largest telecommunications holding company in the United States. The company is a worldwide provider of IP-based communications services to business and a leading U.S. provider of high-speed DSL Internet, local and long-distance voice services, wireless services, and directory publishing and advertising services.

Bank of America Corporation, headquartered in Charlotte, North Carolina, is the holding company for Bank of America and NationsBank and conducts a general banking business in the United States and internationally.

Citigroup Inc., headquartered in New York, New York, operates one of the largest financial services companies in the United States. The company offers consumer, investment and private banking, life insurance and consumer finance products.

General Electric Company, headquartered in Fairfield, Connecticut, manufactures major appliances, industrial and power systems, aircraft engines, turbines and generators, and equipment used in medical imaging. The company owns NBC Universal, which develops, produces and markets films, television, news, sports and special events programming to a global audience. In addition, a variety of financial services are offered through GE Commercial Finance.

Pfizer Inc., headquartered in New York, New York, produces and distributes anti-infectives, anti-inflammatory agents, cardiovascular agents, antifungal drugs, central nervous system agents, orthopedic implants, food science products, animal health products, toiletries, baby care products, dental rinse and other proprietary health items.


Financial Times Industrial Ordinary Share Index Companies
_________________________________________________________


ABT Group Plc, headquartered in London, England, provides telecommunication services, principally in the United Kingdom. The company's main services and products are fixed voice and data calls, the provision of fixed exchange lines to homes and businesses, the provision of communication services to other operators, the provision of private services to businesses, and the supply of telecommunication equipment for customers' premises.

GKN Plc, headquartered in Worcestershire, England, is a world leader in the production of automotive driveline systems and transmission and engine components. The company also owns Meineke Discount Muffler.

ITV Plc, headquartered in London, England, is a United Kingdom media company involved in news, broadcasting and production. The company owns all of the regional Channel 3 licenses in England and Wales. The company also owns ITV1, a commercial television channel, as well as ITV2, a partial interest in GMTV, and other interests.

Ladbrokes Plc, headquartered in Middlesex, England, is comprised of Ladbrokes, the biggest retail bookmaker in the United Kingdom and Ireland; Ladbrokes.com, a world-leading provider of interactive betting and gaming services; Vernons, the leading football pools operator; and Ladbrokes Casinos, which opened its first casino at the Hilton London Paddington.

Vodafone Group Plc, headquartered in Newbury, Berkshire, England, provides mobile telecommunication services, supplying its customers with digital and analog cellular telephone, paging and personal communications services. The company offers its services in many countries, including Australia, Egypt, Fiji, France, Germany, Greece, Malta, the Netherlands, New Zealand, South Africa, Sweden, Uganda and the United States.

Hang Seng Index Companies
_________________________


BOC Hong Kong (Holdings) Limited, headquartered in Hong Kong, China, is the parent of Bank of China (Hong Kong), which operates branches in Hong Kong as well as on mainland China.

Cathay Pacific Airways Limited, headquartered in Hong Kong, China, operates scheduled airline services. The company also provides airline catering, aircraft handling and engineering services.

CITIC Pacific Limited, headquartered in Hong Kong, China, is a subsidiary of China's state-owned China International Trust & Investment (CITIC). The company invests in infrastructure (aviation, civil engineering projects, power generation, telecommunications), property (including a portion of Lantau Island, the site of Disney's Hong Kong theme park), and trading and distribution firms.

Cosco Pacific Limited, headquartered in Hong Kong, China, is one of the world's leading container-related companies with an increasingly integrated range of activities spanning container leasing, container terminals and container-related industries. The company's parent, China Ocean Shipping (Group) Company, is the largest shipping company in China.

New World Development Company Limited, headquartered in Hong Kong, China, conducts property development and investment activities mostly in Hong Kong and China, as well as in Southeast Asia. Operations include property and infrastructure development ranging from luxury hotels to government subsidized housing, roads and bridges, and power plants. Through its subsidiaries, the company also operates construction and engineering firms, hotels, department stores, property management firms, a bus company, and telecommunications services.


                   MSCI EAFE Target 20 Strategy Stocks


France
______

France Telecom S.A., headquartered in Paris, France, through its subsidiaries, offers various telecommunications services, which include fixed line telephony, wireless telephony, multimedia, Internet, data transmission, cable television and other services to consumers, businesses, and telecommunications operators worldwide.

Groupe Danone S.A., headquartered in Paris, France, together with its subsidiaries, produces fresh dairy products, biscuits and cereal products, and packaged water worldwide.

Sanofi-Aventis, headquartered in Paris, France, is engaged in the development and manufacture of prescription pharmaceuticals in four main therapeutic categories: Cardiovascular/Thrombosis, Central Nervous System, Internal Medicine and Oncology.

Germany
_______

BASF AG, headquartered in Ludwigshafen, Germany, is a chemical producing group. The company's main fields of business are health and nutrition, colorants and finishing products, chemicals, plastics and fibers, and oil and gas.

Bayerische Motoren Werke (BMW) AG, headquartered in Munich, Germany, manufactures and sells luxury cars and motorcycles worldwide.

Porsche Automobil Holding SE, headquarted in Stuttgart, Germany, is engaged in the design, manufacture, and marketing of luxury sports cars. The company also designs and builds engines, transmissions, and driver security collision systems on contract for other manufacturers. The company sells and leases its cars worldwide.

Hong Kong
_________

MTR Corporation Limited, headquartered in Hong Kong, China, operates Hong Kong's mass transit railway system. The company also develops and sells residential and commercial properties near its stations, invests in shopping centers, and provides wireless telecommunications, advertising and property management services.

Italy
_____

Eni SpA, headquartered in Rome, Italy, operates in the oil and natural gas, petrochemicals, and oil field services industries. The company is currently expanding into power generation.

Japan
_____

Chubu Electric Power Company, Incorporated, headquartered in Aichi, Japan, generates, distributes, transmits, and sells electricity in the Chubu area which includes Aichi, Gifu, Mie, Nagano, and part of Shizuoka Prefecture.

Hitachi, Ltd., headquartered in Tokyo, Japan, is engaged in the manufacture of communications and electronic equipment, consumer electronics, and heavy electrical and industrial machinery. The company's has a wide range of products from nuclear power systems to kitchen appliances and also operates subsidiaries in the metal, chemical, and wire and cable industries.

Honda Motor Co., Ltd., headquartered in Tokyo, Japan, manufactures, distributes and provides financing for the sale of its motorcycles, automobiles and power products, including portable generators, power tillers and general purpose engines.

Toyota Motor Corporation, headquartered in Toyota City, Japan, manufactures, sells, leases and repairs passenger automobiles, trucks, buses, boats and airplanes in Japan and internationally. The company also manages real estate, civil engineering and insurance businesses.

The Netherlands
_______________

Koninklijke (Royal) KPN N.V., headquartered in The Hague, the
Netherlands, provides telecommunications services throughout the Netherlands. The company provides local, long distance, international, and mobile telecommunications services, voice-mail, call forwarding, ISDN Internet lines, faxing, and communications services for businesses and individuals.

Koninklijke (Royal) Philips Electronics N.V., headquartered in
Amsterdam, the Netherlands, makes lighting products; consumer electronics; components and sub-systems; music and films, integrated circuits and discrete semiconductors; and medical systems and business electronics. The company markets its products worldwide.

Royal Dutch Shell Plc, headquartered in The Hague, the Netherlands, produces crude oil, natural gas, chemicals, coal and metals worldwide; and it provides integrated petroleum services in the United States.

Norway
______

Telenor ASA, headquartered in Fornebu, Norway, is mostly an international wireless carrier with operations in Scandinavia, Eastern Europe and Asia. The company also has extensive broadband and TV distribution operations in four Nordic countries.

Spain
_____

Repsol YPF, S.A., headquartered in Madrid, Spain, explores for and produces crude oil and natural gas. Through its subsidiaries, the company also refines petroleum and transports petroleum products. Gasoline and other products are retailed through its chain of gasoline filling stations. Petroleum reserves are maintained in Spain, Asia, Latin America, the Middle East, North Africa and the United States.

United Kingdom
______________

BP Plc, headquartered in London, England, produces and markets crude oil and petroleum products worldwide, is engaged in exploration and field development throughout the world, and is engaged in the manufacture and sale of various petroleum-based chemical products.

Centrica Plc, headquartered in Windsor, England, through various subsidiaries, provides gas and energy related products and services to residential and business customers throughout Great Britain.

Vodafone Group Plc, headquartered in Newbury, Berkshire, England, provides mobile telecommunication services, supplying its customers with digital and analog cellular telephone, paging and personal communications services. The company offers its services in many countries, including Australia, Egypt, Fiji, France, Germany, Greece, Malta, the Netherlands, New Zealand, South Africa, Sweden, Uganda and the United States.


                 The Nasdaq(R) Target 15 Strategy Stocks


Altera Corporation, headquartered in San Jose, California, designs, manufactures and markets programmable logic devices and associated development tools to the telecommunications, data communications and industrial applications markets.

Amgen Inc., headquartered in Thousand Oaks, California, is a global biotechnology concern which develops, makes and markets human therapeutics based on advanced cellular and molecular biology, including a protein that stimulates red blood cell production and a protein that stimulates white blood cell production.

Bed Bath & Beyond Inc., headquartered in Union, New Jersey, sells domestic merchandise (bed linens, bath accessories and kitchen textiles) and home furnishings (cookware, dinnerware, glassware and basic housewares) through retail stores.

Check Point Software Technologies Ltd., headquartered in Ramat-Gan, Israel, develops, sells and supports secure enterprise networking solutions. The company's integrated architecture includes network security ("FireWall-1," "VPN-1," "Open Security Manager" and "Provider-1"), traffic control ("FloodGate-1" and "ConnectControl") and Internet protocol address management ("Meta IP").

The DIRECTV Group, Inc., headquartered in El Segundo, California, provides digital television entertainment in the United States and Latin America.

Express Scripts, Inc., headquartered in Maryland Heights, Missouri, is an independent pharmacy benefit manager and managed care company that provides a broad range of pharmacy benefit and medical information management services, as well as managed vision care programs.

Fastenal Company, headquartered in Winona, Minnesota, is principally engaged in the sale of industrial supplies, including threaded fasteners and construction supplies, through its retail store sites located in all 50 states, Canada, Mexico, Puerto Rico and Singapore.

FLIR Systems, Inc., headquartered in Portland, Oregon, designs, manufactures and markets thermal imaging and stabilized airborne camera systems for a wide variety of applications in the commercial, industrial and government markets.

Gilead Sciences, Inc., headquartered in Foster City, California, discovers, develops and commercializes treatments for important viral diseases, including a currently available therapy for cytomegalovirus retinitis, and products in development to treat diseases caused by human immunodeficiency virus, hepatitis B virus and influenza virus.

NII Holdings Inc., headquartered in Reston, Virginia, provides digital wireless communication services in Latin America.
Oracle Corporation, headquartered in Redwood Shores, California, designs, develops, markets and supports computer software products with a wide variety of uses, including database management, application development, business intelligence and business applications.

PetSmart, Inc., headquartered in Phoenix, Arizona, operates superstores and an e-commerce site specializing in pet food, supplies and services.

QUALCOMM Inc., headquartered in San Diego, California, designs, develops, makes, sells, licenses and operates advanced communications systems and products based on proprietary digital wireless technology. The company's products include "CDMA" integrated circuits, wireless phones and infrastructure products, transportation management information systems and ground stations, and phones for the low-earth-orbit satellite communications system.

Staples, Inc., headquartered in Framingham, Massachusetts, operates high-volume office superstores and smaller stores throughout the United States, Canada, Germany and the United Kingdom which provide office supplies, business machines, computers and related products, office furniture and other business-related products.

Symantec Corporation, headquartered in Cupertino, California, develops utility software for business and personal computing. The company's products are organized into three business units: remote productivity solutions; security and assistance; and Internet tools, royalties and other.


             NYSE(R) International Target 25 Strategy Stocks


Canada
______

Petro-Canada, headquartered in Calgary, Alberta, Canada, is an oil, gas and petroleum company. The company explores for, develops, produces and markets crude oil, natural gas and natural gas liquids. The company also refines, distributes and markets petroleum products and related goods and services.

France
______

AXA S.A. (ADR), headquartered in Paris, France, is an insurance company which also provides related financial services. The company offers life and non-life insurance, reinsurance, savings and pension products, and asset management services.

France Telecom S.A. (ADR), headquartered in Paris, France, through its subsidiaries, offers various telecommunications services, which include fixed line telephony, wireless telephony, multimedia, Internet, data transmission, cable television and other services to consumers, businesses, and telecommunications operators worldwide.

Veolia Environnement (ADR), headquartered in Paris, France, offers waste management services and logistics for industrial clients, sorting and recycling of materials, waste treatment through incineration, composting and storage, and final recovery of waste in the form of energy or organic materials.

Germany
_______

Allianz AG (ADR), headquartered in Munich, Germany, is a global insurance company engaging in property and casualty protection, life and health insurance, and asset management.

Daimler AG, headquartered in Stuttgart, Germany, designs, manufactures, assembles and sells passenger cars and commercial trucks under the brand names "Mercedes-Benz" and "Daimler." The company also provides related financial services for its automotive and commercial operations.

Deutsche Bank AG, headquartered in Frankfurt, Germany, provides a broad range of banking, investment, fund management, securities, credit card, mortgage leasing and insurance services worldwide. The company provides its services to retailers and private clients, corporations and financial institutions, as well as multi-national conglomerates. The company also offers a variety of financial consulting and advisory services.

Deutsche Telekom AG (ADR), headquartered in Bonn, Germany, provides public fixed-network voice telephony, mobile communications, cable TV and radio programming in Germany. The company also provides leased lines, text and data services, corporate networks and on-line services.

Ireland
_______

Allied Irish Banks Plc (ADR), headquartered in Dublin, Ireland, provides a range of banking, financial and related services, principally in Ireland, the United States, the United Kingdom and Poland.

Italy
_____

Telecom Italia SpA (ADR), headquartered in Milan, Italy, through subsidiaries, offers fixed line and mobile telephone and data transmission services in Italy and abroad. The company offers local and long-distance telephone, satellite communications, Internet access and teleconferencing services.

Japan
_____

Hitachi, Ltd. (ADR), headquartered in Tokyo, Japan, is engaged in the manufacture of communications and electronic equipment, consumer electronics, and heavy electrical and industrial machinery. The company's has a wide range of products from nuclear power systems to kitchen appliances and also operates subsidiaries in the metal, chemical, and wire and cable industries.

Nippon Telegraph & Telephone Corporation (ADR), headquartered in Tokyo, Japan, provides telephone, telegraph, leased circuits, data communication, terminal equipment sales, and related services. The company provides both local and long distance telecommunication services within Japan.

NTT DoCoMo, Inc. (ADR), headquartered in Tokyo, Japan, provides various types of telecommunications services including cellular phone, personal handyphone system (PHS), paging, and other telephone, satellite mobile communication and wireless Private Branch Exchange (PBX) system services. The company also sells cellular phones, PNS, car phones and pagers.

Sony Corporation (ADR), headquartered in Tokyo, Japan, develops, makes and markets electronic equipment and devices. Products include video and audio equipment and televisions; computers and computer peripherals; semiconductors and telecommunications equipment.

Toyota Motor Corporation (ADR), headquartered in Toyota City, Japan, manufactures, sells, leases and repairs passenger automobiles, trucks, buses, boats and airplanes in Japan and internationally. The company also manages real estate, civil engineering and insurance businesses.

The Netherlands
_______________

Aegon N.V., headquartered in The Hague, the Netherlands, is an international insurer with major operations in the Netherlands, Canada, Mexico, the United Kingdom and the United States.

ING Groep N.V. (ADR), headquartered in Amsterdam, the Netherlands, offers a comprehensive range of financial services worldwide, including life and non-life insurance, commercial and investment banking, asset management and related products.

South Korea
___________

Korea Electric Power Corporation (ADR), headquartered in Seoul, South Korea, builds and operates hydro-power, thermal-power, and nuclear power units in South Korea. The company also generates, transmits, and distributes electricity to South Korea and is majority owned by the Korean government.

POSCO (ADR), headquartered in Seoul, South Korea, manufactures and sells a line of steel products, including hot rolled and cold rolled products, plates, wire rods, silicon steel sheets and stainless steel products.

Spain
_____

Repsol YPF, S.A. (ADR), headquartered in Madrid, Spain, explores for and produces crude oil and natural gas. Through its subsidiaries, the company also refines petroleum and transports petroleum products. Gasoline and other products are retailed through its chain of gasoline filling stations. Petroleum reserves are maintained in Spain, Asia, Latin America, the Middle East, North Africa and the United States.

Switzerland
___________

Credit Suisse Group (ADR), headquartered in Zurich, Switzerland, is one of the world's leading financial services companies, providing banking and insurance solutions for private clients, companies and institutions.

United Kingdom
______________

Barclays Plc (ADR), headquartered in London, England, is a financial services group engaged primarily in the banking and investment banking businesses. Through its subsidiary, Barclay Bank Plc, the company offers commercial and investment banking, insurance, financial and related services in more than 60 countries.

Lloyds TSB Group Plc (ADR), headquartered in London, England, through subsidiaries and associated companies, offers a wide range of banking and financial services throughout the United Kingdom and a number of other countries.

Royal Bank of Scotland Group Plc (ADR), headquartered in Edinburgh, Scotland, offers services such as deposit accounts, credit cards and mortgages to commercial and personal clients in Scotland, England, Wales and Ireland. The company also sells insurance and investment products and provides private banking through The Coutts Group. In the United States it owns Citizens Financial, one of the largest bank holding companies in New England.

Vodafone Group Plc (ADR), headquartered in Newbury, Berkshire, England, provides mobile telecommunication services, supplying its customers with digital and analog cellular telephone, paging and personal communications services. The company offers its services in many countries, including Australia, Egypt, Fiji, France, Germany, Greece, Malta, the Netherlands, New Zealand, South Africa, Sweden, Uganda and the United States.


                    The S&P Target 24 Strategy Stocks


Adobe Systems Incorporated, headquartered in San Jose, California, develops, markets and supports computer software products and technologies that enable users to express and use information across all print and electronic media.

Altera Corporation, headquartered in San Jose, California, designs, manufactures and markets programmable logic devices and associated development tools to the telecommunications, data communications and industrial applications markets.

Brown-Forman Corporation, headquartered in Louisville, Kentucky, is a diversified producer and marketer of consumer products. The company's products include wines and spirits such as "Jack Daniel's," "Canadian Mist," "Southern Comfort," "Early Times," "Fetzer," "Bolla" and "Korbel."

C.R. Bard, Inc., headquartered in Murray Hill, New Jersey, develops, manufactures and markets healthcare products, including vascular, urological and oncological diagnosis and intervention products, sold worldwide to hospitals, healthcare professionals, and extended care and alternate site facilities.

The Charles Schwab Corporation, headquartered in San Francisco, California, provides a variety of financial services to individual investors, independent investment managers, retirement plans, and institutions. The company provides its services to customers through multiple service channels, including the Internet, a network of branch offices, and telephone and multilingual technologies.

The Clorox Company, headquartered in Oakland, California, manufactures and sells household products, including the brand names "Armor All," "Black Flag," "Brita," "Clorox," "Combat," "Fresh Step," "Glad," "Hidden Valley," "Jonny Cat," "Kingsford," "Liquid-Plumr," "Pine-Sol," "S.O.S.," "STP," "Scoop Away" and "Tilex."

Dominion Resources, Inc., headquartered in Richmond, Virginia, supplies electricity in Virginia and North Carolina; participates in independent power production projects; acquires and develops natural gas reserves; and offers diversified financial services.

ENSCO International Incorporated, headquartered in Dallas, Texas, is an international offshore contract drilling company that also provides marine transportation services in the Gulf of Mexico.

Equifax Inc., headquartered in Atlanta, Georgia, principally provides information services to businesses to help them grant credit and authorize and process credit cards and check transactions.

Express Scripts, Inc., headquartered in Maryland Heights, Missouri, is an independent pharmacy benefit manager and managed care company that provides a broad range of pharmacy benefit and medical information management services, as well as managed vision care programs.

Forest Laboratories, Inc., headquartered in New York, New York, develops, manufactures and sells both branded and generic forms of ethical drug products that require a physician's prescription, as well as non-prescription pharmaceutical products sold over-the-counter.

Halliburton Company, headquartered in Houston, Texas, provides a variety of services-equipment, maintenance, engineering and construction-to energy, industrial and governmental customers.

Harley-Davidson, Inc., headquartered in Milwaukee, Wisconsin, designs, manufactures and sells heavyweight touring and custom motorcycles and related products and accessories internationally. The company also provides financing and insurance services for its products.

Hasbro, Inc., headquartered in Pawtucket, Rhode Island, designs, manufactures and markets a diverse line of toy products and related items including games, preschool toys, dolls, plush products and infant products.

McDonald's Corporation, headquartered in Oak Brook, Illinois, develops, franchises, operates and services a worldwide system of quick-service restaurants under the name "McDonald's." The company's restaurants prepare, assemble, package and sell a limited menu of moderately-priced foods including hamburgers, chicken, salads, breakfast foods and beverages.

Microchip Technology Incorporated, headquartered in Chandler, Arizona, develops, makes and markets field programmable 8-bit microcontrollers, application-specific standard products and related specialty memory products for high-volume embedded control applications in the consumer, automotive, office automation, communications and industrial markets.

Moody's Corporation, headquartered in New York, New York, is a global credit rating, research and risk analysis firm, publishing credit opinions, research and ratings on fixed-income securities, issuers of securities and other credit obligations.

Noble Corporation, incorporated in the Cayman Islands and headquartered in Sugar Land, Texas, provides diversified services for the oil and gas industry through its contract drilling services located in markets worldwide. The company also provides labor contract drilling services, well site and project management services, and engineering services.

PepsiCo, Inc., headquartered in Purchase, New York, markets and distributes beverages including "Pepsi-Cola," "Diet Pepsi," "Pepsi Max," "Mountain Dew," "7UP," "Diet 7UP," "Mirinda," "Slice" and "Tropicana Pure Premium." The company, which operates internationally, also makes and distributes ready-to-drink Lipton tea products and snacks, with "Frito-Lay" representing the North American business.

Questar Corporation, headquartered in Salt Lake City, Utah, an integrated energy resources and services holding company, operates two divisions: Market Resources (energy development/production, gas gathering/processing) and Regulated Services (interstate gas transmission and storage activities).

Robert Half International Inc., headquartered in Menlo Park, California, provides temporary and permanent personnel in the fields of accounting and finance. The company also provides administrative and office personnel, paralegal, legal administrative and other legal support positions, and temporary information technology professionals.

The Southern Company, headquartered in Atlanta, Georgia, through wholly owned subsidiaries, supplies electricity in Alabama, Florida, Georgia and Mississippi; and owns generating units at a large electric generating station which supplies power to certain utility subsidiaries.

The Travelers Companies, Inc., headquartered in St. Paul, Minnesota, through its subsidiaries, provides commercial and personal property and casualty insurance products and services to businesses, government units, associations and individuals in the United States.

W.W. Grainger, Inc., headquartered in Lake Forest, Illinois, is a distributor of maintenance, repair, and operating supplies, services and related information to the commercial, industrial, contractor and institutional markets in North America.


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AAR Corp., headquartered in Wood Dale, Illinois, is a provider of after-
market products and services to the worldwide aviation industry.

Affymetrix, Inc., headquartered in Santa Clara, California, develops and manufactures DNA chip technology which consists of DNA probe arrays containing gene sequences on a chip; a scanner to process probe arrays; and software to analyze the information. The company's "GeneChip" system acquires, analyzes and manages complex genetic information in order to improve the diagnosis, monitoring and treatment of disease.

Alaska Air Group, Inc., headquartered in Seattle, Washington, a holding company, engages in the airline business.

Alliant Energy Corporation, headquartered in Madison, Wisconsin, operates as the holding company for Interstate Power and Light Company and Wisconsin Power and Light Company. The company engages in the generation, transmission, distribution, and sale of electric energy; and the purchase, distribution, transportation, and sale of natural gas in Iowa, Minnesota, Wisconsin, and Illinois.

American Financial Group, Inc., headquartered in Cincinnati, Ohio, is a holding company which, through subsidiaries, is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of retirement annuities, life and supplemental health insurance products.

American Greetings Corporation, headquartered in Cleveland, Ohio, and its subsidiaries design, manufacture, and sell everyday and seasonal greeting cards and other social expression products. The company's products include greeting cards, gift wrap, paper party goods, candles, balloons, stationery and giftware. The company's products are sold throughout the world.

Associated Banc-Corp, headquartered in Green Bay, Wisconsin, is a bank holding company whose subsidiaries provide services through locations in Wisconsin, Illinois and Minnesota.

Avnet Inc., headquartered in Phoenix, Arizona, distributes electronic components, enterprise network and computer equipment, and embedded subsystems.

Black Box Corporation, headquartered in Lawrence, Pennsylvania, is a direct marketer and technical service provider of computer communications and networking equipment and services to businesses of all sizes, operating in 132 countries.

Borders Group, Inc., headquartered in Ann Arbor, Michigan, operates book, music and movie superstores, including mall-based bookstores, through its subsidiaries, Borders, Inc., Walden Book Company, Inc., Borders U.K. Limited and Borders Australia Pty Limited, among others.

Briggs & Stratton Corporation, headquartered in Wauwatosa, Wisconsin, is a producer of air-cooled gasoline engines and other gasoline engine powered equipment which are sold to manufacturers of lawn and garden equipment worldwide.

Buckeye Technologies Inc., headquartered in Memphis, Tennessee, produces value-added, cellulose-based specialty products made up from both wood and cotton, utilizing wetlaid and airlaid technologies.

Cabela's Incorporated, headquartered in Sidney, Nebraska, operates as a direct marketer and a retailer of hunting, fishing, camping, and related outdoor merchandise.

Cathay General Bancorp, headquartered in Los Angeles, California, operates as the holding company for Cathay Bank, which offers a range of financial services for individuals, professionals, and small to medium-sized businesses primarily in California.

CIBER, Inc., headquartered in Greenwood Village, Colorado, and its subsidiaries provide information technology (IT) system integration consulting and other IT services to companies across most major industries and governmental agencies. The company also resells certain IT hardware and software products.

Cimarex Energy Co., headquartered in Denver, Colorado, is engaged in oil and gas exploration and production and gas marketing, with exploration and development activities primarily in Louisiana, Oklahoma, Texas and the Hugoton Field of western Kansas.

The Colonial BancGroup, Inc., headquartered in Montgomery, Alabama, conducts a general commercial banking business through offices in six states and operates a retail and wholesale mortgage banking business. The company, through its wholly-owned banking subsidiary, Colonial Bank, conducts a general commercial banking business in its respective service areas.

East West Bancorp, Inc., headquartered in San Marino, California, is the holding company for East West Bank and other subsidiaries. The company provides personal and commercial banking services to small and medium-sized businesses, business executives, professionals, and other individuals.

Fairchild Semiconductor International, Inc., headquartered in South Portland, Maine, provides products that manage and distribute power and interface solutions for various electronic devices. The company's semiconductors are used in computers, communication products and other applications.

First Niagara Financial Group, Inc., headquartered in Lockport, New York, is a bank holding company. The banks provide an array of deposit products and loans, as well as insurance, leasing, investment advisory services, insurance agency services and trust services.

Gibraltar Industries Inc., headquartered in Buffalo, New York, is a processor of a broad array of high value-added, technically sophisticated steel and other metal products.

Group 1 Automotive, Inc., headquartered in Houston, Texas, is an operator and consolidator in the automotive retailing industry. The company owns dealerships located in Texas, Colorado, Florida, Georgia, Louisiana, New Mexico and Oklahoma.

Hanover Insurance Group Inc., headquartered in Worcester, Massachusetts, through its subsidiaries, provides financial products and services in the areas of property, casualty and life insurance in the United States.

HCC Insurance Holdings, Inc., headquartered in Houston, Texas, provides property and casualty, surety, group life, and accident and health insurance products and related agency and reinsurance brokerage services in the United States, the United Kingdom, Spain, Ireland, and Bermuda.

Hutchinson Technology Incorporated, headquartered in Hutchinson, Minnesota, develops, makes and sells precision suspension assemblies for computer rigid disk drives. Suspension assemblies hold the recording heads in position above the spinning magnetic disks in the drive and are critical to maintaining the necessary microscopic clearance between the head and disk.

Ingram Micro Inc., headquartered in Santa Ana, California, is a wholesale distributor of information technology products and services. The company also markets computer hardware, networking equipment, and software products, and provides supply chain optimization services and demand generation services for its suppliers and reseller customers.

JAKKS Pacific, Inc., headquartered in Malibu, California, develops, markets and distributes a variety of toys and electronic products for children including specialty dolls and related accessories; toys featuring popular entertainment properties and characters; and collectible and toy vehicles.

JetBlue Airways Corporation, headquartered in Forest Hills, New York, is a low-fare, low-cost passenger airline that provides service primarily on point-to-point routes.

Lear Corporation, headquartered in Southfield, Michigan, designs and manufactures interior systems and components for automobiles and light trucks.

LifePoint Hospitals, Inc., headquartered in Brentwood, Tennessee, is engaged primarily in the operation and management of healthcare facilities, in particular, general, acute care hospitals in non-urban communities in the United States.

MedCath Corporation, headquartered in Charlotte, North Carolina, focuses primarily on the diagnosis and treatment of cardiovascular disease. The company, in partnership with physicians throughout the United States, owns and operates hospitals. In addition, the company also operates diagnostic and therapeutic cardiac care facilities.

Methode Electronics, Inc., headquartered in Harwood Heights, Illinois, engages in the design, manufacture, and marketing of component and subsystem devices employing electrical, electronic, wireless, sensing, and optical technologies.

Mohawk Industries, Inc., headquartered in Calhoun, Georgia, designs and manufactures woven and tufted broadloom carpet and rugs for principally residential applications.

MPS Group, Inc., headquartered in Jacksonville, Florida, provides consulting, solutions, and staffing services to businesses in the United States, Canada, the United Kingdom and Europe. The company provides its services in the disciplines of information technology, finance and accounting, law, electronic business, engineering, human capital automation, executive search and work force management.

NCI Building Systems, Inc., headquartered in Houston, Texas, is an integrated manufacturer of metal products for the building industry.

OM Group, Inc., headquartered in Cleveland, Ohio, through its operating subsidiaries, is a vertically integrated international producer and marketer of value-added metal-based specialty chemicals.

Oxford Industries, Inc., headquartered in Atlanta, Georgia, is a designer, manufacturer, marketer and wholesaler of consumer apparel products in the United States. The company's business is operated through the Oxford Shirt Group, Lanier Clothes, Oxford Slacks and the Oxford Womenswear Group.

Regis Corporation, headquartered in Edina, Minnesota, operates and franchises hair and retail product salons under the names "Regis
Hairstylists," "Supercuts," "MasterCuts," "Trade Secret," and
"SmartStyle." The company operates salons worldwide.

Ruby Tuesday, Inc., headquartered in Maryville, Tennessee, owns and operates "Ruby Tuesday" casual dining restaurants located primarily in the southeast, northeast, mid-Atlantic and midwest regions of the United States.

Saks, Inc., headquartered in New York, New York, operates department stores throughout the United States offering a wide variety of luxury apparel, accessories, shoes, cosmetics, and decorative home furnishings.

Scholastic Corporation, headquartered in New York, New York, and its subsidiaries engage in publishing and distributing children's books worldwide. The company creates educational and entertaining materials and products for use in school and at home.

School Specialty, Inc., headquartered in Appleton, Wisconsin, is a distributor of non-textbook educational supplies and furniture for grades pre-kindergarten through 12 to school districts, administrators and teachers through its catalogs.

Schweitzer-Mauduit International, Inc., headquartered in Alpharetta, Georgia, engages in the manufacture and sale of paper and reconstituted tobacco products to the tobacco industry, as well as specialized paper products for use in other applications.

SkyWest, Inc., headquartered in St. George, Utah, through its wholly owned subsidiary, SkyWest Airlines Inc., operates regional airlines in the United States.

Spherion Corporation, headquartered in Fort Lauderdale, Florida, provides staffing, recruiting, and workforce solutions in North America.

Stage Stores, Inc., headquartered in Houston, Texas, operates as a specialty department store retailer in the United States.

Sterling Financial Corporation, headquartered in Spokane, Washington, is a unitary savings and loan holding company, the significant operating subsidiary of which is Sterling Savings Bank.

Superior Industries International, Inc., headquartered in Van Nuys, California, designs and manufactures motor vehicle parts and accessories. The company's products are sold to original equipment manufacturers and the automotive aftermarket. Their products include vehicle aluminum road wheels, as well as custom road wheels and accessories.

Susquehanna Bancshares, Inc., headquartered in Lititz, Pennsylvania, is a financial holding company that provides a wide range of retail and commercial banking and financial services through its subsidiaries in the mid-Atlantic region.

Telephone and Data Systems, Inc., headquartered in Chicago, Illinois, is a diversified telecommunications services company with cellular telephone and telephone operations.

The Timken Company, headquartered in Canton, Ohio, is a global manufacturer of highly engineered bearings, alloy and specialty steel and related components.

Trinity Industries, Inc., headquartered in Dallas, Texas, provides various products and services for the transportation, industrial, construction and energy sectors in the United States and Europe.

Triumph Group, Inc., headquartered in Wayne, Pennsylvania, designs, engineers, manufactures, repairs, overhauls and distributes aircraft components, such as mechanical and electromechanical control systems, aircraft and engine accessories, auxiliary power units, avionics and aircraft instruments.

UCBH Holdings, Inc., headquartered in San Francisco, California, a bank holding company, provides a range of personal and commercial banking services to small and medium-sized businesses, business executives, professionals and other individuals through its wholly owned banking subsidiary, United Commercial Bank.

Umpqua Holdings Corporation, headquartered in Portland, Oregon, offers commercial and retail banking services, and retail brokerage services through its wholly-owned subsidiary, Umpqua Bank.

United Community Banks, Inc., headquartered in Blairsville, Georgia, operates as a multi-bank holding company that provides retail and corporate banking services in the United States.

W.R. Berkley Corporation, headquartered in Greenwich, Connecticut, is an insurance holding company, providing regional property casualty insurance, reinsurance, specialty lines of insurance, alternative markets services and international insurance.

Webster Financial Corporation, headquartered in Waterbury, Connecticut, delivers financial services to individuals, families and businesses located primarily in Connecticut and delivers equipment financing, mortgage origination and financial advisory services to individuals and companies located primarily in the Northeast and throughout the United States.

Westar Energy, Inc., headquartered in Topeka, Kansas, engages in the generation, transmission, and distribution of electricity in Kansas.

Wintrust Financial Corporation, headquartered in Lake Forest, Illinois, is a holding company whose subsidiaries provide banking services in the Chicago metropolitan area and financing for the payment of insurance premiums.


               Target Diversified Dividend Strategy Stocks


Advanta Corp. (Class B), headquartered in Spring House, Pennsylvania, provides financial services products that include business credit cards, insurance, and deposit products. The company utilizes direct marketing and other sources of information to develop data and modeling tools to identify potential customers and target markets.

Ampco-Pittsburgh Corporation, headquartered in Pittsburgh, Pennsylvania, through its subsidiaries, engages in the manufacture and sale of custom-engineered equipment in the United States.

Archer-Daniels-Midland Company, headquartered in Decatur, Illinois, is engaged in the business of procuring, transporting, storing, processing and merchandising agricultural commodities and products such as oil seeds, corn and wheat.

AT&T Inc., headquartered in San Antonio, Texas, is the largest telecommunications holding company in the United States. The company is a worldwide provider of IP-based communications services to business and a leading U.S. provider of high-speed DSL Internet, local and long-distance voice services, wireless services, and directory publishing and advertising services.

Autoliv, Inc., headquartered in Stockholm, Sweden, is an automotive safety supplier that develops, markets and manufactures airbags, seat belts, safety electronics, steering wheels, anti-whiplash systems, seat components and child seats.

Bristol-Myers Squibb Company, headquartered in New York, New York, through divisions and subsidiaries, produces and distributes pharmaceutical and non-prescription health products, toiletries and beauty aids, and medical devices.

CenturyTel, Inc., headquartered in Monroe, Louisiana, is a regional diversified communications company engaged primarily in providing local exchange telephone services and wireless telephone communications services.

Commercial Metals Company, headquartered in Irving, Texas, manufactures, recycles, markets and distributes steel and metal products and related materials and services through a network of locations located throughout the United States and internationally.

Consolidated Edison, Inc. (Con Edison), headquartered in New York, New York, owns all of the outstanding common stock of Consolidated Edison Company of New York, Inc., which provides electric service in all of New York City (except part of Queens) and most of Westchester County. It also provides gas service in Manhattan, the Bronx and parts of Queens and Westchester, and steam service in parts of Manhattan.

Daimler AG, headquartered in Stuttgart, Germany, designs, manufactures, assembles and sells passenger cars and commercial trucks under the brand names "Mercedes-Benz" and "Daimler." The company also provides related financial services for its automotive and commercial operations.

Deutsche Bank AG, headquartered in Frankfurt, Germany, provides a broad range of banking, investment, fund management, securities, credit card, mortgage leasing and insurance services worldwide. The company provides its services to retailers and private clients, corporations and financial institutions, as well as multi-national conglomerates. The company also offers a variety of financial consulting and advisory services.

The Dow Chemical Company, headquartered in Midland, Michigan, is a leading manufacturer and supplier of chemicals, plastic materials and agricultural products, and other specialized products and services marketed worldwide.

DTE Energy Company, headquartered in Detroit, Michigan, is an exempt holding company for The Detroit Edison Company, a public utility engaged in the generation, purchase, transmission, distribution and sale of electric energy in southeastern Michigan.

Eaton Corporation, headquartered in Cleveland, Ohio, is a global manufacturer of highly engineered products that serve industrial, vehicle, construction, commercial, aerospace and semiconductor markets.

Eli Lilly and Company, headquartered in Indianapolis, Indiana, with subsidiaries, develops, makes and markets pharmaceutical and animal health products sold in countries around the world. The company also provides healthcare management services in the United States.

Gannett Co., Inc., headquartered in McLean, Virginia, is a diversified news and information company that publishes newspapers, operates broadcasting stations and is engaged in marketing, commercial printing, a newswire service, data services and news programming.

Genworth Financial Inc., headquartered in Richmond, Virginia, and its subsidiaries provide various insurance and investment-related products and services in the United States and internationally. The company operates in three segments: Protection, Retirement Income and Investments, and Mortgage Insurance.

Intersil Corporation, headquartered in Irvine, California, is a systems oriented designer and manufacturer of analog and digital integrated circuits and discrete semiconductors for the communications market.

Kelly Services, Inc., headquartered in Troy, Michigan, provides staffing services to various industries worldwide.

Kraft Foods Inc., headquartered in Northfield, Illinois, is engaged in the manufacture and sale of retail packaged foods in the United States, Canada, Europe, Latin America and Asia Pacific.

Macquarie Infrastructure Company LLC, headquartered in New York, New York, owns, operates, and invests in a diversified group of infrastructure businesses, which provide basic, everyday services in the United States.

Methanex Corporation, headquartered in Vancouver, British Columbia, Canada, produces and markets methanol. The company's product is used to produce formaldehyde, acetic acid and a variety of other chemical intermediates. Methanol is also used as an additive in gasoline and is used in fuel cell applications.

Molex Incorporated, headquartered in Lisle, Illinois, engages in the design, manufacture and distribution of electronic components. The company offers terminals, connectors, planar cables, cable assemblies, interconnection systems, fiber optic interconnection systems, backplanes and mechanical and electronic switches.

Motorola, Inc., headquartered in Schaumburg, Illinois, designs, makes and sells, mainly under the "Motorola" brand name, two-way land mobile communication systems, paging and wireless data systems, personal communications equipment and systems, semiconductors, and electronic equipment for military and aerospace use.

Nucor Corporation, headquartered in Charlotte, North Carolina, and its subsidiaries, are engaged in the manufacture and sale of steel products, including hot-rolled and cold-rolled sheet, galvanized sheet, cold finished steel and more.

Overseas Shipholding Group, Inc., headquartered in New York, New York, an independent bulk shipping company, engages in the ocean transportation of crude oil and petroleum products.

Patterson-UTI Energy, Inc., headquartered in Snyder, Texas, is the largest provider of domestic land-based drilling services to major independent oil and natural gas companies in North America, and is also engaged in pressure pumping, exploration and drilling.

Penske Automotive Group, Inc., headquartered in Bloomfield Hills, Michigan, is engaged in the sale of new and used motor vehicles and related products and services, including vehicle service and parts, finance and other aftermarket products through a network of franchised automobile dealerships.

Pfizer Inc., headquartered in New York, New York, produces and distributes anti-infectives, anti-inflammatory agents, cardiovascular agents, antifungal drugs, central nervous system agents, orthopedic implants, food science products, animal health products, toiletries, baby care products, dental rinse and other proprietary health items.

Pinnacle West Capital Corporation, headquartered in Phoenix, Arizona, owns Arizona Public Service Company, an electric utility that provides retail and wholesale electric service to substantially all of Arizona, with the major exceptions of the Tucson metropolitan area and approximately one-half of the Phoenix metropolitan area.

Reynolds American Inc., headquartered in Winston-Salem, North Carolina, is a holding company for Reynolds Tobacco, the second largest cigarette manufacturer in the United States, whose major brands include "Doral," "Winston," "Camel," "Salem" and "Vantage."

Safety Insurance Group, Inc., headquartered in Boston, Massachusetts, is a provider of private passenger automobile insurance in Massachusetts. The company also offers a portfolio of other insurance products, including commercial automobile, homeowners, dwelling fire, umbrella and business owner policies.

Seagate Technology, headquartered in George Town, Grand Cayman, the Cayman Islands, is engaged in the design, manufacture and marketing of rigid disc drives, used as the primary medium for storing electronic information in systems ranging from desktop computers and consumer electronics to data centers.

SUPERVALU INC., headquartered in Eden Prairie, Minnesota, operates within two complementary businesses in the United States grocery food industry: grocery retail and food distribution.

Teekay Corporation, headquartered in Nassau, Bahamas, provides international petroleum product and crude oil transportation services to major oil companies and oil traders, and government agencies. Services are provided through a fleet of medium size oil tankers worldwide.

TELUS Corporation, headquartered in Vancouver, British Columbia, Canada, is a telecommunication company offering local, long distance, wireless, data, Internet and e-business products and services.

Tsakos Energy Navigation Ltd., headquartered in Athens, Greece, owns and operates a fleet of tankers suitable for transporting crude oil, refined petroleum products and other liquids.

Verizon Communications Inc., headquartered in New York, New York, provides wireline voice and data services, wireless services, Internet service and published directory information. The company also provides network services for the federal government including business phone lines, data services, telecommunications equipment and pay phones. The company operates worldwide.

Westar Energy, Inc., headquartered in Topeka, Kansas, engages in the generation, transmission, and distribution of electricity in Kansas.

Wyeth, headquartered in Madison, New Jersey, is engaged in the discovery, development, manufacture, distribution and sale of a diversified line of products in three primary business segments:
pharmaceuticals, consumer healthcare and agricultural products. The pharmaceuticals segment includes both human ethical pharmaceuticals and animal pharmaceuticals. Consumer healthcare products include "Advil," "Centrum," "Dimetapp" and "Robitussin" brand names.


                      Target Growth Strategy Stocks


Accenture Ltd., headquartered in Hamilton, Bermuda, provides management consulting, technology services, and outsourcing services. The company operates in five segments: Communications and High Tech; Financial Services; Products and Services; Resources; and Government.

Adobe Systems Incorporated, headquartered in San Jose, California, develops, markets and supports computer software products and technologies that enable users to express and use information across all print and electronic media.

Agrium Inc., headquartered in Calgary, Alberta, Canada, engages in the production, marketing and distribution of agricultural products and services, as well as nutrients for agricultural and industrial markets in North America and Argentina.

Alcon, Inc., headquartered in Hunenberg, Switzerland, develops, manufactures and markets pharmaceuticals, surgical equipment and devices and consumer eye care products that treat eye diseases and disorders and promote the general health and function of the human eye.

Altera Corporation, headquartered in San Jose, California, designs, manufactures and markets programmable logic devices and associated development tools to the telecommunications, data communications and industrial applications markets.

Altria Group, Inc., headquartered in Richmond, Virginia, is the parent company of Philip Morris USA and Philip Morris Capital Corporation. The company manufactures, markets and distributes a variety of branded cigarettes and tobacco products. The company also has an interest in a beer brewery.

Amazon.com, Inc., headquartered in Seattle, Washington, operates as an online retailer of books and other products via a commercial site on the World Wide Web. The company also operates an online auction site.

Amphenol Corporation, headquartered in Wallingford, Connecticut, is a designer, manufacturer and marketer of electrical, electronic and fiber-optic connectors, interconnect systems, and coaxial and flat-ribbon cable.

AutoZone, Inc., headquartered in Memphis, Tennessee, is a specialty retailer of automotive parts, chemicals and accessories, targeting the do-it-yourself customers. The company offers a variety of products, including new and remanufactured automotive hard parts, maintenance items and accessories.

Avon Products, Inc., headquartered in New York, New York, makes and markets beauty and related products, which include cosmetics, fragrances and toiletries; gifts and decorative products; apparel; and fashion jewelry and accessories.

Baxter International Inc., headquartered in Deerfield, Illinois, engages in the worldwide development, manufacture and distribution of a diversified line of products, systems and services used primarily in the healthcare field.

Continental Resources, Inc., headquartered in Enid, Oklahoma, operates as a crude-oil concentrated, independent oil and natural gas exploration and production company.

Covidien Limited, headquartered in Mansfield, Massachusetts, is engaged in the manufacture of plastic products for surgical use.

Express Scripts, Inc., headquartered in Maryland Heights, Missouri, is an independent pharmacy benefit manager and managed care company that provides a broad range of pharmacy benefit and medical information management services, as well as managed vision care programs.

Fastenal Company, headquartered in Winona, Minnesota, is principally engaged in the sale of industrial supplies, including threaded fasteners and construction supplies, through its retail store sites located in all 50 states, Canada, Mexico, Puerto Rico and Singapore.

Gilead Sciences, Inc., headquartered in Foster City, California, discovers, develops and commercializes treatments for important viral diseases, including a currently available therapy for cytomegalovirus retinitis, and products in development to treat diseases caused by human immunodeficiency virus, hepatitis B virus and influenza virus.

H&R Block, Inc., headquartered in Kansas City, Missouri, is a holding company whose subsidiaries provide tax-related services, investment services through broker/dealers, mortgage services, personal productivity software, accounting, and consulting services to business clients.

Halliburton Company, headquartered in Houston, Texas, provides a variety of services-equipment, maintenance, engineering and construction-to energy, industrial and governmental customers.

Lockheed Martin Corporation, headquartered in Bethesda, Maryland, engages in the research, design, development, manufacture and integration of advanced technology products and services ranging from aircraft, spacecraft and launch vehicles to missiles, electronics, information systems and energy management.

Lorillard, Inc., headquartered in Greensboro, North Carolina, is engaged in the manufacture and marketing of cigarettes. The company sells to distributors and retailers in the United States.

McDonald's Corporation, headquartered in Oak Brook, Illinois, develops, franchises, operates and services a worldwide system of quick-service restaurants under the name "McDonald's." The company's restaurants prepare, assemble, package and sell a limited menu of moderately-priced foods including hamburgers, chicken, salads, breakfast foods and beverages.

Microsoft Corporation, headquartered in Redmond, Washington, develops, manufactures, licenses and supports a range of software products, including scalable operating systems, server applications, worker productivity applications and software development tools. The company also develops the MSN network of Internet products and services.

Occidental Petroleum Corporation, headquartered in Los Angeles,
California, is a multinational organization whose principal business segments are oil and gas exploration, production and marketing and chemicals production and marketing.

Pioneer Natural Resources Company, headquartered in Irving, Texas, is an oil and gas exploration and production company with ownership interests in oil and gas properties located in the United States, Argentina, Canada, Gabon, South Africa and Tunisia.

Potash Corporation of Saskatchewan Inc., headquartered in Saskatoon, Saskatchewan, Canada, manufactures and sells solid and liquid phosphate fertilizers, animal feed supplements and industrial acid used in food products and industrial processes. It produces potash from mines in Canada and conducts operations at facilities in Canada, Brazil, Chile, Trinidad and the United States.

QUALCOMM Inc., headquartered in San Diego, California, designs, develops, makes, sells, licenses and operates advanced communications systems and products based on proprietary digital wireless technology.

The company's products include "CDMA" integrated circuits, wireless phones and infrastructure products, transportation management information systems and ground stations, and phones for the low-earth-orbit satellite communications system.

St. Jude Medical, Inc., headquartered in St. Paul, Minnesota, develops, manufactures and distributes cardiovascular related medical devices for the global market. The company's product line and services include heart valves, cardiac rhythm management systems, specialty catheters and other cardiovascular devices.

T. Rowe Price Group Inc., headquartered in Baltimore, Maryland, serves as investment adviser to the T. Rowe Price family of no-load mutual funds, and other sponsored investment portfolios and institutional and individual private accounts. The company also provides certain administrative and shareholder services to the Price funds and other mutual funds.

TD Ameritrade Holding Corporation, headquartered in Omaha, Nebraska, through subsidiaries, operates as an online discount brokerage firm which provides brokerage services and clearing services to self-directed individual consumer investors and other financial institutions.

The TJX Companies, Inc., headquartered in Framingham, Massachusetts, operates "T.J. Maxx," "Marshalls," "Winners Apparel," "HomeGoods" and "T.K. Maxx" stores in the United States, Canada and Europe selling off-price family apparel, accessories, domestics and giftware.


                     Target Mega-Cap Strategy Stocks


Alcon, Inc., headquartered in Hunenberg, Switzerland, develops, manufactures and markets pharmaceuticals, surgical equipment and devices and consumer eye care products that treat eye diseases and disorders and promote the general health and function of the human eye.

Amgen Inc., headquartered in Thousand Oaks, California, is a global biotechnology concern which develops, makes and markets human therapeutics based on advanced cellular and molecular biology, including a protein that stimulates red blood cell production and a protein that stimulates white blood cell production.

Apache Corporation, headquartered in Houston, Texas, is an independent energy company that explores for, develops, and produces natural gas, crude oil and natural gas liquids.

Baxter International Inc., headquartered in Deerfield, Illinois, engages in the worldwide development, manufacture and distribution of a diversified line of products, systems and services used primarily in the healthcare field.

Berkshire Hathaway Inc. (Class B), headquartered in Omaha, Nebraska, is a holding company with subsidiaries in a variety of business sectors.
The company sells property and casualty insurance and other insurance products. The company also manufactures and markets home cleaning systems; manufactures and sells confectionery products; retails home furnishings; and owns The Buffalo News. (Class B voting rights equal one-two-hundredth (1/200th) of a vote for each share held. Class B dividend rights equal one-thirtieth (1/30th) of the amount declared for each Class A share held.)

Chevron Corporation, headquartered in San Francisco, California, is engaged in fully integrated petroleum operations, chemicals operations, and coal mining through subsidiaries and affiliates worldwide. The company markets its petroleum products under brand names such as "Chevron," "Texaco," "Caltex," "Havoline" and "Delo." The company is also developing businesses in the areas of e-commerce and technology.

ConocoPhillips, headquartered in Bartlesville, Oklahoma, explores for and produces crude oil and natural gas worldwide, markets refined products and manufactures chemicals. The company's chemicals segment manufactures and markets petrochemicals and plastics on a worldwide basis.

Corning Incorporated, headquartered in Corning, New York, with subsidiaries, manufactures and sells optical fiber, cable, hardware and components for the global telecommunications industry; ceramic emission control substrates used in pollution-control devices; and plastic and glass laboratory products. The company also produces high-performance displays and components for television and other communications-related industries.

Dominion Resources, Inc., headquartered in Richmond, Virginia, supplies electricity in Virginia and North Carolina; participates in independent power production projects; acquires and develops natural gas reserves; and offers diversified financial services.

Gilead Sciences, Inc., headquartered in Foster City, California, discovers, develops and commercializes treatments for important viral diseases, including a currently available therapy for cytomegalovirus retinitis, and products in development to treat diseases caused by human immunodeficiency virus, hepatitis B virus and influenza virus.

Hewlett-Packard Company, headquartered in Palo Alto, California, designs, makes and services equipment and systems for measurement, computation and communications including computer systems, personal computers, printers, calculators, electronic test equipment, medical electronic equipment, electronic components and instrumentation for chemical analysis.

Honda Motor Co., Ltd. (ADR), headquartered in Tokyo, Japan, manufactures, distributes and provides financing for the sale of its motorcycles, automobiles and power products, including portable generators, power tillers and general purpose engines.

Johnson & Johnson, headquartered in New Brunswick, New Jersey, makes and sells pharmaceuticals, personal healthcare products, medical and surgical equipment, and contact lenses.

JPMorgan Chase & Co., headquartered in New York, New York, conducts business in two broad spheres of activity: global financial services under the "JPMorgan" name, and commercial retail banking under the "Chase" name.

Lockheed Martin Corporation, headquartered in Bethesda, Maryland, engages in the research, design, development, manufacture and integration of advanced technology products and services ranging from aircraft, spacecraft and launch vehicles to missiles, electronics, information systems and energy management.

Lowe's Companies, Inc., headquartered in Wilkesboro, North Carolina, operates stores which sell building commodities and millwork; heating, cooling and water systems; home decorating and illumination products; kitchens, bathrooms and laundries; yard, patio and garden products; tools; home entertainment products; and special order products.

LUKOIL (ADR), headquartered in Moscow, Russia, is Russia's premier integrated oil company, producing, refining and selling oil and oil products. The company accounts for approximately 19% of Russia's crude oil production.

McDonald's Corporation, headquartered in Oak Brook, Illinois, develops, franchises, operates and services a worldwide system of quick-service restaurants under the name "McDonald's." The company's restaurants prepare, assemble, package and sell a limited menu of moderately-priced foods including hamburgers, chicken, salads, breakfast foods and beverages.

NIKE, Inc. (Class B), headquartered in Beaverton, Oregon, develops and sells athletic shoes for men, women and children for competitive and recreational wear, and designed for specific sports. The company's other brands include "Converse," "Cole Haan" and "Hurley."

Nippon Telegraph & Telephone Corporation (ADR), headquartered in Tokyo, Japan, provides telephone, telegraph, leased circuits, data communication, terminal equipment sales, and related services. The company provides both local and long distance telecommunication services within Japan.

Norfolk Southern Corporation, headquartered in Norfolk, Virginia, is a holding company engaged principally in the rail transportation business, operating primarily in the East and Midwest.

Occidental Petroleum Corporation, headquartered in Los Angeles,
California, is a multinational organization whose principal business segments are oil and gas exploration, production and marketing and chemicals production and marketing.

Oracle Corporation, headquartered in Redwood Shores, California, designs, develops, markets and supports computer software products with a wide variety of uses, including database management, application development, business intelligence and business applications.

PNC Financial Services Group, Inc., headquartered in Pittsburgh,
Pennsylvania, is a bank holding company and a financial holding company.

QUALCOMM Inc., headquartered in San Diego, California, designs, develops, makes, sells, licenses and operates advanced communications systems and products based on proprietary digital wireless technology. The company's products include "CDMA" integrated circuits, wireless phones and infrastructure products, transportation management information systems and ground stations, and phones for the low-earth-orbit satellite communications system.

Royal Dutch Shell Plc (ADR), headquartered in The Hague, the
Netherlands, produces crude oil, natural gas, chemicals, coal and metals worldwide; and it provides integrated petroleum services in the United States.

Taiwan Semiconductor Manufacturing Company Ltd. (ADR), headquartered in Hsinchu, Taiwan, manufactures integrated circuits based on its proprietary designs. The company offers a comprehensive set of integrated circuit fabrication processes to manufacture CMOS logic, mixed-mode, volatile and non-volatile memory and BiCMOS chips. The company is an affiliate of Philips Electronic N.V.

Union Pacific Corporation, headquartered in Omaha, Nebraska, operates through subsidiaries in the areas of rail transportation (Union Pacific Railroad Co. and Southern Pacific Rail Corp.) and trucking (Overnite Transportation Company).

The Walt Disney Company, headquartered in Burbank, California, operates as a diversified international entertainment company with operations consisting of filmed entertainment, theme parks and resorts and consumer products. The company also has broadcasting (including Capital
Cities/ABC, Inc.) and publishing operations.

Wal-Mart Stores, Inc., headquartered in Bentonville, Arkansas, is the largest retailer in the United States measured by total revenues. The company operates "Wal-Mart" retail discount department stores, "Wal-Mart Supercenters" and "Sam's" wholesale clubs in the United States and several other countries.


                     Target Small-Cap Strategy Stocks


Amedisys, Inc., headquartered in Baton Rouge, Louisiana, is a provider of alternate-site health care services in the southern and southeastern regions of the United States. Facilities and services include home health care nursing, home infusion therapy, and ambulatory surgery centers.

American Ecology Corporation, headquartered in Boise, Idaho, provides disposal and treatment services for generators of hazardous, non-hazardous, and low-level radioactive waste. Services also include transportation, packaging and remediation for waste generated by the chemical, petroleum, steel, and pharmaceutical industries as well as universities and hospitals.

AZZ Incorporated, headquartered in Fort Worth, Texas, manufactures electrical equipment and components for power generation, transmission, and distribution, as well as for industrial markets in the United States.

Badger Meter, Inc., headquartered in Milwaukee, Wisconsin, engages in the manufacture and marketing of products using flow measurement and control technologies developed both internally and with other technology companies.

Beacon Roofing Supply, Inc., headquartered in Peabody, Massachusetts, distributes residential and nonresidential roofing materials in the United States and Canada. The company also offers other complementary building materials, including siding, windows, specialty lumber products, and waterproofing systems for residential and nonresidential building exteriors.

Cal-Maine Foods, Inc., headquartered in Jackson, Mississippi, is primarily engaged in the production, cleaning, grading and packaging of fresh shell eggs for sale to shell egg retailers.

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, offers products and services for the purification, separation, and concentration of liquids and gases primarily in the United States.

Callon Petroleum Company, headquartered in Natchez, Mississippi, engages in the exploration, development, acquisition, and production of oil and gas properties.

Contango Oil & Gas Company, headquartered in Houston, Texas, is a development stage, independent oil and natural gas company engaged in the exploration for and acquisition of oil and gas properties primarily in the onshore Gulf Coast and offshore Gulf of Mexico regions in the United States.

CyberSource Corporation, headquartered in Mountain View, California, provides electronic payment and risk management solutions for processing Internet orders. The company's suite of products offers services to online merchants and corporate websites for global payment processing, fraud prevention, tax calculation, export compliance, delivery address verification, and fulfillment management.

DXP Enterprises, Inc., headquartered in Houston, Texas, distributes maintenance, repair, and operating products, equipment and service to industrial customers in the United States.

ESCO Technologies Inc., headquartered in St. Louis, Missouri, is a producer of engineered products and systems for industrial and commercial applications sold to customers worldwide.

EZCORP, Inc., headquartered in Austin, Texas, is primarily engaged in operating pawnshops and payday loan stores, which function as convenient sources of short-term cash and as value-oriented specialty retailers of primarily previously owned merchandise.

Fred's, Inc., headquartered in Memphis, Tennessee, operates discount general merchandise stores in the southeastern United States.

Gentiva Health Services, Inc., headquartered in Melville, New York, together with its subsidiaries, provides home health and related services in the United States.

GMX Resources Inc., headquartered in Oklahoma City, Oklahoma, is engaged in the acquisition and development of oil and gas properties in the United States, primarily Kansas, Louisiana, New Mexico and Texas.

Innophos Holdings, Inc., headquartered in Cranbury, New Jersey, produces phosphate salts, acids, and related products through a subsidiary. The company's products are used in foods, beverages, pharmeceuticals, oral care products,detergents, and water and metal treatment applications. The company also produces fertilizers.

Integral Systems, Inc., headquartered in Lanham, Maryland, manufactures satellite ground systems. The company markets its products to commercial and government satellite operators, aerospace systems integrators, and spacecraft and payload manufacturers.

Kindred Healthcare, Inc., headquartered in Louisville, Kentucky, is a healthcare services company that primarily operates hospitals, nursing centers and institutional pharmacies.

The Laclede Group, Inc., headquartered in St. Louis, Missouri, is a holding company that provides natural gas service through its regulated core utility operations. Its primary subsidiary, Laclede Gas Company, is a natural gas distribution utility in Missouri.

LHC Group Inc., headquartered in Lafayette, Louisiana, through its subsidiaries, provides post-acute healthcare services primarily to Medicare beneficiaries in rural markets in the southern United States.

Lindsay Corporation, headquartered in Omaha, Nebraska, through its subsidiaries, engages in the design and manufacture of self-propelled center pivot and lateral move irrigation systems for the agricultural industry in the United States and internationally.

Lufkin Industries, Inc., headquartered in Lufkin, Texas, is a vertically integrated company that designs, engineers, manufactures, sells, installs and services high quality and high value-added oil field equipment and power transmission products worldwide and highway trailers in the south central United States and in Mexico.

Luminex Corporation, headquartered in Austin, Texas, has developed a proprietary technology, LabMAP, that combines a microscopic fluid stream and digital signal processing to perform high-speed biological tests at a low cost.

Merit Medical Systems, Inc., headquartered in South Jordan, Utah, is engaged in the manufacture and marketing of products used in cardiology and radiology procedures. The company's products include inflation devices, thrombolytic infusion catheters, guide wires, fluid dispensing systems and angiography accessories. The company sells its products worldwide.

Natus Medical Incorporated, headquartered in San Carlos, California, develops, manufactures, and markets neurodiagnostic and newborn care products.

Navigant Consulting, Inc., headquartered in Chicago, Illinois, is an independent consulting firm specializing in litigation, financial, restructuring, operational and energy consulting services. The company focuses on government agencies, large companies facing risk or significant change, and legal counsel.

New York & Company, Inc., headquartered in New York, New York, is a retailer specializing in women's apparel and accessories. The company designs and sources its branded New York & Company merchandise exclusively through its retail stores nationwide.

Newpark Resources, Inc., headquartered in Woodlands, Texas, is a provider of drilling fluids, site access and environmental services to the oil and gas exploration and production industry. The company operates primarily in the United States Gulf Coast market.

PetroQuest Energy, Inc., headquartered in Lafayette, Louisiana, acquires, explores, develops and operates both onshore and offshore gas and oil properties in the Gulf Coast Region.

Polypore International, Inc., headquartered in Charlotte, North
Carolina, a technology filtration company, engages in the development, manufacture and marketing of specialized microporous membranes used in separation and filtration processes.

Stanley Inc., headquartered in Arlington, Virginia, together with its subsidiaries, provides information technology services and solutions to the United States defense and federal civilian government agencies.

Steven Madden, Ltd., headquartered in Long Island City, New York, together with its subsidiaries, designs, sources, markets and sells fashion-forward footwear brands for women, men and children.

Sykes Enterprises, Incorporated, headquartered in Tampa, Florida, is engaged in providing customer management solutions and services to technology-enabled companies primarily within the technology, communications and financial services markets. The company operates in North America, Africa, Asia, Europe, and Latin America.

Team, Inc., headquartered in Alvin, Texas, provides specialty maintenance and construction services for maintaining high temperature and high pressure piping systems and vessels that are primarily utilized in heavy industries.

True Religion Apparel, Inc., headquartered in Los Angeles, California, designs, manufactures, markets, distributes and sells denim jeans and other apparel for men, women and children. The company's products are sold in the United States and abroad in departments stores such as "Nordstrom," "Bloomingdales," "Bergdorf Goodman," "Urban Outfitters" and other fashion boutiques.

VAALCO Energy, Inc., headquartered in Houston, Texas, owns crude oil and natural gas producing properties and conducts exploration activities as operator of a consortium in Gabon, West Africa, and holds minor interests in the Texas Gulf Coast area.

ViroPharma Incorporated, headquartered in Exton, Pennsylvania, is a pharmaceutical company committed to the commercialization, development and discovery of new antiviral medicines. The company is focusing on a number of ribonucleic acid virus diseases, including viral meningitis, viral respiratory infection, the common cold, respiratory syncytial viruspneumonia, and hepatitis C.

VIVUS, Inc., headquartered in Mountain View, California, is engaged in the development and manufacture of therapies used in the treatment erectile dysfunction. The company currently markets its products in the United States and has license agreements with other companies for international marketing.

Zoll Medical Corporation, headquartered in Burlington, Massachusetts, designs, makes and markets an integrated line of proprietary, noninvasive cardiac resuscitation devices; disposable electrodes used for the emergency treatment of cardiac arrest victims; and EMS data management systems.


                 Value Line(R) Target 25 Strategy Stocks


Aeropostale, Inc., headquartered in New York, New York, is a mall-based specialty retailer of casual apparel and accessories that targets both young women and young men aged 11 to 20. The company's stores carry affordably priced, active-oriented, fashion.

Agrium Inc., headquartered in Calgary, Alberta, Canada, engages in the production, marketing and distribution of agricultural products and services, as well as nutrients for agricultural and industrial markets in North America and Argentina.

Amedisys, Inc., headquartered in Baton Rouge, Louisiana, is a provider of alternate-site health care services in the southern and southeastern regions of the United States. Facilities and services include home health care nursing, home infusion therapy, and ambulatory surgery centers.

American Ecology Corporation, headquartered in Boise, Idaho, provides disposal and treatment services for generators of hazardous, non-hazardous, and low-level radioactive waste. Services also include transportation, packaging and remediation for waste generated by the chemical, petroleum, steel, and pharmaceutical industries as well as universities and hospitals.

Axsys Technologies, Inc., headquartered in Rocky Hill, Connecticut, engages in the design, manufacture, and distribution of precision components and assemblies for use in aerospace, commercial, and defense applications. It operates in two divisions: Optical Systems Group and Distributed Products Group.

Big Lots, Inc., headquartered in Columbus, Ohio, engages in the retail of closeout merchandise in the United States.

The Buckle, Inc., headquartered in Kearney, Nebraska, is a retailer of casual apparel for young men and women. The company markets mostly brand name apparel, including denims, sportswear, outerwear, shoes and accessories.

CF Industries Holdings, Inc., headquartered in Long Grove, Illinois, engages in the manufacture and distribution of nitrogen and phosphate fertilizer products in North America. The company has developed a process to extract uranium from its production of phosphate fertilizer products for use in nuclear reactors.

Cleveland-Cliffs Inc., headquartered in Cleveland, Ohio, operates iron ore mines in the United States and eastern Canada. The company produces iron ore pellets, selling the majority of its product to integrated steel companies in the United States and Canada.

Compass Minerals International, Inc., headquartered in Overland Park, Kansas, is a salt producer in North America and the United Kingdom, and operates nine production facilities.

CryoLife, Inc., headquartered in Kennesaw, Georgia, develops and commercializes technology for cryopreservation of viable human tissues for vascular, cardiovascular and orthopaedic transplant applications.

ENSCO International Incorporated, headquartered in Dallas, Texas, is an international offshore contract drilling company that also provides marine transportation services in the Gulf of Mexico.

The Gorman-Rupp Company, headquartered in Mansfield, Ohio, engages in the design, manufacture and sale of pumps and related fluid control equipment worldwide.

Helmerich & Payne, Inc., headquartered in Tulsa, Oklahoma, provides contract drilling of oil and gas wells in the Gulf of Mexico and South America. The company operates land rigs and platform rigs.

ITT Educational Services, Inc., headquartered in Indianapolis, Indiana, provides technical post-secondary degree programs which are designed to provide students with the knowledge and skills necessary for entry-level employment in technical positions in a variety of industries. The company operates its technical schools in 27 states.

K-Tron International, Inc., headquartered in Pitman, New Jersey, and its subsidiaries engages in the design, production, marketing, and service of material handling equipment and systems for various industrial markets.

Kansas City Southern, headquartered in Kansas City, Missouri, through its subsidiaries, provides rail freight transportation along a continuous rail network that links markets in the United States, Canada and Mexico.

ManTech International Corporation, headquartered in Fairfax, Virginia, delivers a variety of information technology and technical services to United States federal government customers. The company focuses on critical national defense programs for the intelligence community and the Department of Defense. The company designs, develops and operates enterprise information technology and communication systems and infrastructures.

Norfolk Southern Corporation, headquartered in Norfolk, Virginia, is a holding company engaged principally in the rail transportation business, operating primarily in the East and Midwest.

OSI Pharmaceuticals, Inc., headquartered in Melville, New York, utilizes a platform of proprietary technologies in order to discover and develop novel, small molecule compounds for the treatment of major human diseases.

Rock-Tenn Company (Class A), headquartered in Norcross, Georgia, manufactures and distributes folding fiber partitions, cartons, corrugated containers and displays, laminated paperboard products, plastic packaging, recycled paperboard and corrugating medium to nondurable good producers.

Ross Stores, Inc., headquartered in Newark, California, operates a chain of off-price retail apparel and home accessories stores. The stores offers brand name and designer merchandise at low everyday prices.

Terra Industries Inc., headquartered in Sioux City, Iowa, produces nitrogen products for agricultural dealers and industrial users, and methanol for industrial users.

Wabtec Corporation, headquartered in Wilmerding, Pennsylvania, provides various technology-based equipments for the rail industry worldwide. The company manufactures and services components for new and existing freight cars and locomotives; and passenger transit vehicles such as subway cars and buses.

Woodward Governor Company, headquartered in Rockford, Illinois, designs, manufactures and services energy control systems and components for aircraft and industrial engines, turbines and other power equipment.


           Value Line(R) Diversified Target 40 Strategy Stocks


Advance Auto Parts, Inc., headquartered in Roanoke, Virginia, is a specialty retailer of automotive parts, accessories and maintenance items to do-it-yourself customers in the United States.

Aeropostale, Inc., headquartered in New York, New York, is a mall-based specialty retailer of casual apparel and accessories that targets both young women and young men aged 11 to 20. The company's stores carry affordably priced, active-oriented, fashion.

Affiliated Computer Services, Inc. (Class A), headquartered in Dallas, Texas, provides a full range of information technology services, including business process outsourcing, technology outsourcing, and professional services to the commercial sector and the federal government.

AGCO Corporation, headquartered in Duluth, Georgia, is primarily engaged in the manufacture and distribution of agricultural equipment and related replacement parts worldwide.

Albemarle Corporation, headquartered in Richmond, Virginia, is a major producer of specialty polymers and fine chemicals including: polymer intermediates, cleaning product intermediates and additives, agrichemical intermediates, pharmachemical intermediates and bulk actives, catalysts and brominated flame retardants.

Alliant Techsystems Inc., headquartered in Edina, Minnesota, is a leader in the production of solid propulsion rocket motors. The company builds motors for space launch vehicles and is one of the top suppliers of ammunition (which ranges from small-caliber rounds to tank ammunition) to the United States and its allies. The company also makes anti-tank mines, aircraft weapons systems and other high-tech components.

Anixter International Inc., headquartered in Skokie, Illinois, is engaged in the distribution of communications and specialty wire and cable products.

Apache Corporation, headquartered in Houston, Texas, is an independent energy company that explores for, develops, and produces natural gas, crude oil and natural gas liquids.

AutoZone, Inc., headquartered in Memphis, Tennessee, is a specialty retailer of automotive parts, chemicals and accessories, targeting the do-it-yourself customers. The company offers a variety of products, including new and remanufactured automotive hard parts, maintenance items and accessories.

Baker Hughes Incorporated, headquartered in Houston, Texas, is engaged in the oilfield and process industry segments. The company also manufactures and sells other products and provides services to industries that are not related to the oilfield or continuous process industries.

Big Lots, Inc., headquartered in Columbus, Ohio, engages in the retail of closeout merchandise in the United States.

BJ's Wholesale Club, Inc., headquartered in Natick, Massachusetts, operates warehouse clubs in the eastern United States which offer a mix of food and general merchandise items at prices that are lower than prices available through traditional wholesalers, discount retailers, supermarkets and specialty retail operators.

Caterpillar Inc., headquartered in Peoria, Illinois, makes earthmoving, construction and materials handling machinery and equipment and diesel engines. The company also provides various financial products and services.

CF Industries Holdings, Inc., headquartered in Long Grove, Illinois, engages in the manufacture and distribution of nitrogen and phosphate fertilizer products in North America. The company has developed a process to extract uranium from its production of phosphate fertilizer products for use in nuclear reactors.

Chevron Corporation, headquartered in San Francisco, California, is engaged in fully integrated petroleum operations, chemicals operations, and coal mining through subsidiaries and affiliates worldwide. The company markets its petroleum products under brand names such as "Chevron," "Texaco," "Caltex," "Havoline" and "Delo." The company is also developing businesses in the areas of e-commerce and technology.

Crown Holdings, Inc., headquartered in Philadelphia, Pennsylvania, is engaged in the design, manufacture, and marketing of packaging products for consumer goods. The company's product line includes steel and aluminum cans for food, beverage, and other consumer products. The company operates production facilities worldwide.

Cummins Inc., headquartered in Columbus, Indiana, designs, manufactures, distributes and services diesel and natural gas engines. The company also produces electric power generation systems and engine-related products, such as filtration and emissions solutions, fuel systems, controls and air handling systems. The company's products are used by customers in a wide variety of automotive and industrial markets and for power generation.

DaVita, Inc., headquartered in Torrance, California, is a provider of integrated dialysis services for patients suffering from chronic kidney failure, also known as end-stage renal diseases.

The DIRECTV Group, Inc., headquartered in El Segundo, California, provides digital television entertainment in the United States and Latin America.

Dollar Tree, Inc., headquartered in Chesapeake, Virginia, operates discount variety stores throughout the United States which offer merchandise at the $1 price point, including housewares, toys, seasonal goods, gifts, food, stationery, health and beauty aids, books, party goods, hardware and other consumer items.

Fluor Corporation, headquartered in Irving, Texas, provides engineering, procurement, construction, operations and maintenance, and project management services worldwide.

FMC Corporation, headquartered in Philadelphia, Pennsylvania, operates as a chemical company, serving the agricultural, industrial, and consumer markets worldwide. The company's agricultural products business segment manufactures and sells proprietary insecticides and herbicides used for the protection of cotton, corn, rice, cereals, vegetables and other crops.

Greif Inc., headquartered in Delaware, Ohio, engages in the manufacture and sale of industrial packaging products, container board and corrugated products worldwide.

Halliburton Company, headquartered in Houston, Texas, provides a variety of services-equipment, maintenance, engineering and construction-to energy, industrial and governmental customers.

Hess Corporation, headquartered in New York, New York, explores for, produces, purchases, transports and sells crude oil and natural gas.

International Business Machines Corporation, headquartered in Armonk,
New York, provides customer solutions through the use of advanced information technologies. The company offers a variety of solutions that include services, software, systems, products, financing and technologies.

J.B. Hunt Transport Services, Inc., headquartered in Lowell, Arkansas, provides a variety of motor transport and logistics services throughout the United States, Canada and Mexico. The company transports a variety of products, including automotive parts, department store merchandise, food and beverages, paper and wood products, plastics and chemicals.

The Kroger Co., headquartered in Cincinnati, Ohio, operates in the retail food and convenience stores business in the midwestern and southern United States. The company also manufactures and processes food for sale by its supermarkets.

Lockheed Martin Corporation, headquartered in Bethesda, Maryland, engages in the research, design, development, manufacture and integration of advanced technology products and services ranging from aircraft, spacecraft and launch vehicles to missiles, electronics, information systems and energy management.

Murphy Oil Corporation, headquartered in El Dorado, Arkansas, is a worldwide oil and gas exploration and production company with refining and marketing operations. The company's principal activities are located in the United States and the United Kingdom. The company also conducts pipeline and crude oil trading operations in Canada.

NII Holdings Inc., headquartered in Reston, Virginia, provides digital wireless communication services in Latin America.

Occidental Petroleum Corporation, headquartered in Los Angeles,
California, is a multinational organization whose principal business segments are oil and gas exploration, production and marketing and chemicals production and marketing.

ON Semiconductor Corporation, headquartered in Phoenix, Arizona, is a global supplier of power and data management semiconductors and standard semiconductor components.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is a metals service center company which operates processing and distribution facilities in 27 states, Belgium, France and South Korea.

Ross Stores, Inc., headquartered in Newark, California, operates a chain of off-price retail apparel and home accessories stores. The stores offers brand name and designer merchandise at low everyday prices.

SYSCO Corporation, headquartered in Houston, Texas, is the largest marketer and distributor of foodservice products in North America. The company provides food products and related services to restaurants, healthcare and educational facilities, lodging establishments and other foodservice operations across the contiguous United States and portions of Alaska and Canada.

Terra Industries Inc., headquartered in Sioux City, Iowa, produces nitrogen products for agricultural dealers and industrial users, and methanol for industrial users.

Thomas & Betts Corporation, headquartered in Memphis, Tennessee, is a designer and manufacturer of connectors and components for electrical and communication markets. The company's products are used in assembling, repairing, and maintaining electronic, electrical, and communication systems and are sold worldwide.

The TJX Companies, Inc., headquartered in Framingham, Massachusetts, operates "T.J. Maxx," "Marshalls," "Winners Apparel," "HomeGoods" and "T.K. Maxx" stores in the United States, Canada and Europe selling off-price family apparel, accessories, domestics and giftware.

United States Steel Corporation, headquartered in Pittsburgh,
Pennsylvania, is an integrated steel producer with major production operations in the United States and central Europe.


We have obtained the foregoing company descriptions from third-party sources we deem reliable.

               CONTENTS OF REGISTRATION STATEMENT

A.   Bonding Arrangements of Depositor:

     First  Trust  Portfolios  L.P.  is  covered  by  a  Brokers'
     Fidelity Bond, in the total amount of $2,000,000, the insurer being National Union Fire Insurance Company of
     Pittsburgh.

B. This Registration Statement on Form S-6 comprises the following papers and documents:

     The facing sheet

     The Prospectus

     The signatures

     Exhibits


                               S-1


                           SIGNATURES

     The Registrant, FT 1812, hereby identifies The First Trust Special Situations Trust, Series 4; The First Trust Special Situations Trust, Series 18; The First Trust Special Situations Trust, Series 69; The First Trust Special Situations Trust, Series 108; The First Trust Special Situations Trust, Series 119; The First Trust Special Situations Trust, Series 190; FT 286; The First Trust Combined Series 272; FT 412; and FT 438; FT 556; FT 754; FT 1102; FT 1179; FT 1180; FT 1221; FT 1222; FT 1392; FT
1393; FT 1422 and FT 1423; FT 1524; FT 1573; FT 1590; FT 1635; FT
1638; FT 1639; FT 1693; FT 1711; FT 1712; FT 1770; FT 1809 and FT
1829 for purposes of the representations required by Rule 487 and represents the following:

     (1) that the portfolio securities deposited in the series as to the securities of which this Registration Statement is being filed do not differ materially in type or quality from those deposited in such previous series;

     (2) that, except to the extent necessary to identify the specific portfolio securities deposited in, and to provide essential financial information for, the series with respect to the securities of which this Registration Statement is being filed, this Registration Statement does not contain disclosures that differ in any material respect from those contained in the registration statements for such previous series as to which the effective date was determined by the Commission or the staff; and

     (3)  that it has complied with Rule 460 under the Securities
Act of 1933.

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, FT 1812, has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Lisle and State of Illinois on September 30, 2008.

                              FT 1812

                              By FIRST TRUST PORTFOLIOS L.P.
                                        Depositor




                              By:  Jason T. Henry
                                   Senior Vice President


                               S-2

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following person in the capacity and on the date indicated:

       NAME                 TITLE*                 DATE


Judith M. Van Kampen        Director           )
                            of The Charger     )
                            Corporation, the   )   September 30, 2008
                            General Partner of )
                            First Trust        )
                            Portfolios L.P.    )

Karla M. Van Kampen-Pierre  Director           )
                            of The Charger     )
                            Corporation, the   )   Jason T. Henry
                            General Partner of )   Attorney-in-Fact**
                            First Trust        )
                            Portfolios L.P.    )

David G. Wisen              Director           )
                            of The Charger     )
                            Corporation, the   )
                            General Partner of )
                            First Trust        )
                            Portfolios L.P.    )



       * The title of the person named herein represents his or her capacity in and relationship to First Trust
       Portfolios L.P., Depositor.

       ** An executed copy of the related power of attorney was filed with the Securities and Exchange Commission in connection with the Amendment No. 1 to Form S-6 of FT 597 (File No. 333-76518) and the same is hereby incorporated herein by this reference.


                               S-3


    CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the use in this Amendment No. 2 to Registration Statement No. 333-152427 on Form S-6 of our report dated September 30, 2008, relating to the financial statements of FT 1812, comprising Dow(R) Target 5 4Q '08 - Term 12/31/09; European Target 30 4Q '08 - Term 12/31/09; Global Target 15 4Q '08 - Term 12/31/09; MSCI EAFE Target 20 4Q '08 - Term 12/31/09;
Nasdaq(R) Target 15 4Q '08- Term 12/31/09; NYSE(R) Intl. Target 25 4Q '08- Term 12/31/09; S&P Target 24 4Q '08- Term 12/31/09;
S&P Target SMid 60 4Q '08- Term 12/31/09; Target 50/50 4Q '08 -
Term 12/31/09; Target Divsd. Dvd. 4Q '08 - Term 12/31/09; Target Dvd. Multi-Strat. 4Q '08- Term 12/31/09; Target Growth 4Q '08 - Term 12/31/09; Target Long-Term Growth 4Q '08 - Term 12/31/09; Target Mega-Cap 4Q '08 - Term 12/31/09; Target Small-Cap 4Q '08 - Term 12/31/09; Target VIP Cons. Eqty. 4Q '08 - Term 12/31/09; Value Line(R) Divsd. Target 40 4Q '08- Term 12/31/09 appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the caption "Experts" in such Prospectus.




Deloitte & Touche LLP


Chicago, Illinois
September 30, 2008


                               S-4


                       CONSENTS OF COUNSEL

     The consents of counsel to the use of their names in the Prospectus included in this Registration Statement will be contained in their respective opinions to be filed as Exhibits
3.1, 3.2, 3.3 and 3.4 of the Registration Statement.


              CONSENT OF FIRST TRUST ADVISORS L.P.

     The consent of First Trust Advisors L.P. to the use of its name in the Prospectus included in the Registration Statement will be filed as Exhibit 4.1 to the Registration Statement.


                               S-5


                          EXHIBIT INDEX

1.1 Form of Standard Terms and Conditions of Trust for FT 785 and certain subsequent Series, effective December 9, 2003 among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee, First Trust Advisors L.P., as Evaluator, and First Trust Advisors L.P., as Portfolio Supervisor.

1.1.1 Form of Trust Agreement for FT 1812 and certain subsequent series, effective September 30, 2008 among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee, First Trust Advisors L.P., as Evaluator, First Trust Advisors L.P., as Portfolio Supervisor, and FTP Services LLC, as FTPS Unit Servicing Agent.

1.2 Copy of Certificate of Limited Partnership of First Trust Portfolios L.P. (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 33-42683] filed on behalf of The First Trust Special Situations Trust, Series 18).

1.3      Copy   of   Amended  and  Restated  Limited  Partnership
         Agreement of First Trust Portfolios L.P. (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 33-42683] filed on behalf of The First Trust Special Situations Trust, Series 18).

1.4 Copy of Articles of Incorporation of The Charger Corporation, the general partner of First Trust Portfolios L.P., Depositor (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 33-42683] filed on behalf of The First Trust Special Situations Trust, Series 18).

1.5 Copy of By-Laws of The Charger Corporation, the general partner of First Trust Portfolios L.P., Depositor (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 33-42683] filed on behalf of The First Trust Special Situations Trust, Series 18).

1.6      Underwriter  Agreement  (incorporated  by  reference  to
         Amendment No. 1 to Form S-6 [File No. 33-48055] filed on behalf of The First Trust Special Situations Trust,
         Series 19).

2.1      Copy  of  Certificate of Ownership (included in  Exhibit
         1.1 filed herewith on page 2 and incorporated herein by reference).


                               S-6


2.2 Copy of Code of Ethics (incorporated by reference to Amendment No. 1 to form S-6 [File No. 333-31176] filed on behalf of FT 415).

3.1 Opinion of counsel as to legality of securities being registered.

3.2 Opinion of counsel as to Federal income tax status of securities being registered.

3.3 Opinion of counsel as to New York income tax status of securities being registered.

3.4 Opinion of counsel as to United Kingdom tax status of securities being registered.

4.1      Consent of First Trust Advisors L.P.

6.1 List of Directors and Officers of Depositor and other related information (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 33-42683] filed on behalf of The First Trust Special Situations Trust, Series 18).

7.1 Power of Attorney executed by the Directors listed on page S-3 of this Registration Statement (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 333-
         76518] filed on behalf of FT 597.

                               S-7